CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Maximum Aggregate Offering Price (1)	Amount of Registration Fee (2)

Equity Security Units	$1,150,000,000(3)	$45,195(3)
Purchase Contracts Class A Ordinary Shares Senior Notes

Class A Ordinary Shares	$2,300,000,000	$90,390

Total	$3,450,000,000	$135,585

(1) Includes $300,000,000 attributable to up to 18,750,000 ordinary shares and $75,000,000 attributable to up to 3,000,000 Equity Security Units, in each case, issuable upon exercise of the underwriters over-allotment option.
(2) The filing fee is calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended.
(3) Represents an aggregate amount of $575 million of the Equity Security Units offered hereby and an aggregate amount of $575 million of Class A Ordinary Shares for which consideration will be received upon settlement of the purchase contract pursuant to Rule 457(i), assuming full exercise of the underwriters’ over-allotment option.

Filed Pursuant to Rule 424B2
Registration No. 333-130036

Prospectus Supplement to Prospectus dated December 1, 2005.
125,000,000 Class A Ordinary Shares
20,000,000 Units

XL Capital Ltd
Class A Ordinary Shares
 10.75% Equity Security Units

This is an offering of 125,000,000 Class A Ordinary Shares, which we refer to as the “ordinary shares,” and 10.75% Equity Security Units of XL Capital Ltd, which we refer to as the “units.” We refer to the ordinary shares and the units collectively as the “securities.” The offering of the ordinary shares is separate from the offering of the units and you are not required to purchase both securities if you purchase any securities.

Each unit has a stated amount of $25 and will initially consist of (a) a contract pursuant to which you agree to purchase, for $25, ordinary shares on August 15, 2011 and (b) a 1/40, or 2.5%, ownership interest in a senior note of XL Capital Ltd due August 15, 2021 with a principal amount of $1,000. The ownership interest in the senior note will initially be held as a component of the unit and will be pledged to secure the holder’s obligation to purchase our ordinary shares under the related purchase contract.

We will make quarterly contract adjustment payments to you under the purchase contract at the annual rate of 2.50% of the stated amount of $25 per purchase contract. In addition, we will make quarterly interest payments on the senior notes at the initial annual rate of 8.25%. We have the right to defer the contract adjustment payments on the purchase contracts, but not the interest payments on the senior notes. If the senior notes are successfully remarketed on or before the third business day prior to August 15, 2011, the interest rate on the senior notes will be reset to a new fixed or floating rate, and the maturity date may be shortened and the optional redemption provisions may be modified. The senior notes will be unsecured and will rank equally with all of our other unsecured and unsubordinated debt. The units will be sold initially by the underwriters in a minimum number of 40 units.

All of the units will be issued as normal units (as defined below). Unless you separate your senior notes from your purchase contracts by substituting U.S. treasury securities for your senior notes as described in this prospectus supplement, your units will remain normal units. If a special event redemption described in this prospectus supplement occurs before August 15, 2011, the senior notes included in the normal units may be replaced by the treasury portfolio described in this prospectus supplement. If an accounting event occurs and is continuing prior to the stock purchase date, we may, at our option, fix the settlement rate according to a formula based on the Black-Scholes option pricing model as described in this prospectus supplement.

Our ordinary shares are listed on the New York Stock Exchange under the symbol “XL.” The last reported sale price of our ordinary shares on July 28, 2008 was $18.37 per ordinary share. We have applied to list the normal units on the New York Stock Exchange. Prior to this offering, there has been no public market for the units.

See “Risk Factors” beginning on page S-27 to read about certain factors you should consider before buying the ordinary shares or the units.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Public Offering Price	Underwriting Discounts	Proceeds to Us Before Expenses
Per Ordinary Share	$16.00	$0.48	$15.52
Total – Ordinary Shares	$2,000,000,000	$60,000,000	$1,940,000,000
Per Unit	$25.00	$0.75	$24.25
Total – Units	$500,000,000	$15,000,000	$485,000,000
Total – Ordinary Shares and Units	$2,500,000,000	$75,000,000	$2,425,000,000

The public offering price for the units set forth above does not include accumulated contract adjustment payments and accrued interest, if any. Contract adjustment payments on the purchase contracts and interest on the senior notes will accrue from the date of initial issuance of the units, expected to be August 5, 2008.

To the extent that the underwriters sell more than 125,000,000 ordinary shares, the underwriters have the option to purchase up to an additional 18,750,000 ordinary shares from us at the public offering price less the underwriting discount. In addition, to the extent that the underwriters sell more than 20,000,000 units, the underwriters have the option to purchase up to an additional 3,000,000 units from us at the public offering price less the underwriting discount.

The underwriters expect to deliver the securities in book-entry form only through the facilities of The Depository Trust Company against payment in New York, New York on or about August 5, 2008.

Joint Book-Running Managers

Goldman, Sachs & Co.	UBS Investment Bank

Joint Lead Managers

ABN AMRO	Citi	JPMorgan

Senior Co-Managers

Banc of America Securities LLC	Barclays Capital	Calyon Securities (USA) Inc.	ING Wholesale
KeyBanc Capital Markets	Lazard Capital Markets	Mizuho Securities USA Inc.	Morgan Stanley

Co-Managers

BNY Mellon Capital Markets, LLC	Comerica Securities	Fortis Securities LLC
Scotia Capital	UniCredit Capital Markets	The Williams Capital Group, L.P.

Prospectus Supplement dated July 29, 2008.

You should read this prospectus supplement along with the accompanying prospectus carefully before you invest. Both documents contain important information you should consider when making your investment decision. This prospectus supplement contains specific details regarding this offering and the accompanying prospectus contains information about our securities generally, some of which does not apply to this offering. This prospectus supplement may add, update or change information in the accompanying prospectus. To the extent that there is a conflict between the information contained or incorporated by reference in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus, on the other hand, you should rely on the information contained or incorporated by reference in this prospectus supplement.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement or the accompanying prospectus. You must not rely on any unauthorized information or representations. This prospectus supplement and the accompanying prospectus are an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement and the accompanying prospectus is current only as of its date.

The distribution of this prospectus supplement and the accompanying prospectus and the offering and sale of the ordinary shares and units in certain jurisdictions may be restricted by law. XL Capital Ltd and the underwriters require persons into whose possession this prospectus supplement and the accompanying prospectus come to inform themselves about and to observe any such restrictions. This prospectus supplement and the accompanying prospectus do not constitute an offer of, or an invitation to purchase, any of the ordinary shares or units in any jurisdiction in which such offer or invitation would be unlawful.

XL Capital Ltd is prohibited from making any invitation to the public of the Cayman Islands to purchase the ordinary shares or units. Non-resident or exempted companies or other non-resident or exempted entities established in the Cayman Islands, however, may purchase the ordinary shares and units.

In this prospectus supplement and the accompanying prospectus, references to “dollar” and “$” are to United States currency, and the terms “United States” and “U.S.” mean the United States of America, its states, its territories, its possessions and all areas subject to its jurisdiction.

Our Articles of Association provide that our Board shall decline to register a transfer of shares if it appears that the effect of such transfer would be to increase the number of shares owned or controlled by any person to 10% or more of any class of voting shares of XL Capital Ltd, the total issued shares of XL Capital Ltd or the voting power of XL Capital Ltd. Our Articles of Association also restrict the voting power of any shareholder to less than approximately 10% of the total voting power. You should be aware of these limitations as you consider an investment in the ordinary shares or the units, as you will not be able to purchase either ordinary shares or units in this offering that would result in your ownership exceeding such 10% threshold. See “Risk Factors—Risks Relating to our Ordinary Shares.” Ownership of the units by a U.S. person may cause such person to be treated for U.S. federal income tax purposes as the owner of our ordinary shares prior to the purchase contract settlement date. In addition, if an investor acquires 10% or more of our ordinary shares, such investor may, under certain circumstances, become subject to taxation for such investor’s pro rata share of our income. For purposes of interpreting the voting restrictions in our Articles of Association, we intend to treat the ordinary shares issuable upon settlement of a purchase contract underlying a unit as currently owned by the holder of that unit. See “Risk Factors—Risks Related to Taxation—If an investor acquires 10% or more of XL Capital Ltd’s ordinary shares, it may be subject to taxation under the “controlled foreign corporation” (the “CFC”) rules.” Moreover, the ownership of 10% or more of our ordinary shares may give rise to a requirement by such 10% holder to make certain filings disclaiming an intent to control with applicable insurance regulatory departments.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information contained elsewhere, or incorporated by reference, in this prospectus supplement and the accompanying prospectus. This summary does not contain all of the information that you should consider before investing in the units or the shares. You should read carefully this entire prospectus supplement, including the “Risk Factors” section, the accompanying prospectus and the information incorporated by reference, herein and therein. In this prospectus supplement, “XL Capital” refers to XL Capital Ltd, and “the Company,” “we,” “our,” “ours” and “us” refer to XL Capital Ltd and its subsidiaries, in each case, unless the context otherwise requires.

XL Capital Ltd

We, together with our subsidiaries, are a leading provider of global insurance and reinsurance coverages to industrial, commercial and professional service firms, insurance companies and other enterprises on a worldwide basis.

Our principal executive offices are located at XL House, One Bermudiana Road, Hamilton, Bermuda HM 11. Our telephone number is (441) 292-8515. Our website address is www.xlcapital.com. The information contained on our website is not incorporated by reference into, or otherwise included in, this prospectus supplement or the accompanying prospectus.

You can also obtain additional information about us in the reports and other documents incorporated by reference in this prospectus supplement and the accompanying prospectus. See “Incorporation of Documents by Reference” in this prospectus supplement and “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” in the accompanying prospectus.

Recent Developments

SCA Agreement

On July 28, 2008, we announced that we and certain of our subsidiaries had entered into a Master Commutation, Release and Restructuring Agreement (the “SCA Agreement”) with Security Capital Assurance Ltd and certain of its subsidiaries (collectively, “SCA”) in connection with the termination of certain reinsurance and other agreements as described below. Certain of the counterparties to credit default swap agreements with SCA are also parties, and others may become parties (up to and including the closing under the SCA Agreement), to the SCA Agreement. Such counterparties that are or become parties to the SCA Agreement are herein called the “CDS Counterparties.” The SCA Agreement provides for the payment by us to SCA of $1.775 billion in cash, the issuance by us to SCA of eight million Class A ordinary shares to be newly issued by us and the transfer by us of all of the shares we own in SCA (representing approximately 46% of SCA’s issued and outstanding shares) (the “SCA Shares”) to a trust. This consideration will be made in exchange for, among other things, the full and unconditional:

•

commutation of the Third Amended and Restated Facultative Quota Share Reinsurance Treaty, effective July 1, 2006, between XL Financial Assurance Ltd (“XLFA”) and XL Capital Assurance Inc. (“XLCA”), and all individual risk cessions thereunder (the “XLFA/XLCA Quota Share”), as a result of which the guarantee by our subsidiary, XL Insurance (Bermuda) Ltd (“XLIB”), of XLFA’s obligations to XLCA thereunder (the “XLFA Guarantee”) will no longer have any force or effect;

•	commutation of the Excess of Loss Reinsurance Agreement executed on October 3, 2001, pursuant to which XLIB agreed to reinsure certain liabilities of XLFA (the “Excess of Loss Agreement”);

•

commutation of the Second Amended and Restated Facultative Master Certificate, effective March 1, 2007, pursuant to which XL Re America, Inc. (“XLRA”) agreed to reinsure certain liabilities of XLCA, and all individual risk cessions thereunder;

•

commutation of the Facultative Quota Share Reinsurance Agreement, effective August 17, 2001, as amended by Amendment No. 1 to such agreement, dated as of August 4, 2006, pursuant to which XLIB agreed to reinsure certain liabilities of XLFA and all individual risk cessions thereunder (the “XLRA Master Facultative Agreement”);

•

commutation of the Adverse Development Reinsurance Agreement, dated as of August 4, 2006, between XLCA and XLRA, and the Indemnification Agreement, dated as of August 4, 2006, between XLFA and XLIB; and

•	termination of certain indemnification and services agreements between XL and SCA.

After giving effect to the closing of the SCA Agreement, $64.6 billion of our total net exposure (which was $65.7 billion as at June 30, 2008) under reinsurance agreements and guarantees with SCA subsidiaries will be eliminated.

Pursuant to the terms of the SCA Agreement, SCA will be required to use commercially reasonable efforts to commute the agreements that are the subject of our guarantee of XLCA’s obligations under certain financial guarantees issued by XLCA to European Investment Bank (the “EIB Policies”), subject to certain limitations. In the event such commutations are not completed by the closing of the SCA Agreement, our exposures relating to the EIB Policies (which relate to project finance transactions) as of June 30, 2008 would be approximately $1.1 billion.

We expect to record a charge of between $1.4 billion and $1.5 billion in respect of the SCA Agreement in the quarter ending September 30, 2008.

It is expected that the SCA Shares will be transferred at closing of the SCA Agreement into a trust for the benefit of XLFA and/or XLCA until such time as an agreement between XLCA and the CDS Counterparties is reached, and thereafter the trust will act for the benefit of the CDS Counterparties. To the extent that the required regulatory approvals for the transfer are not received prior to such closing, the SCA Shares will be deposited into escrow pending the transfer. Upon any such deposit into escrow, we will irrevocably disclaim any and all voting, economic or other rights with respect to the SCA Shares.

As part of the transaction, the CDS Counterparties will provide releases to us and SCA.

We and SCA have obtained approval from the New York State Insurance Department (“NYID”) for the SCA Agreement and each of the commutations to which XLRA or XLCA is a party. SCA has also obtained applicable approvals from the Bermuda Monetary Authority (“BMA”), the Delaware Insurance Department and other regulators.

In addition to customary closing conditions, the SCA Agreement is conditioned on the commutation by SCA of the Amended and Restated Master Facultative Reinsurance Agreement, dated November 3, 1998, between Financial Security Assurance, Inc. (“Financial Security”) and XLFA, and all individual risk cessions thereunder. As a result of this commutation, our guarantee of XLFA’s obligations thereunder (the “Financial Security Guarantee”) will no longer have any force or effect. On July 28, 2008, SCA announced that it had entered into an agreement with Financial Security to commute such agreement simultaneously with the closing of the SCA Agreement.

The closing of the SCA Agreement is also conditioned upon the termination of eight Merrill Lynch International (“Merrill Lynch”) asset backed security collateralized debt obligation credit default swaps entered into between Merrill Lynch and SCA. On July 28, 2008, SCA announced that it had entered into an agreement with Merrill Lynch to terminate such agreements simultaneously with the closing of the SCA Agreement.

The closing of the SCA Agreement is also conditioned upon the successful completion of these offerings. It is expected that the closing of the transactions under the SCA Agreement will occur immediately following the closing of these offerings.

See “Description of the SCA Agreement” and for a discussion of SCA’s current financial condition, “Risk Factors—There is a possibility that the SCA Agreement and the related commutations and releases could be challenged or that we could be subject to litigation as a result of the SCA Agreement. Any such challenge could have a material adverse effect on our financial condition, results of operations and/or liquidity or the market price of our securities.”

Second Quarter Results

For the quarter ended June 30, 2008, we recorded net income available to ordinary shareholders of $237.9 million as compared to $544.5 million for the quarter ended June 30, 2007. The key elements are as follows:

•

A solid underwriting performance with gross written premiums for the quarter of $1,947.5 million, a reduction of 12.7% from the prior year quarter which included gross written premiums of $52.0 million from SCA. Gross written premiums for the current quarter included $1,388.8 million from the Insurance segment and $397.5 million from the Reinsurance segment compared with $1,417.9 million and $526.3 million in the prior year quarter. The loss ratio for the quarter was 62.2% with a combined ratio of 92.3% as compared to 56.9% and 86.3%, respectively, in the prior year quarter. The results for the current quarter benefited from favorable prior year development of $182.6 million but were adversely affected by $98.1 million of natural catastrophe losses. In the prior year quarter there was favorable prior year development of $124.1 million offset in part by $30.0 million of natural property catastrophe losses. Further details of the performance of the operating segments are set out below.

•

A charge of $82.4 million arising from guarantee and reinsurance agreements with SCA. This comprised $22.7 million in respect of the XLRA Master Facultative Agreement, $3.7 million for the unwinding of the discounted loss reserves in respect of the Excess of Loss Agreement and $56.0 million in respect of the XLFA Guarantee.

•

A contribution of $28.2 million from the Life Operations segment and a contribution of $6.2 million from the Other Financial Lines segment compared with contributions of $24.7 million and $6.8 million, respectively, in the prior year quarter.

•

Net investment income from P&C operations, excluding investment income from structured products, was $298.1 million as compared to $323.0 million in the prior year quarter. Net investment income from P&C structured products was $25.1 million as compared to $31.0 million in the prior year quarter. Both reductions were caused principally by lower average yields for the period. There was a net loss of $20.4 million from investment affiliates as compared to a profit of $67.0 million in the prior year quarter and net income from investment manager affiliates of $1.7 million compared to $43.9 million in the prior year quarter. Both results reflected the difficult market conditions during the period.

•	Net income from financial and operating affiliates, excluding the SCA related charges noted above, was $11.7 million as compared to a loss of $2.2 million in the prior year quarter.

•

There were net realized gains of $2.0 million in the quarter arising from our investment portfolio including a charge of $47.7 million for other than temporary impairments. In the prior year quarter, we recorded net realized gains of $18.3 million. The 2007 total included a gain of $81.3 million on the sale by us of shares of SCA.

•	Operating expenses for the quarter were $298.3 million as compared to $306.6 million in the prior year quarter. The expense for the current quarter was lower than the prior year quarter principally due to the inclusion in the prior year quarter of $19.5 million of expenses relating to SCA from the time that it was a subsidiary. The underlying increase in operating expenses was caused principally by $17.0 million arising from the US Dollar being weaker than in the prior year quarter, professional fees of $10.9 million incurred in connection with our negotiations with SCA and $9.5 million of expenses from the XL GAPS business that was acquired in the fourth quarter of 2007. These items were offset in part by lower accruals for performance based compensation.

For the first half of 2008, net income available to ordinary shareholders was $449.7 million as compared to $1,094.3 million in the prior year period.

Our ordinary shareholders’ equity at June 30, 2008 was $7.77 billion, a reduction of $486.2 million from $8.26 billion at March 31, 2008. This reduction reflected the net income for the quarter offset by an increase of $686.3 million in unrealized losses within the investment portfolio, caused principally by interest rate increases in the quarter. Book value per ordinary share at June 30, 2008 was $43.39.

Segment Highlights—Second quarter 2008 versus second quarter 2007

Insurance

Gross and net premiums written decreased by 2.1% and 1.8%, respectively, during the three months ended June 30, 2008 compared with the three months ended June 30, 2007. Gross premiums written decreased as a result of continued decreases in premium rates across most lines of business as market conditions continued to soften, selective non-renewals and decreases in new business within certain specialty lines including professional, environmental and aerospace lines of business. To date we have seen limited lost renewals from recent rating actions, largely limited to U.S. professional lines as noted above. Partially offsetting these decreases was growth in certain lines of business where we have expanded our operations recently and by favorable foreign exchange rate movements of $43.1 million. Net premiums written decreased as a result of the factors noted above affecting gross premiums written.

Net premiums earned decreased by 3.3% in the three months ended June 30, 2008 compared with the three months ended June 30, 2007. The decrease resulted primarily from the earn-out of overall lower net premiums written in the past twelve months including decreases in professional, aerospace, programs and marine lines of business, partially offset by growth in excess and surplus lines as well as certain property lines of business.

The loss ratio was 64.2% and the combined ratio was 94.0% compared to 62.6% and 90.6%, respectively, in the prior year quarter. The current quarter results included favorable prior year development of $99.7 million (or 9.8 loss ratio points) and $59.9 million (or 5.9 loss ratio points) from natural catastrophe loss activity in the quarter. The prior year quarter included $43.7 million (or 4.2 loss ratio points) of favorable prior year releases and $20.0 million (or 1.9 loss ratio points) from natural catastrophe loss activity. In addition, the 5 point increase in standard professional lines loss ratio initiated in the first quarter of 2008 related to sub-prime loss activity on the 2008 report year had a 1.3 point impact on the segment loss ratio in the second quarter of 2008.

Reinsurance

Gross and net premiums written during the three months ended June 30, 2008 decreased by 24.5% and 31.2%, respectively, as compared to the second quarter in 2007. These decreases resulted from softening market conditions and us declining certain business where market rates were below our acceptable underwriting return levels, together with increased retentions by clients. For the three months ended June 30, 2008, premium rate decreases were most significant in non-U.S. property lines of business as well as U.S. casualty lines. Up to June 30, 2008, the negative impact on gross premiums written as a result of rating agency actions was limited. Since that date, some ceding companies have taken actions placing limitations on the amount of new and/or renewal business that they will cede to us. The overall impact of these actions has, to date, been limited. We anticipate that many of these companies will remove these limitations after the SCA Agreement closes and our financial strength ratings are clarified. Net premiums written reflect the above changes in gross premiums written combined with a reduction in ceded premiums in the three months ended June 30, 2008 as compared to the same period in 2007. Ceded premiums written decreased as a result of property catastrophe cessions to Cyrus Re II in 2008 being 10% as compared to cessions of 35% to Cyrus Re throughout 2007. This reduction has been offset by ceded premiums totaling $23.3 million associated with the purchase of an additional catastrophe loss protection including industry loss warranty covers in the second quarter of 2008.

Net premiums earned in the second quarter of 2008 decreased 18.0% as compared to the second quarter of 2007. This decrease was a reflection of the overall reduction of net premiums written over the last 24 months, partially offset by the impact of favorable foreign exchange rate movements.

The loss ratio was 58.1% and the combined ratio was 89.0% in the three months ended June 30, 2008 compared to 46.8% and 78.4%, respectively, in the prior year quarter. The current quarter results included favorable prior year development of $82.9 million (or 16.9 loss ratio points) and $38.2 million (or 7.8 loss ratio points) from natural catastrophe loss activity in the quarter. Additionally, there was $14.6 million (or 3.0 loss ratio points) of activity arising from certain property risk and catastrophe losses impacting three structured products transactions. The prior year quarter included $80.4 million (or 13.4 loss ratio points) of favorable prior year releases and $10.0 million (or 1.7 loss ratio points) from natural catastrophe loss activity.

Life Operations

Gross written premiums for the life operations were $161.2 million during the three months ended June 30, 2008 as compared to $235.0 million in the prior year quarter which included a single premium for $94.6 million. The contribution for the quarter was $28.1 million as compared to $24.7 million in the prior year quarter, the increase arising principally from higher investment income, caused in part by foreign exchange rate fluctuations.

Other Financial Lines

The other financial lines segment recorded a contribution of $6.2 million during the three months ended June 30, 2008 as compared to a contribution of $6.8 million in the prior year quarter. During the quarter, $778 million of funding agreements matured and the outstanding deposit liabilities in respect of this business at June 30, 2008 were $1,058 million. The lower income in the quarter arising from lower underlying balances was offset mostly by reduced operating expenses.

In the prior year quarter, SCA was a separate segment until the effective date of the secondary sale by us of shares in SCA. This sale reduced our interest in SCA from 63% to 46% and, following that sale, SCA was accounted for as an affiliate rather than as a consolidated subsidiary. The contribution from SCA as a subsidiary in the prior year quarter was $14.4 million. The income statement impact of all transactions with SCA subsequent to the June 6, 2007 sale have been included in “net (loss) income from operating affiliates.”

Dividend Reduction and Declaration of Dividend

On July 28, 2008, we announced that our Board of Directors had approved a reduction in the quarterly dividend payable on our Class A Ordinary Shares to $0.19 per ordinary share, beginning with the next quarterly dividend. In line with that reduction, the Board of Directors declared a quarterly dividend, of $0.19 per ordinary share payable on September 30, 2008 to ordinary shareholders of record as of September 12, 2008. See “Price Range of Ordinary Shares and Dividends.”

Ratings

In June 2008, Moody’s Investor Services, Inc. (“Moody’s”) affirmed the ‘A1’ financial strength rating of our principal insurance and reinsurance subsidiaries; however, Moody’s provided a ‘Negative’ outlook with regards to these ratings as a result of further stress on our capital and financial flexibility resulting from the downgrades at SCA in the first six months of 2008 and uncertainty surrounding reinsurance and agreements with SCA.

Consistent with the ratings actions noted above, Standard and Poor’s (“S&P”), in July 2008, placed the ‘A+’ financial strength rating of our leading property and casualty operating companies on ‘CreditWatch with negative implications’. As well, in June 2008, Fitch Ratings (“Fitch”) placed the ‘A+’ financial strength rating of our leading property and casualty operating subsidiaries on ‘Rating Watch Negative.’

Additionally, as relates to the S&P and Moody’s rating actions, further concerns were expressed relating to our investment portfolio and the underlying exposure to structured mortgage securities.

Based on the announcements relating to the SCA Agreement and these offerings, if successful, it is management’s expectation that our financial strength and debt ratings will ultimately be affirmed at their current levels, though we do expect that some of the rating agencies will maintain or assign a “negative” outlook to us.

Exercise of Put Right

We intend to exercise a put option, which we refer to as the “Put Option Exercise,” under the terms of the Put Option Agreement, dated as of July 11, 2003, which we entered into in connection with our Mangrove Bay contingent capital transaction. Pursuant to the Put Option Exercise, we will issue 20,000,000 Series C preference ordinary shares to the trust in return for approximately $500 million in cash. We anticipate exercising this option such that we receive such proceeds concurrently with the closing of these offerings or shortly thereafter.

Redemption of X.L. America Notes

Concurrently with the closing of the offerings, we intend to call for redemption all $255 million aggregate principal amount of X.L. America, Inc.’s outstanding 6.58% Guaranteed Senior Notes due 2011, which we refer to as the “X.L. America Notes Redemption.” The redemption price, including applicable premiums and accrued interest, will be approximately $283 million. In connection with this redemption, we expect to record an additional charge of approximately $21.8 million in the quarter ending September 30, 2008, as a result of a make-whole provision contained in the agreement governing the Senior Notes.

Executive Management Changes

On July 28, 2008 we announced executive management changes as detailed below:

Henry C.V. Keeling, Executive Vice President and Chief Operating Officer, will retire effective August 1, 2008. As a result of Henry’s decision to retire, the role of the Chief Operating Officer will be eliminated.

Michael C. Lobdell will leave his current position of Executive Vice President and Chief Executive of Global Business Services, effective August 31, 2008. We now intend to realign the majority of Global Business Services within the business operations and the current executive structure will no longer be required.

Fiona Luck, Executive Vice President and Chief of Staff, will become Special Advisor to the CEO, based in Bermuda and London and with a reduced time commitment. She will step down from her current role and the senior leadership group on August 1, 2008, at which time the role of Chief of Staff will be eliminated.

Susan Cross, Global Chief Actuary, will join the senior leadership group with immediate effect.

In addition, consistent with our commitment to enhancing enterprise risk management, efforts continue to identify and appoint a new Chief Enterprise Risk Officer.

In late October 2007, we announced that Mr. Brian O’Hara, our President and Chief Executive Officer (“CEO”), had informed our Board of Directors of his decision to retire as President and CEO in mid-2008. Accordingly, the Board of Directors implemented a CEO succession plan including the authorization of a Succession Committee to lead the new CEO selection process. On March 17, 2008, we announced that Mr. Michael S. McGavick would replace Mr. O’Hara as our CEO and Mr. McGavick assumed the role of CEO effective as of May 1, 2008. To provide continuity during the transition, Mr. O’Hara has agreed to serve as Chairman of our Board during the final year of his current term on the Board, which expires at the 2009 Annual Meeting of Shareholders.

Performance Option Awards

On July 25, 2008, following approval of the compensation committee, our board of directors approved the issuance of grants to employees of options to purchase, in the aggregate, approximately 2,825,000 ordinary shares under our Amended and Restated 1991 Performance Incentive Program. The options grant includes options to purchase 50,000 shares for Brian W. Nocco, our Chief Financial Officer, and options to purchase 100,000 shares for James H. Veghte, our Chief Executive of Reinsurance Operations. The option grants are intended to be in lieu of a portion of the grantees’ regular incentive compensation for 2008. The date of grant of the options will be the date that is ten trading days following the date of pricing of this offering (and subject to closing of the offering). The exercise price per share of the options will be the closing sales price per share of our ordinary shares on the New York Stock Exchange on the date of grant. In the case of options granted to members of our senior leadership group, the options will be scheduled to vest on the date that is the later of three years from the date of grant or the date upon which the closing price of the ordinary shares on the New York Stock Exchange has equaled or exceeded 130% of the option exercise price for a period of at least ten consecutive trading days. In the case of options granted to other employees, the options will be scheduled to cliff vest on the third anniversary of the date of grant.

Other Initiatives

We are exploring strategic opportunities related to our Life Reinsurance operations and, following the offerings, plan to focus exclusively on our core P&C Insurance and Reinsurance businesses. In addition, we will take actions during the remainder of 2008 to eliminate approximately $110 million to $120 million from our run rate operating expenses from 2009 onwards, thereby reducing our expense base by approximately $70 million from 2008 levels. As a result of this, we expect to record a charge of between $50 million to $60 million in the remainder of 2008.

We also announced the launch of a five-year operational transformation program for XL Insurance. The transformation of XL Insurance’s operating systems will result in the consolidation of multiple business processes and technology systems into a unified global architecture. In addition, the transformation will enhance key business functions through advanced technology for global claims, new underwriting and policy administration for most U.S. policy volume, strategic and operational management information, technical accounting and reinsurance administration. Accenture, the global management consulting, technology services and outsourcing company, will provide business consulting and technological services under a multi-year contract.

THE OFFERINGS

Issuer	XL Capital Ltd

Class A Ordinary Shares Offered by Us	125,000,000 ordinary shares.

Equity Security Units Offered by Us	20,000,000 units. See “—Description of Equity Security Units” below.

Class A Ordinary Shares to Be Outstanding After These Offerings	312,064,757 ordinary shares.

The number of Class A Ordinary Shares to be outstanding after these offerings is based on approximately 179,064,757 ordinary shares outstanding as of July 21, 2008 and includes the 8,000,000 restricted ordinary shares to be issued to SCA in connection with the SCA Agreement. The number excludes (i) 8,990,203 ordinary shares that may be issued upon exercise of vested options and (ii) ordinary shares issuable upon settlement of the units being offered hereunder and the settlement of our currently outstanding equity security units. This number assumes that the underwriters’ option to purchase additional ordinary shares is not exercised. If the option to purchase additional ordinary shares is exercised in full, we will issue and sell an additional 18,750,000 ordinary shares. For a more complete description of our ordinary shares, see “Description of XL Capital Ordinary Shares” in the accompanying prospectus.

Use of Proceeds

We estimate our net proceeds from the offering of ordinary shares, assuming no exercise of the overallotment option, after deducting underwriting discounts and commissions and estimated offering expenses, to be approximately $1.93 billion. We estimate our net proceeds from the offering of units, assuming no exercise of the overallotment option, after deducting underwriting discounts and commissions and estimated offering expenses, to be approximately $478.8 million.

We intend to use net proceeds from the offerings, together with the approximately $500 million of net proceeds from the Put Option Exercise, to pay $1.775 billion to SCA as part of the SCA Agreement and to pay approximately $283 million for the X.L. America Notes Redemption, with the remainder of the net proceeds being used for general corporate purposes, including, without limitation, capital funding of certain of our subsidiaries.

We currently intend to use the proceeds from the settlement of the purchase contracts to repay other debt as soon as practicable following such settlement, and we have agreed not to use such proceeds to repurchase ordinary shares. See “Use of Proceeds” in this prospectus supplement.

New York Stock Exchange Symbol	Ordinary Shares – “XL”

Units – “XL Pr Y”

Ownership Limitations

Our Articles of Association provide that our Board shall decline to register a transfer of shares if it appears that the effect of such transfer would be to increase the number of shares owned or controlled by any person to 10% or more of any class of voting shares of XL Capital Ltd, the total issued shares of XL Capital Ltd or the voting power of XL Capital Ltd. Our Articles of Association also restrict the voting power of any shareholder to less than approximately 10% of the total voting power. You should be aware of these limitations as you consider an investment in the ordinary shares or the units, as you will not be able to purchase either ordinary shares or units in this offering that would result in your ownership exceeding such 10% threshold. See “Risk Factors—Risks Relating to our Ordinary Shares.” Ownership of the units by a U.S. person may cause such person to be treated for U.S. federal income tax purposes as the owner of our ordinary shares prior to the purchase contract settlement date. In addition, if an investor acquires 10% or more of our ordinary shares, such investor may, under certain circumstances, become subject to taxation for such investor’s pro rata share of our income. For purposes of interpreting the voting restrictions in our Articles of Association, we intend to treat the ordinary shares issuable upon settlement of a purchase contract underlying a unit as currently owned by the holder of that unit. See “Risk Factors—Risks Related to Taxation—If an investor acquires 10% or more of XL Capital Ltd’s ordinary shares, it may be subject to taxation under the “controlled foreign corporation” (the “CFC”) rules.” Moreover, the ownership of 10% or more of our ordinary shares may give rise to a requirement by such 10% holder to make certain filings disclaiming an intent to control with applicable insurance regulatory departments.

Risk Factors

An investment in the ordinary shares or units involves certain risks that you should carefully evaluate prior to making an investment in the ordinary shares or units. In particular, you should evaluate the specific risk factors under “Risk Factors” beginning on page S-27 of this prospectus supplement and the disclosure contained in the documents incorporated by reference into this prospectus supplement and the accompanying prospectus for a discussion of certain risks involved with an investment in the ordinary shares or units.

DESCRIPTION OF EQUITY SECURITY UNITS

What are the equity security units?

Each equity security unit, which we refer to as a “unit,” will initially consist of and represent:

(1)	a purchase contract pursuant to which:

•

you will agree to purchase, and we will agree to sell, for $25, a number of our ordinary shares on August 15, 2011 (the “stock purchase date”) to be determined based on the average trading price of our ordinary shares for a 20 trading-day period ending on the third trading day immediately preceding that date, calculated in the manner described below or, if we have previously fixed the settlement rate as a result of an accounting event (as defined below), the fixed number of shares to be determined as described below; and

•	we will pay you contract adjustment payments on a quarterly basis at the annual rate of 2.50% of the stated amount of $25, subject to our right to defer such payments, as specified below; and

(2)

a 1/40, or 2.5%, ownership interest in a senior note due August 15, 2021 (which maturity may be shortened to any date on or after August 15, 2013 in the case of a successful remarketing of the senior notes) of XL Capital with a principal amount of $1,000, on which we will pay interest at the initial annual rate of 8.25% until a successful remarketing of the senior notes and at the reset rate or a floating rate plus the reset spread (as described below) thereafter. Interest will be payable quarterly in arrears through and including the stock purchase date and, thereafter, interest will be payable semi-annually in arrears, if the senior notes are successfully remarketed at a fixed rate or quarterly in arrears if the senior notes are successfully remarketed at a floating rate.

The ownership interests in the senior notes that are a component of your units will be owned by you, but will initially be pledged to the collateral agent for our benefit to secure your obligations under the related purchase contracts. We refer in this prospectus supplement to the purchase contracts, together with the pledged ownership interest in the senior notes (or, after a special event redemption described below, the pledged treasury securities), as “normal units.”

Each holder of normal units may elect at any time on or before the thirteenth business day prior to the stock purchase date (subject to certain exceptions) to withdraw from the pledge, the pledged ownership interest in the senior notes (or, after a special event redemption, the pledged treasury securities) underlying the normal units, thereby creating “stripped units.” To create stripped units, the holder must substitute, as pledged securities, specifically identified treasury securities that will pay $25 (the amount due under the purchase contract) per unit on the stock purchase date, and the pledged ownership interest in the senior notes or treasury securities will be released from the pledge and delivered to the holder. Holders of stripped units may recreate normal units by re- substituting the senior notes (or, after a special event redemption, the applicable treasury securities) for the treasury securities underlying the stripped units on or before the thirteenth business day prior to the stock purchase date.

If a special event redemption occurs, in each case as described in this prospectus supplement, the applicable ownership interest in the treasury securities will replace the ownership interest in a senior note as a component of each unit and will be pledged to the collateral agent for our benefit to secure your obligations under the purchase contract.

What are the purchase contracts?

The purchase contract underlying a unit obligates you to purchase, and us to sell, for $25, on the stock purchase date, a number of our newly issued ordinary shares equal to the settlement rate described below. The settlement rate will be based on the average trading price of our ordinary shares for a period preceding that date, calculated in the manner described below or, if we have previously fixed the settlement rate as a result of an accounting event (as defined below), the fixed number of shares to be determined as described below.

You will not have any voting or other rights with respect to our ordinary shares until you pay the $25 purchase price and acquire the ordinary shares upon settlement of the purchase contracts.

What payments will we make to holders of the units and the senior notes?

If you hold normal units, we will pay you (a) quarterly contract adjustment payments on the underlying purchase contracts at the annual rate of 2.50% of the $25 stated amount accrued through but excluding the stock purchase date and (b) quarterly interest payments on the ownership interests in senior notes that are pledged in respect of your normal units at the initial annual rate of 8.25% accrued through but excluding the stock purchase date.

If you hold stripped units, you will receive only the quarterly contract adjustment payments at the annual rate of 2.50% of the $25 stated amount. There will be no distributions in respect of the treasury securities that are a component of the stripped units and you will not be entitled to receive quarterly interest payments on the senior notes unless, separately, you continue to hold the senior notes that were released to you when you created the stripped units. If you hold the senior notes separately from the units and do not separately hold stripped units, you will receive only the interest payable on the senior notes and no contract adjustment payments.

The contract adjustment payments on normal and stripped units are subject to our deferral right as described below. We are not entitled to defer interest payments on any senior notes, whether held as part of, or separately from, the units.

The senior notes, whether held separately from, or as part of, the units, will initially pay interest at the annual rate of 8.25%. If the senior notes are successfully remarketed, however, the rate of interest payable from the settlement date of the successful remarketing, which we anticipate to be on or before August 15, 2011, until their maturity will be the reset rate. The reset rate, or if we elect to remarket the senior notes at a floating rate, the reset spread, will be the interest rate or spread established by the remarketing agent in accordance with the procedures and the requirements described in this prospectus supplement. If the remarketing agent cannot establish a reset rate or reset spread during the remarketing period, the remarketing agent will not reset the interest rate on the senior notes and the interest rate will continue to be the initial annual rate of 8.25%.

What are the payment dates?

Subject to our deferral right in respect of the contract adjustment payments described below, we will make contract adjustment payments quarterly in arrears on each February 15, May 15, August 15 and November 15, commencing on November 15, 2008 and ending on the stock purchase date. We will initially make interest payments on the senior notes quarterly in arrears on February 15, May 15, August 15 and November 15, commencing on November 15, 2008. If the senior notes are successfully remarketed and the interest rate is reset to a fixed rate of interest, following the stock purchase date, interest will be payable semi-annually in arrears on February 15 and August 15 of each year. If the senior notes are successfully remarketed and the interest rate is reset to a floating rate, following the stock purchase date, interest will be payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year.

Can we defer payments?

We can defer payment of all or part of the contract adjustment payments on the purchase contracts until the stock purchase date. Additional contract adjustment payments will accrue on any deferred installments of contract adjustment payments at a rate of 10.75% per year until paid, compounded quarterly, to but excluding the stock purchase date, unless your purchase contract has been settled early or terminated. We are not entitled to defer interest payments on the senior notes.

What is the reset rate or reset spread?

To facilitate the remarketing of the senior notes at the remarketing price described below, the remarketing agent will reset the rate of interest on the senior notes, effective from the settlement date of a successful remarketing until their maturity. The reset rate, or if we elect to remarket the senior notes at a floating rate, the reset spread will be the rate or spread sufficient to cause the then-current market value of each outstanding senior note to be equal to 100% of the remarketing value described below.

The reset rate or reset spread will be determined by the remarketing agent during the seven business day (as defined below) period beginning on the ninth business day prior to the stock purchase date and ending on the third business day prior to the stock purchase date. If the remarketing agent fails to remarket the senior notes that form part of the normal units by the end of the third business day immediately preceding the stock purchase date, we will be entitled to exercise our rights as a secured party with respect to such senior notes and, subject to applicable law, may retain the pledged senior notes or treasury securities, as the case may be, or sell them in one or more public or private sales to satisfy in full such holder’s obligation to purchase ordinary shares under the related purchase contracts.

The term “business day” means, with respect to the senior notes, any day other than a Saturday, Sunday or other day in the City of New York, New York, in Bermuda or in any place of payment on which banking institutions are authorized by law or regulation to close.

The reset rate or reset spread may not exceed the maximum rate, if any, permitted by applicable law.

What is the remarketing?

The remarketing agent will attempt to remarket the senior notes of holders of normal units and will use the proceeds to settle directly the purchase contracts on the stock purchase date. The remarketing will be one way for holders of normal units to satisfy their obligations to purchase ordinary shares under the related purchase contracts. Holders of normal units may elect not to participate in any remarketing by following the procedures set forth in the Remarketing Notice described below.

As described below, a holder of a senior note in which interests are not held as part of normal units may elect to have the separately held senior note remarketed along with the senior notes in which interests are held as part of the normal units.

We will enter into a remarketing agreement with a nationally recognized investment banking firm that will act as remarketing agent. The remarketing agent will agree to use reasonable best efforts to remarket the senior notes that are included in the normal units (as well as separately held senior notes) that are participating in the remarketing, at a price per senior note that will result in net cash proceeds equal to 100% of the remarketing value. The “remarketing value” of a senior note will be equal to the principal amount of the senior note. We anticipate that the settlement date of any successful remarketing will be on or before August 15, 2011.

The proceeds of the remarketing will be paid directly to us in settlement of the obligations of the holders of normal units to purchase our ordinary shares. The remarketing agent will remit the remaining portion of the proceeds, if any, for payment to the holders of the normal units or senior notes participating in the remarketing. We will separately pay a fee to the remarketing agent. Holders of senior notes that are remarketed will not be responsible for the payment of any remarketing fee in connection with the remarketing.

In connection with a successful remarketing, in addition to resetting the interest rate, we may elect, without the consent of any holders of the senior notes, to:

•	shorten the stated maturity of the senior notes to any date on or after August 15, 2013; and

•

modify our right to call the senior notes for redemption, effective on or after the remarketing settlement date, to eliminate the optional redemption right in its entirety, to provide that the optional redemption right will arise at a later date and/or to provide for an interest make-whole payment and/or a call premium upon exercise of the optional redemption right.

A holder of normal units may elect not to participate in any remarketing and instead retain the ownership interests in senior notes underlying those normal units by delivering to the collateral agent, in respect of each senior note to be retained, cash in the amount and on the date specified in the Remarketing Notice to satisfy its obligations under the related purchase contracts.

Prior to any remarketing, we will use commercially reasonable efforts to file and obtain effectiveness of a registration statement with respect to the senior notes if so required under the U.S. federal securities laws at the time.

If the remarketing is successful and the rate is reset, the reset rate or the applicable index plus the reset spread will apply to all outstanding senior notes, whether or not the holders participated in such remarketing, and will become effective on the remarketing settlement date. In addition, upon a successful remarketing, other provisions of the senior notes may be modified as described above. Your senior notes will become subject to the modified terms whether or not you participate in the remarketing.

What happens if the remarketing agent does not successfully remarket the senior notes on the remarketing date?

If the remarketing agent cannot establish a reset rate or reset spread meeting the requirements described above on the ninth business day prior to the stock purchase date and therefore cannot remarket the senior notes participating in the remarketing at a price per senior note that will result in net cash proceeds equal to 100% of the remarketing value, the remarketing agent will attempt to establish a reset rate or reset spread meeting these requirements on each of the six business days immediately following the initial proposed remarketing date. We refer to this period as the “remarketing period.” If the remarketing agent fails to remarket the senior notes underlying the normal units at that price by the end of the remarketing period, holders of normal units will be deemed to have directed us to retain the securities pledged as collateral in satisfaction of the holders’ obligations under the related purchase contracts, and we will exercise our rights as a secured party and may, subject to applicable law, retain or dispose of such securities to satisfy in full such holders’ obligation to purchase our ordinary shares under the related purchase contracts on the stock purchase date. In no event will a holder of a purchase contract be liable for any deficiency between the amount of such proceeds and the purchase price for the ordinary shares under the purchase contract. In addition, holders of senior notes that remain outstanding on the stock purchase date following a failed remarketing will have the right to put their senior notes to us on the date set forth in the Remarketing Notice for an amount equal to the principal amount of the senior notes, plus accrued and unpaid interest, by notifying the indenture trustee in accordance with the procedures set forth in the Remarketing Notice.

If I am not a party to a purchase contract, may I still participate in a remarketing of my senior notes?

Holders of senior notes in which interests are not included as part of normal units may elect to have their senior notes included in the remarketing in the manner described in “Description of the Equity Security Units—Optional Remarketing.” The remarketing agent will use reasonable best efforts to remarket the separately held senior notes included in the remarketing at a price per senior note that will result in net cash proceeds equal to 100% of the remarketing value, determined on the same basis as for the other senior notes being remarketed. The proceeds will be remitted for payment to the holders whose separate senior notes were remarketed in the remarketing. If a holder of senior notes elects to have its senior notes remarketed during the remarketing period but the remarketing agent fails to remarket the senior notes during such remarketing period, the senior notes will be promptly returned to the custodial agent for release to the holder at the end of that period.

What is the settlement rate?

The settlement rate is the number of newly issued ordinary shares that we are obligated to sell and you are obligated to purchase upon settlement of a purchase contract on the stock purchase date.

The settlement rate for each purchase contract, subject to any then applicable anti-dilution adjustments, will be as follows:

•	if the applicable market value, determined as described below, of our ordinary shares is equal to or greater than $18.88, the settlement rate will be 1.3242 ordinary shares per purchase contract;

•

if the applicable market value of our ordinary shares is less than $18.88 but greater than $16.00, the settlement rate will be equal to $25 divided by the applicable market value of our ordinary shares per purchase contract; or

•	if the applicable market value of our ordinary shares is less than or equal to $16.00, the settlement rate will be 1.5625 ordinary shares per purchase contract.

“Applicable market value” means the average of the closing price per ordinary share on each of the 20 consecutive trading days ending on the third trading day immediately preceding the stock purchase date.

If an accounting event occurs and is continuing prior to the earlier of the date of any successful remarketing of the senior notes and the stock purchase date, we may, at our option, fix the settlement rate according to a formula based on the Black-Scholes option pricing model, which is a function of several variables, including the market price of our ordinary shares, our dividend yield, the remaining maturity of the purchase contract, the “risk-free rate” and the volatility of our ordinary shares.

“Accounting event” means the receipt, at any time prior to the earlier of the date of any successful remarketing of the senior notes and the stock purchase date, by the audit committee of our Board of Directors of a written report in accordance with Statement on Auditing Standards No. 97, “Amendment to Statement on Auditing Standards No. 50, Reports on the Application of Accounting Principles,” from our independent registered public accounting firm, provided at the request of management, to the effect that, as a result of any change in accounting rules or interpretations thereof after the date of this prospectus supplement, we must either (a) account for the purchase contracts as derivatives under Statement of Financial Accounting Standards (“FAS”) No. 133, “Accounting for Derivative Instruments and Hedging Activities” (or any successor accounting standard), or (b) account for the units using the if-converted method under FAS No.

128, “Earnings per Share” (or any successor accounting standard), and that such accounting treatment will cease to apply upon fixing the settlement rate on the purchase contracts.

At the option of each holder, a purchase contract may be settled early by the early delivery of cash to the purchase contract agent, as described below, in which case the settlement rate will be 1.3242 ordinary shares per purchase contract or, if we have previously fixed the settlement rate as a result of an accounting event, a number of ordinary shares equal to the fixed accounting event settlement rate, in each case subject to any then applicable anti-dilution adjustments; provided that at the time of such early settlement, we have an effective shelf registration statement covering the sale of such ordinary shares (and, subject to our right to customary black-out periods for up to 90 days in any 360-day period), unless we have been advised by counsel that no prospectus is required to be delivered in connection with the sale of such ordinary shares.

For a series of diagrams that explain some of the key features of the units, including the settlement rate and the reference price, see “Equity Security Units—Explanatory Diagrams” below.

Besides participating in a remarketing, how else can I satisfy my obligations under the purchase contract?

Besides participating in the remarketing, your obligations under the purchase contract may also be satisfied:

•

if you have created stripped units, by delivering and pledging specified U.S. treasury securities in substitution for your senior notes and applying the cash payments received upon maturity of those pledged treasury securities;

•

through the early delivery of cash to the purchase contract agent on or prior to the thirteenth business day prior to the stock purchase date in the manner described in “Description of the Equity Security Units—Early Settlement”;

•

by delivering a notice to settle for cash along with the requisite amount of cash on the thirteenth business day prior to the stock purchase date for settlement of the purchase contracts in the manner described in “Description of the Equity Security Units—Notice to Settle with Cash”; or

•	if we undergo certain fundamental changes, through an early settlement of the purchase contract as described in “Description of the Equity Security Units—Early Settlement upon Fundamental Change.”

In addition, the purchase contracts, our related rights and obligations and those of the holders of the units, including their rights to receive accumulated contract adjustment payments or deferred contract adjustment payments, as the case may be, and obligations to purchase our ordinary shares, will automatically terminate upon our bankruptcy, insolvency or reorganization. Upon such a termination of the purchase contracts, the pledged senior notes or treasury securities will be released and distributed to you. If we become the subject of a case under the U.S. federal bankruptcy code, a delay may occur as a result of the imposition of an automatic stay, if applicable, under the bankruptcy code or other stay and continue until the automatic stay has been lifted. No stay will be lifted unless and until such time as the bankruptcy judge agrees to lift it and allows your collateral to be returned to you.

If the purchase contract is settled early or is terminated as the result of certain bankruptcy, insolvency or reorganization events with respect to us, a holder will have no further right to receive any contract adjustment payments or deferred contract adjustment payments and, except in the case of a merger early settlement, you will not receive any accrued and unpaid contract adjustment payments.

Under what circumstances may we redeem the senior notes before they mature?

If we are required to pay additional amounts with respect to the senior notes, or if the accounting rules change in a way that adversely affects our accounting treatment of the purchase contracts or the units, then we may elect to redeem the senior notes at the redemption price described under “Description of the Senior Notes—Special Event Redemption.” In addition, we may initially redeem the senior notes at our option on any date after August 15, 2013, subject to modification of the redemption provisions in connection with a successful remarketing, as described under “Description of the Senior Notes—Redemption at Our Option.” If the senior notes are redeemed before a successful remarketing, the money received from the redemption will be used by the collateral agent to purchase a portfolio of zero-coupon U.S. treasury securities that mature on or prior to each payment date of the senior notes through the stock purchase date, in an aggregate amount equal to the principal amount of the senior notes included in normal units and the interest that would have been due on such payment date on the senior notes included in normal units. For a holder of normal units, these treasury securities will replace the senior notes as the collateral securing such holder’s obligations to purchase ordinary shares under the purchase contracts. If your senior notes are not components of normal units, you, rather than the collateral agent, will receive the related redemption payment. If the senior notes are redeemed, then each normal unit will consist of a purchase contract for ordinary shares and an ownership interest in the portfolio of treasury securities.

What is the maturity of the senior notes?

The senior notes will mature on August 15, 2021, subject to our right to shorten the maturity date as described under “Description of the Senior Notes—Remarketing.”

What are the rights and privileges of our ordinary shares?

The ordinary shares that you will be obligated to purchase under the purchase contracts have one vote per share, subject to the provisions of our Articles of Association that restrict the voting power of any shareholder to less than 10% of total voting power. For more information, please see the discussion of our ordinary shares in the accompanying prospectus under the heading “Description of XL Capital Ordinary Shares.”

What are the U.S. federal income tax consequences related to the units?

If you purchase units in the offering, you will be treated for U.S. federal income tax purposes as having acquired purchase contracts and ownership interests in the senior notes constituting those units and, by purchasing the units, you agree to treat the purchase contracts and ownership interests in the senior notes in that manner for all tax purposes. You must allocate the purchase price of the units between purchase contracts and ownership interests in the senior notes in proportion to their respective fair market values, which will establish your initial tax basis in each component of the units. We expect to report the fair market value of each purchase contract as $0 and the fair market value of each senior note as $1,000 (or $25 for each 1/40, or 2.5%, ownership interest in a senior note included in a normal unit).

For U.S. federal income tax purposes, we intend to treat the senior notes as indebtedness of XL Capital. Interest on the senior notes generally will be taxable to you as ordinary interest income at the time it is paid or accrued in accordance with your method of accounting for tax purposes.

If you own stripped units, you will be required to include in gross income your allocable share of any original issue discount or acquisition discount on the treasury securities that accrues in such year.

We intend to report the contract adjustment payments as income to you. You may want to consult your tax advisor concerning alternate characterizations.

There is only one published revenue ruling that addresses the treatment of instruments similar to the units. No other statutory, judicial or administrative authority directly addresses the treatment of the units or instruments similar to units for U.S. federal income tax purposes. You are urged to consult your own tax advisor concerning the tax consequences of an investment in units. For additional information, see “Certain Tax Considerations—Taxation of Shareholders—United States.”

What are the ERISA considerations?

Plans subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), may invest in the units subject to the considerations set forth in “Certain ERISA Considerations.”

Will the equity security units be listed on a stock exchange?

We have applied to list the normal units on the New York Stock Exchange. We have no obligation and do not currently intend to apply for any separate listing of either the stripped units or the senior notes on any stock exchange; however, in the event that we become aware that either of these securities is separately traded to a sufficient extent that applicable exchange listing requirements are met, we will attempt to cause those securities to be listed on the exchange on which the normal units are then listed.

EQUITY SECURITY UNITS—EXPLANATORY DIAGRAMS

The following diagrams demonstrate some of the key features of the purchase contracts, normal units, stripped units and senior notes, and the transformation of normal units into stripped units and senior notes. The following diagrams assume that the senior notes are successfully remarketed, the interest rate on the senior notes is reset, there is no early settlement, the settlement rate has not been fixed as a result of an accounting event, the payment of contract adjustment payments is not deferred and that there are no other changes to the terms of the senior notes as part of the remarketing.

Purchase Contracts

•	Normal units and stripped units both include a purchase contract under which you agree to purchase ordinary shares on the stock purchase date.

•

The number of ordinary shares to be purchased under each purchase contract will depend on the “applicable market value.” The “applicable market value” means the average of the closing price per ordinary share on each of the 20 consecutive trading days ending on the third trading day immediately preceding the stock purchase date.

•

The following charts are intended to illustrate (1) the value of the ordinary shares to be delivered upon settlement of the purchase contracts on the stock purchase date in relation to the market price of the ordinary shares and (2) the number of ordinary shares that a holder of units will receive on the stock purchase date, expressed as a percentage of the maximum number of ordinary shares deliverable upon settlement of the purchase contracts.

(1)	The “reference price” is $16.00, the price per share in the ordinary share offering. The closing price of our ordinary shares on July 28, 2008 was $18.37.

(2)	The “threshold appreciation price” is $18.88, which represents a premium of 18% over the reference price.

(3)	For each of the percentage categories shown, the percentage of ordinary shares to be delivered on the stock purchase date to a holder of normal units or stripped units is determined by dividing:

•	the related number of ordinary shares to be delivered, calculated in the manner indicated in the footnote for each such category, by

•	an amount equal to $25, the stated amount of the unit, divided by the reference price.

(4)

If the applicable market value of our ordinary shares is less than or equal to the reference price, the number of ordinary shares to be delivered will be calculated by dividing the stated amount of $25 by the reference price.

(5)

If the applicable market value of our ordinary shares is between the reference price and the threshold appreciation price, the number of ordinary shares to be delivered will be calculated by dividing the stated amount of $25 by the applicable market value.

(6)

If the applicable market value of our ordinary shares is greater than or equal to the threshold appreciation price, the number of ordinary shares to be delivered will be calculated by dividing the stated amount of $25 by the threshold appreciation price.

Normal Units

•	A normal unit will consist of two components as illustrated below:

•	After a special event redemption, the normal units will include specified treasury securities in lieu of the senior notes.

•

If you hold a normal unit, you will hold an ownership interest in a senior note and, after a special event redemption, an ownership interest in specified treasury securities, but will pledge that interest to the collateral agent for our benefit to secure your obligations under the purchase contract.

•	If you hold a normal unit, you may also substitute the requisite amount of cash for your ownership interest in a senior note if you decide not to participate in the remarketing.

Stripped Units

A stripped unit consists of two components as illustrated below:

•

If you hold a stripped unit, you own a 1/40, or 2.5%, interest in the treasury security but will pledge it to the collateral agent for our benefit to secure your obligations under the purchase contract. The treasury security is a zero-coupon U.S. treasury security (CUSIP No. 912833DA5) that matures on August 15, 2011.

Senior Notes

•	Senior notes will have the terms illustrated below:

•	If you hold an ownership interest in a senior note that is a component of a normal unit, you have the option to either:

•	allow the ownership interest in the senior note to be included in the remarketing process, the proceeds of which will be applied to settle the purchase contract; or

•	elect not to participate in the remarketing by delivering the requisite amount of cash to be applied to settle the related purchase contract.

•	If you hold a senior note that is not a component of a normal unit, you have the option to either:

•

continue to hold the senior note, the interest rate on which will be reset at a new fixed or floating rate effective from the settlement date of a successful remarketing of the senior notes and the terms of which may be changed as described under “Description of the Senior Notes—Remarketing”; or

•	deliver the senior note to the remarketing agent to be included in the remarketing.

Transforming Normal Units into Stripped Units and Senior Notes

•

To create stripped units, you must substitute for the pledged ownership interest in the senior note (or, after a special event redemption, the pledged treasury securities) the specified zero- coupon U.S. treasury security that matures on August 15, 2011.

•	Upon such substitution, the pledged senior note or, after a special event redemption, the pledged treasury securities will be released from the pledge and delivered to you.

•

The zero-coupon U.S. treasury security, together with the purchase contract, would then constitute a stripped unit. The senior note (or, after a special event redemption, treasury securities), which was previously a component of normal units, is tradable as a separate security.

•

The transformation of normal units into stripped units and senior notes and the transformation of stripped units and senior notes into normal units may generally be effected only in integral multiples of 40 units. If, however, the senior notes constituting a part of the normal units have been replaced with treasury securities due to a special event redemption, the transformation of normal units into stripped units and the recreation of normal units from stripped units may be effected only in integral multiples of units such that both the treasury securities to be deposited and the treasury securities to be released are in integral multiples of $1,000.

The following illustration depicts the transformation of 40 normal units into 40 stripped units and one $1,000 principal amount senior note.

•	After a special event redemption, the normal units will include ownership interests in specified U.S. treasury securities in lieu of an ownership interest in senior notes.

•

You can also transform stripped units and senior notes (or, after a special event redemption, treasury securities) into normal units. Following that transformation, the specified zero-coupon U.S. treasury security, which was previously a component of the stripped units, is tradable as a separate security.

RISK FACTORS

Investing in the ordinary shares or the units involves risk. In deciding whether to invest in the ordinary shares or the units, you should carefully consider the following risk factors, any of which could have a significant or material adverse effect on our business, financial condition and results of operations, in addition to the other information contained in this prospectus supplement and the accompanying prospectus and the information incorporated by reference herein and therein. Additional risks not presently known to us or that we currently deem immaterial may also impair our business, financial condition and results of operations.

Risks Related to the Company

A downgrade in our credit ratings by one or more rating agencies could materially and negatively impact our business, financial condition, results of operations and/or liquidity.

As our ability to underwrite business is dependent upon the quality of our claims paying and financial strength ratings as evaluated by independent rating agencies, a further downgrade by any of these institutions could cause our competitive position in the insurance and reinsurance industry to suffer and make it more difficult for us to market our products. A downgrade could also result in a substantial loss of business for us as ceding companies and brokers that place such business may move to other insurers and reinsurers with higher ratings.

In June 2008, Moody’s affirmed the ‘A1’ financial strength rating of our principal insurance and reinsurance subsidiaries; however, Moody’s provided a ‘Negative’ outlook with regards to these ratings as a result of further stress on our capital and financial flexibility resulting from the downgrades at SCA in the first six months of 2008 and uncertainty surrounding reinsurance and agreements with SCA.

Consistent with the ratings actions noted above, S&P, in July 2008, placed the ‘A+’ financial strength rating of our leading property and casualty operating companies on ‘CreditWatch with negative implications’. As well, in June 2008, Fitch placed the ‘A+’ financial strength rating of our leading property and casualty operating subsidiaries on ‘Rating Watch Negative.’

Additionally, as relates to the S&P and Moody’s rating actions, further concerns were expressed relating to our investment portfolio and the underlying exposure to structured mortgage securities.

Based on the announcements relating to the SCA Agreement and these offerings, if successful, it is management’s expectation that our financial strength and debt ratings will ultimately be affirmed at their current levels, though we do expect that some of the rating agencies will maintain or assign a “negative” outlook to us.

A downgrade of the A.M. Best financial strength rating of XL Capital Ltd, XL Insurance (Bermuda) Ltd or XL Re Ltd below “A-,” which is currently two notches below our current A.M. Best rating of “A,” would constitute an event of default and may require the posting of cash collateral under our letter of credit and revolving credit facilities. Such downgrades by A.M. Best or similar downgrades by S&P will also trigger cancellation provisions in the majority of our assumed reinsurance contracts. See “—A decline in our ratings may allow many of our clients to terminate their contracts with us,” below. Either of these events would reduce our financial flexibility and materially adversely affect our business, financial condition and results of operations and could have a significant adverse effect on the market price for our securities.

A decline in our ratings may allow many of our clients to terminate their contracts with us.

The majority of our assumed reinsurance contracts contain provisions that would allow our clients to cancel the contract in the event of a downgrade in our ratings below specified levels by one or more rating agencies. Based on premium value, approximately 65% of our reinsurance contracts that incepted at January 1, 2008 contained provisions allowing clients to cancel those contracts upon a decline in our ratings.

Typically, the cancellation provisions in our assumed reinsurance contracts would be triggered if S&P or A.M. Best were to downgrade our financial strength ratings below “A-,” which is currently three levels below our current S&P rating of “A+” and two levels below our current A.M. Best rating of “A.” Whether a client would exercise its cancellation rights after such a downgrade would likely depend, among other things, on the reasons for the downgrade, the extent of the downgrade, the prevailing market conditions, the degree of unexpired coverage, and the pricing and availability of replacement reinsurance coverage. In the event of such a downgrade, we cannot predict whether or how many of our clients would actually exercise such cancellation rights or the extent to which any such cancellations would have a material adverse effect on our financial condition, results of operations or future prospects and could have a significant adverse effect on the market price for our securities.

The occurrence of disasters could adversely affect our financial condition.

We have substantial exposure to losses resulting from natural and man-made disasters and other catastrophic events. Catastrophes can be caused by various events, including hurricanes, earthquakes, floods, hailstorms, explosions, severe weather, fires, war, acts of terrorism and political instability. The incidence and severity of catastrophes are inherently unpredictable, and it is difficult to predict the timing of such events with statistical certainty or estimate the amount of loss any given occurrence will generate.

The occurrence of claims from catastrophic events is likely to result in substantial volatility in our financial condition and results of operations for the fiscal quarter or year in which a catastrophic event occurs, as well as subsequent fiscal periods, and could have a material adverse effect on our financial condition and results of operations and our ability to write new business. This risk is exacerbated due to accounting principles and rules that do not permit reinsurers to reserve for such catastrophic events until they occur. We expect that increases in the values and concentrations of insured property, the effects of inflation and changes in cyclical weather patterns will increase the severity of catastrophic events in the future. Although we attempt to manage our exposure to catastrophic events, a single catastrophic event could affect multiple geographic zones and lines of business and the frequency or severity of catastrophic events could exceed our estimates, in each case potentially having a material adverse effect on our financial condition and results of operations. In addition, while we may, depending on market conditions, purchase catastrophe reinsurance and retrocessional protection, the occurrence of one or more major catastrophes in any given period could result in losses that exceed such reinsurance and retrocessional protection or make it more difficult or expensive for us to purchase reinsurance or retrocessional protection and have a material adverse effect on our financial condition and results of operations and result in substantial liquidation of investments, possibly at a loss, and outflows of cash as losses are paid.

The failure of any of the underwriting risk management strategies that we employ could have a material adverse effect on our financial condition, results of operations and/or liquidity.

We seek to limit our loss exposure by, among other things, writing a number of our reinsurance contracts on an excess of loss basis, adhering to maximum limitations on reinsurance written in defined geographical zones, limiting program size for each client and prudently underwriting each program written. In addition, in the case of proportional treaties, we generally seek to use per occurrence limitations or loss ratio caps to limit the impact of losses from any one event. We cannot be sure that all of these loss limitation methods will have the precise risk management impact intended. For instance, although we also seek to limit our loss exposure by geographic diversification, geographic zone limitations involve significant underwriting judgments, including the determination of the area of the zones and the inclusion of a particular policy within a particular zone’s limits. Underwriting involves the exercise of considerable judgment and the making of important assumptions about matters that are inherently unpredictable and beyond our control, and for which historical experience and probability analysis may not provide sufficient guidance. The failure of any of the underwriting risk management strategies that we employ could have a material adverse effect on our financial condition and results of operations. Also, we cannot provide assurance that various provisions of our policies, such as limitations or exclusions from coverage or choice of forum, will be enforceable in the manner that we intend and disputes relating to coverage and choice of legal forum may arise, which could materially adversely affect our financial condition and results of operations.

If actual claims exceed our loss reserves, our financial results could be adversely affected.

Our results of operations and financial condition depend upon our ability to assess accurately the potential losses associated with the risks that we insure and reinsure. We establish reserves for unpaid losses and loss adjustment expense (“LAE”) liabilities, which are estimates of future payments of reported and unreported claims for losses and related expenses with respect to insured events that have occurred. The process of establishing reserves for property and casualty claims can be complex and is subject to considerable variability as it requires the use of informed estimates and subjective judgments. Actuarial estimates of unpaid loss and LAE liabilities are subject to potential errors of estimation, which could be significant, due to the fact that the ultimate disposition of claims incurred prior to the date of such estimation, whether reported or not, is subject to the outcome of events that have not yet occurred. Examples of these events include the accuracy of the factual information on which the estimates were based, especially as this develops, jury decisions, court interpretations, legislative changes, changes in the medical condition of claimants, public attitudes, and economic conditions such as inflation. Any estimate of future costs is subject to the inherent limitation on the ability to predict the aggregate course of future events. It should therefore be expected that the actual emergence of loss and LAE liabilities will vary, perhaps materially, from any estimate.

Similarly, the actual emergence of claims for life business may vary from the assumptions underlying the policy benefit reserves, in particular, the future assumed mortality improvements on the blocks of in-payment annuities.

In relation to financial guarantee business and related exposures, we establish reserves for losses and loss adjustment expenses on such business based on management’s best estimate of the ultimate expected incurred losses. Our estimated ultimate expected incurred losses are comprised of: (i) case basis reserves, (ii) unallocated reserves, and (iii) cumulative paid losses to date. Establishment of such reserves requires the use and exercise of significant judgment by management, including with respect to estimates regarding the occurrence and amount of a loss on an insured or reinsured obligation. Estimates of losses may differ from actual results and such difference may be material, due to the fact that the ultimate dispositions of claims are subject to the outcome of events that have not yet occurred. Examples of these events include changes in the level of interest rates, credit deterioration of insured and reinsured obligations, and changes in the value of specific assets supporting insured and reinsured obligations. Both qualitative and quantitative factors are used in establishing such reserves. In determining the reserves, management considers all factors in the aggregate, and does not attribute the reserve provisions or any portion thereof to any specific factor. In general, guarantees written in credit default swap form are exposed to the same risks as noted above, except in events of default by the guarantor. Credit default swaps, however, do not qualify for the financial guarantee scope exception under FAS 133, and, therefore are reported at fair value with changes in the fair value included in earnings. Fair value for such swaps are determined based on methodologies further described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting

Policies and Estimates” in our Annual Report filed on Form 10-K for the year ended December 31, 2007, which is incorporated by reference in this prospectus supplement and the accompanying prospectus. Any estimate of future costs is subject to the inherent limitation on our ability to predict the aggregate course of future events. It should therefore be expected that the actual emergence of losses and loss adjustment expenses will vary, perhaps materially, from any estimate.

We have an actuarial staff in each of our operating segments that regularly evaluates the levels of loss reserves, taking into consideration factors that may impact the ultimate losses incurred. Any such evaluation could result in future changes in estimates of losses or reinsurance recoverable and would be reflected in our results of operations in the period in which the estimates are changed. Losses and loss expenses, to the extent that they exceed the applicable reserves, are charged to income as incurred. The reserve for unpaid losses and loss expenses represents the estimated ultimate losses and loss expenses less paid losses and loss expenses, and comprises case reserves and incurred but not reported loss reserves (“IBNR”). During the loss settlement period, which can span many years in duration for casualty business, additional facts regarding individual claims and trends often will become known and case reserves may be adjusted by allocation from IBNR without any change in the overall reserve. In addition, application of statistical and actuarial methods may require the adjustment of the overall reserves upward or downward from time to time. Accordingly, the ultimate settlement of losses may be significantly greater than or less than reported loss and loss expense reserves.

There is a possibility that the SCA Agreement and the related commutations and releases could be challenged or that we could be subject to litigation as a result of the SCA Agreement. Any such challenge could have a material adverse effect on our financial condition, results of operations and/or liquidity or the market price of our securities.

We provided certain reinsurance protections (the “Reinsurance Agreements”) with respect to adverse development on certain transactions as well as indemnification under specific facultative and excess of loss coverages for subsidiaries of SCA: XLFA and XLCA. As at June 30, 2008, our total net exposure under facultative agreements with SCA subsidiaries was approximately $6.4 billion of net par value outstanding. Pursuant to the SCA Agreement, all of these Reinsurance Agreements will be commuted.

In addition, through one or more of our subsidiaries, we entered into certain agreements with subsidiaries of SCA pursuant to which we guaranteed certain obligations of XLFA and XLCA under specific agreements more fully described below under “Description of the SCA Agreement” (the “Guarantee Agreements”). See “Description of the SCA Agreement” below for more information regarding the Guarantee Agreements and the Reinsurance Agreements. As at June 30, 2008, the total net par value outstanding of business written by subsidiaries of SCA which falls under the Guarantee Agreements was approximately $59.3 billion. Pursuant to the terms of, and required conditions under, the SCA Agreement, XLFA’s facultative quota share reinsurance agreement with XLCA, and all individual risk cessions thereunder, and the Financial Security Master Facultative Agreement, and all individual risk cessions thereunder, will be commuted, thereby rendering the XLFA Guarantee and Financial Security Guarantee of no further force and effect.

After the closing under the SCA Agreement, SCA and its applicable subsidiaries will be required to use commercially reasonable efforts to commute the underlying financial guarantees that are the subject of the EIB Guarantees. There can be no assurances that such commutation will ultimately occur and that our $1.1 billion exposure (as of June 30, 2008 after giving effect to the SCA Agreement) under the EIB Guarantees will be eliminated.

While the NYID and the BMA have approved the SCA Agreement and related agreements and transactions as further described below, including the commutation of the agreements described above, and the Delaware Insurance Department (“DID”) has approved the SCA Agreement and the commutation of the XLFA/XLCA Quota Share, which approval will become effective upon the redomestication of XLFA as a Delaware domiciled insurance company, and although the Company believes the effect of the SCA Agreement will be to relieve us of all of our obligations under the Reinsurance Agreements and the Guarantee Agreements (other than as noted above with respect to the EIB Guarantee, if such Guarantee remains in place post-closing), no assurance can be given that the enforceability of the SCA Agreement, the agreements relating thereto and the transactions contemplated thereunder will not be challenged, including under applicable fraudulent transfer laws (described in the following paragraph) and/or by asserting any number of other theories for recovery, including third-party beneficiary rights, or that other litigation will not be commenced against us as a result of the SCA Agreement and such related agreements and transactions. We believe that we would have significant defenses to any such challenges and would vigorously defend against any such claims. However, we cannot assure you that any such claims would not be made or that any such claims would not ultimately be successful.

Under federal bankruptcy law and comparable provisions of state fraudulent transfer laws (including those applicable in any state insurance insolvency proceeding) SCA’s commutation and release of our obligations pursuant to the SCA Agreement and related agreements would constitute a voidable fraudulent transfer if it was determined that SCA or any applicable subsidiary thereof, at the time it entered into the SCA Agreement or such related agreement:

•	intended to hinder, delay or defraud its creditors; or

•	received less than “reasonably equivalent value” or “fair consideration” for such release; and either

•	was insolvent or rendered insolvent by reason of such incurrence; or

•	was engaged in a business or transaction for which its remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

Among other regulatory approvals obtained in connection with the SCA Agreement, the NYID issued an approval letter to XLCA under Section 1505 of the New York Insurance Law and the DID issued an approval letter to XLFA under Section 5005(a) of the Delaware Insurance Code (effective upon XLFA’s redomestication to Delaware) (both of which statutes require that the terms of a transaction between an insurer domiciled in the applicable jurisdiction and one or more of its affiliates be fair and equitable) stating, in the case of NYID, that the terms of the SCA Agreement and each of the commutations to which XLCA or XLRA is a party are fair and equitable and do not adversely affect policyholders of XLCA or XLRA and, in the case of the DID, stating that the terms of the SCA Agreement and the commutation of the XLFA/XLCA Quota Share are fair and equitable to XLFA. The BMA (the domiciliary regulator of XLFA) also issued an approval letter approving the SCA Agreement and each commutation to which XLFA is a party, including the XLFA/XLCA Quota Share. There can be no assurance that a court would agree with our, the NYID’s, the DID’s, the BMA’s or SCA’s conclusions, or as to what law or standard a court would ultimately apply in making any such determination or as to how such court would ultimately rule. Additionally, in the event of any liquidation or rehabilitation or similar proceeding of any insurance subsidiary of SCA, there can be no assurance that any insurance regulator or regulators responsible for such proceedings, in their capacity as liquidator or rehabilitator, would respect the insurance regulatory approvals obtained in connection with the SCA Agreement.

If any challenge were successful, we could be required to honor our original obligations under the Reinsurance Agreements and Guarantee Agreements or be subject to other remedies. Any challenge could have a material adverse effect on the market price for our securities and on our business and, if successful, could also have a material adverse effect on our financial condition, results of operations and liquidity.

SCA’s Current Financial Condition

On July 28, 2008, SCA announced that it has conducted a review of its June 30, 2008 loss reserves. Based on the preliminary results of this review, SCA announced that it believes that its case reserves will have increased substantially as of June 30, 2008, primarily due to significant deterioration with respect to its exposure to collateralized debt obligations of asset backed securities and residential mortgage-backed securities. SCA further stated that, as a result, its New York-based insurance subsidiary, XLCA, will report negative statutory surplus and its Bermuda-based reinsurance subsidiary, XLFA, will report negative total statutory capital and surplus as of June 30, 2008. Upon the successful closing of the transactions contemplated by the SCA Agreement, SCA’s settlement with Merrill Lynch International (the “Merrill Agreement”) and related agreements, and pending the satisfaction of the conditions to closing of the SCA Agreement and the Merrill Agreement, XLCA stated that it expects to have positive statutory surplus and XLFA expects to have positive total statutory capital and surplus. In the absence of the consummation of the transactions contemplated by the SCA Agreement, the Merrill Agreement and related agreements, SCA stated that XLCA and XLFA would likely be subject to regulatory action by their primary regulators, the NYID and the BMA. SCA further stated that, as a result of these developments, there is substantial doubt about SCA’s ability to continue as a going concern. SCA also disclosed that upon closing of the transactions contemplated by the SCA Agreement and the Merrill Agreement, SCA intends to re-assess whether substantial doubt exists about SCA’s ability to continue as a going concern.

Operational risks, including human or systems failures, are inherent in our business.

Operational risk and losses can result from, among other things, fraud, errors, failure to document transactions properly or to obtain proper internal authorization, failure to comply with regulatory requirements, information technology failures, or external events.

We believe that our modeling, underwriting and information technology and application systems are critical to our business. Moreover, our information technology and application systems have been an important part of our underwriting process and our ability to compete successfully. We have also licensed certain systems and data from third parties. We cannot be certain that we will have access to these, or comparable, service providers, or that our information technology or application systems will continue to operate as intended. A major defect or failure in our internal controls or information technology and application systems could result in management distraction, harm to our reputation or increased expense.

In particular, we have outsourced the day-to-day management, custody and record-keeping of our investment portfolio to third-party managers and custodians that we believe to be reputable. A major defect in those investment managers’ investment management strategy, information and technology systems, internal controls or decision-making could result in management distraction and/or significant financial loss. A major defect in custodian internal controls or information and technology systems could result in management distraction or significant financial loss.

We believe appropriate controls and mitigation procedures are in place to prevent significant risk of defect in our internal controls, information technology, application systems, investment management and custody and record-keeping, but internal controls provide only reasonable, not absolute, assurance as to the absence of errors or irregularities and any ineffectiveness of such controls and procedures could have a material adverse effect on our business.

The effects of emerging claim and coverage issues on our business are uncertain.

As industry practices and legal, judicial, social and other environmental conditions change, unexpected issues related to claims and coverage may emerge. These issues may adversely affect our business by either extending coverage beyond our underwriting intent or by increasing the number or size of claims, such as the effects that recent disruptions in the credit markets could have on the number and size of reported claims under D&O and professional liability insurance lines of business. In some instances, these changes may not become apparent until some time after we have issued the insurance or reinsurance contracts that are affected by the changes. As well, our actual losses may vary materially from our current estimate of the loss based on a number of factors, including receipt of additional information from insureds or brokers, the attribution of losses to coverages that had not previously been considered as exposed and inflation in repair costs due to additional demand for labor and materials. As a result, the full extent of liability under an insurance or reinsurance contract may not be known for many years after such contract is issued and a loss occurs.

We may require additional capital in the future, which may not be available to us on satisfactory terms, on a timely basis or at all.

Our future capital requirements depend on many factors, including our ability to write new business successfully and to establish premium rates and reserves at levels sufficient to cover our losses. To the extent that the funds generated by our ongoing operations are insufficient to fund future operating requirements and cover claim payments, or that our capital position is adversely impacted by mark-to-market movements on the investment portfolio, we may need to raise additional funds through financings or curtail our growth and reduce our assets. Any future financing may not be available on terms that are favorable to us, if at all. Following this offering, it may be more difficult for us to raise additional capital for some period of time. Any future equity financings could be dilutive to our existing shareholders or could result in the issuance of securities that have rights, preferences and privileges that are senior to those of our other securities. Our inability to obtain adequate capital could have a material adverse effect on our business, financial condition and results of operations.

Under Rule 3-09 of Regulation S-X, we may be required to file separate audited financial statements of SCA (the “SCA Financials”) in our Annual Report on Form 10-K for the year ended December 31, 2008. If we are required to file the SCA Financials and they are not available at the time of filing our Annual Report, we may not satisfy the registrant requirements for use of Form S- 3 and therefore may be ineligible to use such Form. Should we be unable to file our Annual Report including the SCA Financials on or before the required date, we may be ineligible to use Form S- 3 for a period of twelve months. This restriction could adversely affect our ability to raise capital. We may seek a “no action” letter or other relief from the SEC from the requirement to file the SCA financials. However, we cannot assure you that we will be successful in obtaining such a letter or other relief.

We may be unable to purchase reinsurance and, even if we are able to successfully purchase reinsurance, we are subject to the possibility of uncollectability.

We purchase reinsurance for our own account in order to mitigate the volatility that losses impose on our financial condition. Our clients purchase reinsurance from us to cover part of the risk originally written by them. Retrocessional reinsurance involves a reinsurer ceding to another reinsurer, the retrocessionaire, all or part of the reinsurance that the first reinsurer has assumed. Reinsurance, including retrocessional reinsurance, does not legally discharge the ceding company from its liability with respect to its obligations to its insureds or reinsureds. A reinsurer’s or retrocessionaire’s insolvency, inability or refusal to make timely payments under the terms of its agreements with us, therefore, could have a material adverse effect on us because we remain liable to our insureds and reinsureds. At June 30, 2008, we had $4.8 billion of reinsurance recoverables and reinsurance balances receivable, net of reserves for uncollectible recoverables. For further information regarding our reinsurance exposure, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Report filed on Form 10-Q for the quarter ended June 30, 2008, which is incorporated by reference in this prospectus supplement and the accompanying prospectus.

From time to time, market conditions may limit or prevent us from obtaining the types and amounts of reinsurance that we consider adequate for our business needs such that we may not be able to obtain reinsurance or retrocessional reinsurance from entities with satisfactory creditworthiness in amounts that we deem desirable or on terms that we deem appropriate or acceptable.

Since we depend on a few brokers for a large portion of our revenues, loss of business provided by any one of them could adversely affect us.

We market our insurance and reinsurance products worldwide primarily through insurance and reinsurance brokers. Marsh & McLennan Companies and AON Corporation and their respective subsidiaries provided approximately 18% and 17%, respectively, of our gross written premiums for property and casualty operations for the year ended December 31, 2007. Loss of all or a substantial portion of the business provided by one or more of these brokers could have a material adverse effect on our business.

Our reliance on brokers subjects us to credit risk.

In certain jurisdictions, when an insured or ceding insurer pays premiums for policies of insurance or contracts of reinsurance to brokers for further payment to us, such premiums might be considered to have been paid and the insured or ceding insurer will no longer be liable to us for such amounts, whether or not we have actually received the premiums from the broker. In addition, in accordance with industry practice, we generally pay amounts owed on claims under our reinsurance contracts to brokers, and these brokers, in turn, pay these amounts over to the clients that have purchased reinsurance from us. Although the law is unsettled and depends upon the facts and circumstances of the particular case, in some jurisdictions, if a broker fails to make such a claims payment to the insured or ceding insurer, we might remain liable to the insured or ceding insurer for that non-payment. Consequently, we assume a degree of credit risk associated with the brokers with whom we transact business. Due to the unsettled and fact-specific nature of the law governing these types of scenarios, we are unable to quantify our exposure to this risk. To date, we have not experienced any material losses related to such credit risks.

Our investment performance may adversely affect our financial results and ability to conduct business.

Our assets are invested by a number of professional investment advisory management firms under the direction of our management team in accordance, in general, with detailed investment guidelines set by us. Although our investment policies stress diversification of risks, conservation of principal and liquidity, our investments are subject to market-wide risks and fluctuations, as well as to risks inherent in particular securities. Investment losses could significantly decrease our asset base, thereby adversely affecting our ability to conduct business and pay claims.

We are exposed to significant capital markets risk related to changes in interest rates, credit spreads, equity prices and foreign exchange rates which may adversely affect our results of operations, financial condition or cash flows.

We are exposed to significant capital markets risk related to changes in interest rates, credit spreads and defaults, market liquidity, equity prices and foreign currency exchange rates. In the first six months of 2008, particularly in the first quarter, financial market conditions continued to be extremely challenging as the global credit crisis that began in July 2007 continued to adversely impact global fixed income markets. While credit spreads on both corporate and structured credit improved modestly in the second quarter, spread levels remained wide as of June 30, 2008 as compared to June 30, 2007, resulting in continuing depressed pricing on credit product. Continuing challenges included continued weakness in the U.S. housing market and increased mortgage delinquencies, investor anxiety over the U.S. economy, rating agency downgrades of various structured products and financial issuers, unresolved issues with structured investment vehicles and monolines, deleveraging of financial institutions and hedge funds and a serious dislocation in the inter-bank market. If significant, continued volatility, changes in interest rates, changes in credit spreads and defaults, a lack of pricing transparency, market liquidity, declines in equity prices, and the strengthening or weakening of foreign currencies against the U.S. dollar, individually or in tandem, could have a material adverse effect on our consolidated results of operations, financial condition or cash flows through realized losses, impairments, and changes in unrealized positions. Levels of write down or impairment are impacted by our assessment of the intent and ability to hold securities which have declined in value until recovery. We periodically review our investment portfolio. If, as a result of such review, we determine to reposition or realign portions of the portfolio where we determine not to hold certain securities in an unrealized loss position to recovery, then we will incur an other than temporary impairment charge.

Our exposure to interest rate risk relates primarily to the market price and cash flow variability associated with changes in interest rates. Our investment portfolio contains interest rate sensitive instruments, such as fixed income securities, which may be adversely affected by changes in interest rates from governmental monetary policies, domestic and international economic and political conditions and other factors beyond our control. A rise in interest rates would increase the net unrealized loss position of our investment portfolio, offset by our ability to earn higher rates of return on funds reinvested. Conversely, a decline in interest rates would decrease the net unrealized loss position of our investment portfolio, offset by lower rates of return on funds reinvested. Our mitigation efforts with respect to interest rate risk are primarily focused towards maintaining an investment portfolio with diversified maturities that has a weighted average duration that is approximately equal to the duration of our estimated liability cash flow profile. However, our estimate of the liability cash flow profile may be inaccurate and we may be forced to liquidate investments prior to maturity at a loss in order to cover liabilities. Although we take measures to manage the economic risks of investing in a changing interest rate environment, we may not be able to mitigate the interest rate risk of our assets relative to our liabilities.

A portion of our risk asset portfolio consists of below investment-grade high yield fixed income securities. These securities, which pay a higher rate of interest, also have a higher degree of credit or default risk. Certain sectors within the investment and below investment grade fixed income market, such as structured and corporate credit may be less liquid in times of economic weakness or market disruptions. While we have put in place procedures to monitor the credit risk and liquidity of our invested assets, in general and those impacted by recent credit market issues specifically, it is possible that, in periods of economic weakness or periods of turmoil in capital markets, we may experience default losses in our portfolio, in particular the structured credit portfolio, which constituted 32% of our total portfolio as of June 30, 2008. This may result in a material reduction of net income, capital and cash flows. Beginning in the latter half of 2007 and continuing throughout 2008, increasing delinquencies in U.S. residential collateral in various securitized products has lead to increased volatility and decreased liquidity across financial markets as a whole. Decreases in market liquidity have increased the difficulty and volatility in pricing across credit exposed markets. Such illiquidity volatility and related uncertainty may persist or even worsen in the future.

We invest a portion of our portfolio in common stock or equity-related securities such as hedge funds and private investments. The value of these assets fluctuates, along with other factors, with equity and credit markets. In times of economic weakness, the market value and liquidity of these assets may decline, and may impact net income, capital, and cash flows. In addition, certain of the products offered by our Life Operations segment offer guaranteed benefits which increase our potential benefit exposure should equity markets decline.

Our functional currencies of our principal insurance and reinsurance subsidiaries include the U.S. dollar, U.K. sterling, the Euro, the Swiss Franc, and the Canadian dollar. Exchange rate fluctuations relative to the functional currencies may materially impact our financial position and results of operations. Many of our non-U.S. subsidiaries maintain both assets and liabilities in currencies different than their functional currency, which exposes us to changes in currency exchange rates.

In addition, locally-required capital levels are invested in local currencies in order to satisfy regulatory requirements and to support local insurance operations regardless of currency fluctuations. Foreign exchange rate risk is reviewed as part of our risk management process. While we utilize derivative instruments such as futures, options and foreign currency forward contracts to, among other things, manage our foreign currency exposure, it is possible that these instruments will not effectively mitigate all or a substantial portion of our foreign exchange rate risk.

Current legal and regulatory activities relating to insurance brokers and agents, contingent commissions, the municipal guaranteed investment contract market and the financial guarantee market could adversely affect our business, financial condition and results of operations.

Contingent commission arrangements have been a focus of investigations by various regulatory agencies, including certain state Attorneys General and insurance departments. Due to various governmental investigations into contingent commission practices, various market participants have modified or eliminated acquisition expenses formerly arising from Placement Service Agreements and related arrangements. As a result, it is possible that policy commissions or brokerage that we pay may increase in the future and/or that different forms of contingent commissions will develop in the future. Any such additional expense could have a material adverse effect on our financial conditions or results.

One of our subsidiaries that had been a provider of municipal guaranteed investment contracts (“GICs”) received a grand jury subpoena in November 2006 from the Antitrust Division of the U.S. Department of Justice (the “DOJ”) and a subpoena from the SEC seeking documents pursuant to respective investigations into municipal GICs and related products sold in connection with municipal bond offerings. Our subsidiary is fully cooperating with these federal industry-wide investigations. In June 2008, subsidiaries of ours also received a subpoena from the Office of the Connecticut Attorney General and an Antitrust Civil Investigative Demand from the Office of the Florida Attorney General in connection with a coordinated multi-state Attorneys General investigation into the matters referenced in the DOJ and SEC subpoenas. We are fully cooperating with these investigations.

At this time, we are unable to predict the potential effects, if any, that these investigations may have upon us, the insurance and reinsurance markets in general or industry and reinsurance business practices or what, if any, changes may be made to laws and regulations regarding the industry. Any of the foregoing could also result in litigation or otherwise adversely affect our business, financial condition, or results of operations.

Lawsuits, including putative class action lawsuits, have been filed against us by policyholders and security holders the ultimate outcome of which could have a material adverse effect on our consolidated financial condition, future operating results and/or liquidity.

We are subject to lawsuits and arbitrations in the regular course of our business. In addition, lawsuits have been filed against us as detailed in “Legal Proceedings” in our Quarterly Report filed on Form 10-Q for the quarter ended June 30, 2008, which is incorporated by reference in this prospectus supplement and the accompanying prospectus. We believe that we have substantial defenses to all outstanding litigation and intend to pursue our defenses vigorously, although an adverse resolution of one or more of these items could have a material adverse effect on our results of operations in a particular fiscal quarter or year.

The loss of one or more key executives or the inability to attract and retain qualified personnel could adversely affect our ability to conduct business.

Our success depends on our ability to retain the services of our existing key executives and to attract and retain additional qualified personnel in the future. The loss of the services of any of our key executives or the inability to hire and retain other highly qualified personnel in the future could adversely affect our ability to conduct our business. In addition, we do not maintain key man life insurance policies with respect to our employees.

Many of our senior executives working in Bermuda are not Bermudian and our success may depend in part on the continued services of key employees in Bermuda. Under Bermuda law, non- Bermudians (other than spouses of Bermudians and holders of permanent resident certificates) may not engage in any gainful occupation in Bermuda without an appropriate governmental work permit. A work permit may be granted or renewed by the Bermuda government for a specific period of time, upon showing that, after proper public advertisement, no Bermudian (or spouse of a Bermudian or holder of a permanent resident certificate) is available who meets the minimum standards reasonably required by an employer with respect to a certain position. The government of Bermuda places a six-year term limit on individuals with work permits, subject to certain exemptions for key employees. No assurances can be given that any work permit will be issued or, if issued, renewed upon the expiration of the relevant term.

Because we are a holding company, if our subsidiaries do not make dividend and other payments to us, we may not be able to pay dividends or make payments on our debt securities and other obligations.

As a holding company with no direct operations or significant assets other than the capital stock of our subsidiaries, we rely on investment income, cash dividends and other permitted payments from our subsidiaries to make principal and interest payments on our debt, to pay operating expenses and common and preferred shareholder dividends and to pay certain of our other obligations that may arise from time to time. We expect future investment income, dividends and other permitted payments from these subsidiaries to be our principal source of funds to pay such expenses, preferred and common stock dividends and obligations. The payment of dividends to us by our insurance and reinsurance subsidiaries is limited under the laws of Bermuda, the Cayman Islands, the U.K., Ireland and certain insurance statutes of various states in the United States in which our insurance and reinsurance subsidiaries are licensed to transact business.

Our U.S. insurance and reinsurance subsidiaries are subject to state regulatory restrictions that generally require cash dividends to be paid only out of earned statutory surplus. Further, the amount payable without the prior approval of the applicable state insurance department is generally limited to the greater of 10% of policyholders’ surplus or statutory capital, or 100% of the subsidiary’s prior year statutory net income. In addition, Bermuda insurance laws and regulations (i) require our insurance and reinsurance subsidiaries to maintain certain minimum solvency margins and minimum liquidity ratios, (ii) prohibit dividends that would result in a breach of these requirements, and (iii) limit the amount by which we can reduce surplus without prior approval from the BMA.

In addition, the ability of our insurance and reinsurance subsidiaries to pay dividends could be constrained by our dependence on financial strength ratings from independent rating agencies. Our ratings from these agencies depend to a large extent on the capitalization levels of our insurance and reinsurance subsidiaries. Any such restriction on our insurance and reinsurance subsidiaries’ ability to pay dividends to us could have a material adverse effect on our financial condition and results of operations. Our insurance and reinsurance subsidiaries may not always be able to, or may not, pay preferred and common stock dividends to us sufficient to make our debt payments and pay our operating expenses, shareholder dividends or other obligations.

Risks Related to the Insurance and Reinsurance Industries

The insurance and reinsurance industries are historically cyclical and we may experience periods with excess underwriting capacity and unfavorable premium rates.

The insurance and reinsurance industries have historically been cyclical, characterized by periods of intense price competition due to excess underwriting capacity as well as periods when shortages of capacity permitted favorable premium levels. An increase in premium levels is often offset by an increasing supply of insurance and reinsurance capacity, either by capital provided by new entrants or by the commitment of additional capital by existing insurers or reinsurers, which may cause prices to decrease. Either of these factors could lead to a significant reduction in premium rates, less favorable policy terms and conditions and fewer submissions for our underwriting services. In addition to these considerations changes in the frequency and severity of losses suffered by insureds and insurers may affect the cycles of the insurance and reinsurance industries significantly. Currently, both the insurance and reinsurance industries are experiencing soft market conditions, including decreases in premium rates across most lines of business, increased competitive pressures and increased retention by insureds and/or cedants. Such soft market conditions may persist for the foreseeable future. Gross and net premiums written during the three months ended June 30, 2008 decreased by 24.5% and 31.2%, respectively, as compared to the second quarter in 2007. These decreases resulted from such softening market conditions and us declining certain business where market rates were below our acceptable underwriting return levels, together with increased retentions by clients.

Competition in the insurance and reinsurance industries could reduce our operating margins.

The insurance and reinsurance industries are highly competitive. We compete on an international and regional basis with major U.S., Bermudian, European and other international insurers and reinsurers and with underwriting syndicates, some of which have greater financial and management resources and higher ratings than we do. We also compete with new companies that continue to be formed to enter the insurance and reinsurance markets. In addition, capital market participants have recently created alternative products that are intended to compete with reinsurance products. Increased competition could result in fewer submissions, lower premium rates and less favorable policy terms and conditions, which could reduce our margins.

Unanticipated losses from terrorism and uncertainty surrounding the future of the TRIPRA could have a material adverse effect on our financial condition and results of operations.

In response to the tightening of supply in certain insurance and reinsurance markets resulting from, among other things, the September 11 event, the Terrorism Risk Insurance Program (“TRIP”) was created upon the enactment of the U.S. Terrorism Risk Insurance Act of 2002 (“TRIA”) to ensure the availability of commercial insurance coverage for certain terrorist acts in the U.S. This law established a federal assistance program through the end of 2005 to help the commercial property and casualty insurance industry cover claims related to future terrorism-related losses and required that coverage for terrorist acts be offered by insurers. TRIA was originally scheduled to expire at the end of 2005, but was extended in December 2005 for an additional two years. On December 26, 2007, President George Bush approved the Terrorism Risk Insurance Program Reauthorization Act of 2007 (“TRIPRA”), extending TRIP through December 31, 2014 and also eliminated the distinction between foreign and domestic acts of terrorism.

TRIA voided in force terrorism exclusions as of November 26, 2002 for certified terrorism on all TRIA specified property and casualty business. TRIA required covered insurers to make coverage available for certified acts of terrorism on all new and renewal policies issued after TRIA was enacted. TRIA along with further extensions to TRIP, as noted above, allows us to assess a premium charge for terrorism coverage and, if the policyholder declines the coverage or fails to pay the buy-back premium, certified acts of terrorism may then be excluded from the policy, subject, however, to state specific requirements. Terrorism coverage cannot be excluded from workers’ compensation policies. Subject to a premium-based deductible and provided that we have otherwise complied with all the requirements as specified under TRIPRA, we are eligible for reimbursement by the Federal Government for up to 85% of our covered terrorism-related losses arising from a certified terrorist attack. Such payment by the government will, in effect, provide reinsurance protection on a quota share basis. Entitlement to such reimbursement ends once the aggregated insured losses for the entire insurance industry exceed $100 billion in a single program year.

We believe that TRIP and the related legislation has been an effective mechanism to assist policyholders and industry participants with the extreme contingent losses that might be caused by acts of terrorism. We cannot assure you that TRIPRA will be extended beyond 2014, and its expiration could have an adverse effect on us, our clients or the insurance industry.

Potential government intervention in our industry as a result of recent events and instability in the marketplace for insurance products could hinder our flexibility and negatively affect the business opportunities that may be available to us in the market.

Government intervention and the possibility of future government intervention have created uncertainty in the insurance and reinsurance markets. Government regulators are generally concerned with the protection of policyholders to the exclusion of other constituencies, including shareholders of insurers and reinsurers. While we cannot predict the exact nature, timing or scope of possible governmental initiatives, such proposals could adversely affect our business by, among other things:

•	Providing insurance and reinsurance capacity in markets and to consumers that we target, e.g., the creation or expansion of state or federal catastrophe funds such as those in Florida;

•	Requiring our participation in industry pools and guarantee associations;

•	Expanding the scope of coverage under existing policies;

•	Regulating the terms of insurance and reinsurance policies; or

•	Disproportionately benefiting the companies of one country over those of another.

The insurance industry is also affected by political, judicial and legal developments that may create new and expanded theories of liability, which may result in unexpected claims frequency and severity and delays or cancellations of products and services by insureds, insurers and reinsurers which could adversely affect our business.

Consolidation in the insurance industry could adversely impact us.

Insurance industry participants may seek to expand through mergers and acquisitions. Continued consolidation within the insurance industry will further enhance the already competitive underwriting environment as we would likely experience more robust competition from larger, better capitalized competitors. These consolidated entities may use their enhanced market power and broader capital base to negotiate price reductions for our products and services, and reduce their use of reinsurance, and as such, we may experience rate declines and possibly write less business.

Risks Related to Regulation

The regulatory regimes under which we operate, and potential changes thereto, could have a material adverse effect on our business.

Our insurance and reinsurance subsidiaries operate in 28 countries around the world as well as in all 50 U.S. states. Our operations in each of these jurisdictions are subject to varying degrees of regulation and supervision. The laws and regulations of the jurisdictions in which our insurance and reinsurance subsidiaries are domiciled require, among other things, that these subsidiaries maintain minimum levels of statutory capital, surplus and liquidity, meet solvency standards, submit to periodic examinations of their financial condition and restrict payments of dividends and reductions of capital. Statutes, regulations and policies that our insurance and reinsurance subsidiaries are subject to may also restrict the ability of these subsidiaries to write insurance and reinsurance policies, make certain investments and distribute funds.

In recent years, the U.S. insurance regulatory framework has come under increased federal scrutiny. In addition, some state legislatures have considered or enacted laws that may alter or increase state regulation of insurance and reinsurance companies and holding companies. Moreover, the National Association of Insurance Commissioners, which is the organization of insurance regulators from the 50 U.S. states, the District of Columbia and the four U.S. territories, as well as state insurance regulators regularly reexamine existing laws and regulations.

We may not be able to comply fully with, or obtain desired exemptions from, revised statutes, regulations and policies that govern the conduct of our business. Failure to comply with, or to obtain desired authorizations and/or exemptions under, any applicable laws could result in restrictions on our ability to do business or undertake activities that are regulated in one or more of the jurisdictions in which we operate and could subject us to fines and other sanctions. In addition, changes in the laws or regulations to which our insurance and reinsurance subsidiaries are subject, or in the interpretations thereof by enforcement or regulatory agencies, could have a material adverse effect on our business.

If our Bermuda operating subsidiaries become subject to insurance statutes and regulations in jurisdictions other than Bermuda or if there is a change in Bermuda law or regulations or the application of Bermuda law or regulations, there could be a significant and negative impact on our business.

XL Insurance (Bermuda) Ltd and XL Re Ltd, two of our wholly-owned operating subsidiaries, are registered Bermuda Class 4 insurers. As such, they are subject to regulation and supervision in Bermuda. Bermuda insurance statutes and the regulations and policies of the BMA require XL Insurance (Bermuda) Ltd and XL Re Ltd to, among other things:

•	maintain a minimum level of capital and surplus;

•	maintain solvency margins and liquidity ratios;

•	restrict dividends and distributions;

•	obtain prior approval regarding the ownership and transfer of shares;

•	maintain a principal office and appoint and maintain a principal representative in Bermuda;

•	file an annual statutory financial return; and

•	allow for the performance of certain periodic examinations of XL Insurance (Bermuda) Ltd and XL Re Ltd and their respective financial conditions.

These statutes and regulations may restrict our ability to write insurance and reinsurance policies, distribute funds and pursue our investment strategy.

We do not presently intend for XL Insurance (Bermuda) Ltd and XL Re Ltd to be admitted to do business in the United States, the United Kingdom or any jurisdiction other than Bermuda. However, we cannot provide assurance that insurance regulators in the United States, the United Kingdom or elsewhere will not review the activities of XL Insurance (Bermuda) Ltd or XL Re Ltd, their respective subsidiaries or their agents and claim that XL Insurance (Bermuda) Ltd or XL Re Ltd is subject to such jurisdiction’s licensing requirements. If any such claim is successful and XL Insurance (Bermuda) Ltd or XL Re Ltd must obtain licenses in a jurisdiction other than Bermuda, we may be subject to taxation in such jurisdiction.

In addition, XL Insurance (Bermuda) Ltd and XL Re Ltd are subject to indirect regulatory requirements imposed by jurisdictions that may limit their ability to provide insurance or reinsurance to that jurisdiction’s domestic insurers or reinsurers. For example, the ability of XL Insurance (Bermuda) Ltd and XL Re Ltd to write insurance or reinsurance may be subject, in certain cases, to a country’s limits on how much reinsurance can be purchased from non-domestic reinsurers or requirements that such non-domestic reinsurers collateralize their payment obligations to domestic ceding companies. If we are unable to collateralize or provide other credit support for these reinsurance clients on commercially reasonable terms, we could be limited in our ability to write business for some of our clients. Proposed legislation and regulations may have the effect of imposing additional requirements upon, or restricting the market for, non-domestic insurers or reinsurers with whom domestic companies place business.

Generally, Bermuda insurance statutes and regulations applicable to XL Insurance (Bermuda) Ltd and XL Re Ltd are less restrictive than those that would be applicable if they were governed by the laws of any state in the United States. If in the future we become subject to any insurance laws of the United States or any state thereof or of any other jurisdiction, we cannot provide assurance that we would be in compliance with such laws or that complying with such laws would not have a significant and negative effect on our business.

The process of obtaining licenses is very time consuming and costly and XL Insurance (Bermuda) Ltd and XL Re Ltd may not be able to become licensed in jurisdictions other than Bermuda should we choose to do so. The modification of the conduct of our business that would result if we were required or chose to become licensed in certain jurisdictions could significantly and negatively affect our financial condition and results of operations. In addition, our inability to comply with insurance statutes and regulations could significantly and adversely affect our financial condition and results of operations by limiting our ability to conduct business as well as subjecting us to penalties and fines.

Because XL Insurance (Bermuda) Ltd and XL Re Ltd are Bermuda companies, they are subject to changes in Bermuda law and regulation that may have an adverse impact on our operations, including through the imposition of tax liability or increased regulatory supervision. In addition, XL Insurance (Bermuda) Ltd and XL Re Ltd will be exposed to any changes in the political environment in Bermuda, including, without limitation, changes as a result of the independence issues currently being discussed in Bermuda. The Bermuda insurance and reinsurance regulatory framework recently has become subject to increased scrutiny in many jurisdictions, including the United Kingdom. While we cannot predict the future impact on our operations of changes in the laws and regulation to which we are or may become subject, any such changes could have a material adverse effect on our business, financial condition and results of operations.

Changes in current accounting practices and future pronouncements may materially impact our reported financial results.

Unanticipated developments in accounting practices may require us to incur considerable additional expenses to comply with such developments, particularly if we are required to prepare information relating to prior periods for comparative purposes or to apply the new requirements retroactively. The impact of changes in current accounting practices and future pronouncements cannot be predicted but may affect the calculation of net income, net equity, and other relevant financial statement line items. In particular, recent guidance and ongoing projects put in place by standard setters globally have indicated a possible move away from the current insurance accounting models toward more “fair value” based models which could introduce significant volatility in the earnings of insurance industry participants.

Risks Related to Taxation

We and our Bermuda insurance subsidiaries may become subject to taxes in Bermuda after March 28, 2016, which may have a material adverse effect on our financial condition, results of operations and your investment.

We and our Bermuda insurance subsidiaries have received from the Ministry of Finance in Bermuda exemptions from any Bermuda taxes that might be imposed on profits, income or any capital asset, gain or appreciation until March 28, 2016. The exemptions are subject to the proviso that they are not construed so as to prevent the application of any tax or duty to such persons as are ordinarily resident in Bermuda (we and our Bermuda insurance subsidiaries are not so currently designated) and to prevent the application of any tax payable in accordance with the provisions of The Land Tax Act 1967 or otherwise payable in relation to the land leased to us and our Bermuda insurance subsidiaries. We, as a permit company under The Companies Act 1981 of Bermuda, have received similar exemptions, which are effective until March 28, 2016. We and our Bermuda insurance subsidiaries are required to pay certain annual Bermuda government fees and certain business fees as an insurer under The Insurance Act 1978 of Bermuda. Currently there is no Bermuda withholding tax on dividends paid by our Bermuda insurance subsidiaries to us. Given the limited duration of the Ministry of Finance’s assurance, we cannot be certain that we or our Bermuda insurance subsidiaries will not be subject to any Bermuda tax after March 28, 2016. Such taxation could have a material adverse effect on our financial condition, results of operations and the price of our ordinary shares.

We may become subject to taxes in the Cayman Islands after June 2, 2018, which may have a material adverse effect on our results of operations and your investment.

Under current Cayman Islands law, we are not obligated to pay any taxes in the Cayman Islands on our income or gains. We have received an undertaking from the Governor-in-Council of the Cayman Islands pursuant to the provisions of the Tax Concessions Law, as amended, that until June 2, 2018, (i) no subsequently enacted law imposing any tax on profits, income, gains or appreciation shall apply to us and (ii) no such tax and no tax in the nature of an estate duty or an inheritance tax shall be payable on any of our ordinary shares, debentures or other obligations. Under current law, no tax will be payable on the transfer or other disposition of our ordinary shares. The Cayman Islands currently impose stamp duties on certain categories of documents; however, our current operations do not involve the payment of stamp duties in any material amount. The Cayman Islands also currently impose an annual corporate fee upon all exempted companies incorporated in the Cayman Islands. Given the limited duration of the undertaking from the Governor-in-Council of the Cayman Islands, we cannot be certain that we will not be subject to any Cayman Islands tax after June 2, 2018. Such taxation could have a material adverse effect on our financial condition, results of operations and your investment.

We and our Bermuda insurance subsidiaries may become subject to U.S. tax, which may have a material adverse effect on our results of operations and your investment.

We take the position that neither we nor any of our Bermuda insurance subsidiaries are engaged in a U.S. trade or business through a U.S. permanent establishment. Accordingly, we take the position that none of our Bermuda insurance subsidiaries should be subject to U.S. tax (other than U.S. excise tax on insurance and reinsurance premium income attributable to insuring or reinsuring U.S. risks and U.S. withholding tax on some types of U.S. source investment income). However, because there is considerable uncertainty as to the activities that constitute being engaged in a trade or business within the United States, we cannot be certain that the U.S. Internal Revenue Service (the “IRS”) will not contend successfully that we or any of our Bermuda insurance subsidiaries are engaged in a trade or business in the United States. If we or any of our Bermuda insurance subsidiaries were considered to be engaged in a trade or business in the United States, any such entity could be subject to U.S. corporate income and additional branch profits taxes on the portion of its earnings effectively connected to such U.S. business, in which case our financial condition and results of operations could be materially adversely affected. See “Certain Tax Considerations—Taxation of XL Capital and XL—United States.”

The Organisation for Economic Co-operation and Development is considering measures that might change the manner in which we are taxed.

On July 17, 2008, the Organisation for Economic Co-operation and Development (the “OECD”) issued the final version of its “Report on the Attribution of Profits to Permanent Establishments” (the “Report”). The Report is the final report on the OECD’s project to establish a broad consensus regarding the interpretation and practical application of Article 7 of the OECD Model Tax Convention on Income and on Capital (“Article 7”). Article 7 sets forth international tax principles for attributing profits to a permanent establishment and forms the basis of an extensive network of bilateral income tax treaties between OECD member countries and between many OECD member and non-member countries. Part IV of the Report addresses the attribution of profits to a permanent establishment of an enterprise that conducts insurance activities.

The OECD has undertaken to implement the conclusions of the Report in two phases. First, to provide improved certainty for the interpretation of existing treaties based on the current text of Article 7, the OECD has revised the commentary to the current version of Article 7 to take into account the conclusions of the Report that do not conflict with the existing interpretation of Article 7 reflected in the previous commentary. Second, to reflect the full conclusions of the Report, the OECD intends to issue a new version of Article 7 and related commentary to be used in the negotiation of new treaties and amendments to existing treaties. A discussion draft of the new Article 7 and related commentary was released on July 7, 2008, and the final version of this new Article 7 is expected to be released in 2010. The final version of new Article 7 might include provisions that could change the manner in which we are taxed.

If an investor acquires 10% or more of our ordinary shares, it may be subject to taxation under the “controlled foreign corporation” (the “CFC”) rules.

Under certain circumstances, a U.S. person who owns 10% or more of the voting power of a foreign corporation that is a CFC (a foreign corporation in which 10% U.S. shareholders own more than 50% of the voting power of the foreign corporation or more than 25% of a foreign insurance company) for an uninterrupted period of 30 days or more during a taxable year must include in gross income for U.S. federal income tax purposes such “10% U.S. Shareholder’s” pro rata share of the CFC’s “subpart F income,” even if the subpart F income is not distributed to such 10% U.S. Shareholder, if such 10% U.S. Shareholder owns (directly or indirectly through foreign entities) any shares of the foreign corporation on the last day of the corporation’s taxable year. “Subpart F income” of a foreign insurance corporation typically includes foreign personal holding company income (such as interest, dividends and other types of passive income), as well as insurance and reinsurance income (including underwriting and investment income) attributable to the insurance of risks situated outside the CFC’s country of incorporation. Ownership of the units being issued in these offerings (or ownership of the 7.00% Equity Security Units we issued in 2005) by a U.S. person may cause such person to be treated for U.S. federal income tax purposes as the owner of our ordinary shares prior to the purchase contract settlement date. For purposes of interpreting the voting restrictions in our Articles of Association, we intend to treat the ordinary shares issuable upon settlement of a purchase contract underlying a unit as currently owned by the holder of that unit. See “Certain Tax Considerations—Taxation of Shareholders—Ownership and Disposition of Ordinary Shares—Classification as a Controlled Foreign Corporation.”

We believe that because of the dispersion of our share ownership, provisions in our organizational documents that limit voting power and other factors, no U.S. person or U.S. partnership that acquires our shares directly or indirectly through one or more foreign entities should be required to include its “subpart F income” in income under the CFC rules of the Code. See “Description of XL Capital Ordinary Shares” in the accompanying prospectus for a description of these provisions. It is possible, however, that the IRS could challenge the effectiveness of these provisions and that a court could sustain such a challenge, in which case an investor’s investment could be materially adversely affected, if the investor is considered to own 10% or more of our shares.

U.S. Persons who hold shares will be subject to adverse tax consequences if we are considered to be a Passive Foreign Investment Company (a “PFIC”) for U.S. federal income tax purposes.

If we are considered a PFIC for U.S. federal income tax purposes, a U.S. person who owns any of our shares will be subject to adverse tax consequences, including a greater tax liability than might otherwise apply and tax on amounts in advance of when tax would otherwise be imposed, in which case an investor’s investment could be materially adversely affected. In addition, if we were considered a PFIC, upon the death of any U.S. individual owning shares, such individual’s heirs or estate would not be entitled to a “step-up” in the basis of the shares which might otherwise be available under U.S. federal income tax laws. We believe that we are not, have not been, and currently do not expect to become, a PFIC for U.S. federal income tax purposes. We cannot provide absolute assurance, however, that we will not be deemed a PFIC by the IRS. If we were considered a PFIC, it could have material adverse tax consequences for an investor that is subject to U.S. federal income taxation. There are currently no regulations regarding the application of the PFIC provisions to an insurance company. New regulations or pronouncements interpreting or clarifying these rules may be forthcoming. We cannot predict what impact, if any, such guidance would have on an investor that is subject to U.S. federal income taxation. See “Certain Tax Considerations—Taxation of Shareholders—United States—Taxation of U.S. Holders of Ordinary Shares—Ownership and Dispositions of Ordinary Shares—Passive Foreign Investment Companies.”

There is U.S income tax risk associated with reinsurance between U.S. insurance companies and their Bermuda affiliates.

Congress has periodically considered legislation intended to eliminate certain perceived tax advantages of Bermuda insurance companies and U.S. insurance companies with Bermuda affiliates, including perceived tax benefits resulting principally from reinsurance between or among U.S. insurance companies and their Bermuda affiliates. In this regard, section 845 of the Code was amended in 2004 to permit the IRS to reallocate, recharacterize or adjust items of income, deduction or certain other items related to a reinsurance agreement between related parties to reflect the proper “amount, source or character” for each item (in contrast to prior law, which only covered “source and character”). If the IRS were to successfully challenge our reinsurance arrangements under section 845, our financial condition and results of operations could be materially adversely affected and the price of our ordinary shares could be adversely affected.

There are U.S. income tax risks associated with the related person insurance income of our non-U.S. insurance subsidiaries.

If (i) the related person insurance income, which we refer to as “RPII,” of any one of our non-U.S. insurance subsidiaries were to equal or exceed 20% of that subsidiary’s gross insurance income in any taxable year and (ii) U.S. persons were treated as owning 25% or more of the subsidiary’s stock (by vote or value), a U.S. person who owns any ordinary shares, directly or indirectly, on the last day of such taxable year on which the 25% threshold is met would be required to include in its income for U.S. federal income tax purposes that person’s ratable share of that subsidiary’s RPII for the taxable year, determined as if that RPII were distributed proportionately only to U.S. holders at that date, regardless of whether that income is distributed. The amount of RPII earned by a subsidiary (generally premium and related investment income from the direct or indirect insurance or reinsurance of any direct or indirect U.S. holder of shares of that subsidiary or any person related to that holder) would depend on a number of factors, including the identity of persons directly or indirectly insured or reinsured by that subsidiary. Although we do not believe that the 20% threshold will be met in respect of any of our non-U.S. insurance subsidiaries, some of the factors that may affect the result in any period may be beyond our control. Consequently, we cannot provide absolute assurance that we will not exceed the RPII threshold in any taxable year.

The RPII rules provide that if a holder who is a U.S. person disposes of shares in a non-U.S. insurance corporation that had RPII (even if the 20% gross income threshold was not met) and met the 25% ownership threshold at any time during the five-year period ending on the date of disposition, and the holder owned any stock at such time, any gain from the disposition will generally be treated as a dividend to the extent of the holder’s share (taking into account certain rules for determining a U.S. holder’s share of RPII) of the corporation’s undistributed earnings and profits that were accumulated during the period that the holder owned the shares (possibly whether or not those earnings and profits are attributable to RPII). In addition, such a shareholder will be required to comply with specified reporting requirements, regardless of the amount of shares owned. We believe that these rules should not apply to dispositions of our ordinary shares because XL Capital is not itself directly engaged in the insurance business. We cannot provide absolute assurance, however, that the IRS will not successfully assert that these rules apply to dispositions of our ordinary shares. See “Certain Tax Considerations—Taxation of Shareholders—United States—Taxation of U.S. Holders of Ordinary Shares—Ownership and Dispositions of Ordinary Shares—Related Person Insurance Income.”

Changes in U.S. tax law might adversely affect an investment in our shares.

The tax treatment of non-U.S. companies and their U.S. and non-U.S. insurance subsidiaries has been the subject of Congressional discussion and legislative proposals. For example, one legislative proposal would impose additional limits on the deductibility of interest by foreign-owned U.S. corporations. Another legislative proposal would treat a non-U.S. corporation as a U.S. corporation for U.S. federal income tax purposes if it were considered to be primarily managed and controlled in the U.S. We cannot assure you that future legislative action will not increase the amount of U.S. tax payable by us. If this happens, our financial condition and results of operations could be materially adversely affected.

Additionally, the U.S. federal income tax laws and interpretations, including those regarding whether a company is engaged in a trade or business (or has a permanent establishment) within the United States or is a PFIC, or whether U.S. holders would be required to include in their gross income “subpart F income” or the RPII of a CFC, are subject to change, possibly on a retroactive basis. There are currently no regulations regarding the application of the PFIC rules to insurance companies and the regulations regarding RPII are still in proposed form. New regulations or pronouncements interpreting or clarifying such rules may be forthcoming. We cannot be certain if, when or in what form such regulations or pronouncements may be provided and whether such guidance will have a retroactive effect.

Risks Related to our Ordinary Shares

Provisions in our Articles of Association may reduce the voting rights of our ordinary shares.

Our Articles of Association generally provide that shareholders have one vote for each ordinary share held by them and are entitled to vote, on a non-cumulative basis, at all meetings of shareholders. However, the voting rights exercisable by a shareholder may be limited so that certain persons or groups are not deemed to hold 10% or more of the voting power conferred by our ordinary shares. Under these limitations, some shareholders may have less than one vote for each ordinary share held by them. Moreover, these limitations could have the effect of reducing the voting power of some shareholders who would not otherwise be subject to such limitations by virtue of their direct share ownership. See “Description of XL Capital Ordinary Shares” in the accompanying prospectus.

Provisions in our Articles of Association may restrict the ownership and transfer of our ordinary shares.

Our Articles of Association provide that our Board of Directors shall decline to register a transfer of shares if it appears to our Board of Directors, whether before or after such transfer, that the effect of such transfer would be to increase the number of shares owned or controlled by any person to 10% or more of any class of voting shares, the total issued shares of XL Capital Ltd or the voting power of XL Capital Ltd. In addition, our Articles of Association also provide that if, and for so long as, the votes conferred on any person by the ownership or control of our shares (including any preference ordinary shares) constitute 10% or more of the votes conferred by our issued shares, each such share held by such person shall confer only a fraction of the vote that would otherwise be conferred, as determined by the formula described in our Articles of Association, and such voting rights will continue to be readjusted until no shareholder’s voting rights exceed this limitation as a result of such reduction. Notwithstanding the foregoing, our Board of Directors may make such final adjustments to the aggregate number of votes conferred on any person by the ownership or control of shares that they consider fair and reasonable, in the light of all applicable circumstances, to ensure that such votes represent less than 10% of the aggregate voting power of the votes conferred by all our issued shares. See “Description of XL Capital Ordinary Shares” in the accompanying prospectus. For these purposes, references to ownership or control of our shares mean ownership within the meaning of Section 958 of the Code and Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

Certain provisions in our charter documents and Rights Agreement could, among other things, impede an attempt to replace our directors or to effect a change of control, which could diminish the value of our ordinary shares.

Our articles of association contain provisions that may make it more difficult for shareholders to replace directors and could delay or prevent a change of control that a shareholder might consider favorable. These provisions include a staggered board of directors, limitations on the ability of shareholders to remove directors, limitations on voting rights and certain transfer restrictions on our ordinary shares. In addition, certain provisions in our Rights Agreement could delay or prevent a change of control that a shareholder might consider favorable. These provisions may prevent a shareholder from receiving the benefit of any premium over the market price of our ordinary shares offered by a bidder in connection with a potential takeover. Even in the absence of a takeover attempt or an attempt to effect a change in management, these provisions may adversely affect the prevailing market price of our ordinary shares if they are viewed as discouraging takeover attempts in the future. See “Description of XL Capital Ordinary Shares” in the accompanying prospectus and “Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities” in our Annual Report filed on Form 10-K for the year ended December 31, 2007, which is incorporated by reference in this prospectus supplement and the accompanying prospectus. In addition, insurance regulations in certain jurisdictions may also delay or prevent a change of control or limit the ability of a shareholder to acquire in excess of specified amounts of our ordinary shares.

It may be difficult to enforce judgments against XL Capital Ltd or its directors and executive officers.

XL Capital Ltd is incorporated pursuant to the laws of the Cayman Islands and our principal executive offices are in Bermuda. In addition, certain of our directors and officers reside outside the United States and a substantial portion of our assets and the assets of such directors and officers are located outside the United States. As such, it may be difficult or impossible to effect service of process within the United States upon those persons or to recover on judgments of U.S. courts against us or our directors and officers, including judgments predicated upon civil liability provisions of U.S. federal securities laws. We have been advised by our Cayman counsel that there is doubt as to whether the courts of the Cayman Islands would enforce:

•

judgments of U.S. courts based upon the civil liability provisions of U.S. federal securities laws obtained in actions against XL Capital Ltd or its directors and officers who reside outside the United States; or

•	original actions brought in the Cayman Islands against these persons or XL Capital Ltd predicated solely upon U.S. federal securities laws.

We have also been advised that there is no treaty in effect between the United States and the Cayman Islands providing for such enforcement and there are grounds upon which Cayman Islands courts may not enforce judgments of United States courts. Some remedies available under the laws of U.S. jurisdictions, including some remedies available under U.S. federal securities laws, may not be allowed in Cayman Islands courts as contrary to public policy.

U.S. persons who own our ordinary shares may have more difficulty protecting their interests than U.S. persons who are shareholders of a U.S. corporation.

The law applicable to companies established in the Cayman Islands, under which we are governed, differs in certain material respects from laws generally applicable to U.S. corporations and their shareholders. These differences include the manner in which directors must disclose transactions in which they have an interest and their ability to vote notwithstanding a conflict of interest, the rights of shareholders to bring class action and derivative lawsuits and the scope of indemnification available to directors and officers.

Future sales of shares of our ordinary shares, including ordinary shares held by our insiders or shares issued to SCA in connection with the SCA Agreement, may depress the price of our ordinary shares.

Any sales of a substantial number of ordinary shares, or the perception that those sales might occur, may cause the market price of our ordinary shares to decline.

Although SCA has agreed not to sell the 8,000,000 newly issued ordinary shares it will receive as part of the SCA Agreement prior to the expiration of the 180-day lock up period, the lock-up agreement is only a contractual agreement, which could be waived by us and Goldman, Sachs & Co. and UBS Securities LLC at an earlier time without prior public notice or announcement and allow SCA to sell ordinary shares prior to the expiration of such period. In addition, certain of our executive officers and directors have entered into a lock-up agreement with the underwriters not to sell ordinary shares for a period of 90 days, but those lock-up agreements are subject to certain exceptions and could be waived by the underwriters at an earlier time, allowing our executive officers or directors to sell ordinary shares prior to the expiration of the 90-day lock up period. Any such sales prior to or following the expiration of the applicable lock-up periods, if significant, could reduce the market price for our ordinary shares. For a more detailed description of the lock-up agreements, see “Underwriting.”

Risks Related to the Units

You will bear the entire risk of a decline in the price of our ordinary shares.

If you purchase units, you will have an obligation to buy our ordinary shares pursuant to the purchase contract at a fixed price. The market value of the ordinary shares you will purchase on the stock purchase date may be materially lower than the price per share that the purchase contract requires you to pay. If the average of the closing price per ordinary share over the 20 trading-day period ending on the third trading day immediately preceding the stock purchase date is less than $16.00 per share, on the stock purchase date, you will be required to purchase ordinary shares at a price per share of $16.00. Accordingly, a holder of units assumes the entire risk that the market value of our ordinary shares may decline and that the decline could be substantial.

You will receive only a portion of any appreciation in our ordinary share price.

Assuming we have not previously fixed the settlement rate as set forth under “Description of the Equity Security Units—Fixed Settlement Rate Option Upon an Accounting Event,” the aggregate market value of the ordinary shares you will receive upon settlement of a purchase contract generally will exceed the stated amount of $25 only if the average of the closing price per ordinary share over the 20 trading-day period ending on the third trading day immediately preceding the stock purchase date equals or exceeds $18.88, which we refer to as the “threshold appreciation price.” The threshold appreciation price represents an appreciation of 18% over $16.00. If the applicable average closing price exceeds $16.00, which we refer to as the “reference price,” but falls below the threshold appreciation price, you will realize no equity appreciation on the ordinary shares for the period during which you own a unit.

Furthermore, if the applicable average closing price exceeds the threshold appreciation price, the value of our ordinary shares that you will receive under the purchase contract will be approximately 85% of the value of the ordinary shares that you could have purchased with $25 in the ordinary share offering. During the period prior to settlement, an investment in the units affords less opportunity for equity appreciation than a direct investment in our ordinary shares.

You may suffer dilution of the ordinary shares issuable upon settlement of your purchase contract.

The number of ordinary shares issuable upon settlement of your purchase contract is subject to adjustment only for stock splits and combinations, stock dividends and specified other transactions that significantly modify our capital structure. The number of ordinary shares issuable upon settlement of each purchase contract is not subject to adjustment for other events, including employee stock option grants, ordinary dividends other than in excess of a threshold amount, offerings of ordinary shares for cash or in connection with acquisitions, the issuance of ordinary shares to SCA as part of the SCA Agreement or other transactions that may adversely affect the price of our ordinary shares. The terms of the units do not restrict our ability to offer ordinary shares in the future or to engage in other transactions that could dilute the ordinary shares. We have no obligation to consider the interests of the holders of the units in engaging in any such offering or transaction. If we issue additional ordinary shares, such issuance may materially and adversely affect the price of our ordinary shares and, because of the relationship of the number of ordinary shares holders are to receive on the stock purchase date to the price of our ordinary shares, such other events may adversely affect the trading price of the units.

You will have no rights as holders of our ordinary shares but will be subject to all changes with respect to our ordinary shares.

Until you acquire ordinary shares upon settlement of your purchase contract, you will have no rights with respect to our ordinary shares, including voting rights, rights to respond to tender offers and rights to receive any dividends or other distributions on our ordinary shares. The declaration and payment of future dividends by us will be at the discretion of our board of directors and will depend upon many factors, including our earnings, financial condition, business needs, capital and surplus requirements of our operating subsidiaries and contractual and regulatory restrictions. Only holders of our ordinary shares, not holders of units, will receive such dividends. Upon settlement of your purchase contract, you will be entitled to exercise the rights of a holder of our ordinary shares only as to actions for which the record date occurs after the settlement date. For example, in the event that an amendment is proposed to our memorandum and articles of association requiring shareholder approval and the record date for determining the shareholders of record entitled to vote on the amendment occurs prior to delivery of the ordinary shares, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our ordinary shares.

We have the right to fix the settlement rate prior to the stock purchase date if an accounting event occurs and is continuing.

If an accounting event occurs and is continuing at any time prior to the earlier of a successful remarketing of the senior notes or the stock purchase date, we may elect to fix the settlement rate according to a formula based on the Black-Scholes option pricing model, which is a function of several variables, including the market price of our ordinary shares, our dividend yield, the remaining maturity of the purchase contract, the “risk-free rate” and the volatility of our ordinary shares. Once we have fixed the settlement rate, the number of shares that you are required to purchase upon settlement of the purchase contract no longer will depend on the price of our ordinary shares. Accordingly, even if the price of our ordinary shares subsequently declines, you will be required to purchase a number of ordinary shares equal to the fixed accounting event settlement rate. In no event will the fixed accounting event settlement rate be greater than 1.5625 shares, subject to adjustment as described in “Description of the Equity Security Units—Anti-dilution Adjustments.”

Your pledged securities will be encumbered.

Although holders of units will hold beneficial ownership interests in the underlying pledged senior notes or treasury securities, such holders will pledge those securities with the collateral agent to secure their obligations under the related purchase contracts. Therefore, for so long as the purchase contracts remain in effect, holders will not be allowed to withdraw their ownership interest in the pledged senior notes or treasury securities from this pledge arrangement, except upon substitution of other securities as described in this prospectus supplement.

The purchase contract agreement will not be qualified under the Trust Indenture Act. The obligations of the purchase contract agent will be limited.

The purchase contract agreement relating to the units will not be qualified under the Trust Indenture Act. The purchase contract agent under the purchase contract agreement, who will act as the agent and the attorney-in-fact for the holders of the units, will not be qualified as a trustee under the Trust Indenture Act. Accordingly, holders of the units will not have the benefits of the protections of the Trust Indenture Act other than to the extent applicable to a senior note included in a unit (which includes those protections identified below) or as specified in the purchase contract agreement. Under the terms of the purchase contract agreement, the purchase contract agent will have only limited obligations to the holders of the units.

If a security is issued under an indenture, you as a holder would generally have the following additional protections: (1) provisions that obligate an indenture trustee, within 90 days of ascertaining that it has a “conflicting interest,” to either eliminate the conflicting interest or resign; (2) provisions that prevent an indenture trustee that is also a creditor of the issuer from improving its own credit position at the expense of you as the security holder immediately before or after an indenture default; and (3) the requirement that the indenture trustee deliver reports at least once a year with respect to the indenture trustee and the securities issued under the indenture.

The secondary market for the units may be illiquid.

We are unable to predict how the units will trade in the secondary market or whether that market will be liquid or illiquid. There is currently no secondary market for the units. Although we have applied to list the normal units on the New York Stock Exchange, we have no obligation or current intention to apply for any separate listing of the stripped units or the senior notes on any stock exchange; however, in the event that either of these securities is separately traded to a sufficient extent that applicable exchange listing requirements are met, we will attempt to cause those securities to be listed on the exchange on which the normal units are then listed. We can give you no assurance as to the liquidity of any market that may develop for the normal units, the stripped units or the senior notes, your ability to sell such securities or whether a trading market, if it develops, will continue. In addition, in the event that sufficient numbers of normal units are converted to stripped units, the liquidity of normal units could decrease. It is possible that the normal units, and the stripped units or senior notes if they are ever listed, could be delisted from the New York Stock Exchange or that trading in the normal units, stripped units or senior notes could be suspended as a result of elections to create stripped units or recreate normal units through the substitution of collateral that causes the number of these securities to fall below the applicable requirements for listed securities on the New York Stock Exchange.

Holders of senior notes have only limited rights of acceleration.

Holders of senior notes may accelerate payment of the principal and accrued and unpaid interest on the senior notes only upon the occurrence and continuation of an event of default. An event of default is generally limited to payment defaults, breaches of specific covenants and specific events of bankruptcy, certain cross-acceleration with respect to our other indebtedness, insolvency and reorganization relating to us.

Delivery of securities is subject to potential delay if we become subject to a bankruptcy proceeding.

Notwithstanding the automatic termination of the purchase contracts, if we become the subject of a case under the U.S. Bankruptcy Code, the imposition of an automatic stay under Section 362 of the Bankruptcy Code, if applicable, or any court ordered stay, may delay the delivery to you of your securities being held as collateral under the pledge arrangement and such delay may continue until the automatic stay or other stay has been lifted. The automatic stay or other stay will not be lifted until such time as the relevant bankruptcy judge agrees to lift it and return the collateral to you.

Upon a successful remarketing of the senior notes, the terms of your senior notes may be modified even if you elect not to participate in the remarketing.

When we attempt to remarket the senior notes, the remarketing agent will agree to use its reasonable best efforts to sell the senior notes included in the remarketing. In connection with the remarketing, we and the remarketing agent may materially change the terms of the senior notes, including their interest rate, maturity date and optional redemption provisions. See “Description of the Senior Notes—Remarketing.” If the remarketing is successful, the modified terms will apply to all the senior notes, even if they were not included in the remarketing. However, holders of the senior notes must elect to participate in the remarketing before knowing what the modified terms of the senior notes will be. You may determine that the revised terms, to which all holders of senior notes will be subject, are not as favorable to you as you would deem appropriate.

We may redeem the senior notes upon the occurrence of a special event.

We have the option to redeem the senior notes on not less than 30 days’ or more than 60 days’ prior written notice, in whole but not in part, at any time that a special event has occurred and is continuing under the circumstances described in this prospectus supplement. See “Description of the Senior Notes—Special Event Redemption.” If we exercise this option to redeem, the senior notes will be redeemed at the redemption price described later in this prospectus supplement. If the senior notes are redeemed, we will pay the redemption price in cash to the holders of ownership interests in the senior notes. If the special event redemption occurs prior to the stock purchase date, the redemption price payable to you as a holder of the normal units will be distributed to the collateral agent, who in turn will apply an amount equal to the redemption price to purchase a portfolio of zero-coupon U.S. treasury securities on your behalf and will remit the remainder of the redemption price, if any, to you, and these treasury securities will be substituted for the senior notes as collateral to secure your obligations under the purchase contracts related to the normal units held by you. If your senior notes are not components of normal units, you, rather than the collateral agent, will receive the related redemption payments. We can give you no assurance as to the effect on the market prices for the normal units if we substitute the treasury securities as collateral in place of any senior notes so redeemed. A special event redemption will be a taxable event to the holders of the senior notes.

The delivery of shares at the fundamental change early settlement rate upon a fundamental change early settlement may not adequately compensate you.

If a fundamental change (as defined below under “Description of the Equity Security Units—Early Settlement upon Fundamental Change”) occurs and you exercise your fundamental change early settlement right, you will be entitled to additional value through an increase in the settlement rate unless the stock price (as defined below under “Description of the Equity Security Units—Early Settlement upon Fundamental Change”) is greater than $100.00 per share (subject to adjustment) or less than $10.00 per share (subject to adjustment), as described under “Description of the Equity Security Units—Early Settlement upon Fundamental Change.” Although the increased settlement rate is designed to compensate you for the lost value of your units as a result of the fundamental change, this feature may not adequately compensate you for such loss.

Because we are a holding company and substantially all of our obligations are conducted by our subsidiaries, our obligations under the senior notes and the purchase contracts are effectively subordinated to the obligations of our subsidiaries.

We currently conduct substantially all of our operations through our subsidiaries and our subsidiaries generate substantially all of our operating income and cash flow. Our ability to pay our obligations under the purchase contracts and senior notes (and our ability to pay dividends on our ordinary shares) depends on our ability to obtain cash dividends or other cash payments or obtain loans from our subsidiaries, which are separate and distinct legal entities that will have no obligation to pay any dividends or to lend or advance us funds and which may be restricted from doing so by contract, including other financing arrangements, charter provisions or applicable legal or regulatory requirements and may also depend on the financial condition of our subsidiaries. See “—Risks Related to the Company—Because we are a holding company, if our subsidiaries do not make dividend and other payments to us, we may not be able to pay dividends or make payments on our debt securities and other obligations.”

In addition, because we are a holding company, except to the extent that we have priority or equal claims against our subsidiaries as a creditor, our obligations under the senior notes and the purchase contracts will be effectively subordinated to the obligations of our subsidiaries.

Our obligations with respect to the contract adjustment payments will be subordinate and junior in right of payment to our obligations under our senior indebtedness as described under “Description of the Equity Security Units—Current Payments.”

As of June 30, 2008, the aggregate amount of our outstanding consolidated indebtedness for money borrowed was approximately $2.9 billion. All such outstanding indebtedness is unsecured and unsubordinated. As of June 30, 2008, the aggregate amount of outstanding indebtedness for money borrowed of our subsidiaries (other than XL Capital Finance (Europe) plc) that would effectively rank senior to the senior debt issued under the senior debt indenture was approximately $255 million. The senior notes would also be structurally subordinated to losses and loss expenses and other obligations of our subsidiaries.

Any deterioration in our financial condition could make it more difficult to remarket the senior notes successfully. Unless the purchase contracts are terminated because of our bankruptcy, insolvency or reorganization, on the stock purchase date we will issue the required number of ordinary shares notwithstanding any decline in value of the senior notes included in the normal units. Nevertheless, any deterioration in our financial condition would have an adverse impact on the value of separate notes.

We may defer contract adjustment payments.

We have the option to defer the payment of all or part of the contract adjustment payments on the purchase contracts forming a part of the units until no later than the stock purchase date. However, deferred contract adjustment payments will accrue additional contract adjustment payments at the rate of 10.75% per year (compounded quarterly) until paid. If the purchase contracts are terminated due to our bankruptcy, insolvency or reorganization or are settled early, the right to receive contract adjustment payments and deferred contract adjustment payments, if any, will also terminate and, except in the case of a merger early settlement, you will not receive any accrued and unpaid contract adjustment payments.

The U.S. federal income tax consequences of the purchase, ownership and disposition of the units are unclear.

There is only one published revenue ruling addressing the treatment of instruments similar to the units. No other statutory, judicial or administrative authority directly addresses the treatment of the units or instruments similar to the units for U.S. federal income tax purposes. As a result, the U.S. federal income tax consequences of the purchase, ownership and disposition of the units are unclear. You are urged to consult your tax advisor concerning the tax consequences of an investment in the units.

You may have to pay U.S. federal income taxes with respect to deemed distributions that you do not receive.

As discussed in “Price Range of Ordinary Shares and Dividends,” the payment of future dividends on our ordinary shares is subject to the discretion of our board of directors. If we pay dividends with respect to our ordinary shares in an aggregate amount in excess of $0.19 per share in any quarter, we will adjust the settlement rate with respect to your purchase contract to account for such dividends. Upon such an adjustment, you may be required to include an amount in income for federal income tax purposes, notwithstanding that you do not receive any cash or other property with respect to such dividends. For further details, see “Certain Tax Considerations.”

The trading price of the senior notes may not fully reflect the value of their accrued but unpaid interest.

The senior notes may trade at a price that does not fully reflect the value of their accrued but unpaid interest. If you dispose of your senior notes between record dates for interest payments, you will be required to include in gross income for U.S. federal income tax purposes accrued interest through the date of disposition as ordinary income.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 (“PSLRA”) provides a “safe harbor” for forward-looking statements. Any prospectus, prospectus supplement, our Annual Report to ordinary shareholders, any proxy statement, any Form 10-K, Form 10-Q or Form 8-K of our or any other written or oral statements made by or on behalf of us may include forward-looking statements that reflect our current views with respect to future events and financial performance. Such statements include forward-looking statements both with respect to us in general, and to the insurance and reinsurance sectors in particular (both as to underwriting and investment matters). Statements that include the words “expect,” “intend,” “plan,” “believe,” “project,” “anticipate,” “will,” “may” and similar statements of a future or forward-looking nature identify forward-looking statements for purposes of the PSLRA or otherwise.

All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in such statements. We believe that these factors include, but are not limited to, the following:

•	changes in ratings, rating agency policies or practices;

•	the risk of volatility in our income and earnings;

•	loss of business and/or decline in market position;

•	acceptance of our products and services, including new products and services;

•	changes in capital requirements whether resulting from downgrades in our insured portfolio or changes in rating agencies’ ratings criteria or other reasons;

•	changes to the size and frequency of our claims relating to natural and man-made disasters;

•

greater frequency or severity of claims and loss activity, including as a result of natural or man-made catastrophic events, than our underwriting, reserving or investment practices anticipate based on historical experience or industry data;

•	the effects of business disruption or economic contraction due to war, terrorism or other hostilities;

•	failure of our underwriting and risk management strategies;

•	actual claims in excess of our loss reserves;

•

greater risk of loss in connection with obligations guaranteed by certain of our insurance company operating affiliates due to recent deterioration in the credit markets stemming from the poor performance of sub-prime residential mortgage loans and from developments in bankruptcy proceedings of companies insofar as they affect property and casualty insurance and reinsurance coverages or claims that we may have as a counterparty;

•	risks related to any potential challenge to the enforceability of the SCA Agreement and the related commutations and releases or related litigation;

•	the timing of claims payments being faster or the receipt of reinsurance recoverables being slower than anticipated by us;

•	the risk that we may be required to raise additional capital, and the potential dilutive effect such activity may have on our outstanding equity capital and/or future earnings;

•	the projected amount of ceded reinsurance recoverables and the ratings and creditworthiness of reinsurers may change;

•	the timely and full recoverability of reinsurance placed by us with third parties, or other amounts due to us;

•	changes in the availability, cost or quality of reinsurance;

•	default by one or more of our portfolio investments, insured issuers, counterparties or reinsurers;

•	credit risk throughout our business generally;

•	change in our investment performance;

•

developments in the world’s financial and capital markets that adversely affect the performance of our investments and our access to such markets, including, but not limited to, further market developments relating to sub-prime and residential mortgages;

•	availability of borrowings and letters of credit under our credit facilities and availability of additional capital;

•	the potential impact of variable interest entities or other off-balance sheet arrangements on us;

•	changes in general economic conditions, including inflation, foreign currency exchange rates, interest rates in the United States and abroad, the credit environment and other factors;

•	the risk of litigation and regulatory inquiries or investigations, and the risk of adverse outcomes in connection therewith;

•	loss of key personnel;

•	increased competition on the basis of pricing, capacity, coverage terms or other factors;

•	trends in rates for property and casualty insurance and reinsurance;

•	consolidation in the insurance industry;

•	changes in the distribution or placement of risks due to increased consolidation of insurance and reinsurance brokers;

•	changes in accounting policies or practices or the application thereof;

•	legal, legislative or regulatory developments;

•	the potential impact on us from government-mandated insurance coverage for acts of terrorism;

•	changes in regulation or tax laws applicable to us or our subsidiaries, brokers or customers; and

•	the other factors set forth in our other documents on file with the SEC.

The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included herein or elsewhere. We undertake no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

USE OF PROCEEDS

We estimate our net proceeds from the offering of ordinary shares, assuming no exercise of the overallotment option, after deducing underwriting discounts and commissions and estimated offering expenses, to be approximately $1.93 billion.

We estimate our net proceeds from the offering of units, assuming no exercise of the overallotment option, after deducting underwriting discounts and commissions and estimated offering expenses, to be approximately $478.8 million.

We intend to use the net proceeds from the offerings, together with the approximately $500 million of net proceeds from the Put Option Exercise, to pay $1.775 billion to SCA as part of the SCA Agreement and to pay approximately $283 million for the X.L. America Notes Redemption, with the remainder of the net proceeds being used for general corporate purposes, including, without limitation, capital funding of certain of our subsidiaries.

We currently intend to use the proceeds from the settlement of the purchase contracts to repay other debt as soon as practicable following such settlement, and we have agreed not to use such proceeds to repurchase ordinary shares. The X.L. America Notes mature on April 12, 2011 and have an interest rate of 6.58%.

CAPITALIZATION

The following table sets forth the consolidated capitalization of XL Capital as of June 30, 2008, on an actual basis and as adjusted to give effect to:

•	The issuance of the ordinary shares in this offering, assuming no exercise of the underwriters’ option to purchase additional ordinary shares;

•	The issuance of the units in this offering, assuming no exercise of the underwriters’ option to purchase additional units;

•	The Put Option Exercise (including the related issuance of 20,000,000 Series C Preference Ordinary Shares);

•	The payment of $1.775 billion as part of the SCA Agreement;

•	The issuance of 8,000,000 newly issued restricted ordinary shares to SCA as part of the SCA Agreement; and

•	The X.L. America Notes Redemption.

You should read the following information in conjunction with our consolidated financial statements and the notes to those financial statements and the information under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Form 10-Q for the quarterly period ended June 30, 2008, which is incorporated by reference in this prospectus supplement and the accompanying prospectus.

	(Unaudited) As of June 30, 2008
	Actual	As Adjusted
	(U.S. dollars in thousands, except share and per share amounts)
Cash and Cash Equivalents	$3,704,249	$4,558,276
Debt:
Five-year revolvers (1)	$—	$—
5.25% Senior Notes due 2011 (2)	745,000	745,000
6.58% Guaranteed Senior Notes due 2011	255,000	—
6.50% Guaranteed Senior Notes due 2012	598,872	598,872
5.25% Senior Notes due 2014	595,955	595,955
6.375% Senior Notes due 2024	350,000	350,000
6.25% Senior Notes due 2027	324,403	324,403
8.25% Senior Notes due 2021 (3)	—	500,000

Total debt	$2,869,230	$3,114,230

	(Unaudited) As of June 30, 2008
	Actual	As Adjusted
	(U.S. dollars in thousands, except share and per share amounts)
Shareholders’ Equity:
Series C Preference Ordinary Shares; $0.01 par value per share, no shares issued and outstanding (actual); 20,000,000 shares issued and outstanding (as adjusted)	$—	$200	(4)
Series E Preference Ordinary Shares; $0.01 par value per share, 1,000,000 shares issued and outstanding (actual and as adjusted)	10	10
Class A Ordinary Shares; $0.01 par value per share, 179,051,979 shares issued and outstanding (actual); 312,064,757 shares issued and outstanding (as adjusted)	1,791	3,121	(5)
Additional paid in capital	7,391,966	9,992,890	(6)
Accumulated other comprehensive (loss) income	(1,516,825)	(1,516,825)
Retained earnings	2,892,251	1,436,021	(7)

Total shareholders’ equity	$8,769,193	$9,915,416

Total capitalization	$11,638,423	$13,029,646

(1)

Revolving credit facilities of $1.1 billion in aggregate. The 2010 and 2012 5-year revolving credit facilities share a $1.0 billion revolving credit sublimit. At June 30, 2008, we also had six letter of credit facilities in place with total availability of $7.3 billion (which includes $1.0 billion under the revolving credit facilities), of which $3.1 billion was utilized. Outstanding letters of credit are not reflected in total debt in the above capitalization table.

(2)

These securities are a component of 7.00% Equity Security Units (the “7.00% Units”) that are publicly traded. In addition to the coupon paid on the senior notes, contract adjustment payments of 1.75% per annum are paid on forward purchase contracts for our ordinary shares for a total distribution of 7.00% per annum. The purchase contracts mature in 2009, and the senior notes mature in 2011. In February 2009, the senior notes will be remarketed whereby the interest rate will be reset in order to generate sufficient remarketing proceeds to satisfy the 7.00% Unit holders’ obligations under the purchase contracts.

(3)	The 8.25% Senior Notes due 2021 are a component of the 10.75% Equity Security Units offered hereby.

(4)	Reflects 20,000,000 shares to be issued in connection with the Put Option Exercise.

(5)

Includes 8,000,000 newly issued restricted ordinary shares to be issued to SCA in connection with the SCA Agreement and 125,000,000 shares to be issued in connection with the offering of ordinary shares offered hereunder. The 8,000,000 restricted ordinary shares issued to SCA will be subject to a 180-day lock up agreement. No adjustment is made for ordinary shares issuable upon settlement of the purchase contracts that are components of the units offered hereby.

(6)

Includes an adjustment of $20 million, which represents the assumed present value of the contract adjustment payments payable in connection with the forward purchase contracts contained in the units issued in this offering.

(7)

As adjusted retained earnings as of June 30, 2008 is further adjusted for an approximately $1.45 billion charge in respect of the SCA Agreement and an approximately $21.8 million charge in respect of the X.L. America Notes Redemption, each of which we expect to take in the quarter ending September 30, 2008.

DESCRIPTION OF THE SCA AGREEMENT

Background and Prior Relationship with SCA

On August 4, 2006, we completed the sale of approximately 37% of our financial guarantee reinsurance and insurance businesses through an initial public offering (“IPO”) of 23.4 million common shares of SCA for proceeds of approximately $446.9 million. On June 6, 2007, we completed the sale of a portion of SCA’s common shares still owned by us through a secondary offering and thereby reduced our ownership of SCA’s outstanding common shares further from approximately 63% to approximately 46%. In connection with the IPO, we entered into a series of service agreements under which our subsidiaries provided services to SCA and its subsidiaries or received certain services from SCA subsidiaries for a period of time after the IPO.

We have historically provided certain reinsurance protections (the “Reinsurance Agreements”) with respect to adverse development on certain transactions as well as indemnification under specific facultative and excess of loss coverages for subsidiaries of SCA: XL Financial Assurance Ltd (“XLFA”) and XL Capital Assurance Inc. (“XLCA”). The adverse development cover related to a specific project financing transaction while the facultative coverages generally reinsured certain policies up to the amount necessary for XLCA and XLFA to comply with certain regulatory and risk limits. The excess of loss reinsurance provided indemnification for the portion of any individual paid loss covered by XLFA in excess of 10% of XLFA’s surplus, up to an aggregate amount of $500 million, and excluded coverage for liabilities arising other than pursuant to the terms of the underlying policies. As of June 30, 2008, our total net exposure under facultative agreements with SCA subsidiaries was approximately $6.4 billion of net par outstanding. There is a dispute between us and XLFA over the proper attachment point and our termination rights under the excess of loss agreement with XLFA that we expect to resolve upon the closing of the transactions contemplated by the SCA Agreement.

In addition, through one or more of our subsidiaries, we entered into certain agreements with subsidiaries of SCA pursuant to which we guaranteed (the “Guarantee Agreements”): (i) XLCA for the full and complete performance when due of all of XLFA’s obligations under its facultative quota share reinsurance agreement with XLCA pursuant to the XLFA Guarantee, (ii) the full and complete payment when due of XLCA’s obligations under certain financial guarantees (the “EIB Policies”) issued by XLCA and arranged by XL Capital Assurance (U.K.) Limited (“XLCAUK”) (the “EIB Guarantees”) for the benefit of European Investment Bank and (iii) Financial Security Assurance, Inc. (“Financial Security”) for the full and complete performance of XLFA’s obligations under a Financial Security Master Facultative Agreement (the “Financial Security Guarantee”). The Guarantee Agreements (other than the EIB Guarantees) terminated with respect to any new business produced through the underlying agreements after the effective date of the SCA IPO, but the agreements remained in effect with respect to cessions or guarantees written under these agreements prior to the IPO. As of June 30, 2008, the total net par outstanding covered by the Guarantee Agreements was approximately $59.3 billion.

As of December 31, 2007, we had approximately $4.0 billion of deposit liabilities associated with guaranteed investment contracts (“GICs”) for which credit enhancement was provided by XLCA. We settled all of these GIC liabilities in the first six months of 2008. For more information on our relationship with SCA, see notes 4 and 12 to our consolidated financial statements and our “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations—Agreement with SCA with Respect to Pre-IPO Guarantee and Reinsurance Agreements” in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2008, which is incorporated herein by reference.

Description of SCA Agreement

The following summary of the SCA Agreement is qualified in its entirety by reference to the SCA Agreement, which is incorporated herein by reference (as an exhibit to our Current Report on Form 8-K dated July 28, 2008).

General Terms

On July 28, 2008, XL Capital, XLIB, XLRA, X.L. Global Services, Inc., XL Services (Bermuda) Ltd and X.L. America Inc. (“XLA”) (collectively, the “XL Parties”), SCA and certain of SCA’s subsidiaries (together with SCA, the “SCA Parties”), and certain CDS Counterparties entered into the SCA Agreement. Other CDS Counterparties may become parties (up to and including the closing under the SCA Agreement) to the SCA Agreement.

Pursuant to the terms of the SCA Agreement:

•

the Third Amended and Restated Facultative Quota Share Reinsurance Treaty, dated as of July 1, 2006 between XLFA and XLCA (the “XLFA/XLCA Quota Share Treaty”), and all individual risk cessions thereunder, will be commuted, as a result of which, the guarantee by XLIB of XLFA’s obligations to XLCA thereunder will no longer have any force or effect;

•	the Excess of Loss Reinsurance Agreement executed on October 3, 2001, as amended, pursuant to which XLIB agreed to reinsure certain liabilities of XLFA will be commuted;

•

the Second Amended and Restated Facultative Master Certificate, effective March 1, 2007, pursuant to which XLRA agreed to reinsure certain liabilities of XLCA, and all individual risk cessions thereunder, will be commuted;

•

the Facultative Quota Share Reinsurance Agreement, effective August 17, 2001, as amended, pursuant to which XLIB agreed to reinsure certain liabilities of XLFA, and all individual risk cessions thereunder, will be commuted;

•	the Adverse Development Reinsurance Agreement, dated as of August 4, 2006, pursuant to which XLRA agreed to reinsure certain liabilities of XLCA will be commuted;

•	the Indemnification Agreement, dated as of August 4, 2006, pursuant to which XLIB agreed to indemnify XLFA for certain liabilities will be terminated;

•

as a condition to closing, the Amended and Restated Master Facultative Reinsurance Agreement, dated November 3, 1998, between Financial Security and XLFA (the “Financial Security Agreement”), and all individual risk cessions thereunder, will be commuted, as a result of which, our guarantee of XLFA’s obligations thereunder (as evidenced by the Financial Security Guarantee) will no longer have any force or effect;

•	substantially all additional non-material indemnification and service agreements between the XL Parties and the SCA Parties will be terminated; and

•	the parties to the SCA Agreement will release each other from all claims related to any of the commuted or terminated agreements and related actions.

In consideration of the above commutations, terminations and releases, we are obligated to:

•	pay to SCA $1.775 billion in cash;

•	issue to XLFA eight million shares of our newly-issued Class A Ordinary Shares; and

•

transfer our 46% ownership in SCA (the “SCA Shares”). It is expected that the SCA Shares will be transferred at closing of the SCA Agreement into a trust for the benefit of XLFA and/or XLCA until such time as an agreement between XLCA and the CDS Counterparties is reached, and thereafter the trust will act for the benefit of the CDS Counterparties. To the extent that the required regulatory approvals for the transfer are not received prior to such closing, the SCA Shares will be deposited into escrow pending the transfer. Upon any such deposit into escrow, we will irrevocably disclaim any and all voting, economic or other rights with respect to the SCA Shares.

Effects of the SCA Agreement

Following the closing of the transactions under the SCA Agreement, we will be released and discharged from all material insurance, reinsurance and contractual obligations to SCA; the Reinsurance Agreements will be commuted and/or terminated, and the effect of the transactions is that the Guarantee Agreements (other than the EIB Guarantee), will no longer have any force or effect.

Specifically, after giving effect to the closing of the transactions under the SCA Agreement, at least $64.6 billion of our total net exposure (which was $65.7 billion as at June 30, 2008) under reinsurance agreements and guarantees with SCA subsidiaries will be eliminated. To the extent the EIB Policies are not commuted on or prior to closing, the remaining exposure will be under the EIB Guarantees. Pursuant to the terms of the SCA Agreement, SCA and its applicable subsidiaries will be required to use commercially reasonable efforts to commute the EIB Policies, provided that SCA shall not have to pay to commute such EIB Policies an amount greater than a prescribed cap. See
“—Covenants—EIB Policies” below.

After consummation of these transactions, however, we will still continue to have some outstanding contractual relationships with SCA. With the exception of the EIB Guarantees, these remaining agreements primarily consist of residual indemnity provisions relating to GICs, which have been fully paid, underwritten offerings, various services agreements that run in our favor and certain total return swaps and payment undertakings in which XLFA reinsures or wraps our policies.

Under the SCA Agreement, the total value of the consideration to be paid by us to the SCA Parties significantly exceeds the carried net liabilities of $490.7 million related to the applicable reinsurances and guarantees as at June 30, 2008. We consider the execution of the SCA Agreement as the event giving rise to the additional liability. As such, we expect to record a charge of approximately $1.4 billion to $1.5 billion in respect of the SCA Agreement during the quarter ending September 30, 2008.

Closing Conditions

It is expected that the closing of the transactions under the SCA Agreement will occur immediately following the closing of the offerings. The closing of the transactions contemplated by the SCA Agreement is subject to the following conditions:

Regulatory Approvals. The closing is conditioned upon the receipt of all required regulatory or governmental approvals. Such required approvals include the approval of the New York State Insurance Department (“NYID”), the BMA, the U.K. Financial Services Authority (“U.K. FSA”) and the Delaware Insurance Department. The most significant of the required approvals is from the NYID. The NYID was consulted during all stages of negotiations of the SCA Agreement to ensure that the SCA Agreement and the transactions contemplated thereby would meet all legal standards for approval by the NYID. The New York Superintendent of Insurance issued an approval letter to XLCA under Section 1505 of the New York Insurance Law (which requires that the terms of a transaction between a New York–domiciled insurer and one or more of its affiliates be fair and equitable) stating that the terms of the SCA Agreement and each of the commutations to which XLCA or XLRA is a party are fair and equitable and do not adversely affect policyholders of XLCA or XLRA. SCA has also obtained all applicable regulatory and governmental approval from the U.K. FSA; the BMA and the Delaware Insurance Department, except with respect to the transfer of the SCA Shares (as discussed above). No additional regulatory or governmental approvals will be required to consummate the transactions contemplated by the SCA Agreement to be completed on the closing date, however a condition to closing is that no such approvals have been withdrawn, rescinded or amended.

Financial Security Commutation. As mentioned above, it is a condition to closing that the Financial Security Agreement has been commuted by the closing date. On July 28, 2008, SCA announced that it had entered into an agreement with Financial Security to commute such agreement simultaneously with the closing of the SCA Agreement.

XL Public Offering. The closing is conditioned upon the completion of a public offering of our ordinary shares and equity security units. The closing of these offerings will satisfy this closing condition.

MLI CDS Agreements. The closing is conditioned upon the termination of the eight Merrill Lynch International (“Merrill Lynch”) asset backed security collateralized debt obligation credit default swaps entered into between Merrill Lynch and certain SCA Parties. On July 28, 2008, SCA announced that it had entered into an agreement with Merrill Lynch to terminate such agreements simultaneously with the closing of the SCA Agreement.

Board Resignations. All four members of the SCA Board of Directors who have been nominated by us shall have tendered their resignations effective at closing.

Outside Date. The SCA Agreement provides that the closing cannot occur until 10:00 a.m., New York Time, on August 5, 2008. It is expected that the closing of the offerings will occur immediately before the closing of the SCA Agreement.

No Proceeding or Litigation. There shall not be any action by a governmental authority seeking to restrain or materially and adversely alter the contemplated transactions that is likely to render it impossible or unlawful to consummate the contemplated transactions.

Representations, Warranties and Covenants. The representations and warranties of each of the parties in the SCA Agreement shall be true and correct, subject to certain materiality qualifications, and each of the parties to the SCA Agreement shall have complied, in all material respects, with all of their covenants and agreements set forth in the SCA Agreement.

Closing Deliveries. The closing is conditioned upon the execution and delivery by the parties of various agreements, including: (1) subscription agreements for our new eight million ordinary shares being issued to SCA, (2) a stock resale and registration rights agreement governing the terms of these newly issued shares, (3) a registration rights agreement governing the terms of the SCA shares being transferred by us, (4) commutation agreements with respect to each of the reinsurance agreements being commuted and (5) an amendment to the Transition Agreement dated as of August 4, 2006, as amended, among XL Capital, XLIB, XLA and SCA. The form of each of these agreements has been agreed to by all of the parties to the SCA Agreement. In addition, each of the parties to the SCA Agreement is required to deliver an officer’s certificate certifying as to various of the closing conditions.

CDS Counterparties

The CDS Counterparties are certain of the counterparties to financial guarantee insurance issued by XLCA in credit default swap agreement form. Certain of the underlying XLCA financial guarantee insurance policies in respect of such credit default swaps are reinsured by XLFA under the XLFA/XLCA Quota Share Treaty. We expect that additional counterparties will execute joinders pursuant to which they will become parties to the SCA Agreement, however, it is not a condition to closing the SCA Agreement that any additional counterparties join the SCA Agreement. Pursuant to that Agreement and certain ancillary agreements, such counterparties, upon becoming parties to the SCA Agreement, will agree to release the XL Parties at closing from all claims relating to the agreements being terminated or commuted pursuant to the SCA Agreement.

Following the closing, XLCA has agreed to segregate and hold $820 million in cash solely for purposes of (i) commuting, terminating, amending and/or otherwise restructuring, as applicable, existing agreements with the CDS Counterparties pursuant to restructuring agreements entered into by October 15, 2008 (the “CDS Counterparty Restructuring”) and (ii) if no such agreements are entered into, the payment after October 15, 2008 of any actual claims or losses on existing agreements and insurance policies issued to or for the benefit of CDS Counterparties. These funds shall not be used for any other purpose except that, in the event that XLCA becomes subject to a rehabilitation or liquidation proceeding, the funds shall no longer be separately held or segregated or limited in use to the purpose stated above and shall be part of the general assets of XLCA. SCA and the CDS Counterparties have agreed to negotiate in good faith to reach an agreement on the restructuring that is fair and equitable to both SCA and the CDS Counterparties. The SCA Agreement does not obligate us to have any involvement in any such post-closing agreements between XLCA and such CDS Counterparties or related transactions.

Affiliates of certain of the underwriters are expected to be CDS Counterparties. See “Underwriting.”

New XL Shares

As noted above, as part of the consideration under the SCA Agreement, we will issue to the SCA Parties eight million shares of our Class A Ordinary Shares. These shares are being issued in a private placement which is exempt from the registration requirements of the SEC. As a result these shares will be “restricted” shares within the meaning of the federal securities laws. At closing, we will enter into a registration rights agreement with the SCA Parties whereby we will agree to provide certain registration rights to the SCA Parties with respect to the shares. The registration rights consist of: (1) the right of the SCA Parties to make two registration demands (for a minimum of $35 million each), (2) customary piggyback registration rights and (3) our agreement to file and keep effective a shelf registration statement for resales of the shares. Each of these rights are available to the SCA Parties following the expiration of a lock up period set forth in the registration rights agreement, during which the SCA Parties agree not to transfer any of the shares until the date that is six months following the closing date. In addition, these registration rights will not be available at any time that the shares are eligible to be sold to the public without volume limitations pursuant to Rule 144 under the Securities Act. In addition, under the registration rights agreement, we will have a right of first offer with respect to any proposed sale of shares by the SCA Parties. In addition, SCA has entered into a separate lock-up agreement with the underwriters with a concurrent six month term. These lock-ups may only be waived with the prior written consent of us, Goldman, Sachs & Co. and UBS Securities LLC and, with respect to the lock up in the Registration Rights Agreement, us.

Termination Rights

The SCA Agreement may be terminated by us or SCA, or any of the CDS Counterparties may withdraw from the SCA Agreement, if the closing has not occurred on or prior to August 15, 2008. The SCA Agreement may also be terminated by any party if a governmental authority has issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by the SCA Agreement and such order, decree, ruling or other action shall have become final and non-appealable. In addition, the SCA Agreement contains other customary termination rights, including as a result of the failure of representations or warranties to be accurate, failure to comply in any material respect with any covenants and the occurrence of certain insolvency events of the XL Parties or the SCA Parties.

Covenants

EIB Policies. Pursuant to the terms of the SCA Agreement, SCA has covenanted to use its commercially reasonable efforts to commute each of the EIB Policies subject to certain limitations. Our aggregate net exposure under the EIB Guarantees as of June 30, 2008 was $1.1 billion. Once each EIB Policy is commuted, our corresponding guarantee of XLCA’s obligations thereunder will have no force or effect. Until all of the EIB Policies are commuted, SCA covenants to (i) provide us with monitoring rights related to the EIB Policies and (ii) pay all claims under the EIB Policies as they become due, other that claims reasonably contested by SCA in good faith. Until (i) the EIB Polices are commuted, (ii) EIB provides us with a general release of our obligations under each of our guarantees of each of the EIB Policies, or (iii) SCA secures a guaranty guaranteeing 100% of our obligations under each of our guarantees of each EIB Policy, SCA will refrain from (x) novating or assigning the EIB Policies to any person (however, SCA may reinsure the EIB Policies) or (y) transferring a majority of its assets (excluding its public finance book) to any person unless the EIB Policies are transferred with such assets.

Forbearance. We and the CDS Counterparties have agreed to forbear from exercising any right under any agreement with SCA that is triggered by an XLCA insolvency until the earlier of October 15, 2008 or the termination of the SCA Agreement. Such forbearance does not extend to any such right that would be triggered by a proceeding under any bankruptcy, insolvency or similar law. In addition, such forbearance by the CDS Counterparties may be terminated by a super-majority of the CDS Counterparties if non-consenting counterparties exercise certain termination, acceleration, payment or other similar rights triggered by certain insolvency events. All of the parties to the SCA Agreement have agreed to (i) not make any claim under any of the agreements commuted or terminated subsequent to the date of execution of the SCA Agreement and (ii) cooperate in all third party litigation that does not challenge the validity of the SCA Agreement or transactions contemplated thereby.

Other Covenants. We and SCA have made additional covenants related to (i) public disclosure and confidential information; (ii) obtaining and maintaining regulatory and other required consents and authorizations; (iii) the provision of certain information about the CDS Counterparties that are party to the SCA Agreement; (iv) notice of developments; and (v) information rights related to two insurance policies issued by us and reinsured by XLFA. In addition, SCA has made additional covenants related to (i) compliance with applicable securities law; (ii) the process to update disclosure schedules; (iii) the addition, in certain circumstances, of portfolio trusts affiliated with XLCA as parties to the SCA Agreement; (iv) restrictions on commutations or terminations of other policies not expressly contemplated by the SCA Agreement until October 15, 2008; (v) the contemplated merger of XLFA with and into XLCA; and (vi) and certain additional covenants with the CDS Counterparties (and not us) related to the CDS Counterparty Restructuring, including certain restrictions on the ability of the SCA Parties to transfer or dispose of XLCA’s public finance business without the consent of the CDS Counterparties. We also agree to reasonably cooperate with the SCA Parties to obtain insurance issued by us on terms mutually acceptable to us and to SCA replacing one of our policies currently reinsured by XLFA. SCA agrees to give us the right to control any third party litigation against SCA challenging the validity of the SCA Agreement or any of the transactions contemplated thereby. The CDS Counterparties covenant to comply with applicable securities laws and covenant with the SCA Parties to negotiate in good faith with respect to the CDS Counterparty Restructuring.

SELECTED CONSOLIDATED FINANCIAL DATA

Our selected consolidated financial, operating and supplemental data presented below as at and for the years ended December 31, 2007, 2006, 2005, 2004 and 2003 are derived from our audited consolidated financial statements after giving effect to Note 7 below, which have been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm. Our audited consolidated balance sheets as at December 31, 2007 and 2006 and our audited consolidated statements of income and comprehensive income, consolidated statements of shareholders’ equity and consolidated statements of cash flows for the years ended December 31, 2007, 2006 and 2005 are incorporated by reference in this prospectus supplement and the accompanying prospectus. The summary consolidated financial and operating data presented below for the six month periods ended June 30, 2008 and June 30, 2007 have been derived from our unaudited consolidated financial data as presented in our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2008, which is incorporated by reference in this prospectus supplement and the accompanying prospectus and reflect all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation of our financial position and results of operations as at the end of and for the periods presented. The results of operations for the first six months of 2008 are not necessarily indicative of the results that may be expected for the full year.

You should read the following selected consolidated financial, operating and supplemental data in conjunction with our consolidated financial statements and the notes to those financial statements and the information under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2007 and our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2008, which are incorporated by reference in this prospectus supplement and the accompanying prospectus. Certain reclassifications to prior period information have been made to conform to current year presentation.

	(Unaudited) Six Month Period Ended June 30,		Year Ended December 31,
	2008	2007	2007	2006 (7)	2005 (7)	2004 (7)	2003 (7)
	(U.S. dollars in thousands, except share and per share amounts and ratios)
Income Statement Data:
Net premiums earned	$3,394,084	$3,721,349	$7,205,356	$7,569,518	$9,365,495	$8,582,014	$6,993,916
Net investment income	939,581	1,120,307	2,248,807	1,978,184	1,475,039	1,035,012	815,487
Net realized (losses) gains on investments	(100,211)	27,588	(603,268)	(116,458)	241,882	246,547	120,195
Net realized and unrealized gains (losses) on derivative instruments	52,806	16,929	(55,451)	101,183	28,858	73,493	6,073
Net (loss) income from investment fund affiliates (1)	(8,636)	185,979	326,007	269,036	154,844	124,008	119,200
Fee income and other	21,087	7,986	14,271	31,732	19,297	35,317	41,744
Net losses and loss expenses incurred (2)	1,939,478	1,936,735	3,841,003	4,201,194	7,434,336	4,865,102	4,652,064
Claims and policy benefits – life operations	406,024	467,433	888,658	807,255	2,510,029	1,526,921	835,817
Acquisition costs, operating expenses and foreign exchange gains and losses	$1,150,337	$1,191,196	2,188,889	2,374,358	2,188,357	2,277,321	1,926,393
Interest expense	189,553	307,486	621,905	552,275	403,849	292,234	233,929
Amortization of intangible assets	840	840	1,680	2,355	10,752	15,827	4,637
Income (loss) before minority interests, net income from operating affiliates and income tax expense	612,479	1,176,438	1,593,587	1,895,758	(1,261,908)	1,118,986	443,775
Net income (loss) from operating affiliates (1)(2)	(48,348)	98,721	(1,059,848)	111,670	67,426	143,357	8,923

	(Unaudited) Six Month Period Ended June 30,		Year Ended December 31,
	2008	2007	2007	2006 (7)	2005 (7)	2004 (7)	2003 (7)
	(U.S. dollars in thousands, except share and per share amounts and ratios)
Preference share dividends	32,500	22,869	69,514	40,322	40,322	40,321	40,321
Net income (loss) available to ordinary shareholders	449,724	1,094,253	$206,375	$1,722,445	$(1,292,298)	$1,126,292	$371,658
Per Share Data:
Net income (loss) per ordinary share – basic (3)	$2.55	$6.13	$1.16	$9.63	$(9.14)	$8.17	$2.71
Net income (loss) per ordinary share – diluted (3)	$2.54	$6.06	$1.15	$9.60	$(9.14)	$8.13	$2.69
Weighted average ordinary shares outstanding – diluted (3)	176,946	180,570	179,693	179,450	141,406	138,582	138,187
Cash dividends per ordinary share	$0.76	$0.76	$1.52	$1.52	$2.00	$1.96	$1.92
Balance Sheet Data:
Total investments available for sale	$31,042,720	$38,461,012	$36,265,803	$39,350,983	$35,724,439	$27,823,828	$20,775,256
Cash and cash equivalents	3,704,249	2,744,352	3,880,030	2,223,748	3,693,475	2,203,726	2,722,405
Investments in affiliates	2,401,799	3,150,499	2,611,149	2,308,781	2,046,721	1,936,852	1,903,341
Unpaid losses and loss expenses recoverable	4,129,001	4,745,898	4,697,471	5,027,772	6,441,522	6,971,356	6,045,025
Premiums receivable	4,121,620	4,236,694	3,637,452	3,591,238	3,799,041	3,838,228	3,487,322
Total assets	52,079,962	60,196,683	57,762,264	59,308,870	58,454,901	49,245,469	41,455,745
Unpaid losses and loss expenses	22,955,473	22,689,706	23,207,694	22,895,021	23,597,815	19,615,773	16,553,084
Future policy benefit reserves	6,904,505	6.700,987	6,772,042	6,476,057	5,776,318	4,556,952	3,443,885
Unearned premiums	5,355,644	5,659,415	4,681,989	5,652,897	5,388,996	5,191,368	4,729,989
Notes payable and debt	2,869,230	2,868,226	2,868,731	3,368,376	3,412,698	2,721,431	1,905,483
Shareholders’ equity	8,769,193	11,522,046	9,948,142	10,131,166	8,471,811	7,738,695	6,936,915
Book value per ordinary share	$43.39	$55.01	$50.30	$53.12	$44.31	$51.98	$46.74
Operating Ratios:
Loss and loss expense ratio (4)	63.3%	59.6%	59.8%	62.2%	107.4%	68.8%	75.6%
Underwriting expense ratio (5)	29.6%	28.6%	29.0%	27.3%	25.6%	27.3%	27.1%
Combined ratio (6)	92.9%	88.2%	88.8%	89.5%	133.0%	96.1%	102.7%

(1)

We generally record the income related to alternative fund affiliates on a one-month lag and the private investment fund affiliates on a three month lag in order for us to meet the accelerated filing deadlines. We generally records the income related to operating affiliates on a three-month lag.

(2)

In 2007 and the first six months of 2008, $351.0 million and $88.4 million, respectively, of financial guarantee losses related to reinsurance agreements with SCA were recorded within “net loss from operating affiliates.”

(3)

Net income per ordinary share is based on the basic and diluted weighted average number of Class A ordinary shares and share equivalents outstanding for each period. Net loss per ordinary share is based on the basic weighted average number of ordinary shares outstanding.

(4)

The loss and loss expense ratio related to the property and casualty operations is calculated by dividing the losses and loss expenses incurred by the net premiums earned for the Insurance and Reinsurance segments.

(5)

The underwriting expense ratio related to the property and casualty operations is the sum of acquisition expenses and operating expenses for the Insurance and Reinsurance segments divided by net premiums earned for the Insurance and Reinsurance segments. See Item 8, Note 4 to the Consolidated Financial Statements, “Segment Information,” in our Annual Report filed on Form 10-K for the year ended December 31, 2007, which is incorporated by reference in this prospectus supplement and the accompanying prospectus.

(6)

The combined ratio related to the property and casualty operations is the sum of the loss and loss expense ratio and the underwriting expense ratio. A combined ratio under 100% represents an underwriting profit and over 100% represents an underwriting loss.

(7)	Certain reclassifications to prior period information have been made to conform to current year presentation.

RATIO OF EARNINGS TO FIXED CHARGES
AND RATIO OF EARNINGS TO FIXED CHARGES
AND PREFERENCE DIVIDENDS

Our ratio of earnings to fixed charges and our ratio of earnings to combined fixed charges and preference dividends for each of the periods indicated is as follows:

	(Unaudited) Six Months Ended June 30, 2008	Fiscal Year Ended December 31
		2007	2006	2005 (1)	2004	2003
Ratio of Earnings to Fixed Charges	4.7x	3.1x	4.0x	—	4.8x	2.8x
Ratio of Earnings to Combined Fixed Charges and Preference Dividends	4.0x	2.8x	3.7x	—	4.2x	2.4x

(1)

For the year ended December 31, 2005, earnings were insufficient to cover fixed charges by $1,383.3 million and insufficient to cover combined fixed charges and preference dividends by $1,423.6 million.

We have computed the foregoing ratios by dividing (1) income from continuing operations before income taxes, minority interest and income or loss from equity investees plus the sum of fixed charges, amortization of capitalized interest and distributed income of equity investees, less minority interest, by (2) the sum of fixed charges and, where indicated, preference dividends. Fixed charges consist of interest expense on all indebtedness (including amortization of deferred financing costs), the portion of operating lease rental expense that is representative of the interest factor (deemed to be 30% of operating lease rentals) and accretion of deposit liability transactions. We have calculated the foregoing ratios on the basis of the amount of indebtedness, and preference shares actually outstanding for the periods presented and, as a result, such ratios do not give effect to the issuance of the units in this offering or the Series C Preference Ordinary Shares we will issue in connection with the Put Option Exercise.

PRICE RANGE OF ORDINARY SHARES AND DIVIDENDS

Our ordinary shares are listed and traded on the New York Stock Exchange under the symbol “XL.” The following table sets forth, for the periods indicated, the high and low sales prices per ordinary share of our ordinary shares as reported on the New York Stock Exchange and the quarterly cash dividends declared per ordinary share.

	High	Low	Dividend
2006
First Quarter	$71.97	$63.80	$0.38
Second Quarter	$67.30	$60.67	$0.38
Third Quarter	$69.33	$59.82	$0.38
Fourth Quarter	$72.90	$68.25	$0.38
2007
First Quarter	$74.40	$66.93	$0.38
Second Quarter	$84.91	$69.44	$0.38
Third Quarter	$85.67	$70.47	$0.38
Fourth Quarter	$82.10	$48.16	$0.38
2008
First Quarter	$52.26	$27.73	$0.38
Second Quarter	$38.30	$20.33	$0.38
Third Quarter (through July 28, 2008)	$23.39	$14.61

On July 28, 2008, the last reported sale price for our ordinary shares was $18.37 per ordinary share. As of July 17, 2008, there were 370 holders of record of our Class A Ordinary Shares.

On July 28, 2008, we announced that our Board of Directors had approved a reduction in the quarterly dividend payable on our Class A Ordinary Shares to $0.19 per ordinary share, beginning with the next quarterly dividend. In line with that reduction, the Board of Directors declared a quarterly dividend, effective July 28, 2008, of $0.19 per Ordinary share payable on September 30, 2008 to Ordinary Shareholders of record as of September 12, 2008.

The declaration and payment of future dividends by us will be at the discretion of our board of directors and will depend upon many factors, including our earnings, financial condition, business needs, capital and surplus requirements of our operating subsidiaries and regulatory and contractual restrictions (including, under certain circumstances, restrictions in our preference ordinary shares and equity security units). As a holding company, our principal source of income is dividends or other statutorily permissible payments from our subsidiaries. The ability to pay such dividends is limited by the laws of Bermuda, the Cayman Islands, the U.K., Ireland and certain insurance statutes of various states in the United States in which our insurance and reinsurance subsidiaries are licensed to transact business and certain contractual provisions. See Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Item 8, Note 25 to the Consolidated Financial Statements, in each case, in our Annual Report on Form 10-K for the year ended December 31, 2007, which is incorporated by reference in this prospectus supplement and the accompanying prospectus.

DESCRIPTION OF THE EQUITY SECURITY UNITS

We summarize below the principal terms of the equity security units, which we refer to as the “units,” and the purchase contracts and senior notes that comprise the units. The following description is not complete, and we refer you to the agreements that will govern your rights as a holder of units. See “Where You Can Find More Information” in the accompanying prospectus. The units are a series of ordinary share purchase units, and this summary supplements the description of ordinary share purchase units in the accompanying prospectus and, to the extent inconsistent, replaces the description in the accompanying prospectus.

Overview

Each unit will have a stated amount of $25. Each unit will initially consist of and represent:

(1)	a purchase contract pursuant to which:

•

you will agree to purchase, and we will agree to sell, for $25, our ordinary shares on the stock purchase date, the number of which will be determined by the settlement rate described below, based on the average trading price of the ordinary shares for a 20 trading-day period ending on the third trading day immediately preceding the stock purchase date, calculated in the manner described below or, if we have previously fixed the settlement rate as a result of an accounting event, the fixed number of shares to be determined as described below; and

•	we will pay you contract adjustment payments on a quarterly basis at the annual rate of 2.50% of the stated amount of $25, subject to our right to defer such payments as specified below; and

(2)

a 1/40, or 2.5%, ownership interest in a senior note due August 15, 2021 (which maturity may be shortened to any date on or after August 15, 2013 in the case of a successful remarketing of the senior notes) of XL Capital, with a principal amount of $1,000, on which we will pay interest at the initial annual rate of 8.25% until the settlement date of a successful remarketing of the senior notes and at the reset rate (as described below) thereafter. Interest will be payable quarterly in arrears on and prior to the stock purchase date and semi-annually in arrears thereafter.

You will own the ownership interests in senior notes that are a component of your units, but initially you will pledge them to the collateral agent for our benefit to secure your obligations under the related purchase contracts. Each holder of normal units may elect at any time on or before the thirteenth business day prior to the stock purchase date to withdraw from the pledge the pledged senior notes or, after a special event redemption described below, the pledged treasury securities underlying the normal units by substituting, as pledged securities, specifically identified treasury securities that will pay at maturity an amount equal to the aggregate principal amount of the senior notes or treasury securities, as the case may be, for which substitution is being made. Upon such substitution, the pledged senior notes or pledged treasury securities, as the case may be, will be released from the pledge and delivered to the holder. The normal units would then become “stripped units.” Holders of stripped units may recreate normal units by re-substituting senior notes or, after a special event redemption, the applicable specified treasury securities, for the treasury securities underlying the stripped units.

We will enter into:

•

a purchase contract agreement with The Bank of New York Mellon, as purchase contract agent, governing the appointment of the purchase contract agent as the agent and attorney-in-fact for the holders of the units, the purchase contracts, the transfer, exchange or replacement of certificates representing the units and certain other matters relating to the units; and

•

a pledge agreement with The Bank of New York Mellon, as collateral agent, custodial agent and securities intermediary, creating a pledge and security interest for our benefit to secure the obligations of holders of units under the purchase contracts.

As a beneficial owner of the units, you will be deemed to have:

•	irrevocably agreed to be bound by the terms of the purchase contract agreement, the pledge agreement and your purchase contract for so long as you remain a beneficial owner of such units; and

•

appointed the purchase contract agent under the purchase contract agreement as your agent and attorney-in-fact to enter into and perform the purchase contract and pledge agreement on your behalf and in your name, including the making of the representations of the holders and the agreement to be bound by the covenants therein (it being understood that the purchase contract agent shall not be liable for any representation or covenant made by or on behalf of any holder of the units).

In addition, as a beneficial owner of the units, you will be deemed by your acceptance of the units to have agreed, for all tax purposes, to treat yourself as the owner of the related interests in the senior notes or the treasury securities, as the case may be, and to treat your interest in the senior notes as our indebtedness.

We will allocate $25 of the purchase price of each unit to the ownership interest in the related senior note and $0 to the related purchase contract on our consolidated financial statements.

Creating Stripped Units and Recreating Normal Units

Holders of normal units will have the ability to “strip” those units and take delivery of the pledged senior notes or, after a special event redemption, the pledged treasury securities, creating “stripped units,” and holders of stripped units will have the ability to recreate normal units from their stripped units by depositing senior notes or, after a special event redemption, the applicable treasury securities as described in more detail below. Holders who elect to create stripped units or recreate normal units will be responsible for any related fees or expenses.

Creating Stripped Units

Each holder of normal units may create stripped units and withdraw the pledged senior notes or, after a special event redemption, the pledged treasury securities underlying the normal units by substituting, as pledged securities, the treasury securities described below in a total principal amount at maturity equal to the aggregate principal amount of the senior notes or treasury securities, as the case may be, for which substitution is being made. Holders of normal units may create stripped units at any time on or before the thirteenth business day prior to the stock purchase date.

Because treasury securities are issued in integral multiples of $1,000, holders of normal units may make the substitution only in integral multiples of 40 normal units. However, after the occurrence of a special event redemption, the holders may make the substitution only in integral multiples of normal units such that both the treasury securities to be deposited and the treasury securities to be released are in integral multiples of $1,000. In order to create 40 stripped units, a normal unit holder must substitute, as pledged securities, zero-coupon U.S. treasury securities (CUSIP No. 912833DA5) which mature on August 15, 2011 and will pay $1,000 at maturity. Upon creation of the stripped units, the treasury securities will be pledged with the collateral agent to secure your obligation to purchase the ordinary shares under your purchase contract, and the pledged senior notes or, after a special event redemption, the pledged treasury securities underlying the normal units will be released to the unit holder.

To create stripped units, you must:

•

deposit with the collateral agent the treasury securities described above, which will be substituted for the pledged senior notes or, after a special event redemption, the pledged treasury securities underlying your normal units and pledged to the collateral agent to secure your obligation to purchase our ordinary shares under your purchase contract;

•	transfer the normal units to the purchase contract agent; and

•

deliver a notice to the purchase contract agent stating that you have deposited the specified treasury securities with the collateral agent and are requesting that the purchase contract agent instruct the collateral agent to release to you the pledged senior notes or, after a special event redemption, the pledged treasury securities underlying the normal units.

Upon the deposit and the receipt of an instruction from the purchase contract agent, the collateral agent will effect the release to the purchase contract agent of the underlying pledged senior notes or, after a special event redemption, the pledged treasury securities from the pledge under the pledge agreement free and clear of our security interest. The purchase contract agent will:

•	cancel the related normal units;

•	transfer to you the underlying pledged senior notes or, after a special event redemption, the pledged treasury securities; and

•	deliver to you the stripped units.

Any senior notes or treasury securities, as the case may be, released to you will be tradable separately from the resulting stripped units. Interest on the senior notes will continue to be payable in accordance with their terms.

Recreating Normal Units

Each holder of stripped units may recreate normal units by substituting, as pledged securities, senior notes or, after a special event redemption, the applicable treasury securities then constituting a part of the normal units for the treasury securities underlying the stripped units. Holders may recreate normal units at any time on or before the thirteenth business day prior to the stock purchase date.

Upon recreation of normal units, the senior notes or, after a special event redemption, the applicable treasury securities will be pledged with the collateral agent to secure the holder’s obligation to purchase ordinary shares under the purchase contract, and the treasury securities underlying the stripped units will be released to the unit holder. Because treasury securities are issued in integral multiples of $1,000, holders of stripped units may make the substitution only in integral multiples of 40 stripped units. If, however, treasury securities have replaced the senior notes as a component of the normal units as the result of a special event redemption, holders of the stripped units may make this substitution using the applicable treasury securities instead of senior notes and only in integral multiples of stripped units such that both the treasury securities to be deposited and the treasury securities to be released are in integral multiples of $1,000.

To recreate normal units from stripped units, you must:

•	deposit with the collateral agent:

•	if the substitution occurs prior to the occurrence of a special event redemption, senior notes having an aggregate principal amount equal to the aggregate stated amount of your stripped units; or

•	if the substitution occurs after the occurrence of a special event redemption, the applicable treasury securities then constituting a part of the normal units;

•	transfer the stripped units to the purchase contract agent; and

•

deliver a notice to the purchase contract agent stating that you have deposited the senior notes or, after a special event redemption, the applicable treasury securities with the collateral agent and are requesting that the purchase contract agent instruct the collateral agent to release to you the pledged treasury securities underlying those stripped units.

The senior notes or, after a special event redemption, the applicable treasury securities will be substituted for the pledged treasury securities underlying your stripped units and will be pledged with the collateral agent to secure your obligation to purchase ordinary shares under your purchase contract.

Upon the deposit and receipt of an instruction from the purchase contract agent, the collateral agent will effect the release to the purchase contract agent of the underlying pledged treasury securities from the pledge under the pledge agreement free and clear of our security interest. The purchase contract agent will:

•	cancel the related stripped units;

•	transfer the underlying treasury securities to you; and

•	deliver the normal units to you.

Current Payments

If you hold normal units, you will receive payments consisting of:

•	quarterly contract adjustment payments on the purchase contracts at the annual rate of 2.50% of the $25 stated amount, accrued through but excluding the stock purchase date; and

•	quarterly interest payments on the senior notes pledged in respect of your normal units at the annual rate of 8.25% of the principal amount, accrued through but excluding the stock purchase date.

If you hold stripped units and do not separately hold senior notes, you will receive only quarterly contract adjustment payments on the purchase contracts at the annual rate of 2.50% of the $25 stated amount, accrued through but excluding the stock purchase date.

We may defer the contract adjustment payments until no later than the stock purchase date as described below. If we defer any of these payments, we will accrue additional payments on the deferred amounts at the annual rate of 10.75% until paid. We are not entitled to defer interest payments on the senior notes.

We currently conduct substantially all of our operations through our subsidiaries, and our subsidiaries generate substantially all of our operating income and cash flow. Our ability to pay our obligations under the purchase contracts and senior notes depends on our ability to obtain cash dividends or other cash payments or obtain loans from our subsidiaries, which are separate and distinct legal entities that will have no obligations to pay any dividends or to lend or advance us funds and which may be restricted from doing so by contract, including other financing arrangements, charter provisions or applicable legal or regulatory requirements and may also depend on the financial condition of our subsidiaries. As a result, our obligations under the purchase contracts and the senior notes will be effectively subordinated to all of the obligations of our subsidiaries. For a description of certain regulatory restrictions on the payments of dividends by our subsidiaries, see Note 25 to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2007, which is incorporated by reference in this prospectus supplement and the accompanying prospectus.

In addition, because we are a holding company, except to the extent that we have priority or equal claims against our subsidiaries as a creditor, our obligations under the senior notes and the purchase contracts will be effectively subordinated to the obligations of our subsidiaries because, as a shareholder of our subsidiaries, we will be subject to the prior claims of their creditors.

If you hold senior notes separately from the units and do not separately hold stripped units, you will receive only the interest payable on the senior notes. The senior notes, whether held separately from or as part of the units, will pay interest at the initial annual rate of 8.25% of the principal amount of $1,000 per senior note until the settlement date of a successful remarketing or, if no remarketing occurs, until maturity. If there is a successful remarketing of the senior notes, the rate of interest payable from the settlement date of the successful remarketing until their maturity will be the reset rate or a floating rate plus the reset spread, which will be a rate or spread established by the remarketing agent that meets the requirements described under “—Remarketing.” However, if a reset rate meeting the requirements described in this prospectus supplement cannot be established during the remarketing period, the interest rate will not be reset on such date and will continue to be the initial annual rate of 8.25% until maturity of the senior notes.

Contract adjustment payments and interest payments on the senior notes payable for any period will be computed (1) for any full quarterly period on the basis of a 360-day year consisting of twelve 30-day months and (2) for any period shorter than a full quarterly period, on the basis of a 30-day month and, for periods of less than a month, on the basis of the actual number of days elapsed per 30-day month. Contract adjustment payments and interest on the senior notes will accrue from the date of original issuance and will be payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year, commencing on November 15, 2008. If the senior notes are successfully remarketed and the interest rate is reset to a fixed rate of interest, following the stock purchase date, interest on the senior notes will be payable semi-annually in arrears on February 15 and August 15 of each year. If the senior notes are successfully remarketed and the interest rate is reset to a floating rate, following the stock purchase date, interest on the senior notes will be payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year. Contract adjustment payments shall cease accruing on the stock purchase date. However, if the purchase contracts are settled early, at your option, or terminated (upon the occurrence of certain events of bankruptcy, insolvency or reorganization with respect to us), the right to receive contract adjustment payments and deferred contract adjustment payments will also terminate and, except in the case of a merger early settlement, you will not receive any accrued and unpaid contract adjustment payments.

Our obligations with respect to the senior notes will be unsecured and will rank equally with all of our other unsecured and unsubordinated debt. See “Description of the Senior Notes” below. Our obligations with respect to contract adjustment payments will be subordinate and junior in right of payment to our obligations under our senior indebtedness. Senior indebtedness means any of our indebtedness of any kind unless the instrument under which it is incurred expressly provides that it is in parity or subordinate in right of payment to the contract adjustment payments. We will not be permitted to make any contract adjustment payments if a payment default shall have occurred and be continuing with respect to any of our senior indebtedness or the maturity of any of our senior indebtedness shall have been accelerated because of a default.

Contract adjustment payments and, in the case of holders of normal units, interest payments on the senior notes will be payable to the holders of units as they are registered on the books and records of the purchase contract agent on the relevant record dates. The relevant record dates will be the 15th calendar day prior to the relevant payment dates. Contract adjustment payments will be paid through the purchase contract agent, which will hold amounts received in respect of the contract adjustment payments for the benefit of the holders of the purchase contracts that are a part of such units. Subject to any applicable laws and regulations, each interest payment on the senior notes will be made as described under “—Book-Entry System” below. If any date on which these payments and distributions are to be made is not a business day, then amounts payable on that date will be made on the next day that is a business day (and so long as the payment is made on the next business day, without any interest or other payment on account of any such delay). However, if such business day is in the next calendar year, payment will be made on the prior business day, in each case with the same force and effect as if made on the payment date.

Option to Defer Contract Adjustment Payments

We may, at our option and upon prior written notice to the holders of the units and the purchase contract agent, defer payment of all or part of the contract adjustment payments on the related purchase contracts forming a part of normal units and stripped units until no later than the stock purchase date. However, deferred contract adjustment payments will accrue additional contract adjustment payments at the rate of 10.75% per year (compounding on each succeeding payment date) until paid. If you elect to settle your purchase contracts early, or the purchase contracts are terminated upon the occurrence of certain events of bankruptcy, insolvency or reorganization with respect to us, your right to receive contract adjustment payments and deferred contract adjustment payments will also terminate and, except in the case of a fundamental change early settlement, you will not receive any accrued and unpaid contract adjustment payments.

In the event that we elect to defer the payment of contract adjustment payments on the purchase contracts until the stock purchase date, each holder of normal units and stripped units will receive on the stock purchase date in respect of the deferred contract adjustment payments, a cash payment equal to the aggregate amount of deferred contract adjustment payments payable to the holder.

In the event we exercise our option to defer the payment of contract adjustment payments, then until the deferred contract adjustment payments have been paid, we will not, and will not permit any of our subsidiaries to, declare or pay dividends on, make distributions with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to, our ordinary shares other than:

•

repurchases, redemptions or acquisitions of our ordinary shares in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or agents or a share purchase or dividend reinvestment plan, or our satisfaction of our obligations pursuant to any contract or security outstanding on the date of such event;

•	as a result of a reclassification of capital stock or the exchange or conversion of one class or series of our capital stock for another class or series of our capital stock;

•	the purchase of fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of the capital stock or the security being converted or exchanged;

•	dividends or distributions in our capital stock (or rights to acquire our capital stock); or

•

redemptions, exchanges or repurchases of any rights outstanding under a shareholder rights plan on the date of such event or the declaration or payment thereunder of a dividend or distribution of or with respect to rights in the future, or the redemption or repurchase of any rights pursuant thereto.

Our subsidiaries will not be restricted from making any similar payments on their capital stock if we exercise our option to defer payments of any contract adjustment payments.

Description of the Purchase Contracts

Each purchase contract underlying a unit, unless earlier terminated, or earlier settled at your option or upon certain fundamental changes and other transactions described below, will obligate you to purchase, and us to sell, for $25, on the stock purchase date a number of newly issued ordinary shares of XL Capital Ltd equal to the settlement rate.

The settlement rate, subject to adjustment under certain circumstances as described under “—Anti-dilution Adjustments” below, will be as follows:

•

If the “applicable market value” of the ordinary shares (which is the average of the closing price per ordinary share on each of the 20 consecutive trading days ending on the third trading day immediately preceding the stock purchase date) is equal to or greater than the threshold appreciation price of $18.88 (which represents a premium of 18% over the reference price of $16.00), then the settlement rate (which is approximately equal to $25 divided by $18.88) will be 1.3242 ordinary shares per purchase contract (the “minimum settlement rate”). Accordingly, if the market price for the ordinary shares increases to an amount that is greater than $18.88 on the settlement date, the aggregate market value of the ordinary shares issued upon settlement of each purchase contract, assuming that this market value is the same as the applicable market value of the ordinary shares, will be greater than $25, and if the market price equals $18.88, the aggregate market value of those shares, assuming that this market value is the same as the applicable market value of the ordinary shares, will equal $25.

•

If the applicable market value of the ordinary shares is less than $18.88 but greater than $16.00, the settlement rate will be equal to $25 divided by the applicable market value of the ordinary shares per purchase contract. Accordingly, if the market price for the ordinary shares is greater than $16.00 but less than $18.88 on the settlement date, the aggregate market value of the ordinary shares issued upon settlement of each purchase contract, assuming that this market value is the same as the applicable market value of the ordinary shares, will equal $25.

•

If the applicable market value of the ordinary shares is less than or equal to $16.00, the settlement rate (which is equal to $25 divided by $16.00) will be 1.5625 ordinary shares per purchase contract (the “maximum settlement rate”). Accordingly, if the market price for the ordinary shares decreases to an amount that is less than $16.00 on the settlement date, the aggregate market value of the ordinary shares issued upon settlement of each purchase contract, assuming that this market value is the same as the applicable market value of the ordinary shares, will be less than $25, and if the market price equals $16.00, the aggregate market value of those shares, assuming that this market value is the same as the applicable market value of the ordinary shares, will equal $25.

We refer to the minimum settlement rate and the maximum settlement rate as the “fixed settlement rates.”

If an accounting event occurs and is continuing prior to the earlier of a successful remarketing of the senior notes and the stock purchase date, we may, at our option, fix the settlement rate according to a formula based on the Black-Scholes option pricing model, which is a function of several variables, including the market price of our ordinary shares, our dividend yield, the remaining maturity of the purchase contract, the “risk-free rate,” and the volatility of our ordinary shares. See “—Fixed Settlement Rate Option upon Accounting Event.”

For purposes of determining the applicable market value of the ordinary shares, the closing price of the ordinary shares on any date of determination means the closing sale price or, if no closing sale price is reported, the last reported sale price of the ordinary shares on the New York Stock Exchange on that date. If the ordinary shares are not listed for trading on the New York Stock Exchange on any date, the closing price of the ordinary shares on any date of determination means the closing sale price as reported in the composite transactions for the principal U.S. securities exchange on which the ordinary shares are listed or, if the ordinary shares are not so reported, the last quoted bid price for the ordinary shares in the over-the-counter market as reported by the National Quotation Bureau or similar organization or, if that bid price is not available, the market value of the ordinary shares on that date as determined by a nationally recognized independent investment banking firm we retain for this purpose.

A trading day is a day on which the ordinary shares (1) are not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business and (2) have traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of the ordinary shares by the close of business on such day.

Fixed Settlement Rate Option upon Accounting Event

If an accounting event occurs and is continuing, we may, at our option, elect to fix the purchase contract settlement rate. If we elect to fix the purchase contract settlement rate, we must provide written notice to the purchase contract agent setting forth our intention to modify the purchase contract settlement rate to be an obligation for you to buy, and us to sell, a fixed number of shares, equal to the purchase contract value divided by the stock price. The purchase contract value will be:

•	the value of 1.5625 shares;

•	less the value of 1.5625 call options with an exercise price of $16.00 each;

•	plus the value of 1.3242 call options with an exercise price of $18.88 each.

The value of the call options will be determined using the Black-Scholes option pricing formula for European call options. The formula for the purchase contract value is subject to anti-dilution adjustments. In no event will the fixed accounting event settlement rate (the purchase contract value divided by the stock price) be greater than shares, subject to any then applicable anti-dilution adjustments.

“Accounting event” means the receipt, at any time prior to the earlier of the date of any successful remarketing of the senior notes and the stock purchase date, by the audit committee of our Board of Directors of a written report in accordance with Statement on Auditing Standards No. 97, “Amendment to Statement of Auditing Standards No. 50, Reports on the Application of Accounting Principles,” from our independent auditors, provided at the request of management, to the effect that, as a result of any change in accounting rules or interpretations thereof after the date of this prospectus supplement, we must either (a) account for the purchase contracts as derivatives under Statement of Financial Accounting Standards (“FAS”) No. 133, “Accounting for Derivative Instruments and Hedging Activities” (or any successor accounting standard), or (b) account for the units using the if-converted method under FAS No. 128, “Earnings per Share” (or any successor accounting standard), and that such accounting treatment will cease to apply upon the fixing of the settlement rate on the purchase contracts.

This Black-Scholes option pricing formula is a function of:

—

our stock price, which will be calculated as the average closing price per share of our ordinary shares during the 20 consecutive trading day period commencing the third trading day following the date of our notice to the purchase contract agent;

—	the “risk-free rate,” defined as the yield to maturity on the treasury security maturing on August 15, 2011 (CUSIP No. 912833DA5), as of 12 noon on the date of our notice;

—	the volatility of our stock;

—	time, calculated as the time from our notice to August 15, 2011; and

—	our dividend yield, calculated as the dividend threshold amount ($0.19) adjusted as described below under “—Anti-dilution Adjustments,” multiplied by four, divided by the stock price.

The volatility of our ordinary shares for the first call option will be calculated as the annualized standard deviation of the logarithmic daily returns on our ordinary shares over the 260 consecutive trading day period ending on the day of our notice. The volatility of the second call option will be calculated as the volatility of the first call option minus two.

Settlement

Settlement of the purchase contracts will occur on the stock purchase date, unless:

•	you have settled the related purchase contract prior to the stock purchase date through the delivery of cash to the purchase contract agent in the manner described in “—Early Settlement”;

•	we are involved in certain fundamental changes, and you have settled the related purchase contract through an early settlement as described in “—Early Settlement upon Fundamental Change”; or

•	an event described under “—Termination of Purchase Contracts” below has occurred.

The settlement of the purchase contracts on the stock purchase date will occur as follows:

•

in the case of normal units where there has been a successful remarketing, the proceeds from the remarketing will automatically be applied to satisfy in full the holders’ obligation to purchase ordinary shares under the related purchase contracts;

•

for the stripped units or normal units that include pledged treasury securities, the cash payments on the treasury securities will automatically be applied to satisfy in full your obligation to purchase our ordinary shares under the related purchase contracts;

•	for normal units, subject to certain provisions set forth below in “—Notice to Settle with Cash,” you may deliver cash on the thirteenth business day prior to the stock purchase date; and

•

for the normal units in which the related senior notes remain a part of the normal units because of a failed remarketing, we will exercise our rights as a secured party to dispose of the senior notes in accordance with applicable law in order to satisfy in full your obligation to purchase our ordinary shares under the purchase contracts.

In any such event, the ordinary shares will then be issued and delivered to you or your designee, upon payment of the applicable consideration, presentation and surrender of the certificate evidencing the units, if the units are held in certificated form, and payment by you of any transfer or similar taxes payable in connection with the issuance of the ordinary shares to any person other than you.

Prior to the date on which the ordinary shares are issued in settlement of the purchase contracts, the ordinary shares underlying the related purchase contracts will not be deemed to be outstanding for any purpose and you will have no rights with respect to the ordinary shares, including voting rights, rights to respond to tender offers and rights to receive any dividends or other distributions on the ordinary shares, by virtue of holding the purchase contracts.

No fractional ordinary shares will be issued by us pursuant to the purchase contracts. In lieu of fractional shares otherwise issuable, you will be entitled to receive an amount in cash equal to the fraction of an ordinary share, calculated on an aggregate basis in respect of the purchase contracts you are settling, multiplied by the applicable market value.

Remarketing

The senior notes held by each holder of normal units will be remarketed, unless the holder elects not to participate in the remarketing. In the event of a successful remarketing, the proceeds of such remarketing will be used to settle directly the purchase contracts on the stock purchase date.

Unless a holder of normal units delivers the requisite amount of cash and does not otherwise elect not to participate in the remarketing, as described below, the senior notes that are included in the normal units will be remarketed on the remarketing date. The remarketing period will be the seven business day period beginning on the ninth business day prior to the stock purchase date and ending on the third business day prior to the stock purchase date. We anticipate that the settlement date of any successful remarketing will be on or before August 15, 2011.

We will enter into a remarketing agreement with a nationally recognized investment banking firm, pursuant to which that firm will agree, as remarketing agent, to use reasonable best efforts to remarket the senior notes that are included in normal units (or separately held senior notes) that are participating in the remarketing, at a price per senior note that will result in net cash proceeds equal to 100% of the remarketing value.

Prior to any remarketing, we will use commercially reasonable efforts to file and obtain effectiveness of a registration statement with respect to the remarketing if so required under the U.S. federal securities laws at the time.

The “remarketing value” of a senior note will be equal to the principal amount of the senior note.

The proceeds from such remarketing will be paid in direct settlement of the obligations of the holders of normal units to purchase our ordinary shares. We will separately pay a fee to the remarketing agent. Holders of senior notes that are remarketed will not be responsible for the payment of any remarketing fee in connection with the remarketing.

Alternatively, a holder of normal units may elect not to participate in the remarketing and, instead, retain the senior notes underlying those normal units by delivering, in respect of each senior note to be retained, cash in the amount of $25 for each purchase contract, to the purchase contract agent on or prior to the thirteenth business day prior to the stock purchase date and such cash will be used in settlement of the obligations of such non-participating holder under the related purchase contracts. If the remarketing is successful and the rate is reset, the reset rate or the applicable index plus the reset spread will apply to all outstanding senior notes, whether or not the holders participated in such remarketing, and will become effective on the remarketing settlement date. In addition, upon a successful remarketing, other provisions of the senior notes may be modified as described below under “Description of the Senior Notes.” Your senior notes will become subject to the modified terms whether or not you participate in the remarketing.

The purchase contract agent will give holders of normal units and separate notes notice of the remarketing, the “Remarketing Notice,” including the amount of cash that must be delivered by holders that elect not to participate in the remarketing, on or prior to the sixteenth business day prior to the stock purchase date. A holder electing not to participate in the remarketing must notify the purchase contract agent of such election and deliver such cash to the purchase contract agent in accordance with the procedures set forth in the Remarketing Notice. A holder that notifies the purchase contract agent of such election but does not so deliver the requisite amount of cash or a holder that does not notify the purchase contract agent of its intention to make a cash settlement as described in “—Notice to Settle with Cash” below and, in either case, does not otherwise elect not to participate in the remarketing will be deemed to have elected to participate in the remarketing.

In order to facilitate the remarketing of the senior notes at the remarketing value described above, the remarketing agent will reset the rate of interest on the senior notes to a new fixed rate or floating rate equal an applicable index plus a reset spread to be determined in the remarketing (in which case we may also elect to modify the business day and day count convention to conform to market practice for floating rate notes bearing interest at a rate determined by reference to such index) effective from the settlement date of a successful remarketing until their maturity. In addition, in connection with a successful remarketing, we and the remarketing agent may shorten the maturity date or modify the optional redemption provisions. The reset rate or reset spread will be the rate or spread sufficient to cause the then current market value of each senior note to be equal to 100% of the remarketing value. If the remarketing agent cannot establish a reset rate or reset spread meeting such requirements on the ninth business day preceding the stock purchase date and therefore cannot remarket the senior notes participating in the remarketing at a price per senior note equal to 100% of the remarketing value, the remarketing agent will attempt to establish a reset rate or reset spread meeting these requirements on each of the six immediately following business days. Any such remarketing will be at a price per senior note equal to 100% of the remarketing value on the subsequent remarketing date. If the remarketing agent fails to remarket the senior notes at that price by the end of the third business day immediately preceding the stock purchase date, any holder of normal units that has not otherwise settled its purchase contracts in cash will be deemed to have directed us to retain the securities pledged as collateral in satisfaction of such holder’s obligations under the related purchase contract, and we will exercise our rights as a secured party with respect to such securities and may, subject to applicable law, retain the securities or sell them in one or more public or private sales to satisfy in full such holder’s obligation to purchase the ordinary shares under the related purchase contracts on the stock purchase date. In addition, holders of separate senior notes that remain outstanding will have the right to put their senior notes to us on the date set forth in the Remarketing Notice for $25 per senior note, plus accrued and unpaid interest, by notifying the indenture trustee in accordance with the procedures set forth in the Remarketing Notice.

The obligation of a holder of purchase contracts to pay the purchase price for the ordinary shares under the underlying purchase contracts on the stock purchase date is a non-recourse obligation payable solely out of the proceeds of the senior notes or treasury securities pledged as collateral to secure the purchase obligation. A holder of a stripped unit who receives any payments of principal on account of any pledged treasury securities will be obligated to deliver such payments to us for application to its obligation under the related purchase contracts. In no event will a holder of a purchase contract be liable for any deficiency between such proceeds and the purchase price for the ordinary shares under the purchase contract.

In the event of a failed remarketing, we will cause a notice of failed remarketing to be published by 9:00 a.m. on the day following such failed remarketing. We will also release this information by means of Bloomberg and Reuters (or successor or equivalent) newswire.

Optional Remarketing

On or prior to the fourth business day immediately preceding the first day of the remarketing period, but no earlier than the sixteenth business day prior to the stock purchase date, holders of senior notes that are not included as part of normal units may elect to have their senior notes included in the remarketing by delivering their senior notes along with a notice of this election to the collateral agent. The collateral agent will hold these senior notes in an account separate from the collateral account in which the securities pledged to secure the holders’ obligations under the purchase contracts will be held. Holders of senior notes electing to have their senior notes remarketed will also have the right to withdraw that election on or prior to the fourth business day immediately preceding the first day of the remarketing period.

On the business day immediately preceding the first day of the remarketing period, the collateral agent, at the written direction of the remarketing agent, will deliver these separate senior notes to the remarketing agent for remarketing. The remarketing agent will use reasonable best efforts to remarket the separately held senior notes included in the remarketing on the remarketing date at a price per senior note equal to 100% of the remarketing value. The remarketing agent will remit to the collateral agent the proceeds for payment to such participating holders. We will separately pay a fee to the remarketing agent. Holders of senior notes that are remarketed will not be responsible for the payment of any remarketing fee in connection with the remarketing.

If, as described above, the remarketing agent cannot remarket the senior notes during a remarketing period, the remarketing agent will promptly return the senior notes to the custodial agent to release to the holders following the conclusion of that period.

Early Settlement

At any time not later than 10:00 a.m., New York City time, on the thirteenth business day prior to August 15, 2011, a holder of units may settle the related purchase contracts by delivering to the purchase contract agent immediately available funds in an amount equal to $25 multiplied by the number of purchase contracts being settled; provided that at the time of such early settlement, we have an effective shelf registration statement covering the sale of such ordinary shares, unless we have been advised by counsel that no prospectus is required to be delivered in connection with the sale of such ordinary shares. We may suspend the use of such prospectus up to four times in any 360-day period not to exceed 90 days in any such 360-day period if (i) the prospectus would, in our judgment, contain a material misstatement or omission as a result of an event that has occurred and is continuing or as a result of any proposed or pending material business transaction, event or announcement; and (ii) we reasonably determine that the disclosure of such material non-public information could have a material adverse effect on us and our subsidiaries taken as a whole or could impede the consummation of any proposed or pending material business transaction. Holders may settle the related purchase contracts early only in integral multiples of 40.

No later than the third business day after an early settlement, we will issue and deliver, and the holder will be entitled to receive, 1.3242 ordinary shares for each unit early settled or if we have previously fixed the settlement rate as a result of an accounting event, a number of ordinary shares equal to the fixed settlement rate for each unit early settled, in each case, regardless of the market price of the ordinary shares on the date of early settlement, and in each case subject to adjustment under the circumstances described under “—Anti-dilution Adjustments” below. At that time, the holder’s right to receive contract adjustment payments and any deferred contract adjustment payments will terminate. The holder will also receive ownership interests in the senior notes or treasury securities underlying those units.

Notice to Settle with Cash

Unless treasury securities have replaced the ownership interests in the senior notes as a component of normal units as a result of a special event redemption or the purchase contract has been settled early or otherwise terminated, a holder of normal units may settle the related purchase contract with separate cash prior to 5:00 p.m., New York City time, on the thirteenth business day immediately preceding the stock purchase date. A holder of a normal unit wishing to settle the related purchase contract with separate cash must notify the purchase contract agent by presenting and surrendering the normal unit certificate evidencing the normal unit at the offices of the purchase contract agent with the form of “Notice to Settle by Separate Cash” on the reverse side of the certificate completed and executed as indicated on or prior to 5:00 p.m., New York City time, on the thirteenth business day immediately preceding the stock purchase date. If a holder fails to deliver the requisite amount of cash to the collateral agent prior to 5:00 p.m., New York City time, on the thirteenth business day immediately preceding the stock purchase date, such holder will be deemed to have elected to participate in the remarketing and, if the remarketing fails, directed us to retain the related ownership interests in the senior note in full satisfaction of the holder’s obligation to purchase ordinary shares under the related purchase contract.

Early Settlement upon Cash Fundamental Change

If a “fundamental change” occurs (as defined below) prior to the settlement date, then each holder of a purchase contract will have the right, on the “fundamental change early settlement date” (as defined below), to accelerate and settle such contract early at the “fundamental change early settlement rate” described below. We refer to this right as the “fundamental change early settlement right.”

We will provide each of the holders with a notice of a fundamental change within five business days after its occurrence. The notice will specify a date, which we refer to as the “fundamental change early settlement date,” which shall be not less than 20 or more than 30 calendar days after the date of the notice, by which each holder’s fundamental change early settlement right must be exercised; provided, however, that if such date would otherwise be less than two days before the first day of the remarketing period, the fundamental change early settlement right must be exercised by such date. The notice will set forth, among other things, the applicable fundamental change early settlement rate and the amount of the cash, securities and other consideration receivable by the holder upon settlement. To exercise the fundamental change early settlement right, you must deliver to the purchase contract agent, three business days before the fundamental change early settlement date, the certificate evidencing your normal units or stripped units if they are held in certificated form, and payment of the applicable purchase price in immediately available funds.

A “fundamental change” will be deemed to have occurred if any of the following occurs:

(1)

a “person” or “group” within the meaning of Section 13(d) of the Exchange Act has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of our common equity representing more than 50% of the voting power of our common equity (other than in connection with a consolidation, merger or other transaction described in clause (2) below, in which case clause (2) shall apply); or

(2)

we are involved in a consolidation with or merger into any other person, or any merger of another person into us, or any transaction or series of related transactions (other than a merger that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of our ordinary shares), in each case in which 90% or more of our ordinary shares are exchanged for or converted into securities, cash or other property, 10% or more of which consists of securities, cash or other property that is not (or will not be immediately upon the effectiveness of such consolidation, merger or transaction) common stock listed on the New York Stock Exchange, the NASDAQ Global Select Market or the NASDAQ Global Market; or

(3)

our ordinary shares cease to be listed or quoted on the New York Stock Exchange, the NASDAQ Global Select Market or the NASDAQ Global Market (other than in connection with a consolidation, merger or other transaction described in clause (2) above, in which case clause (2) shall apply); or

(4)	our shareholders vote for our liquidation, dissolution or termination.

The “fundamental change early settlement rate” will be determined by reference to the table below, based on the date on which the fundamental change occurs or becomes effective (the “effective date”) and the “stock price” in the fundamental change, which will be:

•

in the case of a fundamental change described in clause (2) above and the holders of our ordinary shares receive only cash in the fundamental change, the stock price shall be the cash amount paid per share;

•

otherwise, the stock price shall be the average of the closing prices of our ordinary shares over the five trading-day period ending on the trading day preceding the effective date of the fundamental change.

The stock prices set forth in the first column heading of the table below will be adjusted as of any date on which any fixed settlement rate is otherwise adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the fixed settlement rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the fixed settlement rate as so adjusted. The number of shares will be adjusted in the same manner as the fixed settlement rate as set forth under “—Anti-Dilution Adjustments.”

The following table sets forth the hypothetical stock price and the fundamental change early settlement rate per $25 stated amount of units:

Effective Date

	August 5, 2008	August 15, 2009	August 15, 2010	August 15, 2011
Stock Price
$ 10.0	2.2724	2.0544	1.8182	1.5625
$ 13.0	2.1086	1.9409	1.7592	1.5625
$ 16.0	1.5625	1.5625	1.5625	1.5625
$ 20.0	1.5001	1.4538	1.4109	1.3242
$ 25.0	1.4559	1.4199	1.3839	1.3242
$ 30.0	1.4282	1.3993	1.3690	1.3242
$ 40.0	1.3961	1.3766	1.3547	1.3242
$ 50.0	1.3785	1.3647	1.3480	1.3242
$ 75.0	1.3568	1.3503	1.3401	1.3242
$100.0	1.3465	1.3433	1.3359	1.3242

The exact stock prices and effective dates may not be set forth in the table above, in which case

•

If the stock price is between two stock price amounts in the table or the effective date is between two effective dates in the table, the fundamental change early settlement rate will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower stock price amounts and the earlier and later effective dates, as applicable, based on a 365-day year.

•	If the stock price is greater than $100.0 per share (subject to adjustment), the fundamental change early settlement rate will be the minimum settlement rate.

•	If the stock price is less than $10.0 per share (subject to adjustment), the fundamental change early settlement rate will be the maximum settlement rate.

If you exercise the fundamental change early settlement right, we will deliver to you on the early settlement date the kind and amount of securities, cash or other property that you would have been entitled to receive if you had settled the purchase contract immediately before the fundamental change at the fundamental change early settlement rate in addition to accrued and unpaid contract adjustment payments to the fundamental change early settlement date. If the fundamental change causes our ordinary shares to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election) and you exercise the fundamental change early settlement right, we will deliver to you on the fundamental change early settlement date the weighted average of the types and amounts of consideration received by the holders of our ordinary shares that affirmatively make such an election. You will also receive the notes (including any cash payment we have made to the collateral agent described under “—Current Payments” above, if not already paid to holders of normal units), applicable ownership interests in the treasury portfolio or treasury securities underlying the normal units or stripped units, as the case may be.

If you do not elect to exercise your fundamental change early settlement right, your normal units or stripped units will remain outstanding and subject to normal settlement on the settlement date.

Anti-dilution Adjustments

The fixed settlement rate and the number of ordinary shares to be delivered upon an early settlement will be adjusted, without duplication, if the following events occur:

(1)	the payment of a dividend or other distributions to all holders of our ordinary shares payable exclusively in ordinary shares;

(2)

the issuance to all holders of the ordinary shares of rights, options or warrants, entitling them to subscribe for or purchase our ordinary shares at less than the current market price (as defined below); provided that no adjustment will be made if holders of units may participate in the transaction on a basis and with notice that our board of directors determines to be fair and appropriate;

(3)	subdivisions, splits or combinations of our ordinary shares;

(4)

distributions to all holders of ordinary shares of evidences of indebtedness, shares of capital stock, securities, cash or other assets (excluding any dividend or distribution covered by clause (1) or (2) above); provided that no adjustment will be made if all holders of units may participate in the transactions;

(5)

the successful completion of a tender or exchange offer made by XL Capital or one of its subsidiaries for the ordinary shares to the extent that the cash and the value of any other consideration included in the payment per ordinary share exceeds the average of the closing price of our ordinary shares for each of the five consecutive trading days next succeeding the last date on which tenders or exchanges may be made under such tender or exchange offer; and

(6)

cash dividends or distributions by us or any of our subsidiaries (other than distributions by our subsidiaries to us); consisting exclusively of cash to all holders of our ordinary shares, excluding any cash dividend on our ordinary shares to the extent that the aggregate cash dividend per ordinary share in any quarter does not exceed $0.19 (the “dividend threshold amount”) (the dividend threshold amount is subject to adjustment on an inversely proportional basis whenever the fixed settlement rates are adjusted, provided that no adjustment will be made to the dividend threshold amount for any adjustment made to the settlement rate pursuant to this clause (6)).

There shall not be any adjustment to the fixed settlement rate as a result of:

•	the issuance of rights;

•	the distribution of separate certificates representing rights;

•	the exercise of redemption of rights in accordance with any rights agreement; or

•	the termination or invalidation of rights.

in each case, pursuant to our Rights Plan dated as of September 1998 incorporated by reference as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2007 which is incorporated herein by reference or any other rights plan of XL Capital. To the extent that we have a rights plan in effect upon settlement of a purchase contract, you will receive, in addition to the ordinary shares, the rights under the rights plan unless, prior to any settlement of a purchase contract, the rights have separated from the ordinary shares, in which case the settlement rate will be adjusted at the time of separation as if we made a distribution to all holders of our ordinary shares as described in clause (4) above, subject to readjustment in the event of the expiration, termination or redemption of the rights.

Each adjustment to a fixed settlement rate will result in a corresponding adjustment to the number of ordinary shares issuable upon early settlement of a purchase contract. If an adjustment is made to the fixed settlement rates, an adjustment shall be made to the applicable market value on any date of determination solely for the purpose of determining which clause of the definition of settlement rate will apply on the stock purchase date.

The fixed settlement rates will not be adjusted:

•

upon the issuance of any ordinary shares pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on securities of XL Capital and the investment of additional optional amounts in ordinary shares under any plan;

•

upon the issuance of any ordinary shares or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by XL Capital or any of its subsidiaries; or

•	upon the issuance of any ordinary shares pursuant to any option, warrant, right, or exercisable, exchangeable or convertible security outstanding as of the date the units were first issued.

Except as specifically described above, the settlement rate and the number of shares to be delivered on early settlement will not be subject to adjustment in the case of the issuance of any ordinary shares, or securities convertible into or exchangeable for ordinary shares.

Solely as used above, the “current market price” per ordinary share on any day means the average of the closing price per ordinary share on each of the five consecutive trading days ending on the earlier of the day in question and the day before the “ex date” with respect to the issuance or distribution requiring such computation. For purposes of this paragraph, the term “ex date,” when used with respect to any issuance or distribution, means the first date on which the ordinary shares trade without the right to receive the issuance or distribution.

In the case of reclassifications, consolidations, mergers, sales or transfers of assets or other transactions that cause the ordinary shares to be converted into the right to receive other securities, cash or property, each purchase contract then outstanding would, without the consent of the holders of units, become a contract to purchase only the kind and amount of such securities, cash or property instead of ordinary shares. In such event, on the stock purchase date the settlement rate then in effect will be applied to the value on the stock purchase date of the securities, cash or property a holder would have received if it had held the shares covered by the purchase contract when the applicable transaction occurred. Holders have the right to settle their obligations under the purchase contracts early in the event of certain fundamental changes as described under “—Early Settlement upon Fundamental Change.”

If at any time we make a distribution of property to our ordinary shareholders that would be taxable to the shareholders as a dividend for U.S. federal income tax purposes (that is, distributions, evidences of indebtedness or assets, but generally not stock dividends or rights to subscribe for capital stock), and, pursuant to the settlement rate adjustment provisions of the purchase contract agreement, the settlement rate is increased, that increase may be deemed to be the receipt of taxable income to holders of units. See “Certain Tax Considerations—Taxation of Shareholders—United States—Purchase Contracts—Adjustment to Settlement Rate.”

In addition, we may increase the settlement rate if our board of directors deems it advisable to avoid or diminish any income tax to holders of the ordinary shares resulting from any dividend or distribution of shares (or rights to acquire shares) or from any event treated as a dividend or distribution for income tax purposes or for any other reasons.

Adjustments to the fixed settlement rates will be calculated to the nearest 1/10,000th of a share. If an adjustment is not required to be made because it would not increase or decrease a settlement rate by at least one percent, then the adjustment will be carried forward and taken into account in any subsequent adjustment. However, all such adjustments (even if less than 1%) will apply on the stock purchase date.

We will be required, as soon as practicable following the occurrence of an event that requires or permits an adjustment in the settlement rate, to provide written notice to the purchase contract agent of the occurrence of that event. We will also be required to deliver a statement setting forth in reasonable detail the method by which the adjustment to the settlement rate was determined and setting forth the revised settlement rate.

Pledged Securities and Pledge Agreement

The ownership interests in the senior notes or treasury securities underlying the units will be pledged to the collateral agent for our benefit. Under the pledge agreement, the pledged securities will secure the obligations of holders of units to purchase ordinary shares under the related purchase contracts. A holder of a unit cannot separate or separately transfer the purchase contract from the pledged securities underlying the unit. Your rights to the pledged securities will be subject to the security interest created by the pledge agreement. You will not be permitted to withdraw the pledged securities related to the units from the pledge arrangement except:

•	to substitute specified treasury securities for the related pledged ownership interests in the senior notes or other pledged treasury securities in order to create a stripped unit;

•	to substitute ownership interests in the senior notes or specified treasury securities for the related pledged treasury securities upon the recreation of a normal unit;

•	upon delivering the requisite amount of cash when electing not to participate in a remarketing; or

•	upon the termination or early settlement of the purchase contracts.

Subject to our security interest and the terms of the purchase contract agreement and the pledge agreement:

•

each holder of normal units that include ownership interests in the senior notes will retain ownership of the interests in the senior notes and will be entitled through the purchase contract agent and the collateral agent to all of the rights of a holder of ownership interests in the senior notes, including interest payments, voting, redemption and repayment rights; and

•	each holder of units that include treasury securities will retain ownership of the treasury securities.

We will have no interest in the pledged securities other than our security interest.

Quarterly Payments on Pledged Securities

The collateral agent, upon receipt of quarterly payments on the pledged securities underlying the normal units, will distribute those payments to the purchase contract agent, which will, in turn, distribute that amount to persons who were the holders of normal units on the record date for the payment. The record date for any payment will be 15 calendar days before the relevant payment date.

Termination of Purchase Contracts

The purchase contracts, our related rights and obligations and those of the holders of the units, including their rights to receive contract adjustment payments or deferred contract adjustment payments and obligations to purchase ordinary shares, will automatically terminate upon the occurrence of particular events of XL Capital Ltd’s bankruptcy, insolvency or reorganization.

Upon such a termination of the purchase contracts, the collateral agent will release the securities held by it to the purchase contract agent for distribution to the holders. If a holder would otherwise have been entitled to receive less than $1,000 principal amount at maturity of any treasury security upon termination of the purchase contract, the purchase contract agent will dispose of the security for cash and pay the cash to the holder. Upon termination, however, the release and distribution may be subject to a delay. If we become the subject of a case under the U.S. federal bankruptcy code, a delay may occur as a result of the imposition of an automatic stay, if applicable, under the bankruptcy code or other stay and continue until the stay has been lifted. No stay will be lifted unless and until such time as the bankruptcy judge agrees to lift it and allows your collateral to be returned to you.

The Purchase Contract Agreement

Distributions on the units will be payable, purchase contracts will be settled and transfers of the units will be registrable at the office of the purchase contract agent in the Borough of Manhattan, New York City. In addition, if the units do not remain in book-entry only form, payment of distributions on the units may be made, at our option, by check mailed to the address of the persons shown on the unit register on the record date for such payment.

If any quarterly payment date or the stock purchase date is not a business day, then any payment or settlement required to be made on that date will be made on the next business day (and so long as the payment is made on the next day that is a business day, without any interest or other payment on account of any such delay), except that, in the case of a quarterly payment date only, if the next business day is in the next calendar year, the payment will be made on the prior business day with the same force and effect as if made on the payment date.

If your units are held in certificated form and you fail to surrender the certificate evidencing your units to the purchase contract agent on the stock purchase date, the ordinary shares issuable in settlement of the related purchase contracts will be registered in the name of the purchase contract agent. These shares, together with any distributions on them, will be held by the purchase contract agent as agent for your benefit, until the certificate is presented and surrendered or you provide satisfactory evidence that the certificate has been destroyed, lost or stolen, together with any indemnity that may be required by the purchase contract agent and us.

If your units are held in certificated form and (1) the purchase contracts have terminated prior to the stock purchase date, (2) the related pledged securities have been transferred to the purchase contract agent for distribution to the holders and (3) you fail to surrender the certificate evidencing your units to the purchase contract agent, the pledged securities that would otherwise be delivered to you and any related payments will be held by the purchase contract agent as agent for your benefit, until you present and surrender the certificate or provide the evidence and indemnity described above.

The purchase contract agent will not be required to invest or to pay interest on any amounts held by it before distribution.

No service charge will be made for any registration of transfer or exchange of the units, except for any applicable tax or other governmental charge.

Modification

The purchase contract agreement and the pledge agreement will contain provisions permitting us and the purchase contract agent, and in the case of the pledge agreement, the collateral agent, to modify the purchase contract agreement or the pledge agreement without the consent of the holders for, among other things, the following purposes:

•	to evidence the succession of another person to our obligations;

•	to add to the covenants for the benefit of holders or to surrender any of our rights or powers under those agreements so long as such covenants or such surrender do not adversely affect the validity, perfection or priority of the security interests granted or created under the pledge agreement;

•	to evidence and provide for the acceptance of appointment of a successor purchase contract agent or a successor collateral agent, custodial agent or securities intermediary; or

•

to cure any ambiguity, to correct or supplement any provisions that may be inconsistent, or to make any other provisions with respect to such matters or questions, provided that such action shall not adversely affect the interest of the holders.

The purchase contract agreement, the pledge agreement and the purchase contracts may be amended or modified with the consent of the holders of a majority of the units at the time outstanding. However, no modification or amendment may, as to any holder of a unit affected thereby, without the consent of such holder:

•	change any payment date;

•

change the amount or type of pledged securities required to be pledged to secure obligations under the units, impair the right of the holder of any pledged securities to receive distributions on the pledged securities underlying the units or otherwise materially adversely affect the holder’s rights in or to the pledged securities;

•

reduce any contract adjustment payment or change the place or currency of payment or increase any amounts payable by the holders in respect of the units or decrease any other amounts receivable by holders in respect of the units;

•	impair the right to institute suit for the enforcement of any purchase contract or the right to receive any contractual adjustment payment;

•

reduce the number of ordinary shares purchasable under any purchase contract, increase the price to purchase ordinary shares on settlement of any purchase contract, change the stock purchase date or otherwise materially adversely affect the holder’s rights under any purchase contract; or

•

reduce the above stated percentage of outstanding purchase contracts the consent of whose holders is required for the modification or amendment of the provisions of the purchase contract agreement, the pledge agreement or the purchase contracts;

provided that if any amendment or proposal referred to above would adversely affect only the normal units or the stripped units, then only the affected class of holders as of the record date for the holders entitled to vote thereon will be entitled to vote on such amendment or proposal.

No Consent to Assumption

Each holder of units, by acceptance of the units, will under the terms of the purchase contract agreement and the units be deemed expressly to have withheld any consent to assumption (i.e., affirmance) of the related purchase contracts by us or our trustee if we become subject to a case under the U.S. bankruptcy code.

Consolidation, Merger, Sale or Conveyance

We will agree in the purchase contract agreement that, so long as the units are outstanding, we will not (1) merge with or into or consolidate with any other entity or (2) transfer, lease or convey all or substantially all of our assets to any other person, or buy all or substantially all the assets of another person, unless:

•

the successor entity, if not us, is an entity organized and existing under the laws of the United States of America (including any State thereof or the District of Columbia), the United Kingdom, the Cayman Islands, Bermuda or any country which is, on the date of this prospectus supplement, a member of the Organization of Economic Cooperation and

Development or the European Union and expressly assumes our obligations under the purchase contract agreement, the pledge agreement, the purchase contracts and the remarketing agreement; and

•

we are not, or the successor entity is not, immediately after such merger, consolidation, transfer, lease or conveyance, in default in the performance of any of our obligations under the purchase contract agreement, the pledge agreement, the purchase contracts or the remarketing agreement.

Title

XL Capital, the purchase contract agent and the collateral agent and any agent of XL Capital, the purchase contract agent and the collateral agent may treat the registered holder of any units as the absolute owner of those units for the purpose of making payment and settling the related purchase contracts and for all other purposes regardless of any notice to the contrary.

Defaults Under the Purchase Contract Agreement

Within 30 days after the occurrence of any default by us in certain of our obligations under the purchase contract agreement or under a purchase contract of which a responsible officer of the purchase contract agent (as defined in the purchase contract agreement) has actual knowledge, the purchase contract agent will give notice of such default to the holders of the units unless such default has been cured or waived.

The purchase contract agent is not required to enforce any of the provisions of the purchase contract agreement against us. Each holder of units shall have the right to institute suit for the enforcement of any payment of contract adjustment payments then due and payable and the right to purchase ordinary shares as provided in such holder’s purchase contract and generally exercise any other rights and remedies provided by law.

Governing Law

The purchase contract agreement, the pledge agreement and the purchase contracts will be governed by, and construed in accordance with, the laws of the State of New York.

Book-Entry System

The Depository Trust Company, which we refer to along with its successors in this capacity as the “depositary,” will act as securities depositary for the units. The units will be issued only as fully registered securities registered in the name of Cede & Co., the depositary’s nominee, or such other name as may be requested by an authorized representative of the depositary. One or more fully registered global security certificates, representing the total aggregate number of units, will be issued and will be deposited with the depositary and will bear a legend regarding the restrictions on exchanges and registration of transfer referred to below.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in the units so long as the units are represented by global security certificates.

The depositary has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. The depositary holds securities that its participants deposit with the depositary. The depositary also facilitates the settlement among participants of securities transactions, including transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. The depositary is owned by a number of its direct participants and by the NYSE, the American Stock Exchange, Inc., and the Financial Industry Regulatory Authority, Inc. Access to the depositary’s system is also available to others, including securities brokers and dealers, banks and trust companies that clear transactions through or maintain a direct or indirect custodial relationship with a direct participant either directly or indirectly. The rules applicable to the depositary and its participants are on file with the Securities and Exchange Commission.

Although the depositary has agreed to the foregoing procedure in order to facilitate transfer of interests in the global security certificates among participants, the depositary is under no obligation to perform or continue to perform these procedures and these procedures may be discontinued at any time. We will not have any responsibility for the performance by the depositary or its direct participants or indirect participants under the rules and procedures governing the depositary.

If the depositary notifies us that it is unwilling or unable to continue as a depositary for the global security certificates and no successor depositary has been appointed within 90 days after this notice, or an event of default under the purchase contract agreement or the indenture has occurred and is continuing, certificates for the units will be printed and delivered in exchange for beneficial interests in the global security certificates. Any global senior security that is exchangeable pursuant to the preceding sentence shall be exchangeable for unit certificates registered in the names directed by the depositary. We expect that these instructions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global security certificates.

So long as the depositary or its nominee is the registered owner of the global security certificates, the depositary or other nominee, as the case may be, will be considered the sole owner and holder of the global security certificates and all units represented by these certificates for all purposes under the units and the purchase contract agreement. Except in the limited circumstances referred to above, owners of beneficial interests in global security certificates will not be entitled to have such global security certificates or the units represented by these certificates registered in their names, will not receive or be entitled to receive physical delivery of unit certificates in exchange for beneficial interests in global security certificates and will not be considered to be owners or holders of the global security certificates or any units represented by these certificates for any purpose under the units or the purchase contract agreement.

All payments on the units represented by the global security certificates and all transfers and deliveries of senior notes, the treasury portfolio, treasury securities and ordinary shares will be made to the depositary or its nominee, as the case may be, as the holder of the securities.

Ownership of beneficial interests in the global security certificates will be limited to participants or persons that may hold beneficial interests through institutions that have accounts with the depositary or its nominee. Ownership of beneficial interests in global security certificates will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary or its nominee, with respect to participants’ interests, or any participant, with respect to interests of persons held by the participant on their behalf. Procedures for settlement of purchase contracts on August 15, 2011 or upon early settlement will be governed by arrangements among the depositary, participants and persons that may hold beneficial interests through participants designed to permit settlement without the physical movement of certificates. Payments, transfers, deliveries, exchanges and other matters relating to beneficial interests in global security certificates may be subject to various policies and procedures adopted by the depositary from time to time. Neither we or any of our agents, nor the purchase contract agent or any of its agents, will have any responsibility or liability for any aspect of the depositary’s or any participant’s records relating to, or for payments made on account of, beneficial interests in global security certificates, or for maintaining, supervising or reviewing any of the depositary’s records or any participant’s records relating to these beneficial ownership interests. In addition, we may at any time and in our sole discretion determine not to have any of the units represented by one or more global securities and in such event we will issue individual units in exchange for the global security or securities representing such units.

The information in this section concerning the depositary and its book-entry system has been obtained from sources that we believe to be reliable, but we have not attempted to verify the accuracy of this information.

Replacement of Units Certificates

If physical certificates are issued, we will replace any mutilated certificate at your expense upon surrender of that certificate to the purchase contract agent. We will replace certificates that become destroyed, lost or stolen at your expense upon delivery to us and to the purchase contract agent of satisfactory evidence that the certificate has been destroyed, lost or stolen, together with any indemnity that may be required by the purchase contract agent and us.

We, however, are not required to issue any certificates representing units on or after the fifth business day immediately preceding the earlier of the stock purchase date or the date the purchase contracts terminate. In place of the delivery of a replacement certificate following the stock purchase date, the purchase contract agent, upon delivery of the evidence and indemnity described above, will deliver the ordinary shares issuable pursuant to the purchase contracts included in the units evidenced by the certificate, or, if the purchase contracts have terminated prior to the stock purchase date, transfer the pledged senior notes or the pledged securities related to the units evidenced by the certificate.

Information Concerning the Purchase Contract Agent

The Bank of New York Mellon will initially act as purchase contract agent. The purchase contract agent will act as the agent and attorney-in-fact for the holders of units from time to time. The purchase contract agreement will not obligate the purchase contract agent to exercise any discretionary authority in connection with a default under the terms of the purchase contract agreement, the pledge agreement, the purchase contract or the pledged securities.

The purchase contract agreement will contain provisions limiting the liability of the purchase contract agent. The purchase contract agreement will contain provisions under which the purchase contract agent may resign or be replaced. Resignation or replacement of the purchase contract agent would be effective upon the appointment of a successor.

The purchase contract agent and its affiliates are among a number of banks with which we and our subsidiaries and affiliates maintain various banking and trust relationships. The Bank of New York Mellon also acts as trustee under the indenture and the supplemental indenture under which the senior notes will be issued.

Information Concerning the Collateral Agent

The Bank of New York Mellon will initially act as collateral agent. The collateral agent will act solely as our agent and will not assume any obligation or relationship of agency or trust for or with any of the holders of the units except for the obligations owed by a pledgee of property to the owner thereof under the pledge agreement and applicable law.

The pledge agreement will contain provisions limiting the liability of the collateral agent. The pledge agreement will contain provisions under which the collateral agent may resign or be replaced. Resignation or replacement of the collateral agent would be effective upon the appointment of a successor.

The collateral agent and its affiliates are among a number of banks with which we and our subsidiaries and affiliates maintain various banking and trust relationships.

Miscellaneous

Should you elect to create stripped units or recreate normal units, you will be responsible for any fees or expenses payable in connection with the substitution of the applicable pledged securities, as well as any commissions, fees or other expenses incurred in acquiring the pledged securities to be substituted, and we will not be responsible for any of those fees or expenses.

All monies paid by us to a paying agent or a trustee for contract adjustment or interest payments related to any unit which remain unclaimed at the end of two years after such payment has become due and payable will be repaid to us, and the holder of such unit thereafter may look only to us for payment thereof.

DESCRIPTION OF THE SENIOR NOTES

We will issue the senior notes under an indenture we have entered into and supplemental indenture we will enter into with The Bank of New York Mellon, as trustee. A copy of the indenture is on file with the SEC and may be obtained by accessing the internet address provided or contacting us as described under “Where You Can Find More Information” in the accompanying prospectus. The following description is not complete, and is qualified in all respects by reference to the indenture and the supplemental indenture, the form of which will be filed as an exhibit on Form 8-K. You should read the indenture, the supplemental indenture and the associated documents carefully to fully understand the terms of the senior notes. The senior notes are a series of our senior debt securities described under “Description of XL Capital Debt Securities” in the accompanying prospectus, and this summary supplements the description of our senior debt securities in the accompanying prospectus. In addition, to the extent that the following description is not consistent with that contained in the accompanying prospectus under “Description of XL Capital Debt Securities,” you should rely on this description.

Maturity and Interest

The title of the senior notes will be 8.25% Senior Notes due 2021. The supplemental indenture will provide for $500.0 million in aggregate principal amount of senior notes to be issued. The senior notes will be issued at a price of 100% of the principal amount thereof. The senior notes will mature on August 15, 2021 (subject to our right to shorten the maturity date as described under “—Remarketing” below). The senior notes will bear interest from the original issuance date or from the most recent interest payment date on which interest has been paid or duly provided for, as the case may be. The senior notes will initially pay interest at the annual rate of 8.25% quarterly in arrears on each February 15, May 15, August 15 and November 15, commencing on November 15, 2008. If the senior notes are successfully remarketed and the interest rate is reset to a fixed rate of interest, following the stock purchase date, interest on the senior notes will be payable semi- annually in arrears on February 15 and August 15 of each year. If the senior notes are successfully remarketed and the interest rate is reset to a floating rate, following the stock purchase date, interest on the senior notes will be payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year. The relevant record dates will be the 15th calendar day prior to the relevant payment dates. If the senior notes are successfully remarketed, they will pay interest at a new fixed or floating rate from the settlement date of the successful remarketing until they mature. If the remarketing agent cannot establish a reset rate or reset spread meeting the requirements described under “Description of the Equity Security Units—Remarketing,” the remarketing agent will not reset the interest rate on the senior notes and the interest rate will continue to be the initial annual rate of 8.25% until maturity or early redemption. The notes are initially redeemable at our option after August 15, 2013, subject to modification in connection with a successful remarketing, as described below under “—Redemption at Our Option.” The senior notes are not otherwise redeemable prior to their stated maturity except as described below and will not have the benefit of a sinking fund.

The amount of interest payable for any period will be computed (1) for any full quarterly period on the basis of a 360-day year consisting of twelve 30-day months and (2) for any period shorter than a full quarterly period, on the basis of a 30-day month and, for periods of less than a month, on the basis of the actual number of days elapsed per 30-day month. In the event that any date on which interest is payable on the senior notes is not a business day, the payment of the interest payable on that date will be made on the next succeeding day that is a business day, without any interest or other payment in respect of the delay, except that if the business day is in the next succeeding calendar year, then the payment will be made on the immediately preceding business day, in each case with the same force and effect as if made on the scheduled payment date.

If a holder has given wire transfer instructions to us at least ten business days prior to the applicable payment date, we will make all payments on such holder’s senior notes by wire transfer of immediately available funds to the account specified in those instructions. Otherwise, payments on the senior notes will be made at the office or agency of the paying agent (the “Paying Agent”) and registrar (the “Registrar”) for the senior notes currently located at 101 Barclay Street, Floor 7 West, New York, New York 10286 unless we elect to make interest payments by check mailed to the holders at their addresses set forth in the register of holders. Senior notes may be surrendered for registration of transfer or exchange at the office of the Registrar. In addition, all notices or demands to or upon us in respect of the senior notes and the indenture may be served on us at the office of the Registrar.

There are no provisions in either the indenture or the senior notes that protect the holders in the event that we incur substantial additional indebtedness, whether or not in connection with a change in control.

Our ability to pay interest on the senior notes is dependent on our ability to obtain cash dividends or obtain loans from our subsidiaries. See “Risk Factors—Risks Related to the Units—Because we are a holding company and substantially all of our obligations are conducted by our subsidiaries, our obligations under the senior notes and the purchase contracts are effectively subordinated to the obligations of our subsidiaries.”

Remarketing

The senior notes will be remarketed as described under “Description of the Equity Security Units—Remarketing.”

In order to facilitate the remarketing of the senior notes, the remarketing agent will reset the rate of interest on the senior notes to a new fixed rate or floating rate equal an applicable index plus a reset spread to be determined in the remarketing (in which case we may also elect to modify the business day and day count convention to conform to market practice for floating rate notes bearing interest at a rate determined by reference to such index) effective from the settlement date of a successful remarketing until their maturity. In addition, in connection with a successful remarketing, we may elect, without the consent of any holders of the senior notes, to:

•	shorten the stated maturity of the senior notes to any date on or after August 15, 2013; and

•

modify our right to call the senior notes for redemption, effective on or after the remarketing settlement date, to eliminate the optional redemption right in its entirety, to provide that the optional redemption right will arise at a later date and/or to provide for an interest make-whole payment and/or a call premium upon exercise of the optional redemption right.

Optional Remarketing

Under the purchase contract agreement, on or prior to the fourth business day immediately preceding the first day of the remarketing period but no earlier than the sixteenth business day prior to the stock purchase date, holders of senior notes that are not included as part of normal units may elect to have their senior notes included in the remarketing by delivering their senior notes along with a notice of this election to the collateral agent. The collateral agent will hold such senior notes in an account separate from the collateral account in which the securities pledged to secure the holders’ obligations under the purchase contracts will be held. Holders of senior notes that are not included in normal units and that elect to have their notes remarketed will also have the right to withdraw that election on or prior to the fourth business day immediately preceding the first day of the remarketing period. For more information, see “Description of the Equity Security Units—Optional Remarketing.”

Put Option upon a Failed Remarketing

If the senior notes have not been successfully remarketed by the stock purchase date, the holders of senior notes that remain outstanding and that are not subject to our security interest will have the right to put their senior notes to us for an amount equal to the principal amount of the senior notes, plus accrued and unpaid interest, on August 15, 2011 in compliance with the notice requirements set forth in the Remarketing Notice and otherwise in accordance with the procedures set forth in the Remarketing Notice.

Special Event Redemption

If a special event occurs and is continuing, we may, at our option, redeem the senior notes in whole, but not in part, at any time at the redemption price for each senior note referred to below. Installments of interest on senior notes which are due and payable on or prior to a redemption date will be payable to holders of the senior notes registered as such at the close of business on the relevant record dates. If, following the occurrence of a special event, we exercise our option to redeem the senior notes, the proceeds of the redemption will be payable in cash to the holders of the senior notes. If a special event redemption occurs prior to a successful remarketing of the senior notes, the redemption price for the senior notes forming part of normal units at the time of the special event redemption will be distributed to the collateral agent, who in turn will purchase the applicable treasury portfolio described below on behalf of the holders of normal units and remit the remainder of the redemption price, if any, to the purchase contract agent for payment to the holders. The treasury portfolio will be substituted for the redeemed senior notes and will be pledged to the collateral agent to secure the obligations of the holders of the normal units to purchase ordinary shares under the purchase contracts.

“Special event” means either a redemption accounting event or a tax event.

“Redemption accounting event” means the receipt, at any time prior to the earlier of the date of any successful remarketing of the senior notes and the stock purchase date, by the audit committee of our Board of Directors of a written report in accordance with Statement on Auditing Standards No. 97, “Amendment to Statement on Auditing Standards No. 50, Reports on the Application of Accounting Principles,” from our independent auditors, provided at the request of management, to the effect that, as a result of any change in accounting rules or interpretations thereof after the date of this prospectus supplement, we must either (a) account for the purchase contracts as derivatives under FAS No. 133, “Accounting For Derivative Instruments and Hedging Activities” (or any successor accounting standard), or (b) account for the units using the if-converted method under FAS No. 128, “Earnings Per Share” (or any successor accounting standard), and that such accounting treatment will cease to apply upon redemption of the senior notes.

“Tax event” means if we determine that, as a result of (1) any change in, or amendment to, the law or treaties (or any regulations or rulings promulgated thereunder) of the Cayman Islands, Bermuda or any other jurisdiction in which we generally become subject to taxation; or (2) any change in position regarding the application, administration or interpretation of such laws, treaties, regulations or rulings (including a holding, judgment or order by a court of competent jurisdiction) (each of the foregoing in clauses (1) and (2), a “Change in Tax Law”), we are, or on the next interest payment date in respect of the senior notes would be, required to pay more than de minimis additional amounts with respect to the senior notes as described under “—Payment of Additional Amounts,” and such obligation cannot be avoided by taking commercially reasonable measures available to us. The Change in Tax Law must become effective on or after the date of this prospectus supplement. In the case of a successor entity, the Change in Tax Law must become effective after the date that such successor entity first becomes an obligor on the senior notes (unless the Change in Tax Law had already occurred prior to such date, but on or after the date of this prospectus supplement, with respect to the original entity).

If a special event redemption occurs prior to a successful remarketing of the senior notes, the “treasury portfolio” shall mean a portfolio of zero-coupon U.S. treasury securities consisting of interest or principal strips of U.S. treasury securities that mature on or prior to the stock purchase date in an aggregate amount equal to the aggregate principal amount of the senior notes included in the normal units on the special event redemption date and with respect to each scheduled interest payment date on the senior notes that occurs after the special event redemption date and on or before August 15, 2011, interest or principal strips of U.S. treasury securities that mature on or prior to that interest payment date in an aggregate amount equal to the aggregate interest payment that would be due on the aggregate principal amount of the senior notes included in the normal units on that date if the interest rate of the senior notes were not reset, on the applicable remarketing date. These treasury securities are non-callable by us. In such case, the treasury portfolio will be purchased on behalf of the holders of normal units.

Solely for purposes of determining the treasury portfolio purchase price in the case of a special event redemption date occurring after either a successful remarketing of the senior notes or the stock purchase date, “treasury portfolio” shall mean a portfolio of zero-coupon U.S. treasury securities consisting of principal or interest strips of U.S. treasury securities that mature on or prior to August 15, 2011 in an aggregate amount equal to the aggregate principal amount of the senior notes outstanding on the special event redemption date and with respect to each scheduled interest payment date on the senior notes that occurs after the special event redemption date, interest or principal strips of U.S. treasury securities that mature on or prior to that interest payment date in an aggregate amount equal to the aggregate interest payment that would be due on the aggregate principal amount of the senior notes outstanding on the special event redemption date.

“Redemption price” means for each senior note, whether or not included in a normal unit, the greater of (a) the principal amount of the senior note and (b) the product of the principal amount of the senior note and a fraction the numerator of which is the treasury portfolio purchase price and the denominator of which is, in the case of a special event redemption occurring prior to a successful remarketing of the senior notes, the aggregate principal amount of senior notes included in normal units, and in the case of a tax event redemption occurring after a successful remarketing of the senior notes or after the stock purchase date, the aggregate principal amount of the senior notes.

“Treasury portfolio purchase price” means the lowest aggregate price quoted by a primary U.S. government securities dealer in New York City to the quotation agent on the third business day immediately preceding the special event redemption date for the purchase of the treasury portfolio for settlement on the special event redemption date.

“Quotation agent” means Goldman, Sachs & Co. or any of its successors or any other primary U.S. government securities dealer in New York City selected by us from time to time.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each registered holder of senior notes to be redeemed at its registered address (which notice will be irrevocable). Unless we default in payment of the redemption price, on and after the redemption date, interest shall cease to accrue on the senior notes. In the event any senior notes are called for redemption, neither we nor the trustee will be required to register the transfer of or exchange the senior notes to be redeemed during a period beginning at the opening of business 15 days before the day of the mailing of a notice of redemption and ending at the close of business on the day of such mailing. Notwithstanding the foregoing, in case of a tax event redemption, no such notice of redemption will be given (a) earlier than 90 days prior to the earliest date on which the payor would be obliged to make such payment or withholding if a payment in respect of senior notes by it were then due and (b) unless at the time such notice is given, such obligation to pay such additional amounts remains in effect. Prior to the publication or mailing of any notice of redemption of senior notes pursuant to the foregoing, we will deliver to the paying agent (a) an officers’ certificate stating that we are entitled to effect such redemption and setting forth a statement of facts showing that any factual conditions precedent to our right so to redeem have been satisfied and (b) a legal opinion of an outside nationally recognized tax counsel to the effect that the circumstances referred to above (including those under the definition of “tax event”) exist.

Redemption at Our Option

The senior notes will be redeemable at our option, in whole or in part, on a date (the “earliest redemption date”) not earlier than August 15, 2013, which we refer to as our “optional redemption right.” The redemption price will be the principal amount, plus accrued and unpaid interest, if any, to but excluding the redemption date. We will give not less than 30 days’ nor more than 60 days’ notice of redemption by mail to holders of the senior notes. In connection with a successful remarketing, without the consent of any holders of the senior notes, we may modify our right to call the senior notes for redemption, effective on or after the remarketing settlement date, to eliminate the optional redemption right in its entirety, to provide that the optional redemption right will arise at a later date and/or to provide for an interest make-whole payment and/or a call premium upon exercise of the optional redemption right.

We may not redeem the senior notes if they have been accelerated and such acceleration has not been rescinded or unless all accrued and unpaid interest has been paid in full on all outstanding senior notes for all interest periods terminating on or prior to the redemption date.

In the event of a failed remarketing, the senior notes provide that under certain circumstances we will apply the principal amount of the senior notes against your obligations under the stock purchase contracts. This remedy has the effect similar to an automatic redemption of the senior notes, but we do not have to give you prior notice or follow any of the other redemption procedures outlined in this section.

If (i) we give an irrevocable notice of redemption of the senior notes, and (ii) we have paid to the trustee a sufficient amount of cash in connection with the related redemption or maturity of the senior notes, then, on the redemption date, such trustee will irrevocably deposit with the depositary funds sufficient to pay the redemption price for the senior notes being redeemed. See “Description of the Equity Security Units—Book-Entry System.” We will also give the depositary irrevocable instructions and authority to pay the redemption amount in immediately available funds to the holders of beneficial interests in the global security certificates representing such senior notes. Distributions of interest to be paid on or before the redemption date for any senior notes called for redemption will be payable to the holders on the record dates for the related dates of distribution.

Once notice of redemption is given and funds are irrevocably deposited, distributions on the senior notes will cease to accumulate immediately prior to the close of business on the redemption date and all rights of the holders of such senior notes will cease, except for the right to receive the redemption amount (but without interest on such redemption amount).

In the event any senior notes are called for redemption, neither we nor the trustee will be required to register the transfer of or exchange the senior notes to be redeemed during a period beginning at the opening of business 15 days before the day of the mailing of a notice of redemption and ending at the close of business on the day of such mailing.

If any redemption date is not a business day, then the redemption amount will be payable on the next business day (and without any interest or other payment in respect of any such delay). However, if payment on the next business day causes payment of the redemption amount to be in the next calendar year, then payment will be on the immediately preceding business day, in each case with the same force and effect as if made on that payment date,

If payment of the redemption amount for any senior notes is improperly withheld or refused and not paid, then interest on such senior notes will continue to accrue and distributions on the senior notes will continue to accumulate at the applicable rate then borne by such senior notes from the original redemption date scheduled to the actual date of payment. In this case, the actual payment date will be considered the redemption date for purposes of calculating the redemption amount.

If we decide to redeem fewer than all of the senior notes outstanding, the trustee will select the notes to be redeemed by lot, pro rata or by another method the trustee considers fair and appropriate.

No Defeasance

The defeasance provisions of the indenture described under “Description of XL Capital Debt Securities—Discharge and Defeasance” of the accompanying prospectus shall not apply to the senior notes.

Limitation on Liens on Capital Stock

Under the supplemental indenture, XL Capital will covenant that, so long as any senior notes are outstanding, XL Capital will not, nor will XL Capital permit any designated subsidiary to, create, assume, incur, guarantee or otherwise permit to exist any indebtedness evidenced by notes, debentures, bonds or similar instruments, which is secured by any mortgage, pledge, lien, security interest or other encumbrance upon any shares of capital stock of XL Capital or any designated subsidiary (whether such shares of stock are now owned or hereafter acquired) without effectively providing concurrently that the senior notes will be secured equally and ratably with such indebtedness for at least the time period such other indebtedness is so secured.

The term “capital stock” of any person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such person, including preferred stock, but excluding any debt securities convertible into such equity.

The term “designated subsidiary” means any present or future consolidated subsidiary of XL Capital that is a regulated insurance company, the assets of which constitute at least 20% of XL Capital’s consolidated assets. As of June 30, 2008, XL Capital’s designated subsidiaries consisted of XL Re Ltd, XL Insurance (Bermuda) Ltd and XL Reinsurance America Inc.

Additional Events of Default

The Events of Default described in the accompanying prospectus under “Description of XL Capital Debt Securities—Events of Default and Notice Thereof” will apply to the senior notes; however (1) with respect to the senior notes, the reference to 60 days in clause (1) of that subsection is 30 days; and (2) the following shall constitute additional Events of Default with respect to the senior notes:

•

default by us under any instrument or instruments under which there is or may be secured or evidenced any of our indebtedness (other than the senior notes) having an outstanding principal amount of $50,000,000 (or its equivalent in any other currency or currencies) or more, individually or in the aggregate, that has caused the holders thereof to declare such indebtedness to be due and payable prior to its stated maturity, unless such declaration has been rescinded within 30 days;

•

default by us in the payment when due of the principal or premium, if any, of any bond, debenture, note or other evidence of our indebtedness, in each case for money borrowed, or in the payment of principal or premium, if any, under any mortgage, indenture, agreement or instrument under which there may be issued or by which there may be secured or evidenced any of our indebtedness for money borrowed, which default for payment of principal or premium, if any, is in an aggregate principal amount exceeding $50,000,000 (or its equivalent in any other currency or currencies), if such default shall continue unremedied or unwaived for more than 30 days after the expiration of any grace period or extension of the time for payment applicable thereto;

•

default in the payment of the put price described under “—Put Option upon a Failed Remarketing” on any senior notes following the exercise of the put right by any holder of senior notes on the date payment is due; and

•

default in the payment of any additional amounts with respect to interest on any senior notes (as described below under “—Payments of Additional Amounts”), when such amounts become due and payable, and continuance of such default for a period of 30 days, and default in the payment of additional amounts payable with respect to any principal of or premium, if any, on any senior notes, when such additional amounts become due and payable either at maturity, upon any redemption, by declaration of acceleration or otherwise.

Payment of Additional Amounts

All amounts payable (whether in respect of principal, interest or otherwise) in respect of the senior notes will be made free and clear of and without withholding or deduction for or on account of any present or future taxes, duties, levies, assessments or governmental charges of whatever nature imposed or levied by or on behalf of the Cayman Islands or Bermuda or any political subdivision thereof or any authority or agency therein or thereof having power to tax, unless the withholding or deduction of such taxes, duties, levies, assessments or governmental charges is required by law. In that event, we will pay, or cause to be paid, such additional amounts as may be necessary in order that the net amounts receivable by a holder after such withholding or deduction shall equal the respective amounts that would have been receivable by such holder had no such withholding or deduction been required (“additional amounts”), except that no such additional amounts shall be payable in relation to any payment in respect of any of the senior notes:

•

to, or to a third party on behalf of, a person who would be able to avoid such withholding or deduction by complying with such person’s statutory requirements or by making a declaration of non-residence or similar claim for exemption but, in either case, fails to do so, or is liable for such taxes, duties, levies, assessments or governmental charges in respect of such senior note by reason of his having some connection with (including, without limitation, being a citizen of, being incorporated or engaged in a trade or business in, or having a residence or principal place of business or other presence in) the Cayman Islands or Bermuda, as the case may be, other than (a) the mere holding of such senior note or (b) the receipt of principal, interest, or other amount in respect of such senior note;

•

presented for payment more than 30 days after the Relevant Date, except to the extent that the relevant holder would have been entitled to such additional amounts on presenting the same for payment on or before the expiry of such period of 30 days;

•	on account of any inheritance, gift, estate, personal property, sales or transfer or similar taxes, duties, levies, assessments or similar governmental charges; or

•	on account of any taxes, duties, levies, assessments or governmental charges that are payable otherwise than by withholding from payments in respect of such senior note.

The “Relevant Date” means, in respect of any payment, the date on which such payment first becomes due and payable, but if the full amount of the moneys payable has not been received by the trustee on or prior to such due date, it means the first date on which, the full amount of such moneys having been so received and being available for payment to holders, notice to that effect shall have been duly given to the holders of the senior notes.

If we become subject generally at any time to any taxing jurisdiction other than or in addition to the Cayman Islands or Bermuda, references in this section to the Cayman Islands shall be read and construed as references to such other jurisdiction(s) and/or to the Cayman Islands.

Form and Denomination

We will issue the senior notes that are released from the pledge following substitution or early settlement in the form of a global security registered in the name of Cede & Co., as nominee of DTC. For a discussion of global securities, see “Description of XL Capital Debt Securities—Global Securities; Book-Entry System” in the accompanying prospectus. The senior notes will be issued in denominations of $2,000 and $1,000 integral multiples thereof.

Change in Control

The senior notes will not include the provisions described under the caption “Description of XL Capital Debt Securities—Certain Covenants—Provisions Applicable to Senior Debt Securities Only” in the accompanying prospectus with respect to a change in control.

ACCOUNTING TREATMENT

General

The proceeds from the sale of the units will be allocated between the purchase contracts and the senior notes based on the fair value of each at the date of the offering. We expect the fair value of each purchase contract to be $0.

We will recognize the present value of the quarterly purchase contract adjustment payments as a liability with an offsetting reduction in shareholders’ equity. The quarterly purchase contract adjustment payments will be allocated between the liability recognized at the date of issuance and interest expense based on a constant rate calculation over the term of the purchase contract.

The quarterly and, after a successful remarketing at a fixed rate, semi-annual interest payments on the senior notes will be recognized as interest expense.

The purchase contracts are forward transactions in our ordinary shares. Upon settlement of a purchase contract, we will receive $25 on that purchase contract and will issue the requisite number of ordinary shares. The $25 we receive will be credited to shareholders’ equity and allocated between our ordinary shares and additional paid in capital.

Fees and expenses incurred in connection with the offering of the units will be allocated between the senior notes and the purchase contracts. The amount allocated to the senior notes will be deferred and recognized as interest expense over the term of the senior notes. The amount allocated to the purchase contracts will be charged to shareholders’ equity.

Earnings per Share

Before the settlement of the purchase contracts, we will consider the ordinary shares to be issued under the purchase contracts in our calculation of diluted earnings per share using the treasury stock method. Under this method, we will increase the number of ordinary shares used in calculating diluted earnings per share by the excess, if any, of the number of ordinary shares we would be required to issue to settle the purchase contracts over the number of ordinary shares that we could purchase using the proceeds from the settlement of the purchase contracts. We anticipate that there will be no dilution of our earnings per share except during the periods when the average price of our ordinary shares is above $18.88 per share.

Other Matters

Both the Financial Accounting Standards Board and its Emerging Issues Task Force continue to study the accounting for financial instruments and derivative instruments, including instruments such as the units. It is possible that our accounting for the purchase contracts and the senior notes could be affected by any new accounting rules that might be issued by these groups or others or in the event of any other change in any law or regulation or any accounting rule, pronouncement or interpretation. See “Description of the Equity Security Units—Fixed Settlement Rate Option upon Accounting Event” and “Description of the Senior Notes—Special Event Redemption.”

CERTAIN TAX CONSIDERATIONS

The following summary of the taxation of XL Capital and its Bermuda insurance subsidiaries, which subsidiaries we refer to collectively as “XL,” and the taxation of shareholders of XL Capital is based upon current law and is for general information only. Legislative, judicial or administrative changes may be forthcoming that could affect this summary.

This summary (including and subject to the matters and qualifications set forth in such summary) of certain tax considerations (i) under “Taxation of XL Capital and XL—Cayman Islands” and “Taxation of Shareholders—Cayman Islands” is based upon the advice of Cayman Islands legal counsel, (ii) under “Taxation of XL Capital and XL—Bermuda” is based upon the advice of Bermuda legal counsel, and (iii) under “Taxation of XL Capital and XL—United States” and “Taxation of Shareholders—United States” is based upon the advice of Cahill Gordon & Reindel LLP, New York, New York. The advice of such firms does not include any factual or accounting matters, determinations or conclusions, such as amounts of related person insurance income and computations and amounts of components thereof (for example, amounts or computations of income or expense items, or reserves entering into computations of related person insurance income) or facts relating to XL Capital’s business or activities. The summary is based upon current law and is for general information only.

The tax treatment of a holder of units or ordinary shares, or of a person treated as a holder of units or ordinary shares for U.S. federal income, state, local or non-U.S. tax purposes, may vary depending on the holder’s particular tax situation. Legislative, judicial or administrative changes or interpretations may be forthcoming that could be retroactive and could affect the tax consequences to holders of units or ordinary shares. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES OF OWNING THE UNITS OR ORDINARY SHARES.

Taxation of XL Capital and XL

Cayman Islands

Under current Cayman Islands law, XL Capital is not obligated to pay any taxes in the Cayman Islands on its income or gains. XL Capital has received an undertaking from the Governor-in- Council of the Cayman Islands pursuant to the provisions of the Tax Concessions Law, as amended, that until June 2, 2018, (i) no subsequently enacted law imposing any tax on profits, income, gains or appreciation shall apply to XL Capital and (ii) no such tax and no tax in the nature of an estate duty or an inheritance tax shall be payable on any shares, debentures or other obligations of XL Capital. Under current law, no tax will be payable on the transfer or other disposition of the shares of XL Capital. The Cayman Islands currently impose stamp duties on certain categories of documents; however, the current operations of XL Capital do not involve the payment of such stamp duties in any material amount. The Cayman Islands currently impose an annual corporate fee upon all exempted companies incorporated in the Cayman Islands.

Bermuda

XL has received from the Ministry of Finance in Bermuda exemptions from any Bermuda taxes that might be imposed on profits, income, or any capital asset, gain or appreciation, until March 28, 2016. The exemptions are subject to the proviso that they are not construed so as to prevent the application of any tax or duty to such persons as are ordinarily resident in Bermuda (XL Capital and XL are not so currently designated) and to prevent the application of any tax payable in accordance with the provisions of The Land Tax Act 1967 payable in relation to the land leased to XL. XL Capital, as a permit company under The Companies Act 1981 of Bermuda, has received similar exemptions, which are effective until March 28, 2016. Both XL Capital and XL are required to pay certain annual Bermuda government fees, and XL, additionally, is required to pay certain business fees as an insurer under The Insurance Act 1978 of Bermuda. Currently, there is no Bermuda withholding tax on dividends paid by XL to XL Capital.

United States

XL Capital and XL intend to take the position that they are not engaged in a trade or business within the U.S. through a permanent establishment in the U.S. The determination, however, of whether a set of activities constitutes being engaged in a U.S. trade or business is inherently factual. In addition, the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations and judicial decisions provide only limited guidance, and no definitive guidance, on whether a particular set of activities constitutes being engaged in a U.S. trade or business. As a result, there can be no assurance that the Internal Revenue Service (the “IRS”) will not contend successfully that XL Capital or XL is or will be engaged in a trade or business in the U.S. A foreign corporation deemed to be so engaged would be subject to U.S. federal income tax, as well as a 30% branch profits tax, on its income that is treated as effectively connected with the conduct of that trade or business unless the corporation is entitled to relief under the permanent establishment provision of a tax treaty, as discussed below. Such income tax, if imposed, would be based on effectively connected income computed in a manner generally analogous to that applied to the income of a domestic corporation. Under regulations, the foreign corporation would be entitled to deductions and credits only if it timely files a U.S. tax return. Penalties may be assessed for failure to file tax returns. XL Capital files protective U.S. federal income tax returns to preserve the right to claim income tax deductions and credits if it is ever determined that XL Capital is subject to U.S. federal income tax. The branch profits tax is imposed on net income after subtracting regular corporate income taxes and making certain other adjustments.

Bermuda Treaty. Under the income tax treaty between Bermuda and the U.S. (the “Treaty”), XL is subject to U.S. income tax on any income effectively connected with a U.S. trade or business only if that trade or business is conducted through a permanent establishment in the U.S. No regulations interpreting the Treaty have been issued. While there can be no assurances, XL Capital does not believe that XL has a permanent establishment in the U.S. XL would not be entitled to the benefits of the Treaty if (i) 50% or less of XL’s stock were beneficially owned, directly or indirectly, by Bermuda residents or U.S. citizens or residents, or (ii) XL’s income were used in substantial part to make disproportionate distributions to, or to meet certain liabilities to, persons who are not Bermuda residents or U.S. citizens or residents. While there can be no assurances, XL Capital believes that XL will be eligible for Treaty benefits after the sale of units and ordinary shares offered hereby.

Net Investment Income. Foreign insurance companies carrying on an insurance business within the U.S. have a certain minimum amount of effectively connected net investment income, determined in accordance with a formula that depends, in part, on the amount of U.S. risk insured or reinsured by such companies. If XL is considered to be engaged in the conduct of an insurance business in the U.S. and is not entitled to the benefits of the Treaty in general (because it fails to satisfy one of the limitations on treaty benefits discussed above), the Code could subject a significant portion of XL’s investment income to U.S. income tax. In addition, although the Treaty clearly applies to premium income, the Treaty might be construed as not protecting investment income. Several practitioners and commentators, however, have asserted that, as a policy matter, the Treaty should be construed more liberally to protect investment income to the same extent as premium income. If XL were found to be engaged in a trade or business in the U.S., and were entitled to the benefits of the Treaty in general, but the Treaty were found not to protect investment income, a portion of XL’s investment income could be subject to U.S. income tax.

Withholding Tax. Foreign corporations not engaged in a trade or business in the U.S. are nonetheless subject to U.S. federal income tax on certain “fixed or determinable annual or periodic gains, profits and income” derived from sources within the U.S. as enumerated in section 881(a) of the Code, such as dividends and certain interest on investments. That tax generally is imposed by withholding at a 30% rate. The Treaty does not provide for a reduction in such withholding tax rate.

Excise Tax. The U.S. also imposes an excise tax on insurance and reinsurance premiums paid to foreign insurers or reinsurers with respect to risks located in the U.S. The rates of tax applicable to premiums paid to XL are 4% for casualty insurance premiums and 1% for reinsurance premiums. Although payment of the tax generally is the responsibility of the person that pays the premium to the foreign insurer or reinsurer, if the tax is not paid by the purchaser of the insurance or reinsurance, the foreign insurer or reinsurer generally is liable for the tax. In addition, in Revenue Ruling 2008-15, the IRS formally announced its position that the excise tax is applicable (at a 1% rate on premiums) to all reinsurance cessions or retrocessions of risks by non-U.S. insurers or reinsurers to non-U.S. reinsurers where the underlying risks are located in the U.S., even if the excise tax has been paid on prior cessions of the same risks.

Legislative Proposals. Congress has periodically considered legislation intended to eliminate certain tax advantages perceived to be enjoyed by Bermuda insurance companies because of the favorable tax environment in Bermuda. Congress has also considered legislation intended to eliminate certain perceived tax benefits of U.S. insurance companies that have Bermuda affiliates, including benefits resulting principally from reinsurance between or among U.S. insurance companies and their Bermuda affiliates. To that end, section 845 of the Code was amended in 2004 to permit the IRS to reallocate, recharacterize or adjust items of income, deduction or certain other items related to a reinsurance agreement between related parties to reflect the proper “amount, source, or character” for each item (in contrast to prior law, which addressed only “source and character”). In addition, one legislative proposal would impose additional limits on the deductibility of interest by foreign-owned U.S. corporations. Another legislative proposal would treat a non-U.S. corporation as a U.S. corporation for U.S. federal income tax purposes if it were considered to be primarily managed and controlled in the U.S.

Taxation of Shareholders

Cayman Islands

Payments by XL Capital to holders of units are not subject to Cayman Islands withholding tax.

United States

The following is a discussion of the material U.S. federal income tax consequences of the purchase, ownership and disposition of the units, the ownership interests in the senior notes, treasury securities and purchase contracts that are or may be the components of a unit, and the ordinary shares acquired under a purchase contract or in this offering. Except where otherwise indicated, this discussion applies only to U.S. holders (as defined below) who purchase units in the initial offering and hold the units, the ownership interests in senior notes, treasury securities, purchase contracts and the ordinary shares as capital assets (generally, assets held for investment). This discussion is based upon the Code, Treasury regulations (including proposed Treasury regulations) issued thereunder, IRS rulings and pronouncements, and judicial decisions now in effect, all of which are subject to change, possibly with retroactive effect.

This discussion does not address all aspects of U.S. federal income taxation that may be relevant to U.S. holders in light of their particular circumstances, such as U.S. holders who are subject to special tax treatment (for example, (1) financial institutions, regulated investment companies, real estate investment trusts, insurance companies, dealers in securities or currencies, tax-exempt organizations, partnerships or other pass-through entities or traders in securities who elect to mark to market their securities, (2) persons holding units, senior notes or the ordinary shares as part of a straddle, hedge, conversion transaction or other integrated investment, (3) persons whose functional currency is not the U.S. dollar, or (4) persons owning (directly, indirectly or constructively) 10% or more of the total combined voting power or total value of the stock of XL Capital). In addition, this discussion does not address alternative minimum taxes or any state, local or foreign tax laws, or tax consequences to a holder that is a non-U.S. holder (as defined below).

If a partnership holds units or ordinary shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner in a partnership holding units or ordinary shares, you should consult your tax advisor.

For purposes of this discussion, “U.S. holder” means a holder who is, for U.S. federal income tax purposes, (1) an individual citizen or resident of the U.S., (2) a corporation, or entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, or any political subdivision thereof, (3) an estate the income of which is subject to U.S. federal income tax regardless of its source, or (4) a trust if a U.S. court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or the trust has a valid election in effect to be treated as a U.S. person. A “non-U.S. holder” means a holder that is not a U.S. holder. Prospective investors that are non-U.S. holders are urged to consult their own tax advisors with respect to the U.S. federal income tax consequences of an investment in units.

Risk of Recharacterization

Other than one published revenue ruling that addresses the treatment of instruments similar to the units, there is no statutory, administrative, or judicial authority that directly addresses the treatment of the units or instruments similar to the units for U.S. federal income tax purposes. As a result, no assurance can be given that the IRS or a court will agree with the tax consequences described below. The Company intends to take the position, and the discussion below assumes that, for U.S. federal income tax purposes, (i) the senior notes and the purchase contracts will be treated as separate securities, (ii) the purchase contracts will be treated as forward contracts to purchase ordinary shares and the contract adjustment payments will be treated as payments to U.S. holders for investing in such contracts, and (iii) the senior notes will be treated as indebtedness of XL Capital. Nevertheless, the IRS could assert a different position with respect to one or more of the foregoing points, and were such position to prevail, a U.S. holder could experience tax consequences that are materially different from those described herein. A different treatment from that described below could adversely affect the amount, timing and character of income, gain or loss in respect of an investment in the units. Prospective investors are urged to consult their own tax advisors with respect to the U.S. federal income tax consequences of the purchase, ownership and disposition of units, the ownership interests in senior notes and the ordinary shares acquired under a purchase contract in light of their own particular circumstances, as well as the effect of any state, local or foreign tax laws.

Units

Allocation of Purchase Price. A U.S. holder’s acquisition of a normal unit will be treated as the acquisition of a unit consisting of two components, an ownership interest in the senior note and the related purchase contract. The purchase price of each unit will be allocated between the ownership interest in the senior note and the purchase contract constituting the unit in proportion to their respective fair market values at the time of purchase. Such allocation will establish the U.S. holder’s initial tax basis in the ownership interest in the senior note and the purchase contract. We expect to report the fair market value of each senior note as $1,000 (or $25 for each 2.5% ownership interest in a senior note) and the fair market value of each purchase contract as $0.00. This allocation will be binding on each U.S. holder (but not on the IRS) unless such U.S. holder explicitly discloses a contrary position on a statement attached to the U.S. holder’s timely filed U.S. federal income tax return for the taxable year in which a unit is acquired. Thus, absent such disclosure, a U.S. holder should allocate the purchase price for a unit in accordance with the values reported by us. The remainder of this discussion assumes that this allocation of the purchase price of a unit will be respected for U.S. federal income tax purposes. If these allocations are not respected ultimately, the timing and amount of income, gain or loss reported by the U.S. holders could be affected.

Ownership of Senior Notes or Treasury Securities. For U.S. federal income tax purposes, a U.S. holder will be treated as owning the applicable ownership interest in the senior notes or treasury securities constituting a part of the units owned. We (under the terms of the units) and each U.S. holder (by acquiring units) agree to treat the ownership interests in the senior notes or treasury securities constituting a part of the units as owned by such U.S. holder for all tax purposes, and the remainder of this discussion assumes such treatment. The U.S. federal income tax consequences of owning ownership interests in the senior notes or treasury securities are discussed below (see “—Senior Notes,” “Stripped Units” and “—Treasury Securities Purchased on a Special Event Redemption”).

Sales, Exchanges or Other Taxable Dispositions of Units. If a U.S. holder sells, exchanges or otherwise disposes of units in a taxable disposition, such U.S. holder will be treated as having sold, exchanged or disposed of each of the purchase contract and the ownership interest in the senior note (or treasury securities) that constitute such unit. The proceeds realized on such disposition will be allocated between the purchase contract and the ownership interest in the senior note (or treasury securities) in proportion to their respective fair market values. As a result, as to each of the purchase contract and the senior note (or treasury securities), a U.S. holder generally will recognize gain or loss equal to the difference between the portion of the proceeds received by such U.S. holder that is allocable to the purchase contract and the ownership interest in the senior note (or treasury securities) (other than amounts attributable to accrued, but unpaid, interest on the senior note (or treasury securities) not previously included in income, which shall be treated as ordinary income) and such U.S. holder’s adjusted tax basis in the purchase contract and the ownership interest in the senior note (or treasury securities). To the extent you are treated as recognizing an amount with respect to accrued contract adjustment payments, such amounts may be treated as ordinary income to the extent not previously included in income. Alternatively, contract adjustment payments that you did not previously include in income could either reduce your tax basis in the purchase contract or result in an increase in the amount realized on the disposition of the purchase contract. In addition, amounts representing accrued acquisition discount in a treasury security will be treated as ordinary income to the extent not previously included in income. See “—Purchase Contracts—Contract Adjustment Payments and Deferred Contract Adjustment Payments” below.

Such gain or loss generally will be capital gain or loss and generally will be long-term capital gain or loss if the U.S. holder held the ownership interest in the senior note (or treasury securities) or the purchase contract for more than one year immediately prior to such disposition. Long-term capital gains of individuals are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

If the sale, exchange or other disposition of a unit occurs when the purchase contract has a negative value, a U.S. holder should be considered to have received additional consideration for the ownership interest in the senior note (or treasury securities) in an amount equal to such negative value and to have paid such amount to be released from such U.S. holder’s obligations under the related purchase contract. U.S. holders should consult their tax advisors regarding a disposition of a unit at a time when the purchase contract has a negative value.

Senior Notes

Classification of the Senior Notes. We believe that the senior notes will be classified as indebtedness of XL Capital for U.S. federal income tax purposes. We (under the terms of the senior notes) and each U.S. holder (by acquiring an ownership interest in the senior notes) agree, for U.S.

federal income tax purposes, to treat the senior notes as indebtedness of XL Capital for all tax purposes. The remainder of this discussion assumes such treatment.

Accrual of Interest. XL Capital intends to take the position that interest on a senior note will constitute “qualified stated interest” and generally will be taxable to you as ordinary income at the time it is paid or accrued in accordance with your method of accounting for tax purposes.

Tax Basis in Senior Notes. A U.S. holder’s tax basis in the ownership interest in the senior notes will equal the portion of the purchase price for the units allocated to the ownership interests in the senior notes as described above (see “—Units—Allocation of Purchase Price”).

Sales, Exchanges, Remarketing or Other Taxable Dispositions of Senior Notes. A U.S. holder will recognize gain or loss on the disposition of ownership interests in the senior notes (including upon a special event redemption or upon the remarketing of the senior notes) in an amount equal to the difference between the amount realized by such U.S. holder on the disposition of the ownership interests in the senior notes and such U.S. holder’s adjusted tax basis in such ownership interests, except to the extent such U.S. holder is treated as receiving accrued but unpaid interest, which is taxable as ordinary income if not previously included in such U.S. holder’s income. Such gain or loss will generally be capital gain or loss and will be long-term capital gain or loss if a U.S. holder has held its ownership interests in the senior notes for more than a year. Long-term capital gains of individuals are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

If a U.S. holder does not participate in the remarketing of the senior notes, any reset of the interest rate or modification of the maturity date or optional redemption provisions of the senior notes in connection with the remarketing, as described under “Description of the Senior Notes—Remarketing,” should not cause such U.S. holder to be treated as having sold, exchanged or otherwise disposed of its senior notes.

Purchase Contracts

Acquisition of Our Ordinary Shares Under a Purchase Contract. A U.S. holder generally will not recognize gain or loss on the purchase of our ordinary shares under a purchase contract, except with respect to any cash paid to a U.S. holder in lieu of a fractional share of the ordinary shares, which should be treated as paid in exchange for such fractional share. A U.S. holder’s aggregate initial tax basis in the ordinary shares acquired under a purchase contract should generally equal the purchase price paid for such ordinary shares, plus the properly allocable portion of such U.S. holder’s adjusted tax basis (if any) in the purchase contract (see “—Units—Allocation of Purchase Price”), less the portion of such purchase price and adjusted tax basis allocable to the fractional share. The holding period for the ordinary shares acquired under a purchase contract will commence on the day following the acquisition of such ordinary shares.

Early Settlement of Purchase Contract. The purchase of our ordinary shares upon early settlement of a purchase contract will be treated as described above (see “—Purchase Contracts—Acquisition of Our Ordinary Shares Under a Purchase Contract”). A U.S. holder of units will not recognize gain or loss on the return of such U.S. holder’s proportionate share of ownership interests in the senior notes or treasury securities upon early settlement of a purchase contract and will have the same adjusted tax basis and holding period in such senior notes or treasury securities as before such early settlement.

Termination of Purchase Contract. If a purchase contract terminates, a U.S. holder of units generally will recognize capital gain or loss equal to the difference between the amount realized, if any, upon such termination and such U.S. holder’s adjusted tax basis (if any) in the purchase contract at the time of such termination. Such loss generally will be long-term capital loss if the U.S. holder held the purchase contract for more than one year prior to such termination. The deductibility of capital losses is subject to limitations. Contract adjustment payments received by you, but not includible in income, should either reduce your basis in the purchase contract or result in an increase in the amount realized on the termination of the purchase contract. A U.S. holder will not recognize gain or loss on the return of such U.S. holder’s proportionate share of ownership interests in the senior notes (or treasury securities) upon termination of the purchase contract and such U.S. holder will have the same adjusted tax basis and holding period in such ownership interests in the senior notes (or treasury securities) as before such termination.

Adjustment to Settlement Rate. A U.S. holder of units might be treated as receiving a constructive dividend distribution from us if (1) the settlement rate is adjusted and as a result of such adjustment such U.S. holder’s proportionate interest in our assets or earnings and profits is increased and (2) the adjustment is not made pursuant to a bona fide, reasonable anti-dilution formula. An adjustment in the settlement rate would not be considered made pursuant to such a formula if the adjustment were made to compensate a U.S. holder for certain taxable distributions with respect to our ordinary shares (including, without limitation, adjustments in respect of taxable dividends to holders of our ordinary shares). Thus, under certain circumstances, an increase in the settlement rate might give rise to a taxable dividend to a U.S. holder of units even though such U.S. holder would not receive any cash related thereto. In addition, in certain situations, you might be treated as receiving a constructive distribution if we fail to adjust the settlement rate.

Contract Adjustment Payments and Deferred Contract Adjustment Payments. There is no direct authority addressing the treatment of the contract adjustment payments or deferred contract adjustment payments, and their treatment is unclear. Contract adjustment payments and deferred contract adjustment payments may constitute taxable ordinary income to a U.S. holder when received or accrued, in accordance with such U.S. holder’s regular method of tax accounting. To the extent we are required to file information returns with respect to the contract adjustment payments or deferred contract adjustment payments, we intend to report such payments as taxable ordinary income to U.S. holders. U.S. holders should consult their tax advisors concerning the treatment of contract adjustment payments and deferred contract adjustment payments, including the possibility that any contract adjustment payment or deferred contract adjustment payment may be treated as a loan, purchase price adjustment, rebate or payment analogous to an option premium rather than being includible in income on a current basis.

The treatment of contract adjustment payments and deferred contract adjustment payments could affect a U.S. holder’s adjusted tax basis in a purchase contract or our ordinary shares received under a purchase contract or the amount realized by a U.S. holder upon the sale or disposition of a unit or the termination of a purchase contract. See “—Units—Sales, Exchanges or Other Taxable Dispositions of Units” and “—Termination of Purchase Contract.”

Taxation of U.S. Holders of Ordinary Shares

Dividends. Subject to the discussions below relating to the potential application of the controlled foreign corporation, related person insurance income and passive foreign investment company rules, distributions made with respect to the ordinary shares will constitute dividends for U.S. federal income tax purposes to the extent paid out of XL Capital’s current or accumulated earnings and profits (as computed using U.S. federal income tax principles). Dividends paid by XL Capital to U.S. corporate shareholders will not be eligible for the dividends received deduction provided by section 243 of the Code. Unless we are a passive foreign investment company, if you are an individual or other noncorporate shareholder, dividends, if any, paid to you in taxable years beginning before January 1, 2011 that constitute qualified dividend income generally will be taxable at a maximum rate of 15%, provided you meet certain holding period requirements. Dividends paid, if any, with respect to the ordinary shares generally will be qualified dividend income, provided the ordinary shares are readily tradable on an established securities market in the U.S. in the year in which you receive the dividend and certain other conditions are satisfied. U.S. Treasury Department guidance indicates that our ordinary shares, which are listed on the New York Stock Exchange, are readily tradable on an established securities market in the U.S. There can be no assurance that our ordinary shares will be considered readily tradable on an established securities market in any future year. Individuals that do not meet a minimum holding period requirement during which they are not protected from the risk of loss or that elect to treat the dividend income as “investment income” pursuant to section 163(d)(4) of the Code will not be eligible for the reduced rates of taxation regardless of whether our ordinary shares are readily tradable on an established securities market in the U.S. In addition, the rate reduction will not apply to dividends if the recipient of a dividend is obligated to make related payments with respect to positions in substantially similar or related property. This disallowance applies even if the minimum holding period has been met. Dividends paid, if any, in taxable years beginning on or after January 1, 2011 will be taxed at then applicable ordinary income rates. The amount of any distribution in excess of our current and accumulated earnings and profits will first be applied to reduce your tax basis in the ordinary shares, and any amount in excess of tax basis will be treated as gain from the sale or exchange of your ordinary shares.

Ownership and Dispositions of Ordinary Shares

General. Subject to the discussions below relating to the potential application of the controlled foreign corporation, related person insurance income and passive foreign investment company rules, U.S. holders of ordinary shares generally will recognize U.S. source capital gain or loss for U.S. federal income tax purposes on the sale, exchange or other disposition of ordinary shares in the same manner as on the sale, exchange or other disposition of any other shares held as capital assets. Such gain or loss will generally be long-term capital gain or loss if the U.S. holder held the ordinary shares for more than one year before such disposition. Long-term capital gains of individuals are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Classification as a Controlled Foreign Corporation. Under section 951(a) of the Code, each “United States shareholder” of a foreign corporation that is a “controlled foreign corporation” (“CFC”) for an uninterrupted period of 30 days or more during the tax year who owns shares in the CFC, directly or indirectly through foreign entities, on the last day of the CFC’s taxable year on which it is a CFC, must include in its gross income for U.S. federal income tax purposes its pro rata share of the CFC’s “subpart F income” (which includes foreign insurance income and certain types of passive income), even if the subpart F income is not distributed. A foreign corporation’s status as a CFC has no adverse U.S. federal income tax consequences for a U.S. holder that is not a “United States shareholder.” Under Code section 951(b), any U.S. corporation, citizen, resident or other U.S. person who owns, directly or indirectly through foreign entities, or is considered to own (by application of the rules of constructive ownership set forth in Code section 958(b), generally applying to family members, partnerships, estates, trusts or controlled corporations) 10% or more of the total combined voting power of all classes of stock of the foreign corporation will be considered to be a “United States shareholder.” In general, a foreign corporation is treated as a CFC only if such “United States shareholders” collectively own (directly, indirectly or constructively) more than 50% (more than 25% for certain insurance companies) of the total combined voting power or total value of the corporation’s stock on any day during a taxable year. Ownership of the units by a U.S. person may cause such person to be treated for U.S. federal income tax purposes as the owner of our ordinary shares prior to the purchase contract settlement date. For purposes of interpreting the voting restrictions in our Articles of Association, we intend to treat the ordinary shares issuable upon settlement of a purchase contract underlying a unit as currently owned by the holder of that unit. The application of the CFC constructive ownership rules to securities similar to the units is unclear. U.S. holders are urged to consult their tax advisors with respect to the application of the CFC constructive ownership rules to the units. In any case, we believe that because of the wide dispersion of our share ownership and the restrictions incorporated in our Articles of Association, we are not a CFC under the foregoing general rules.

Related Person Insurance Income. Different definitions of “United States shareholder” and “controlled foreign corporation” are applicable to a foreign corporation that earns related person insurance income (“RPII”). RPII is defined as any “insurance income” (as defined in the Code) attributable to policies of insurance or reinsurance with respect to which the person (directly or indirectly) insured is a “United States shareholder” or a person related to such shareholder.

RPII Exceptions. The special RPII rules do not apply if (A) direct and indirect insureds and persons related to such insureds, whether or not U.S. persons, are treated as owning directly or indirectly less than 20% of the voting power and less than 20% of the value of the stock of a non-U.S. insurance company (the “Ownership Exception”), (B) the RPII of a non-U.S. insurance company, determined on a gross basis, is less than 20% of such company’s gross insurance income for the taxable year (the “Gross Income Exception”), (C) the non-U.S. insurance company elects to be taxed on its RPII as if the RPII were effectively connected with the conduct of a U.S. trade or business, or (D) the non-U.S. insurance company elects to be treated as a U.S. corporation. Where none of these exceptions applies, each U.S. person owning directly or indirectly any stock of any of our non-U.S. insurance subsidiaries on the last day of the taxable year of such subsidiary on which it is a CFC for RPII purposes will be required to include in its gross income for U.S. federal income tax purposes its share of the RPII for the entire taxable year, determined as if all such RPII were distributed proportionately only to such U.S. shareholders at that date, but limited by such subsidiary’s current-year earnings and profits and by the U.S. shareholder’s share, if any, of prior-year deficits in earnings and profits.

We currently believe that the gross RPII of each of our non-U.S. insurance subsidiaries does not, and will not in any taxable year in the foreseeable future, equal or exceed 20% of such subsidiary’s gross insurance income. Consequently, we currently do not expect any U.S. holder owning ordinary shares to be required to include RPII in gross income for U.S. federal income tax purposes. However, as discussed below, there is limited guidance regarding the RPII provisions and the related Treasury regulations are in proposed form. In addition, one legislative proposal would eliminate the Gross Income Exception. Accordingly, there is uncertainty with respect to the meaning and application of the RPII provisions, and there is a possibility that future guidance could have retroactive effect.

General. Gross and net RPII and gross insurance income have been computed by us on an unconsolidated basis, without reference to the income of our investment subsidiaries. We believe, based on the advice of counsel, that the exclusion of the investment subsidiaries’ income is consistent with both existing and proposed Treasury regulations under section 953 of the Code. However, there can be no assurance that the IRS may not, by rule, regulation, interpretation or otherwise, require a portion or all of the income of such subsidiaries to be treated as includible in our insurance income or that a court might not uphold such action by the IRS.

Generally, the term “related person” for RPII purposes means someone who controls or is controlled by the U.S. shareholder or someone who is controlled by the same person or persons who control the U.S. shareholder. Control is measured by either more than 50% in value or more than 50% in voting power of stock, applying constructive ownership principles similar to the rules of section 958 of the Code. For purposes of inclusion of RPII in the income of United States shareholders, unless an exception applies, the term “United States shareholder” includes all U.S. persons who own directly or indirectly through foreign entities any amount (rather than 10% or more) of our stock or the stock of any of our non-U.S. insurance subsidiaries. Each non-U.S. insurance subsidiary will be treated as a CFC for RPII purposes if such persons are treated as owning (directly, indirectly or constructively) 25% or more, by vote or value, of the stock of such non-U.S. insurance subsidiary on any day during a taxable year.

In determining “United States shareholders” for purposes of including RPII in income, stock held indirectly by U.S. persons is treated as held by United States shareholders, but the constructive ownership rules of section 958(b) of the Code do not apply. Accordingly, U.S. holders holding options to subscribe for unissued shares in us are not treated as “United States shareholders.”

Computation of RPII. To determine how much RPII any of our non-U.S. insurance subsidiaries has earned in each taxable year, we may obtain and rely upon information from insureds to determine whether any of the insureds or persons related to such insureds own shares in us (directly or indirectly) and are U.S. holders. For any year in which we believe neither the Ownership Exception nor the Gross Income Exception is met, we may also seek information from our shareholders regarding whether direct or indirect owners of ordinary shares at the end of the year are U.S. persons so that the RPII may be determined and apportioned among such persons. To the extent that we unable to determine whether a direct or indirect owner of shares is a U.S. holder, we may assume that such owner is not a U.S. person, thereby increasing the per share RPII amount for all U.S. shareholders.

If, as believed, RPII is less than 20% of the gross income of each of our non-U.S. insurance subsidiaries, U.S. shareholders will not be required to include RPII in their taxable income. The amount of RPII includible in the income of a U.S. shareholder is based upon the net RPII income for the year after deducting related expenses such as losses, loss reserves and operating expenses.

Apportionment of RPII to U.S. Shareholders. Every U.S. person who owns directly or indirectly ordinary shares on the last day of the taxable year in which any of our non-U.S. insurance subsidiaries does not meet any of the RPII exceptions described above should expect that for such year it will be required to include in gross income its share of such subsidiary’s RPII for the entire year, whether or not distributed even though such U.S. holder may not have owned the shares for the entire taxable year. A U.S. person who owns directly or indirectly ordinary shares during the taxable year but not on the last day of that year is not required to include in gross income any part of our or such subsidiary’s RPII.

Basis Adjustments. A U.S. shareholder’s tax basis in its ordinary shares will be increased by the amount of any RPII that the shareholder includes in income. The shareholder may exclude from income the amount of any distributions by us to the extent of the RPII included in income for the year in which the distribution was paid or for any prior year. The U.S. shareholder’s tax basis in its ordinary shares will be reduced by the amount of such distributions that are excluded from income.

Code Section 1248. Code section 1248 provides that if a U.S. person sells or exchanges shares in a foreign corporation and such person owned (directly, indirectly, or constructively) 10% or more of the voting power of the corporation at any time during the five-year period ending on the date of disposition when the corporation was a CFC (a “10% U.S. shareholder”), any gain from the sale or exchange of the shares may be treated as ordinary income to the extent of the CFC’s earnings and profits, determined under U.S. federal income tax principles, during the period that the shareholder held the shares and while the corporation was a CFC (with certain adjustments). A 10% U.S. shareholder may in certain circumstances be required to report a disposition of shares of a CFC by attaching IRS Form 5471 to the U.S. income tax or information return that it would normally file for the taxable year in which the disposition occurs. Code section 953(c)(7) generally provides that section 1248 also will apply to the sale or exchange of shares in a foreign corporation that earns RPII if the foreign corporation would be taxed as an insurance company if it were a domestic corporation, regardless of whether the shareholder is a 10% U.S. shareholder, or whether the Gross Income Exception or Ownership Exception applies. Existing Treasury Department regulations do not address whether Code section 1248 and the requirement to file Form 5471 would apply when the foreign corporation (such as us) is not a CFC but the foreign corporation has a subsidiary that is a CFC or that would be taxed as an insurance company if it were a domestic corporation.

We believe, based on the advice of counsel, that Code section 1248 and the requirement to file Form 5471 will not apply to dispositions of ordinary shares because we do not have any 10%

shareholders and we are not directly engaged in the insurance business, and that the proposed regulations issued by the U.S. Treasury Department should be interpreted in this manner. There can be no assurance, however, that the IRS will interpret the proposed regulations in this manner or that the Treasury Department will not amend the proposed regulations to provide that Code section 1248 and the requirement to file Form 5471 will apply to dispositions of ordinary shares.

If the IRS or Treasury Department were to take such action, we intend to notify shareholders that Code section 1248 and the requirement to file Form 5471 will apply to dispositions of ordinary shares. Thereafter, we intend to send a notice after the end of each calendar year to all persons who were shareholders during the year notifying them that Code section 1248 and the requirement to file Form 5471 apply to dispositions of ordinary shares. We intend to attach to this notice a copy of Form 5471 completed with all company information and instructions for completing the shareholder information.

Uncertainty of Application of RPII. The RPII provisions of the Code have never been interpreted by the courts or the U.S. Treasury Department. Regulations interpreting the RPII provisions of the Code exist only in proposed form. It is not certain whether these regulations will be adopted in their proposed form or what changes or clarifications might ultimately be made to them. It is also uncertain whether any such changes, as well as any interpretation or application of RPII by the IRS, the courts or otherwise, might have retroactive effect. Accordingly, the proper interpretation of the RPII provisions and the application of those provisions to us and our subsidiaries are uncertain. The RPII provisions include the grant of authority to the U.S. Treasury Department to prescribe “such regulations as may be necessary to carry out the purposes of this subsection including. .. regulations preventing the avoidance of this subsection through cross insurance arrangements or otherwise.” In addition, there can be no assurance that the amounts of the RPII inclusions will not be subject to adjustment based upon subsequent IRS examination. Each U.S. person who is considering an investment in ordinary shares should consult his tax advisor about the effects of these uncertainties.

Passive Foreign Investment Companies. Sections 1291 through 1298 of the Code contain special rules applicable to foreign corporations that are “passive foreign investment companies” (“PFICs”). In general, a foreign corporation will be a PFIC if 75% or more of its income constitutes “passive income” or 50% or more of its assets produce passive income. If we were to be characterized as a PFIC, U.S. holders would generally be taxable at ordinary income tax rates and subject to a penalty tax at the time of their sale or other disposition at a gain of (or receipt of an “excess distribution” with respect to) its shares. In general, a shareholder receives an “excess distribution” if the amount of the distribution is more than 125% of the average distribution with respect to the stock during the three preceding taxable years (or shorter period during which the taxpayer held the stock). In general, the penalty tax is equivalent to an interest charge on taxes that are deemed due during the period the U.S. holder owned the shares, computed by assuming that the excess distribution or gain (in the case of a sale) with respect to the shares was taxed in equal portions throughout the holder’s period of ownership. The interest charge is equal to the applicable rate imposed on underpayments of U.S. federal income tax for such period. In addition, a dividend paid by a PFIC is not eligible for the reduced rate of tax on qualified dividend income.

The PFIC statutory provisions contain an exception from the definition of passive income for income “derived in the active conduct of an insurance business by a corporation which is predominantly engaged in an insurance business. . . .” That exception is intended to ensure that income derived by a bona fide insurance company is not treated as passive income, except to the extent such income is attributable to financial reserves in excess of the reasonable needs of the insurance business. We believe, based on the advice of counsel, that we and our wholly-owned direct and indirect subsidiaries, taken as a whole, are predominantly engaged in an insurance business and do not have financial reserves in excess of the reasonable needs of our insurance business. The PFIC statutory provisions (unlike the RPII provisions of the Code) contain a look-through rule that states that, for purposes of determining whether a foreign corporation is a PFIC, such foreign corporation shall be treated as if it “received directly its proportionate share of the income” and as if it “held its proportionate share of the assets” of any other corporation in which it owns at least 25% of the stock.

While no explicit guidance is provided by the statutory language, we believe that under the look-through rule, we would be deemed to own the assets and to have received the income of our insurance and investment subsidiaries directly for purposes of determining whether we qualify for the insurance company exception mentioned above. As a result, we believe that we are not a PFIC, and do not expect to be a PFIC in the foreseeable future. We believe, based upon the advice of counsel, that our interpretation of the PFIC rules, including the look-through rule, is consistent with the legislative intention generally to exclude bona fide insurance companies from the application of the PFIC provisions. No assurance can be given, however, about the positions the IRS or a court might take in the future. Although each of our investment subsidiaries, which are owned by our insurance subsidiaries, meets the definition of a PFIC, if we are not a PFIC, the PFIC statutory provisions state that a shareholder of ours will not be treated as a shareholder of such investment subsidiaries for PFIC tax purposes as long as the shareholder does not own 50% or more of the value of our shares.

However, no regulations interpreting the substantive PFIC provisions have yet been issued. Therefore, substantial uncertainty exists with respect to their application. In addition, new regulations interpreting the PFIC provisions might be issued, possibly with retroactive effect. Each U.S. person who is considering an investment in ordinary shares should consult his tax advisor regarding the effects of the PFIC provisions and the availability of any elections that may ameliorate the effects of those provisions.

Foreign Tax Credit. If, as expected, U.S. holders own at least 50% of our shares, only a portion of the dividends paid by us and current income inclusions, if any, under the CFC, RPII and PFIC rules (including sales of ordinary shares treated as a dividend under Code section 1248) will be treated as foreign source income for purposes of computing a shareholder’s U.S. foreign tax credit limitation. It is likely that such income that is foreign source income will constitute passive category income for foreign tax credit limitation purposes. The limitation on foreign taxes eligible for the U.S. foreign tax credit is calculated separately with respect to different classes of income. Thus, it may not be possible for most U.S. holders to utilize excess foreign tax credits to reduce U.S. tax on such income unless such credits can be applied against tax due on other foreign source income in the appropriate class.

Stripped Units

Substitution of Treasury Securities to Create Stripped Units. A U.S. holder of normal units who delivers treasury securities to the collateral agent in substitution for ownership interests in senior notes or other pledged securities generally will not recognize gain or loss upon the delivery of such treasury securities or the release of the senior notes or other pledged securities to such U.S. holder. We (under the terms of the units) and each U.S. holder (by acquiring units) agree to treat the U.S. holder’s share of the treasury securities constituting a part of its units as owned by the U.S. holder for U.S. federal income tax purposes. Such U.S. holder will continue to take into account items of income or deduction otherwise includible or deductible, respectively, by such U.S. holder with respect to such treasury securities and ownership interests in senior notes or other pledged securities. Such U.S. holder’s tax basis in the ownership interests in the senior notes, the pledged treasury securities and the purchase contract generally will not be affected by such delivery and release. U.S. holders should consult their own tax advisors concerning the tax consequences of purchasing, owning and disposing of the treasury securities so delivered to the collateral agent. See “—Treasury Securities Purchased on a Special Event Redemption—Interest Income and Original Issue Discount.”

Substitution of Senior Notes to Recreate Normal Units. A U.S. holder of stripped units who delivers ownership interests in senior notes to the collateral agent in substitution for pledged treasury securities generally will not recognize gain or loss upon the delivery of such ownership interests in the senior notes or the release of the pledged treasury securities to such U.S. holder. Such U.S. holder will continue to take into account items of income or deduction otherwise includible or deductible, respectively, by such holder with respect to such pledged treasury securities and such senior notes. Such U.S. holder’s tax basis in the ownership interests in the senior notes, the pledged treasury securities and the purchase contract will not be affected by such delivery and release. U.S. holders should consult their own advisors concerning the tax consequences of purchasing, owning and disposing of the treasury securities so released to them.

Treasury Securities Purchased on a Special Event Redemption

A remarketing or a special event redemption will be a taxable event for U.S. holders, which will be subject to tax in the manner described above under “—Senior Notes—Sales, Exchanges, Remarketing or Other Taxable Dispositions of Senior Notes.”

Ownership of Treasury Securities. In the event of a special event redemption prior to the stock purchase date, we (under the terms of the units) and each U.S. holder (by acquiring units) agree to treat the U.S. holder’s share of the treasury securities constituting a part of its units as owned by the U.S. holder for U.S. federal income tax purposes. In such a case, the U.S. holder will be required to include in income any amount earned on its pro rata share of the treasury securities for U.S. federal income tax purposes. The remainder of this discussion assumes that U.S. holders will be treated as the owners of their share of the treasury securities constituting a part of such units for U.S. federal income tax purposes.

Interest Income and Original Issue Discount. In the event of a special event redemption prior to the stock purchase date, the treasury securities will consist of stripped treasury securities. Following a special event redemption prior to the stock purchase date, U.S. holders will generally be required to treat their pro rata portion of each stripped U.S. treasury security as a bond that was originally issued on the date the collateral agent acquired the relevant treasury securities and that has original issue discount equal to their pro rata portion of the excess of the amounts payable on such treasury securities over the value of the treasury securities at the time the collateral agent acquires them on behalf of U.S. holders. U.S. holders will be required to include such original issue discount (but not acquisition discount on short-term treasury securities as described below) in income for U.S. federal income tax purposes as it accrues on a constant yield to maturity basis, regardless of their regular method of tax accounting. To the extent that a payment from the treasury securities made in respect of a scheduled interest payment on a special event redeemed senior note exceeds the amount of such original issue discount allocable to such treasury securities, such payment will be treated as a return of a U.S. holder’s investment in the treasury securities and will not be considered current income for U.S. federal income tax purposes.

In the case of any treasury security with a maturity of one year or less from the date of its issue (or from the date the collateral agent acquired the relevant treasury security in the case of any stripped treasury security), U.S. holders will generally be required to include acquisition discount in income as it accrues only if they are accrual basis taxpayers. U.S. holders that are accrual basis taxpayers will generally accrue such acquisition discount on a straight-line basis, unless they make an election to accrue such acquisition discount on a constant yield to maturity basis.

Tax Basis of U.S. Holders in Their Share of Treasury Securities. The initial tax basis of U.S. holders in their share of treasury securities will equal their pro rata portion of the amount paid by the collateral agent for the treasury securities. A U.S. holder’s adjusted tax basis in its share of the treasury securities will be increased by the amount of original issue discount (or acquisition discount) included in income with respect thereto and decreased by the amount of cash received in respect of its share of the treasury securities.

Sales, Exchanges or Other Dispositions of a U.S. Holder’s Share of Treasury Securities. U.S. holders that obtain the release of their share of the treasury securities and subsequently dispose of such interest will recognize gain or loss on such disposition in an amount equal to the difference between the amount realized upon such disposition and such U.S. holders’ adjusted tax basis in the treasury securities, except that amounts received with respect to accrued but unpaid interest (or accrued acquisition discount) on treasury securities will not be treated as part of the amount realized, but rather, will be treated as ordinary interest income to the extent not previously taken into income.

Backup Withholding Tax and Information Reporting

Unless a U.S. holder is an exempt recipient, such as a corporation, payments on senior notes, purchase contracts, treasury securities or ordinary shares, the proceeds received with respect to a fractional share upon the settlement of a purchase contract, and the proceeds received from the sale of units, ownership interests in senior notes, purchase contracts, treasury securities or ordinary shares, may be subject to information reporting and may also be subject to U.S. federal backup withholding tax if such U.S. holder fails to supply an accurate taxpayer identification number or otherwise fails to comply with applicable U.S. information reporting or certification requirements. Any amounts so withheld generally will be allowed as a credit against the U.S. holder’s U.S. federal income tax liability (and may entitle such holder to a refund), provided that the required information is timely furnished to the IRS.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the acquisition, holding and disposition of units (and the securities underlying units) by employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of the Code or ERISA (collectively, “similar laws”), and entities whose underlying assets are considered to include “plan assets” of such plan, account or arrangements (each, a “plan”).

This summary is based on the provisions of ERISA and the Code (and the related regulations and administrative and judicial interpretations) as of the date of this prospectus supplement. This summary does not purport to be complete, and future legislation, court decisions, administrative regulations, rulings or administrative pronouncements could significantly modify the requirements summarized below. Any of these changes may be retroactive and may thereby apply to transactions entered into prior to the date of their enactment or release.

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a plan subject to Title I of ERISA or Section 4975 of the Code and prohibit certain transactions involving the assets of a plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such a plan or the management or disposition of the assets of such a plan, or who renders investment advice for a fee or other compensation to such a plan, is generally considered to be a fiduciary of the plan. Plans may purchase units (and the securities underlying units) subject to the investing fiduciary’s determination that the investment satisfies ERISA’s fiduciary standards and other requirements under ERISA, the Code or similar laws applicable to investments by the plan.

In considering an investment in units using a portion of the assets of any plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the plan and the applicable provisions of ERISA, the Code or any similar law relating to a fiduciary’s duties to the plan including, without limitation, the prudence, diversification, liquidity, exclusive benefit, delegation and prohibited transaction provisions of ERISA, the Code and any other applicable similar laws.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit plans subject to Title I of ERISA or Section 4975 of the Code from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest” within the meaning of ERISA or “disqualified persons” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code.

If a plan purchases units, the acquisition, holding and disposition of the units and the securities underlying the units may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, if XL Capital or any subsequent seller is a party in interest or disqualified person with respect to the plan, unless an exemption is available. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or “PTCEs,” that may apply to these transactions. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts, and PTCE 96-23 respecting transactions determined by in-house asset managers. In addition to the foregoing, the Pension Protection Act of 2006 provides a new statutory exemption (Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code) for transactions between an ERISA plan and a person that is a party in interest and/or a disqualified person (other than a fiduciary or an affiliate that, directly or indirectly, has or exercises discretionary authority or control or renders investment advice with respect to the assets involved in the transaction) solely by reason of providing services to the plan or by relationship to a service provider, provided that the ERISA plan fiduciary has made a determination that there is adequate consideration for the transaction. Each of these exemptions contains conditions and limitations on its application. Fiduciaries of plans that consider purchasing units and the underlying securities in reliance on any of these or any other exemptions should carefully review the exemption to assure it is applicable.

Accordingly, by its purchase of the units and the underlying securities, each holder, and the fiduciary of any plan that is a holder, will be deemed to have represented and warranted on each day from and including the date of its purchase of the units and the underlying securities through and including the date of satisfaction of its obligation under the purchase contract and the disposition of any such unit and any underlying security either (i) that it is not using the assets of any plan to acquire or hold the units or underlying securities or (ii) that the acquisition, holding and the disposition of any unit (and any underlying security) by such holder does not and will not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code and will not violate any applicable similar law.

In addition, each holder using the assets of any plan and the fiduciary of such plan will be deemed to have represented and warranted to XL Capital and the remarketing agent that such participation in the remarketing program will not constitute or result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or a violation of applicable similar laws.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Each plan and other entity whose assets include plan assets subject to ERISA, the Code or similar laws should consult its own advisors and/or counsel regarding the consequences of an investment in the units and the underlying securities.

The sale of units and the underlying securities shall not be deemed a representation by XL Capital that the investment meets all relevant legal requirements with respect to plans generally or any particular plan or that such an investment is appropriate for plans generally or any particular plan.

UNDERWRITING

We and the underwriters named below have entered into an underwriting agreement with respect to the ordinary shares and units being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of ordinary shares and units set forth in the following table. Goldman, Sachs & Co. and UBS Securities LLC are the representatives of the several underwriters.

Underwriters	Number of Ordinary Shares	Number of Units
Goldman, Sachs & Co.	50,000,000	8,000,001
UBS Securities LLC	50,000,000	8,000,001
ABN AMRO Incorporated	4,166,650	666,668
Citigroup Global Markets Inc.	4,166,703	666,666
J.P. Morgan Securities Inc.	4,166,625	666,666
Banc of America Securities LLC	1,171,875	187,500
Barclays Capital Inc.	1,171,875	187,500
Calyon Securities (USA) Inc.	1,171,875	187,500
ING Financial Markets LLC	1,171,875	187,500
KeyBanc Capital Markets Inc.	1,171,875	187,500
Lazard Capital Markets LLC	1,171,875	187,500
Mizuho Securities USA Inc.	1,171,875	187,500
Morgan Stanley & Co. Incorporated	1,171,875	187,500
BNY Mellon Capital Markets, LLC	520,837	83,333
Comerica Securities, Inc.	520,837	83,333
Fortis Securities LLC	520,837	83,333
Scotia Capital (USA) Inc.	520,837	83,333
UniCredit Capital Markets, Inc.	520,837	83,333
The Williams Capital Group, L.P.	520,837	83,333

Total	125,000,000	20,000,000

The underwriters are committed to take and pay for all of the ordinary shares and units being offered, if any are taken, and with respect to the ordinary shares, other than the ordinary shares covered by the option described below unless and until this option is exercised.

If the underwriters sell more ordinary shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional 18,750,000 ordinary shares from us to cover such sales. They may exercise that option for 30 days. If any ordinary shares are purchased pursuant to this option, the underwriters will severally purchase ordinary shares in approximately the same proportion as set forth in the table above. In addition, if the underwriters sell more units than the total number set forth in the table above, the underwriters have an option to buy up to an additional 3,000,000 units from us to cover such sales. They may exercise that option for 30 days. If any units are purchased pursuant to this option, the underwriters will severally purchase units in approximately the same proportion as set forth in the table above.

The following table shows the per ordinary share, per unit and total underwriting discounts and commissions to be paid to the underwriters by us. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase 18,750,000 additional ordinary shares and the underwriters’ option to purchase 3,000,000 additional units, as applicable.

Paid by XL Capital Ltd	No Exercise	Full Exercise
Per Ordinary Share	$0.48	$0.48
Total - Ordinary Shares	$60,000,000	$69,000,000
Per Unit	$0.75	$0.75
Total - Units	$15,000,000	$17,250,000

Total - Ordinary Shares and Units	$75,000,000	$86,250,000

Ordinary shares sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus supplement. Any ordinary shares sold by the underwriters to securities dealers may be sold at a discount of up to $0.288 per ordinary share from the public offering price. If all ordinary shares are not sold at the public offering price, the representatives may change the offering price and the other selling terms.

Units sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus supplement. Any units sold by the underwriters to securities dealers may be sold at a discount of up to $0.450 per unit from the public offering price. If all the units are not sold at the public offering price, the underwriters may change the offering price and the other selling terms.

We and certain of our executive officers and directors have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any ordinary shares, equity-linked securities or units (including the related purchase contracts and senior notes), or any of our securities that are substantially similar to ordinary shares, equity-linked securities or units (including the related purchase contracts and senior notes), or any securities convertible into, exchangeable for or that represent the right to receive ordinary shares (including, but not limited to, any options or warrants to purchase ordinary shares), equity-linked securities or units other than (i) with respect to us, sales of our ordinary shares pursuant to (a) existing employee benefit plans, (b) the dividend reinvestment and stock purchase plan existing on the date of the underwriting agreement or (c) 8,000,000 newly issued restricted ordinary shares issued in connection with the SCA Agreement and (ii) with respect to one of our directors, transfers of our ordinary shares, subject to certain advance notice requirements, from his margin account solely to comply with such account’s minimum maintenance requirement, and the brokerage firm may transfer ordinary shares from such account under its margin agreement with such director for the same reason, in each case, without the prior written consent of Goldman, Sachs & Co. and UBS Securities LLC, during the period from the date of this prospectus supplement and continuing through the date that is 90 days after the date of this prospectus supplement. Our executive officers identified in “Prospectus Supplement Summary—Recent Developments—Executive Management Changes” are not subject to a lock-up agreement with the underwriters. In addition, SCA has agreed with the underwriters, subject to certain exceptions, not to and not to allow its subsidiaries to offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any of the 8,000,000 restricted ordinary shares or any other ordinary shares or substantially similar securities, without the prior written consent of Goldman, Sachs & Co. and UBS Securities LLC, during the period from the date of this prospectus supplement and continuing through the date that is 180 days after the date of this prospectus supplement. The representatives, in their sole discretion, may release any of the securities subject to these lock-up agreements at any time without notice.

The units are a new issue of securities with no established trading market. No assurance can be given as to the liquidity of the trading market for the units.

We have applied to list the normal units on the New York Stock Exchange. We have no obligation and do not currently intend to apply for any separate listing of either the stripped units or the senior notes on any stock exchange; however, in the event that either of these securities is separately traded to a sufficient extent that applicable exchange listing requirements are met, we will attempt to cause those securities to be listed on the exchange on which the normal units are then listed.

In connection with the offerings, the underwriters may purchase and sell ordinary shares and units in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of ordinary shares or units, as applicable, than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional ordinary shares or units, as applicable, from us in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional ordinary shares or units, as applicable, or purchasing ordinary shares or units, as applicable, in the open market. In determining the source of ordinary shares or units to close out the covered short position, the underwriters will consider, among other things, the price of ordinary shares or units, as applicable, available for purchase in the open market as compared to the price at which they may purchase additional ordinary shares or units, as applicable, pursuant to the option granted to them. “Naked” short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing ordinary shares or units, as applicable, in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our ordinary shares or units, as applicable, in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of ordinary shares or units made for the purpose of preventing or retarding a decline in the market price of the ordinary shares or units, as applicable, while the offering is in progress.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased ordinary shares or units sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions may have the effect of preventing or retarding a decline in the market price of the units or ordinary shares, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the ordinary shares or units. As a result, the price of the ordinary shares or units may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise.

In relation to each Member State of the European Economic Area, which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of ordinary shares or units to the public in that Relevant Member State prior to the publication of a prospectus in relation to the ordinary shares and units, which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of the ordinary shares and units to the public in that Relevant Member State at any time:

(a)	to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

(b)

to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c)	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(d)	in any other circumstances which do not require the publication by XL Capital of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of ordinary shares to the public” or “offer of units to the public” in relation to any ordinary shares or units, as the case may be, in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the ordinary shares or units to be offered so as to enable an investor to decide to purchase or subscribe the ordinary shares or units, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each underwriter has represented and agreed that:

(a)

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (as amended) (“FSMA”)) received by it in connection with the issue or sale of the ordinary shares and units in circumstances in which Section 21(1) of the FSMA would not, if XL Capital was not an authorised person, apply to XL Capital; and

(b)

it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the ordinary shares and units in, from or otherwise involving the United Kingdom.

Neither the ordinary shares nor the units may be offered or sold by means of any document other than (i) in circumstances, which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the ordinary shares or units may be issued, or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to ordinary shares or units, which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) of Hong Kong and any rules made thereunder.

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the ordinary shares or units may not be circulated or distributed, and neither the ordinary shares nor the units may be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(lA), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the ordinary shares or units are subscribed or purchased under Section 275 by a relevant person, which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the ordinary shares or units under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Neither the ordinary shares nor the units have been or will be registered under the Financial Instruments and Exchange Law of Japan (the Securities and Exchange Law) and each underwriter has agreed that it will not offer or sell any ordinary shares or units, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

The ordinary shares and the units may not and will not be publicly offered, distributed or re-distributed on a professional basis in or from Switzerland and neither this prospectus nor any other solicitation for investments in our ordinary shares or the units may be communicated or distributed in Switzerland in any way that could constitute a public offering within the meaning of Articles 1156 or 652a of the Swiss Code of Obligations or of Article 2 of the Federal Act on Investment Funds of March 18, 1994. This prospectus may not be copied, reproduced, distributed or passed on to others without the underwriters’ prior written consent. This prospectus is not a prospectus within the meaning of Articles 1156 and 652a of the Swiss Code of Obligations or a listing prospectus according to Article 32 of the Listing Rules of the Swiss Exchange and may not comply with the information standards required thereunder. We will not apply for a listing of our ordinary shares or the units on any Swiss stock exchange or other Swiss regulated market, and this prospectus may not comply with the information required under the relevant listing rules. The ordinary shares and the units offered hereby have not and will not be registered with the Swiss Federal Banking Commission and have not and will not be authorized under the Federal Act on Investment Funds of March 18, 1994. The investor protection afforded to acquirers of investment fund certificates by the Federal Act on Investment Funds of March 18, 1994 does not extend to acquirers of our ordinary shares or the units.

We estimate that our share of the total expenses of the offerings, excluding underwriting discounts and commissions, will be approximately $12.5 million.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. In connection with a previous underwritten offering of SCA shares, we and SCA agreed to indemnify the several underwriters of that offering, which included several of the underwriters for this offering, against certain liabilities, including liabilities under the Securities Act of 1933, as amended. We may be subject to claims by the underwriters for payment of legal fees and expenses incurred with respect to the litigation and, to the extent the litigation proceeds against the underwriters, claims by the underwriters for indemnification with respect to certain liabilities of the underwriters.

Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment or commercial banking services for us, SCA and our affiliates, for which they received or will receive customary fees and expenses.

Certain of the underwriters and/or their respective affiliates are agents and lenders under our revolving credit facilities and letter of credit facilities. In addition, certain underwriters or their affiliates are policyholders, beneficiaries of financial guarantees or counterparties to policies and agreements of subsidiaries of SCA. Such underwriters and/or their affiliates that are CDS Counterparties could eventually receive a portion of the proceeds of this offering from SCA as a result of our payment to SCA in connection with the SCA Agreement, assuming that SCA enters into an agreement with such CDS Counterparties in connection with the commutation, termination, amendment or other restructuring of such CDS Counterparties’ existing agreements with SCA. See “Description of the SCA Agreement—CDS Counterparties”.

Lazard Capital Markets LLC (“Lazard Capital Markets”) has entered into an agreement with Mitsubishi UFJ Securities (USA), Inc. (“MUS(USA)”) pursuant to which MUS(USA) provides certain advisory and/or other services to Lazard Capital Markets, including in respect of these offerings. In return for the provision of such services by MUS(USA) to Lazard Capital Markets, Lazard Capital Markets will pay to MUS(USA) a mutually agreed upon fee.

T+5 Settlement

We expect that delivery of the ordinary shares and units will be made against payment therefor on or about the closing date specified on the cover page of this prospectus supplement, which will be the fifth business day following the date of the execution of the underwriting agreement (this settlement cycle being referred to as “T+5”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the ordinary shares or units on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the ordinary shares and units initially will settle in T+5, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

LEGAL MATTERS

Certain U.S. legal matters with respect to the units and ordinary shares will be passed upon for us by Cahill Gordon & Reindel LLP, New York, New York. Certain matters with respect to the units and ordinary shares under the laws of the Cayman Islands will be passed upon for us by Appleby, Grand Cayman, Cayman Islands. Skadden, Arps, Slate, Meagher & Flom LLP will pass upon certain legal matters for the underwriters. Skadden, Arps, Slate, Meagher & Flom LLP has, from time to time, represented, currently represents, and may continue to represent, us in connection with various legal matters. Skadden, Arps, Slate, Meagher & Flom LLP maintains a professional liability indemnity insurance policy with one of our affiliates.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus Supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2007 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus supplement the information we file with the SEC, which means that we can disclose important information to you by referring to another document filed separately with the SEC. The information that we file after the date of this prospectus supplement with the SEC will automatically be deemed to be incorporated by reference and will update and supersede this information. We incorporate by reference into this prospectus supplement the documents listed below and under “Incorporation of Certain Information by Reference” in the accompanying prospectus, and any future filings made by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the termination of the offerings described in this prospectus supplement.

•	Annual Report on Form 10-K for the year ended December 31, 2007, filed on February 29, 2008;

•

Amendment No. 1 on Form 10-K/A to the Annual Report on Form 10-K for the year ended December 31, 2007, filed on March 17, 2008, which added an exhibit, which incorporated by reference into the Form 10-K SCA’s separate audited financial statements for the year ended December 31, 2007; See “Risk Factors”;

•	Definitive Proxy Statement dated March 17, 2008, filed on March 17, 2008;

•	Quarterly Reports on Form 10-Q for the quarter ended March 31, 2008, filed on May 7, 2008, and for the quarter ended June 30, 2008, filed on July 28, 2008; and

•

Current Reports on Form 8-K filed on January 7, 2008, February 19, 2008, March 20, 2008, April 29, 2008, June 19, 2008, July 28, 2008 (other than Items 2.02 and 7.01 and exhibits incorporated in those Items) and July 29, 2008.

Any statement contained in a document incorporated or considered to be incorporated by reference in this prospectus supplement shall be considered to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any subsequently filed document that is or is considered to be incorporated by reference modifies or supersedes such statement. Any statement that is modified or superseded will not, except as so modified or superseded, constitute a part of this prospectus supplement. Nothing herein shall be deemed to incorporate information furnished to, but not filed with, the SEC. We will provide to each person, including any beneficial owner, to whom this prospectus supplement is delivered, at no cost upon his or her written or oral request, a copy of any of the documents that are incorporated by reference in this prospectus supplement or the accompanying prospectus, other than exhibits to such documents that are not specifically incorporated by reference into such documents, and XL Capital Ltd’s constitutional documents. You may request such documents by contacting us at:

Investor Relations
XL House
One Bermudiana Road
Hamilton, Bermuda HM 11
Telephone: (441) 292-8515

PROSPECTUS

XL Capital Ltd

Ordinary Shares
Preference Ordinary Shares
Debt Securities
Ordinary Share Warrants
Ordinary Share Purchase Contracts
Ordinary Share Purchase Units
Subordinated Deferrable Interest Debentures

XL Capital Finance (Europe) plc

Senior Debt Securities fully and unconditionally guaranteed by XL Capital Ltd

XL Capital Trust I
XL Capital Trust II
XL Capital Trust III

Trust Preferred Securities fully and unconditionally guaranteed to the extent provided in this Prospectus by XL Capital Ltd

The following are types of securities that may be offered and sold from time to time under this prospectus:

•	XL Capital Ltd Ordinary Shares	•	XL Capital Finance (Europe) plc Senior Debt Securities
•	XL Capital Ltd Preference Ordinary Shares
•	XL Capital Ltd Debt Securities	•	Trust Preferred Securities
•	XL Capital Ltd Ordinary Share Warrants	•	XL Capital Ltd Subordinated Deferrable Interest Debentures
•	XL Capital Ltd Ordinary Share Purchase Contracts
•	XL Capital Ltd Ordinary Share Purchase Units

XL Capital Ltd’s Ordinary Shares are traded on the New York Stock Exchange under the symbol “XL”.

A prospectus supplement, which must accompany this prospectus, will describe the securities XL Capital Ltd, XL Capital Finance (Europe) plc and/or the trusts are offering and selling, as well as the specific terms of the securities. Those terms may include, among others, as applicable:

•	Maturity	•	Redemption terms
•	Interest rate	•	Conversion terms
•	Dividend rate	•	Listing on a securities exchange
•	Sinking fund terms	•	Amount payable at maturity
•	Ranking

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The securities may be offered in amounts, at prices and on terms determined at the time of offering. The securities may be sold directly to you, through agents that XL Capital Ltd, XL Capital Finance (Europe) plc and/or the applicable trust may elect, or through underwriters and dealers that XL Capital Ltd, XL Capital Finance (Europe) plc and/or the applicable trust may select, in each case on a continuous or delayed basis. If XL Capital Ltd, XL Capital Finance (Europe) plc and/or the applicable trust use agents, underwriters or dealers to sell the securities, XL Capital Ltd, XL Capital Finance (Europe) plc and/or the applicable trust, as applicable, will name them and describe their compensation in a prospectus supplement.

December 1, 2005

ABOUT THIS PROSPECTUS

          This prospectus is part of a registration statement that XL Capital Ltd, XL Capital Finance (Europe) plc and the trusts filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process, relating to:

(1)

XL Capital Ltd’s ordinary shares, preference ordinary shares, debt securities (which may include medium term notes), ordinary share warrants, ordinary share purchase contracts, ordinary share purchase units, subordinated deferrable interest debentures, guarantees of XL Capital Finance (Europe) plc senior debt securities and guarantees of trust preferred securities;

(2)	XL Capital Finance (Europe) plc’s senior debt securities; and

(3)	the trust preferred securities of XL Capital Trust I, XL Capital Trust II and XL Capital Trust III described in this prospectus.

          Under this shelf process, XL Capital Ltd, XL Capital Finance (Europe) plc and the trusts may sell the securities described in this prospectus in one or more offerings in an unlimited dollar amount. This prospectus provides you with a general description of the securities that XL Capital Ltd, XL Capital Finance (Europe) plc and the trusts may offer. This prospectus does not contain all of the information set forth in the registration statement as permitted by the rules and regulations of the SEC. For additional information regarding XL Capital Ltd, XL Capital Finance (Europe) plc or the trusts and the offered securities, please refer to the registration statement. Each time XL Capital Ltd, XL Capital Finance (Europe) plc or a trust sells securities it will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also supplement or update information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

          In this prospectus, and in the accompanying prospectus supplement, unless the context requires otherwise, “we,” “us” and “our” refer to XL Capital Ltd and its subsidiaries, “XL Capital” refers to XL Capital Ltd and not any of its subsidiaries, “XL Finance” refers to XL Capital Finance (Europe) plc and “XL Capital trusts” or the “trusts” refer, collectively, to XL Capital Trust I, XL Capital Trust II and XL Capital Trust III.

WHERE YOU CAN FIND MORE INFORMATION

          XL Capital, the trusts and XL Finance have filed with the SEC under the Securities Act of 1933, as amended (the “Securities Act”), a combined registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the “registration statement”) relating to the offered securities.

XL Capital

          XL Capital is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files annual, quarterly and current reports, proxy statements and other information with the SEC. The public may read and copy any materials that XL Capital files with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, such material can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers, including XL Capital, that file electronically with the SEC. The address of the SEC’s Internet site is www.sec.gov.

XL Capital Finance (Europe) plc

          XL Capital Finance (Europe) plc is not currently subject to the information reporting requirements of the Exchange Act. XL Capital Finance (Europe) plc is an indirect wholly-owned subsidiary of XL Capital and currently has no operations. XL Capital Finance (Europe) plc has not engaged in any activities other than those incidental to its formation, the issuance of a series of its senior debt securities in January 2002 and the lending or contributing of the proceeds of those senior debt securities to XL Capital and activities incidental to or connected with the foregoing. The outstanding senior debt securities of XL Capital Finance (Europe) plc are, and any future issuances of debt securities of XL Capital Finance (Europe) plc will be, fully and unconditionally guaranteed by XL Capital and by no other subsidiary of XL Capital. See “Description of XL Capital Finance (Europe) plc Senior Debt Securities.”

The Trusts

          None of the trusts is currently subject to the information reporting requirements of the Exchange Act. No separate financial statements of the trusts have been included herein. We do not believe that such financial statements would be material to holders of the trust preferred securities because:

(1)	all of the voting securities of the trusts will be owned, directly or indirectly, by XL Capital, a reporting company under the Exchange Act;

(2)

the trusts have no independent operations and each trust exists for the sole purpose of issuing securities representing undivided beneficial interests in the assets of such trust and investing the proceeds thereof in subordinated deferrable interest debentures issued by XL Capital; and

(3)	the obligations of each trust under its trust preferred securities are fully and unconditionally guaranteed by XL Capital to the extent that such trust has funds available to meet such obligations.

          See “The Trusts,” “Description of the Trust Preferred Securities,” “Description of the Trust Preferred Securities Guarantees” and “Description of the Subordinated Deferrable Interest Debentures.”

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

          The SEC allows XL Capital to “incorporate by reference” into this prospectus the information it files with the SEC, which means that it can disclose important information to you by referring to another document filed separately with the SEC. The information that XL Capital files after the date of the initial registration statement and prior to the termination of this offering shall be deemed to be incorporated by reference into this prospectus. The information that XL Capital files after the date of this prospectus with the SEC will automatically update and supersede this information. XL Capital incorporates by reference into this prospectus the documents listed below, which have been filed by XL Capital with the SEC (SEC file number 1-10804), and any future filings made by XL Capital pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering.

•	Annual Report on Form 10-K for the year ended December 31, 2004, filed on March 11, 2005;

•	Proxy Statement dated March 24, 2005, filed on March 24, 2005;

•	Quarterly Report on Form 10-Q for the period ended March 31, 2005, filed on May 6, 2005;

•	Quarterly Report on Form 10-Q for the period ended June 30, 2005, filed on August 4, 2005;

•	Quarterly Report on Form 10-Q for the period ended September 30, 2005, filed on November 9, 2005; and

•

Current Reports on Form 8-K filed on January 21, February 10 (other than Item 2.02 and Exhibit 99.1 thereof), February 23, March 8, April 15, May 2, May 20, June 8, June 16, June 27, July 8, September 13, September 14, October 5, October 26 and November 28, 2005.

          Any statement contained in a document incorporated or considered to be incorporated by reference in this prospectus shall be considered to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document that is or is considered to be incorporated by reference modifies or supersedes such statement. Any statement that is modified or superseded shall not, except as so modified or superseded, constitute a part of this prospectus.

          We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, at no cost upon his or her written or oral request, a copy of any of the documents that are incorporated by reference in this prospectus, other than exhibits to such documents that are not specifically incorporated by reference into such documents, and XL Capital’s, XL Capital Finance (Europe) plc’s and the trusts’ constitutional documents. You may request such documents by contacting us at:

Investor Relations
XL Capital Ltd
XL House
One Bermudiana Road
Hamilton HM 11, Bermuda
Telephone: (441) 292-8515

          None of XL Capital, XL Finance or the trusts have authorized anyone to give any information or to represent anything not contained in this prospectus or in any of the materials that XL Capital, XL Finance or the trusts have incorporated by reference in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of the date of this prospectus.

XL CAPITAL LTD

          XL Capital, together with its subsidiaries, is a leading provider of insurance and reinsurance coverages and financial products and services to industrial, commercial and professional service firms, insurance companies and other enterprises on a worldwide basis.

          XL Capital is incorporated in the Cayman Islands. XL Capital’s principal executive offices are located at XL House, One Bermudiana Road, Hamilton HM 11, Bermuda. XL Capital’s telephone number is (441) 292-8515. XL Capital’s website address is www.xlcapital.com. The information contained on XL Capital’s website is not incorporated by reference into this prospectus.

          You can obtain additional information about us in the reports and other documents incorporated by reference in this prospectus. See “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

XL CAPITAL FINANCE (EUROPE) PLC

          XL Capital Finance (Europe) plc (formerly known as XL Finance (UK) plc) was incorporated as a public limited company under the laws of England and Wales on August 29, 2001 under the number 4278406. XL Capital Finance (Europe) plc’s registered offices are located at XL House, 70 Gracechurch Street, London EC3V 0XL, England. XL Capital Finance (Europe) plc’s telephone number is (44) 20 7933 7000. XL Capital Finance (Europe) plc is a wholly-owned subsidiary of XL Capital.

THE TRUSTS

          Each of XL Capital Trust I, XL Capital Trust II and XL Capital Trust III is a statutory trust formed under Delaware law pursuant to (i) a separate declaration of trust, executed by XL Capital, as sponsor for such trust (the “sponsor”), and the trustees (as defined herein) as of that date of such trust and (ii) the filing of a separate certificate of trust with the Delaware Secretary of State. The declaration of trust of each trust will be amended and restated in its entirety (as so amended and restated, the “declaration”) substantially in the form incorporated by reference in the registration statement of which this prospectus forms a part.

          Each trust exists for the exclusive purposes of (1) issuing and selling the trust preferred securities representing preferred undivided beneficial interests in the assets of such trust and trust common securities representing common undivided beneficial interests in the assets of such trust (the “trust common securities” and, together with the trust preferred securities, the “trust securities”), (2) investing the gross proceeds of the trust securities in a series of subordinated deferrable interest debentures and (3) engaging in only those other activities necessary or incidental thereto.

          All of the trust common securities will be directly or indirectly owned by XL Capital. The trust common securities will rank equal with, and payments will be made thereon pro rata, with the trust preferred securities except that upon an event of default under the declaration, the rights of the holders of the trust common securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the trust preferred securities. Each trust has a term of approximately 55 years, but may terminate earlier as provided in the applicable declaration.

          Each trust’s business and affairs will be conducted by the trustees (the “trustees”) appointed by XL Capital, as the direct or indirect holder of all the trust common securities. The holder of the trust common securities will be entitled to appoint, remove or replace any of, or increase or reduce the number of, the trustees of a trust. The duties and obligations of such trustees shall be governed by the declaration of such trust, the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), and the Delaware Statutory Trust Act. A majority of the trustees (the “regular trustees”) of each trust will be persons who are employees or officers of, or affiliated with, XL Capital.

          One trustee of each trust will be a financial institution that will be unaffiliated with XL Capital and that shall act as property trustee and as indenture trustee for purposes of the Trust Indenture Act, pursuant to the terms set forth in a prospectus supplement (the “property trustee”). In addition, unless the property trustee maintains a principal place of business in the State of Delaware and otherwise meets the requirements of applicable law, another trustee of each trust will be an entity that resides or has its principal place of business in the State of Delaware (the “Delaware Trustee”). XL Capital will pay all fees, expenses, debts and obligations (other than the trust securities) related to the trusts and the offering of trust securities. The office of the Delaware trustee for each trust in the State of Delaware is First Union Trust Company, National Association, One Rodney Square, 920 King Street, Suite 102, Wilmington, Delaware 19801. The principal place of business of each trust shall be c/o XL Capital Ltd, XL House, One Bermudiana Road, Hamilton HM 11, Bermuda (telephone number (441) 292-8515).

USE OF PROCEEDS

          Except as may otherwise be described in the prospectus supplement relating to an offering of securities, the net proceeds from the sale of the securities included in this prospectus will be used for general corporate purposes. Each trust will invest all proceeds received from the sale of its trust securities in a particular series of subordinated deferrable interest debentures of XL Capital, which will use such funds for general corporate purposes. Any specific allocation of the net proceeds of an offering of securities to a specific purpose will be determined at the time of such offering and will be described in the related prospectus supplement.

ACCOUNTING TREATMENT RELATING TO TRUST SECURITIES

          The precise terms of the transaction, including the amount and type of ownership interests of XL Capital in the trust, and an analysis of the relevant accounting rules and interpretations (including FASB Interpretation No. 46, “Consolidation of Variable Interest Entities” (“FIN 46”)) will dictate the accounting treatment of the trust preferred securities. Such accounting treatment may involve, among other possibilities, consolidating the trust with XL Capital’s consolidated financial statements or reflecting only the subordinated deferrable interest debentures issued to each trust. The prospectus supplement relating to an offering of trust preferred securities will describe the accounting treatment expected to apply to any such offering.

RATIO OF EARNINGS TO FIXED CHARGES AND
RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERENCE DIVIDENDS

          Our ratio of earnings to fixed charges and our ratio of earnings to combined fixed charges and preference dividends for each of the periods indicated is as follows:

	(Unaudited) Nine Months Ended September 30, 2005(2)	Fiscal Year Ended December 31,

		2004(2)	2003(2)	2002(2)	2001(1)(2)	2000(2)

Ratio of Earnings to Fixed Charges	—	4.8x	2.8x	3.0x	—	5.6x
Ratio of Earnings to Combined Fixed Charges and Preference Dividends	—	4.2x	2.4x	2.9x	—	5.6x

(1)

For the nine months ended September 30, 2005 and the year ended December 31, 2001, earnings were insufficient to cover fixed charges by $520.2 million and $832.2 million, respectively and insufficient to cover combined fixed charges and preference dividends by $550.4 million and $832.4 million, respectively.

(2)

The ratios for the years ended December 31, 2004, 2003, 2002, 2001 and 2000 reflect the restatement of fixed charges based on the re-presentation of certain line items in the consolidated statements of income of XL Capital. This representation had no impact on net income.

          We have computed the foregoing ratios by dividing (1) income from continuing operations before income taxes, minority interest and income or loss from equity investees plus the sum of fixed charges, amortization of capitalized interest and distributed income of equity investees, less minority interest in pre-tax income of subsidiaries that have not incurred fixed charges, by (2) the sum of fixed charges and, where indicated, preference dividends. Fixed charges consist of interest expense on all indebtedness (including amortization of deferred financing costs), an estimate of the interest within rental expense and accretion of deposit liability transactions. Because we had no outstanding preference ordinary shares during any of the years ended December 31, 2001 and 2000, the ratio of earnings to fixed charges is identical to the ratio of earnings to combined fixed charges and preference dividends for each of these periods.

          XL Capital Finance (Europe) plc and the trusts had no operations during the periods set forth above.

GENERAL DESCRIPTION OF THE OFFERED SECURITIES

          XL Capital may offer from time to time under this prospectus, separately or together:

•	ordinary shares;

•	preference ordinary shares;

•	unsecured senior or subordinated debt securities;

•	warrants to purchase ordinary shares of XL Capital;

•	ordinary share purchase contracts; and

•

ordinary share purchase units, each representing ownership of one or more ordinary share purchase contracts and, as security for the holder’s obligation to purchase ordinary shares under the share purchase contract, any one or more of (1) debt securities of XL Capital (which may be senior or subordinated), (2) senior debt securities of XL Capital Finance (Europe) plc, fully and unconditionally guaranteed by XL Capital, (3) debt obligations of third parties, including U.S. Treasury securities, (4) preference ordinary shares of XL Capital or (5) preferred securities of a trust.

          XL Capital Finance (Europe) plc may offer from time to time under this prospectus unsecured senior debt securities, which will be fully and unconditionally guaranteed by XL Capital.

          Each trust may offer from time to time under this prospectus trust preferred securities representing undivided beneficial interests in its respective assets, which will be fully and unconditionally guaranteed to the extent described in this prospectus by XL Capital.

          References to “XL Capital,” “we,” “our” or “us” in “Description of XL Capital Preference Ordinary Shares,” “Description of XL Capital Ordinary Shares,” “Description of XL Capital Ordinary Share Warrants” and “Description of XL Capital Debt Securities,” refer solely to XL Capital Ltd and not its subsidiaries.

DESCRIPTION OF XL CAPITAL SHARE CAPITAL

General

          The Articles of Association and Memorandum of Association of XL Capital provide that its authorized share capital is US$9,999,900 divided into 999,990,000 ordinary shares, par value $0.01 per share. The XL Capital ordinary shares are currently divided into five classes: Class A Ordinary Shares and Class B Ordinary Shares (together, the

“ordinary shares”) and Series A Preference Ordinary Shares, Series B Preference Ordinary Shares and Series C Preference Ordinary Shares.

          As of November 29, 2005, XL Capital’s issued and outstanding shares were approximately as follows:

Class of Shares*	Shares

Class A Ordinary Shares	140,576,462
Series A Preference Ordinary Shares	9,200,000
Series B Preference Ordinary Shares	11,500,000

All issued and outstanding shares are fully paid and nonassessable.

*	Class B Ordinary Shares and Series C Preference Ordinary Shares are authorized. No Class B Ordinary Shares are outstanding and no Series C Preference Ordinary Shares have been issued.

DESCRIPTION OF XL CAPITAL PREFERENCE ORDINARY SHARES

General

          We are authorized to issue up to 999,990,000 ordinary shares of our company, par value $0.01 per share. Without prejudice to any special rights previously conferred on the holders of existing shares, the board of directors has the power to issue our ordinary shares with such preferred, deferred or other special rights, terms or conditions, or such restrictions, whether in regard to dividends, voting, return of share capital, exchange for other classes of shares, exchangeability for other securities or otherwise as the board of directors may from time to time determine.

          The following is a description of certain general terms and provisions of the preference ordinary shares that, following appropriate resolutions of the board of directors, we may issue with preferred rights (“preference ordinary shares”). The particular terms of any class or series of preference ordinary shares will be described in the applicable prospectus supplement. The applicable prospectus supplement may also state that any of the terms set forth herein are inapplicable to such series of preference ordinary shares; provided, that the information set forth in such prospectus supplement does not constitute material changes to the information herein such that it alters the nature of the offering or the securities offered.

          The following summary of terms of our preference ordinary shares is not complete. You should refer to the provisions of our Memorandum of Association, our Articles of Association and the terms of each class or series of the preference ordinary shares which will be filed with the SEC at or prior to the time of issuance of such class or series of the preference ordinary shares and described in the applicable prospectus supplement.

Terms

          The terms of each series of preference ordinary shares will be described in any prospectus supplement related to such class or series of preference ordinary shares.

          The board of directors in approving the issuance of a class or series of preference ordinary shares shall determine, and the applicable prospectus supplement will set forth with respect to such class or series, the following:

•	whether dividends on that class or series of preference ordinary shares will be cumulative or non-cumulative;

•

the dividend rate and rights in respect of dividends on the preference ordinary shares of that class or series and whether the dividend rate is subject to reset (up to a specified maximum) under certain circumstances described, if applicable, in such prospectus supplement;

•	the liquidation preference per share of that class or series of preference ordinary shares, if any;

•	the voting powers, if any, of the preference ordinary shares of that class or series;

•	any redemption and sinking fund provisions applicable to that class or series of preference ordinary shares;

•	any conversion provisions applicable to that class or series of preference ordinary shares; and

•	the terms of any other preferences or other rights and limitations, if any, applicable to that class or series of preference ordinary shares.

Dividends

          Holders of preference ordinary shares will be entitled to receive, when, as and if declared by the board of directors, cash dividends at the rates and on the dates as set forth in the applicable prospectus supplement. Except as set forth below, no dividends will be declared or paid on any class or series of preference ordinary shares unless full dividends for all classes or series of preference ordinary shares which have the same rank as, or rank senior to, such class or series of preference ordinary shares (including cumulative dividends still owing, if any) have been or contemporaneously are declared and paid. When those dividends are not paid in full, dividends will be declared pro rata so that the amount of dividends declared per share on that class or series of preference ordinary shares and on each other class or series of preference ordinary shares having the same rank as, or ranking senior to, that class or series of preference ordinary shares will in all cases bear to each other the same ratio that accrued dividends per share on that class or series of preference ordinary shares and the other preference ordinary shares bear to each other. In addition, generally, unless all dividends on the preference ordinary shares have been paid, no dividends will be declared or paid on the ordinary shares and generally we may not redeem or purchase any ordinary shares.

Voting Rights

          The holders of the preference ordinary shares shall not, except as required by law or as set forth in the applicable prospectus supplement, have any right or power to vote on any question or in any proceeding or to be represented at, or to receive notice of, any meeting of shareholders. On any matters on which the holders of the preference ordinary shares shall be entitled to vote, they shall be entitled to one vote for each share held.

          Unless otherwise stated in the applicable prospectus supplement, if six or more full quarterly dividends (whether consecutive or not) on any series of preference ordinary shares shall be in arrears, then during such period, which we refer to herein as the “voting period,” the holders of a majority of the outstanding preference ordinary shares of all series so in arrears and having such right represented in person or by proxy at any meeting of our shareholders held for the election of directors during such voting period shall be entitled, as a class, to the exclusion of the holders of all other classes of our shares, to elect two of our directors, each preference ordinary share entitling the holder thereof to one vote.

          Any director who shall have been elected by holders of preference ordinary shares, or by any director so elected as herein contemplated, may be removed at any time during a voting period, either for or without cause, by, and only by, the affirmative votes of the holders of record of a majority of the outstanding preference ordinary shares of all series given at a special meeting of such shareholders called for the purpose. Any vacancy thereby created may be filled during such voting period by the holders of preference ordinary shares of all series, present in person or represented by proxy at such meeting. Any director elected by holders of preference ordinary shares, or by any director so elected as herein contemplated, who dies, resigns or otherwise ceases to be a director shall, except as otherwise provided in the preceding sentence, be replaced by the remaining director theretofore elected by the holders of preference ordinary shares. At the end of the voting period, the holders of preference ordinary shares of all series shall be automatically divested of all voting power vested in them under this provision but subject always to the subsequent vesting of voting power in the holders of preference ordinary shares in the event of any similar cumulated arrearage in payment of quarterly dividends occurring thereafter. The term of all directors elected pursuant to this provision shall in all events expire at the end of the voting period.

          In addition, unless a particular series of preference ordinary shares has been previously redeemed or called for redemption, certain transactions that would vary the rights of the holders of such series cannot be made without the approval of a special resolution in writing by the holders of 100% of such series or the sanction of a special resolution passed by two-thirds of the votes cast at a separate meeting of the holders of such series, subject to any requirements of Cayman Islands law.

Ranking

          The preference ordinary shares will rank senior to our ordinary shares with respect to payment of dividends and amounts upon liquidation, dissolution or winding-up of XL Capital. Without the requisite vote of holders of the preference ordinary shares, as described above under “— Voting Rights,” no class or series of capital shares can be created ranking senior to the preference ordinary shares as to dividend rights or liquidation preference.

Liquidation Rights

          In the event of our liquidation, dissolution or winding-up, the holders of preference ordinary shares of each series are entitled to receive out of our assets available for distribution to shareholders, before any distribution of assets is made to holders of ordinary shares or any other class or series of our capital shares (including any preferred shares) which is junior as to liquidation rights to our preference ordinary shares of such series, liquidating distributions in the amount set forth in the applicable prospectus supplement, plus dividends accrued and accumulated but unpaid to the date of such distribution. If, upon our liquidation, dissolution or winding-up, the amounts payable with respect to our preference ordinary shares of such series and any of our other preference ordinary shares ranking as to any such distribution on a parity with our preference ordinary shares of such series are not paid in full, the holders of our preference ordinary shares of such series and of such of our other preference ordinary shares will share ratably in any such distribution of assets in proportion to the full respective preferential amounts to which they are entitled. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of preference ordinary shares will not be entitled to any further participation in any distribution of assets by us. Neither our consolidation or merger with another corporation nor a sale or transfer of all or part of our assets for cash or securities shall be considered a liquidation, dissolution or winding-up of XL Capital.

Redemption Provisions

          The preference ordinary shares of each series will have such optional or mandatory redemption terms, if any, as shall be set forth in the applicable prospectus supplement.

Conversion and Exchange Rights

          The preference ordinary shares, if convertible, will only be convertible into our ordinary shares, and will not be convertible into or exchangeable for securities of a third party. The terms and conditions, if any, upon which any series of our preference ordinary shares is convertible into ordinary shares or exchangeable into debt securities will be set forth in the applicable prospectus supplement relating to such series of preference ordinary shares. Such terms will include:

(1)	in the case such series of preference ordinary shares is convertible into ordinary shares:

	(a)	the number of ordinary shares into which preference ordinary shares of such series are convertible;

	(b)	the conversion price (or manner of calculation thereof);

	(c)	the conversion period;

	(d)	provisions as to whether conversion will be at the option of the holders of such series of preference ordinary shares or at our option or automatic;

	(e)	the events requiring an adjustment of the conversion price; and

	(f)	provisions affecting conversion in the event of the redemption of such series of preference ordinary shares; and

(2)	in the case such series of preference ordinary shares is exchangeable into debt securities:

	(a)	the principal amount of debt securities into which preference ordinary shares of such series are exchangeable;

	(b)	the exchange period; and

	(c)	provisions as to whether the exchange will be at the option of the holders of such series of preference ordinary shares or at our option or automatic.

Miscellaneous

          Our preference ordinary shares will have no preemptive rights. All of our preference ordinary shares, upon payment in full therefor, will be fully paid and nonassessable.

DESCRIPTION OF XL CAPITAL ORDINARY SHARES

General

          The following description of our ordinary shares is a summary. This summary is not complete and is subject to the complete text of applicable laws and our Memorandum and Articles of Association.

Voting

          The holders of our Class A Ordinary Shares are entitled to one vote per share while our Class B Ordinary Shares carry no voting rights. Our Articles of Association restrict the voting power of any shareholder to less than approximately 10% of total voting power.

          Under the Cayman Islands Companies Law (the “Law”) and our Memorandum and Articles of Association, some matters, such as altering the Memorandum or the Articles of Association, changing the name of a company, voluntarily winding-up a company or removing a director, require approval of shareholders by a special resolution. A special resolution is a resolution (1) passed by a majority of not less than two-thirds of such shareholders as, being entitled to do so, vote in person or by proxy at a general meeting or (2) approved in writing by all shareholders entitled to vote at a general meeting of the company.

Dividend Rights

          Subject to the Law and any rights and restrictions of any other class or series of shares, including our preference ordinary shares, the board of directors may from time to time declare dividends on the shares issued and authorize payment of the dividends out of our profit realized or unrealized or out of monies otherwise available for dividends in accordance with the Law. The board of directors may declare that any dividend be paid wholly or partly by the distribution of our shares and/or specific assets.

          No dividends on the shares issued will be declared by our board of directors, or paid or set apart for payment by us, at any time during which the terms and provisions of any of our agreements, including any agreement relating to our indebtedness, or Cayman Islands law prohibit a declaration, payment or setting apart for payment of a dividend or provide that such a declaration, payment or setting apart for payment would constitute a breach or a default or not be permitted thereunder. No dividends on the shares issued will be declared or paid or set apart for payment if prohibited by law or regulation.

          Our Articles of Association provide that no dividend shall be payable except out of our profits, realized or unrealized, or out of monies otherwise available for dividends in accordance with Cayman Islands law. Under Cayman Islands law, we may not lawfully declare or pay a dividend out of the share premium account if there are reasonable grounds for believing that we are, or would immediately following the payment of the dividend be, unable to pay our debts as they fall due in the ordinary course of business. In addition, our directors are, as a matter of prudence, required to ensure that any dividend declared or paid is not of an amount that reduces our reserves to a level that is not sufficient to meet the reserve requirements of our business.

Rights upon Liquidation

          Upon our liquidation, after the payments to be made in accordance with the Law and the full amounts that holders of any issued shares ranking senior to the ordinary shares, including our preference ordinary shares, as to distribution on liquidation or winding-up are entitled to receive have been paid or set aside for payment, the holders of the ordinary shares are entitled to receive, pro rata, any remaining assets available for distribution to the holders of ordinary shares. The liquidator may deduct from the amount payable in respect of those ordinary shares any liabilities the holder has to or with us. The assets received by the holders of ordinary shares in a liquidation may consist in whole or in part of property. That property is not required to be of the same kind for all shareholders.

Stock Plans

          Our incentive stock plan, the “1991 Performance Incentive Program,” provides for grants of non-qualified or incentive stock options, restricted stock awards, restricted stock units, performance shares, performance units and stock appreciation rights (“SARs”). The plan is administered by a Committee designated by the board of directors (the “Committee”). Stock options may be granted with or without SARs. Exercise prices (which cannot be less per share than the fair market value per share on the grant date) are established by the Committee at the date of grant. Options and SARs have a life of not longer than 10 years and vest as set forth by the Committee.

          Restricted stock awards issued under the 1991 Performance Incentive Program vest over such period as the Committee may approve. These shares contain certain restrictions, prior to vesting, relating to, among other things, forfeiture in the event of termination of employment and transferability. Restricted stock issued under the plan totaled 596,411 shares, 496,671 shares and 225,960 shares in 2004, 2003 and 2002, respectively. Vesting for such shares generally occurs over a four year period from the date of issue.

          We also have stock plans in place for our non-employee directors. We maintain the Directors Stock & Option Plan, which provides for annual automatic grants of options to purchase 5,000 ordinary shares to each non-employee director in office immediately following our annual meeting. It also provides for automatic grants of options to purchase 5,000 shares to each non-employee director when he or she is first elected to the Board. The exercise price per share of each of the options is equal to the fair market value per ordinary share on the date of grant, the options vest immediately on the date of grant, and they are exercisable for ten years. Discretionary stock option grants may also be made to non-employee directors under the plan. The Directors Stock & Option Plan also provides for discretionary grants of restricted stock and restricted stock units to non-employee directors. Non-employee directors may also make an irrevocable election preceding the beginning of each calendar year to defer cash compensation that would otherwise be payable as their annual retainer in increments of 10% or receive their annual retainer fee currently in the form of shares instead of cash. Any deferred payments will be credited in the form of shares calculated by dividing 110% of the deferred payment by the market value of our stock on the date the fees would otherwise be payable. The shares are distributed in accordance with the terms of the plan. Shares issued under the plan totaled 3,819, 3,153 and 3,622 in 2004, 2003, and 2002, respectively.

          A second stock plan, the Stock Plan for Non-employee Directors, provides for the crediting of share units, as of the day of each year that annual retainer fees are payable, determined by dividing the annual retainer fee by the fair market value of an ordinary share on the date the units are credited. These units receive dividends in the form of additional units equal to the cash value divided by the market price on the payment date. Benefits under the plan will be distributed in the form of our ordinary shares following termination of the director’s service on the Board. Share units totaling 8,351, 8,598 and 6,659 were issued in 2004, 2003 and 2002, respectively.

          In 1999, we adopted our 1999 Performance Incentive Program under which 1,250,000 options were available and issued to employees who were not directors or executive officers. Our 1999 Performance Incentive Program is substantially similar to our 1991 Performance Incentive Program.

          The Employee Share Purchase Plan (the “ESPP”) was approved by our shareholders on May 10, 2002. The ESPP has two six-month offering periods per year, commencing July 1 and January 1. All employees of XL Capital and its designated participating subsidiaries are eligible to participate in the ESPP, provided they have been employed at least one month prior to the start of the offering period. Employees can invest up to 20% of their total monthly cash compensation towards the purchase of our shares up to a total market value (measured on the first day of the applicable offering period) of U.S.$25,000 in any calendar year. Employees who enroll in the ESPP may purchase our shares at a 15% discount on the lesser of the market price at the beginning or at the end of the six-month offering period. A total of 1,255,000 ordinary shares may be issued under the ESPP. The number of shares issued during the year ended December 31, 2004, 2003 and 2002 was 167,890, 66,848 and 47,399, respectively. We currently anticipate that the ESPP will be terminated effective as of December 31, 2005.

Share Rights Plan

          Rights to purchase ordinary shares (the “Rights”) were distributed as a dividend at the rate of one Right for each ordinary share held of record as of the close of business on October 31, 1998. Each Right entitles holders of ordinary shares to buy one ordinary share at an exercise price of $350. The Rights would be exercisable, and would detach from the ordinary shares, only if a person or group were to acquire 20% or more of our outstanding ordinary shares, or were to announce a tender or exchange offer that, if consummated, would result in a person or group beneficially owning 20% or more of our outstanding ordinary shares. Upon a person or group without prior approval of the board of directors acquiring 20% or more of our outstanding ordinary shares, each Right would entitle the holder (other than such an acquiring person or group) to purchase ordinary shares (or, in certain circumstances, ordinary shares of the acquiring person) with a value of twice the Rights exercise price upon payment of the Rights exercise price. We will be entitled to redeem the Rights at $0.01 per Right at any time until the close of business on the tenth day after the Rights become exercisable. The Rights will expire at the close of business on September 30, 2008, and do not initially have a fair value. We have initially reserved 119,073,878 authorized ordinary shares for issuance upon exercise of Rights.

Classified Board

          Our board of directors is divided into three classes that are elected for staggered three-year terms. A director may be removed by the shareholders without cause only by special resolution of the total voting power of our issued shares determined in accordance with our Articles of Association.

DESCRIPTION OF XL CAPITAL ORDINARY SHARE WARRANTS

General

          XL Capital may issue ordinary share warrants independently or together with any securities offered by any prospectus supplement and such ordinary share warrants may be attached to or separate from such securities. Each series of ordinary share warrants will be issued under a separate warrant agreement to be entered into between XL Capital and a bank or trust company, as warrant agent, all as set forth in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the certificates representing the ordinary share warrants and will not assume any obligation or relationship of agency or trust for or with any holders of ordinary share warrant certificates or beneficial owners of ordinary share warrants.

          The following summaries of certain provisions of the warrant agreement and ordinary share warrant certificate are not complete. You should look at the warrant agreement relating to, and the ordinary share warrant certificate representing, a series of ordinary share warrants.

          The applicable prospectus supplement may also state that any of the terms set forth herein are inapplicable to such series; provided, that the information set forth in such prospectus supplement does not constitute material changes to the information herein such that it alters the nature of the offering or the securities offered. Ordinary share warrants for the purchase of ordinary shares will be offered and exercisable for U.S. dollars only and will be in registered form only.

Terms

          An applicable prospectus supplement will set forth and describe other specific terms regarding each series of ordinary share warrants offered hereby, including:

(1)	the offering price;

(2)	the number of ordinary shares purchasable upon exercise of each such ordinary share warrant and the price at which such number of ordinary shares may be purchased upon such exercise;

(3)	the date on which the right to exercise such ordinary share warrants shall commence and the date on which such right shall expire; and

(4)	any other terms of such ordinary share warrants.

Exercise of Ordinary Share Warrants

          Each ordinary share warrant will entitle the holder thereof to purchase such ordinary shares at such exercise price as shall in each case be set forth in, or calculable from, the prospectus supplement relating to the offered ordinary share warrants. After the close of business on the expiration date of each ordinary share warrant or such later date to which such expiration date may be extended by us, unexercised ordinary share warrants will become void.

          Ordinary share warrants may be exercised by delivering to the warrant agent payment as provided in the applicable prospectus supplement of the amount required to purchase the ordinary shares purchasable upon such exercise, together with certain information set forth on the reverse side of the ordinary share warrant certificate. Upon receipt of such payment and the ordinary share warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will, as soon as practicable, issue and deliver the ordinary shares purchasable upon such exercise. If fewer than all of the ordinary share warrants represented by such ordinary share certificate are exercised, a new ordinary share warrant certificate will be issued for the remaining amount of ordinary share warrants.

Amendments and Supplements to Warrant Agreement

          The warrant agreement for a series of ordinary share warrants may be amended or supplemented without the consent of the holders of the ordinary share warrants issued thereunder to effect changes that are not inconsistent with the provisions of the ordinary share warrants and that do not adversely affect the interests of the holders of the ordinary share warrants.

Ordinary Share Warrant Adjustments

          Unless otherwise indicated in the applicable prospectus supplement, the exercise price of, and the number of ordinary shares covered by, an ordinary share warrant are subject to adjustment in certain events, including:

(1)	the issuance of ordinary shares as a dividend or distribution on the ordinary shares;

(2)	certain subdivisions and combinations of the ordinary shares;

(3)

the issuance to all holders of ordinary shares of certain rights or warrants entitling them to subscribe for or purchase ordinary shares at less than the current market value, as defined in the applicable warrant agreement for such series of ordinary share warrants; and

(4)	the distribution to all holders of ordinary shares of certain evidences of our indebtedness or assets, other than certain cash dividends and distributions described below.

          No adjustment in the exercise price of, and the number of ordinary shares covered by, an ordinary share warrant will be made for regular quarterly or other periodic or recurring cash dividends or distributions or for cash dividends or distributions to the extent paid from retained earnings. No adjustment will be required unless such adjustment would require a change of at least one percent in the exercise price and exercise rate then in effect; provided, however, that any such adjustment not so made will be carried forward and taken into account in any subsequent adjustment; provided, further, that any such adjustment not so made shall be made no later than three years after the occurrence of the event requiring such adjustment to be made or carried forward. Except as stated above, the exercise price of, and the number of ordinary shares covered by, an ordinary share warrant will not be adjusted for the issuance of ordinary shares or any securities convertible into or exchangeable for ordinary shares, or securities carrying the right to purchase any of the foregoing.

In the case of:

(1)	a reclassification or change of the ordinary shares;

(2)	certain consolidation or merger events involving us; or

(3)	a sale or conveyance to another corporation of our property and assets as an entirety or substantially as an entirety;

in each case as a result of which holders of our ordinary shares shall be entitled to receive stock, securities, other property or assets (including cash) with respect to or in exchange for such ordinary shares, the holders of the ordinary share warrants then outstanding will be entitled thereafter to convert such ordinary share warrants into the kind and amount of ordinary shares and other securities or property which they would have received upon such reclassification, change, consolidation, merger, sale or conveyance had such ordinary share warrants been exercised immediately prior to such reclassification, change, consolidation, merger, sale or conveyance.

DESCRIPTION OF XL CAPITAL ORDINARY SHARE PURCHASE
CONTRACTS AND ORDINARY SHARE PURCHASE UNITS

          XL Capital may issue share purchase contracts, representing contracts obligating holders to purchase from XL Capital, and obligating XL Capital to sell to the holders, or holders to sell to XL Capital and XL Capital to purchase from the holders, a fixed or varying number of ordinary shares at a future date or dates. The price per ordinary share may be fixed at the time the share purchase contracts are entered into or may be determined by reference to a specific formula set forth in the share purchase contracts. Any share purchase contract may include anti-dilution provisions to adjust the number of shares to be delivered pursuant to such share purchase contract upon the occurrence of certain events. The share purchase contracts may be entered into separately or as a part of share purchase units consisting of one or more share purchase contracts and any one or more of:

(1)	debt securities of XL Capital (which may be senior or subordinated);

(2)	senior debt securities of XL Capital Finance (Europe) plc, fully and unconditionally guaranteed by XL Capital;

(3)	preference ordinary shares of XL Capital;

(4)	trust preferred securities of an XL Capital Trust; or

(5)	debt or equity obligations of third parties, including U.S. Treasury securities.

          The share purchase contracts may require us to make periodic payments to the holders of the share purchase units or vice versa, and such payments may be unsecured or prefunded and may be paid on a current or on a deferred basis. The share purchase contracts may require holders to secure their obligations in a specified manner and in certain circumstances we may deliver newly issued prepaid share purchase contracts upon release to a holder of any collateral securing such holder’s obligations under the original share purchase contract. Any one or more of the above securities, ordinary shares or the share purchase contracts or other collateral may be pledged as security for the holders’

obligations to purchase or sell, as the case may be, the ordinary shares under the share purchase contracts. The share purchase contracts may also allow the holders, under certain circumstances, to obtain the release of the security for their obligations under such contracts by depositing with the collateral agent, as substitute collateral, treasury securities with a principal amount at maturity equal to the collateral so released or the maximum number of ordinary shares deliverable by such holders under ordinary share purchase contracts requiring the holders to sell ordinary shares to XL Capital.

          The applicable prospectus supplement will describe the terms of any share purchase contracts or share purchase units and, if applicable, prepaid share purchase contracts. The description in the prospectus supplement will be qualified in its entirety by reference to (1) the share purchase contracts, (2) the collateral arrangements and depositary arrangements, if applicable, relating to such share purchase contracts or share purchase units and (3) if applicable, the prepaid share purchase contracts and the document pursuant to which such prepaid share purchase contracts will be issued.

DESCRIPTION OF XL CAPITAL DEBT SECURITIES

General

          XL Capital may issue debt securities from time to time in one or more series, under one or more indentures, each dated as of a date on or prior to the issuance of the debt securities to which it relates. Senior debt securities and subordinated debt securities may be issued pursuant to separate indentures, a senior indenture and a subordinated indenture, respectively, in each case between us and a trustee qualified under the Trust Indenture Act. Such indentures are subject to such amendments or supplements as may be adopted from time to time. The senior indenture and the subordinated indenture, as amended or supplemented from time to time, are sometimes referred to individually as an “indenture” and collectively as the “indentures.” Each indenture is subject to and governed by the Trust Indenture Act. The aggregate principal amount of debt securities which may be issued under each indenture is unlimited and each indenture provides that the specific terms of any series of debt securities will be set forth in, or determined pursuant to, an authorizing resolution, as defined in the applicable prospectus supplement, and/or a supplemental indenture, if any, relating to such series.

          The statements made below relating to the debt securities and the indentures are summaries of the material provisions thereof and are subject to, and are qualified by reference to, the provisions of the applicable indenture and any applicable U.S. federal income tax considerations as well as any applicable supplements to the terms described below in the applicable prospectus supplement. The applicable prospectus supplement may also state that any of the terms set forth herein are inapplicable to such series of debt securities; provided, that the information set forth in such prospectus supplement does not constitute material changes to the information herein such that it alters the nature of the offering or the securities offered.

Terms

          The debt securities will be our unsecured obligations.

          The senior debt securities will rank equal in right of payment with all our other unsecured and unsubordinated indebtedness.

          The subordinated debt securities will be subordinated in right of payment to the prior payment in full of all our senior indebtedness, which is defined in the section called “Ranking of Debt Securities” below.

          The specific terms of each series of debt securities will be set forth in the applicable prospectus supplement relating thereto, including the following, as applicable:

(1)

the title of such debt securities, whether such debt securities are offered pursuant to a medium term notes program, and whether such debt securities are senior debt securities or subordinated debt securities and, if subordinated debt securities, the specific subordination provisions applicable thereto;

(2)	the aggregate principal amount of such debt securities and any limit on such aggregate principal amount;

(3)

the price (expressed as a percentage of the principal amount thereof) at which such debt securities will be issued and, if other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof, or, if applicable, the portion of the principal amount of such debt securities that is convertible into ordinary shares or preference ordinary shares or the method by which any such portion shall be determined;

(4)

if convertible into our ordinary shares or preference ordinary shares or another entity’s common stock or preferred stock, as the case may be, the terms on which such debt securities are convertible, including the initial conversion price, the conversion period, any events requiring an adjustment of the applicable conversion price and any requirements relating to the reservation of such ordinary shares or preference ordinary shares for purposes of conversion;

(5)	the date(s), or the method for determining such date or dates, on which the principal of such debt securities will be payable and, if applicable, the terms on which such maturity may be extended;

(6)

the rate(s) (which may be fixed or floating), or the method by which such rate or rates shall be determined, at which such debt securities will bear interest, if any, including, if applicable, that such debt securities will bear interest at an increased rate (up to a specified maximum) upon the occurrence of an event of default and/or under certain circumstances described in the applicable prospectus supplement (which may include, among other things, a reduction in the trading price of our ordinary shares below certain levels for a minimum period of time);

(7)

the date(s), or the method for determining such date or dates, from which any such interest will accrue, the dates on which any such interest will be payable, the record dates for such interest payment dates, or the method by which such dates shall be determined, the persons to whom such interest shall be payable, and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months;

(8)

the place(s) where the principal of and interest, if any, on such debt securities will be payable, where such debt securities may be surrendered for registration of transfer or exchange and where notices or demands to or upon us in respect of such debt securities and the applicable indenture may be served;

(9)

the period(s), if any, within which, the price or prices at which and the other terms and conditions upon which such debt securities may, pursuant to any optional or mandatory redemption provisions, be redeemed, as a whole or in part, at our option;

(10)

our obligation, if any, to redeem, repay or repurchase such debt securities pursuant to any sinking fund (as defined in the applicable supplemental indenture) or analogous provision or at the option of a holder thereof, and the period or periods within which, the price or prices at which and the other terms and conditions upon which such debt securities will be redeemed, repaid or purchased, as a whole or in part, pursuant to such obligations;

(11)

if other than U.S. dollars, the currency or currencies in which the principal of and interest, if any, on such debt securities are denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto;

(12)

whether the amount of payments of principal of or interest, if any, on such debt securities may be determined with reference to an index, formula or other method (which index, formula or method may, but need not, be based on the yield on or trading price of other securities, including United States Treasury securities, or on a currency, currencies, currency unit or units, or composite currency or currencies) and the manner in which such amounts shall be determined;

(13)

whether the principal of or interest, if any, on the debt securities of the series is to be payable, at our election or the election of a holder thereof, in a currency or currencies, currency unit or units or composite currency or currencies other than that in which such debt securities are denominated or stated to be payable and the period or periods within which, and the terms and conditions upon which, such election may be made;

(14)	provisions, if any, granting special rights to the holders of debt securities of the series upon the occurrence of such events as may be specified;

(15)

any deletions from, modifications of or additions to the events of default or our covenants with respect to debt securities of the series, whether or not such events of default or covenants are consistent with the events of default or covenants described herein;

(16)

whether debt securities of the series are to be issuable initially in temporary global form and whether any debt securities of the series are to be issuable in permanent global form and, if so, whether beneficial owners of interests in any such security in permanent global form may exchange such interests for debt securities of such series and of like tenor of any authorized form and denomination and the circumstances under which any such exchanges may occur, if other than in the manner provided in the applicable indenture, and, if debt securities of the series are to be issuable as a global security, the identity of the depository for such series;

(17)	the applicability, if any, of the defeasance and covenant defeasance provisions of the applicable indenture to the debt securities of the series;

(18)	if exchangeable into another series of debt securities of XL Capital, the terms on which such debt securities are exchangeable; and

(19)	any other terms of the series of debt securities and any additions to the applicable indenture.

          The debt securities, if convertible or exchangeable, will not be convertible into or exchangeable for securities of a third party.

          If the applicable prospectus supplement provides, the debt securities may be issued at a discount below their principal amount and provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof. In such cases, all material U.S. federal income tax considerations will be described in the applicable prospectus supplement.

          Except as may be set forth in the applicable prospectus supplement, the debt securities will not contain any provisions that would limit our ability to incur indebtedness or that would afford holders of debt securities protection from transactions involving us, including a highly leveraged transaction involving us or a change in control. The applicable prospectus supplement will contain information with respect to any additions to the events of default or covenants described below, including any addition of a covenant or other provision providing event risk or similar protection.

Denomination, Interest, Registration and Transfer

          We will issue the debt securities of each series only in registered form, without coupons, in denominations of $1,000, or in such other currencies or denominations as may be set forth in the applicable supplemental indenture or specified in, or pursuant to, an authorizing resolution, if any, relating to such series of debt securities.

          The principal of and interest, if any, on any series of debt securities will be payable at the corporate trust office of the trustee, the address of which will be stated in the applicable prospectus supplement. However, at our option, interest payment may be made by check mailed to the address of the person entitled thereto as it appears in the applicable register for such debt securities.

          Subject to certain limitations imposed upon debt securities issued in book-entry form, the debt securities of any series:

•

will be exchangeable for any authorized denomination of other debt securities of the same series and of a like aggregate principal amount and tenor upon surrender of such debt securities at the trustee’s corporate trust office or at the office of any registrar designated by us for such purpose; and

•	may be surrendered for registration of transfer or exchange thereof at the corporate trust office of the trustee or at the office of any registrar designated by us for such purpose.

          No service charge will be made for any registration of transfer or exchange, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with certain transfers and exchanges. We may act as registrar and may change any registrar without notice.

Certain Covenants

          The applicable prospectus supplement will describe any material covenants in respect of a series of debt securities that are not described in this prospectus.

Provisions Applicable to All Debt Securities

          Unless otherwise indicated in the applicable prospectus supplement, senior debt securities and subordinated debt securities will include the provisions described below.

Merger, Consolidation or Sale of Assets

          We may not (1) consolidate with or merge into any other person or convey, transfer, sell or lease our properties and assets substantially as an entirety to any person, (2) permit any person to consolidate with or merge into us or (3) permit any person to convey, transfer, sell or lease that person’s properties and assets substantially as an entirety to us unless:

•

in the case of (1) and (2) above, if we are not the surviving person, such surviving person is an entity organized and existing under the laws of the United States of America (including any State thereof or the District of Columbia), the United Kingdom, the Cayman Islands, Bermuda or any country which is, on the date of the applicable prospectus supplement and supplemental indenture, a member of the Organisation for Economic Co-operation and Development or the European Union and the surviving person assumes the payment of the principal of, premium, if any, and interest on the debt securities and the performance of our other covenants under the applicable indenture; and

•

in all cases, immediately after giving effect to the transaction, no event of default, and no event that, after notice or lapse of time or both, would become an event of default, will have occurred and be continuing.

Provisions Applicable to Senior Debt Securities Only

          Unless otherwise indicated in the applicable prospectus supplement, senior debt securities will include the provisions described below.

          A “change in control” will be deemed to have occurred at such time as:

(1)

any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, acquires beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of shares of our capital stock entitling the person to exercise 50% or more of the total voting power of all shares of our capital stock that is entitled to vote generally in elections of directors, other than an acquisition by us, any of our subsidiaries or any of our employee benefit plans and other than any transaction contemplated by the second bullet point of clause (2) below; or

(2)

we merge or consolidate with or into any other person (other than a subsidiary), another person (other than a subsidiary) merges into us, or we convey, sell, transfer or lease all or substantially all of our assets to another person (other than a subsidiary), other than any transaction:

•

that does not result in a reclassification, conversion, exchange or cancellation of our outstanding ordinary shares (other than the cancellation of any of our outstanding ordinary shares held by the person with whom we merge or consolidate), or

•

pursuant to which the holders of our ordinary shares immediately prior to the transaction are entitled to exercise, directly or indirectly, 50% or more of the total voting power of all shares of capital stock entitled to vote generally in the election of directors of the continuing or surviving corporation immediately after the transaction, or

•

which is effected solely to change our jurisdiction of incorporation and results in a reclassification, conversion or exchange of our outstanding ordinary shares solely into shares of common stock of the surviving entity.

          However, a change in control will not be deemed to have occurred if either:

          (A) in the case of debt securities that are convertible into ordinary shares of XL Capital, the closing price for our ordinary shares for any five trading days within the period of 10 consecutive trading days ending immediately after the later of the change in control or the public announcement of the change in control, in the case of a change in control relating to an acquisition of capital stock, or the period of 10 consecutive trading days ending immediately before the change in control, in the case of a change in control relating to a merger, consolidation or asset sale, equals or exceeds 105% of the average of the closing prices for such convertible debt securities on each of such trading days; or

          (B) all of the consideration (excluding cash payments for fractional shares and cash payments made pursuant to dissenters’ appraisal rights) in a merger or consolidation otherwise constituting a change in control under clause (1) and/or clause (2) above consists of shares of common stock traded on a national securities exchange or quoted on the Nasdaq National Market (or will be so traded or quoted immediately following the merger or consolidation).

Ranking of Debt Securities

General

          We currently conduct substantially all of our operations through our subsidiaries and our subsidiaries generate substantially all of our operating income and cash flow. As a result, distributions and advances from our subsidiaries are the principal source of funds necessary to meet our debt service obligations. Contractual provisions or laws, as well as our subsidiaries’ financial condition and operating and regulatory requirements, may limit our ability to obtain cash from our subsidiaries that we require to pay our debt service obligations. For a description of certain regulatory restrictions on the payment of dividends by our subsidiaries, see Note 24 of the Notes to Consolidated Financial Statements of XL Capital included in our Form 10-K for the year ended December 31, 2004, which is incorporated by reference in this Prospectus. In addition, because we are a holding company, holders of the debt securities will have a junior position to the claims of creditors of our subsidiaries on their assets and earnings.

Senior debt securities

          The senior debt securities will be our unsecured unsubordinated obligations and will:

•	rank equal in right of payment with all our other unsecured and unsubordinated indebtedness;

•	be effectively subordinated in right of payment to all our secured indebtedness to the extent of the value of the assets securing such indebtedness; and

•	be effectively subordinated to all of our subsidiaries’ indebtedness and all mandatorily redeemable preferred stock of our subsidiaries.

          As of September 30, 2005, the aggregate amount of our outstanding consolidated indebtedness for money borrowed was approximately $2.7 billion. All such outstanding indebtedness is unsecured and unsubordinated. As of September 30, 2005, the aggregate amount of outstanding indebtedness for money borrowed of our subsidiaries (other than XL Capital Finance (Europe) plc), which would effectively rank senior to the senior debt issued under the senior debt indenture, was approximately $355.0 million.

          Except as otherwise set forth in the applicable senior indenture or specified in an authorizing resolution and/or supplemental indenture, if any, relating to a series of senior debt securities to be issued, there are no limitations in the senior indenture on the amount of additional indebtedness which may rank equal with the senior debt securities or on the amount of indebtedness, secured or otherwise, which may be incurred or preferred stock which may be issued by any of our subsidiaries.

Subordinated debt securities

          The subordinated debt securities will be our unsecured subordinated obligations. Unless otherwise provided in the applicable prospectus supplement, the payment of principal of, interest on and all other amounts owing in respect of the subordinated debt securities will be subordinated in right of payment to the prior payment in full in cash of principal of, interest on and all other amounts owing in respect of all of our senior indebtedness. Upon any payment or distribution of our assets of any kind or character, whether in cash, property or securities, to creditors upon any total or partial liquidation, dissolution, winding-up, reorganization, assignment for the benefit of creditors or marshaling of our assets or in a bankruptcy, reorganization, insolvency, receivership or other similar proceeding relating to us or our property, whether voluntary or involuntary, all principal of, interest on and all other amounts due or to become due shall be paid, first, to all senior indebtedness in full in cash, or such payment duly provided for to the satisfaction of the holders of senior indebtedness, before any payment or distribution of any kind or character is made on account of any principal of, interest on or other amounts owing in respect of the subordinated debt securities, or for the acquisition of any of the subordinated debt securities for cash, property or otherwise.

          As of September 30, 2005, the aggregate amount of our outstanding consolidated indebtedness for money borrowed was approximately $2.7 billion. All such outstanding indebtedness is unsecured and unsubordinated. As of September 30, 2005, the aggregate amount of outstanding indebtedness for money borrowed of our subsidiaries (other than XL Capital Finance (Europe) plc), which would effectively rank senior to the subordinated debt that may be issued under the subordinated debt indenture, was approximately $355.0 million.

          If any default occurs and is continuing in the payment when due, whether at maturity, upon any redemption, by declaration or otherwise, of any principal of, interest on, unpaid drawings for letters of credit issued in respect of, or regularly accruing fees with respect to, any senior indebtedness, no payment of any kind or character shall be made by us or any other person on our or their behalf with respect to any principal of, interest on or other amounts owing in respect of the subordinated debt securities or to acquire any of the subordinated debt securities for cash, property or otherwise.

          If any other event of default occurs and is continuing with respect to any senior indebtedness, as such event of default is defined in the instrument creating or evidencing such senior indebtedness, permitting the holders of such senior indebtedness then outstanding to accelerate the maturity thereof and if the representative (as defined in the applicable indenture) for the respective issue of senior indebtedness gives written notice of the event of default to the trustee (a “default notice”), then, unless and until all events of default have been cured or waived or have ceased to exist or the trustee receives notice from the representative for the respective issue of senior indebtedness terminating the blockage period (as defined below), during the 179 days after the delivery of such default notice (the “blockage period”), neither we nor any other person on our behalf shall:

(1)	make any payment of any kind or character with respect to any principal of, interest on or other amounts owing in respect of the subordinated debt securities; or

(2)	acquire any of the subordinated debt securities for cash, property or otherwise.

          Notwithstanding anything herein to the contrary, in no event will a blockage period extend beyond 179 days from the date the payment on the subordinated debt securities was due and only one such blockage period may be commenced within any 360 consecutive days. No event of default which existed or was continuing on the date of the commencement of any blockage period with respect to the senior indebtedness shall be, or be made, the basis for commencement of a second blockage period by the representative of such senior indebtedness whether or not within a period of 360 consecutive days unless such event of default shall have been cured or waived for a period of not less than 90 consecutive days (it being acknowledged that any subsequent action, or any breach of any financial covenants for a period commencing after the date of commencement of such blockage period that, in either case, would give rise to an event of default pursuant to any provisions under which an event of default previously existed or was continuing shall constitute a new event of default for this purpose).

          The subordinated indentures do not, and any supplemental subordinated indenture will not, restrict the amount of our or our subsidiaries’ senior indebtedness or other indebtedness. As a result of the foregoing provisions, in the event of our insolvency, holders of the subordinated debt securities may recover ratably less than our general creditors.

          “senior indebtedness,” unless otherwise specified in one or more applicable supplemental indentures or approved pursuant to a board resolution in accordance with the applicable indenture, means, with respect to us,

(1)

the principal (including redemption payments), premium, if any, interest and other payment obligations in respect of (A) our indebtedness for money borrowed and (B) our indebtedness evidenced by securities, debentures, bonds, notes or other similar instruments issued by us, including any such securities issued under any deed, indenture or other instrument to which we are a party (including, for the avoidance of doubt, indentures pursuant to which senior debt securities have been or may be issued);

(2)	all of our capital lease obligations;

(3)

all of our obligations issued or assumed as the deferred purchase price of property, all of our conditional sale obligations, all of our hedging agreements and agreements of a similar nature thereto and all agreements relating to any such agreements, and all of our obligations under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

(4)	all of our obligations for reimbursement on any letter of credit, banker’s acceptance, security purchase facility or similar credit transaction;

(5)	all obligations of the type referred to in clauses (1) through (4) above of other persons for the payment of which we are responsible or liable as obligor, guarantor or otherwise;

(6)	all obligations of the type referred to in clauses (1) through (5) above of other persons secured by any lien on any of our property or assets (whether or not such obligation is assumed by us); and

(7)

any deferrals, amendments, renewals, extensions, modifications and refundings of all obligations of the type referred to in clauses (1) through (6) above, in each case whether or not contingent and whether outstanding at the date of effectiveness of the applicable supplemental indenture or thereafter incurred;

except, in each case, for the subordinated debt securities and any such other indebtedness or deferral, amendment, renewal, extension, modification or refunding that contains express terms, or is issued under a deed, indenture or other instrument that contains express terms, providing that it is subordinate to or ranks equal with the subordinated debt securities.

          Such senior indebtedness shall continue to be senior indebtedness and be entitled to the benefits of the subordination provisions of the applicable indenture irrespective of any amendment, modification or waiver of any term of such senior indebtedness and notwithstanding that no express written subordination agreement may have been entered into between the holders of such senior indebtedness and the trustee or any of the holders.

Discharge and Defeasance

          Under the terms of the indentures, we will be discharged from any and all obligations in respect of the debt securities of any series and the applicable indenture (except in each case for certain obligations to register the transfer or exchange of debt securities, replace stolen, lost or mutilated debt securities, maintain paying agencies and hold moneys for payment in trust) if:

(1)	we deliver all outstanding debt securities of such series to the trustee for cancellation and pay all sums payable by us under such debt securities and the indenture with respect to such series; or

(2)

such debt securities either have become due and payable or will become due and payable within one year (or are scheduled for redemption within one year) and we deposit with the debt securities trustee, in trust:

(a)

in the case of any debt securities of any series denominated in U.S. dollars, cash or U.S. government obligations sufficient to pay all principal of and interest and premium, if any, on such debt securities; and

(b)

in the case of any debt securities of any series denominated in any currency other than U.S. dollars, an amount of the applicable currency in which such debt securities are denominated sufficient to pay all principal of and interest and premium, if any, on such debt securities.

          In addition, unless the applicable prospectus supplement and supplemental indenture provide otherwise, we may elect either (1) to defease and be discharged from any and all obligations with respect to such debt securities (“defeasance”) or (2) to be released from our obligations with respect to such debt securities under certain covenants in the applicable indenture, and any omission to comply with such obligations will not constitute a default or an event of default with respect to such debt securities (“covenant defeasance”):

(1)	by delivering all outstanding debt securities of such series to the trustee for cancellation and paying all sums payable by us under such debt securities and the indenture with respect to such series;

(2)	by delivering to the trustee an officers’ certificate as to solvency and the absence of intent of preferring holders of the debt securities over our other creditors; and

(3)	after giving notice to the trustee of our intention to defease all of the debt securities of such series, by irrevocably depositing with the trustee or a paying agent

(a) in the case of any debt securities of any series denominated in U.S. dollars, cash or U.S. government obligations sufficient to pay all principal of and interest on such debt securities; and

(b)

in the case of any debt securities of any series denominated in any currency other than U.S. dollars, an amount of the applicable currency in which the debt securities are denominated sufficient to pay all principal of and interest on such debt securities.

Such a trust may only be established if, among other things:

(1)

the applicable defeasance or covenant defeasance does not result in a breach or violation of, or constitute a default under, any material agreement or instrument to which we are a party or by which we are bound;

(2)

no event of default or event which with notice or lapse of time or both would become an event of default with respect to the debt securities to be defeased will have occurred and be continuing on the date of establishment of such a trust after giving effect to such establishment and, with respect to defeasance only, no bankruptcy proceeding with respect to us will have occurred and be continuing at any time during the period ending on the 91st day after such date; and

(3)

we have delivered to the trustee an opinion of counsel (as specified in the applicable supplemental indenture) to the effect that the holders will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such opinion of counsel, in the case of defeasance, must refer to and be based upon a letter ruling of the Internal Revenue Service received by us, a Revenue Ruling published by the Internal Revenue Service or a change in applicable United States federal income tax law occurring after the date of the applicable supplemental indenture.

          In the event we effect covenant defeasance with respect to any debt securities and such debt securities are declared due and payable because of the occurrence of any event of default, other than an event of default with respect to any covenant as to which there has been covenant defeasance, the government obligations on deposit with the trustee will be sufficient to pay amounts due on such debt securities at the time of the stated maturity but may not be sufficient to pay amounts due on such debt securities at the time of the acceleration resulting from such event of default.

Modification and Waiver

          We, when authorized by a board resolution, and the trustee may modify, amend and/or supplement the applicable indenture and the applicable debt securities with the consent of the holders of not less than a majority in principal amount of the outstanding debt securities of all series affected thereby (voting as a single class); provided, however, that such modification, amendment or supplement may not, without the consent of each holder of the debt securities affected thereby:

(1)	change the stated maturity of the principal of or any premium or any installment of interest with respect to the debt securities;

(2)	reduce the principal amount of, or the rate of interest on or any premium payable upon the redemption of, the debt securities;

(3)	change the currency of payment of principal of or interest on the debt securities;

(4)	change the redemption provisions, if any, of any debt securities in any manner adverse to the holders of such series of debt securities;

(5)	impair the right to institute suit for the enforcement of any payment on or with respect to the debt securities;

(6)	reduce the above-stated percentage of holders of the debt securities of any series necessary to modify or amend the indenture relating to such series;

(7)	in the case of any subordinated indenture, modify the subordination provisions thereof in a manner adverse to the holders of such subordinated debt securities then outstanding;

(8)

in the case of any convertible debt securities, adversely affect the right to convert such debt securities into ordinary shares or preference ordinary shares in accordance with the provisions of the applicable indenture;

(9)

modify or change any provision of the applicable indenture or the related definitions affecting the ranking of the applicable series of senior debt securities in a manner which adversely affects the holders of such senior debt securities; or

(10)	modify the foregoing requirements or reduce the percentage of outstanding debt securities necessary to waive any covenant or past default.

          Holders of not less than a majority in principal amount of the outstanding debt securities of all series affected thereby (voting as a single class) may waive certain past defaults and may waive compliance by us with any provision of the indenture relating to such debt securities (subject to the immediately preceding sentence); provided, however, that:

(1)

without the consent of each holder of debt securities affected thereby, no waiver may be made of a default in the payment of the principal of or interest on any debt security or in respect of a covenant or provision of the indenture that expressly states that it cannot be modified or amended without the consent of each holder affected; and

(2)

only the holders of a majority in principal amount of debt securities of a particular series may waive compliance with a provision of the indenture relating to such series or the debt securities of such series having applicability solely to such series.

          We, when authorized by a board resolution, and the trustee may amend or supplement the indentures or waive any provision of such indentures and the debt securities without the consent of any holders of debt securities in some circumstances, including:

•	to cure any ambiguity, omission, defect or inconsistency;

•	to make any change that does not, in the good faith opinion of our board of directors and the trustee, adversely affect the interests of holders of such debt securities in any material respect;

•	to provide for the assumption of our obligations under the applicable indenture by a successor upon any merger, consolidation or asset transfer permitted under the applicable indenture;

•	to provide any security for or guarantees of such debt securities;

•	to add events of default with respect to such debt securities;

•	to add covenants that would benefit the holders of such debt securities or to surrender any rights or powers we have under the applicable indenture;

•

to make any change necessary for the registration of the debt securities under the Securities Act or to comply with the Trust Indenture Act, or any amendment thereto, or to comply with any requirement of the SEC in connection with the qualification of the applicable indenture under the Trust Indenture Act; provided, however, that such modification or amendment does not, in the good faith opinion of our board of directors and the trustee, adversely affect the interests of the holders of such debt securities in any material respect;

•	to provide for uncertificated debt securities in addition to or in place of certificated debt securities or to provide for bearer debt securities;

•

to add to or change any of the provisions of the applicable indenture to such extent as shall be necessary to permit or facilitate the issuance of the debt securities in bearer form, registrable or not registrable as to principal, and with or without interest coupons;

•

to change or eliminate any of the provisions of the applicable indenture, provided, however, that any such change or elimination shall become effective only when there is no debt security outstanding of any series created prior to the execution of such supplemental indenture which is entitled to the benefit of such provision;

•	to establish the form or terms of debt securities of any series as permitted by the applicable indenture; or

•

to evidence and provide for the acceptance of appointment by a successor trustee with respect to the debt securities of one or more series and to add to or change any of the provisions of the applicable indenture as shall be necessary to provide for or facilitate the administration of the trusts under the applicable indenture by more than one trustee, pursuant to the requirements of the applicable indenture.

Events of Default and Notice Thereof

          The following events are “events of default” with respect to any series of debt securities issued hereunder:

(1)	failure to pay interest on any debt securities of such series within 60 days of when due or principal of any debt securities of such series when due (including any sinking fund installment);

(2)

failure to perform any other agreement contained in the debt securities of such series or the indenture relating to such series (other than an agreement relating solely to another series of debt securities) for 60 days after notice; and

(3)	certain events of bankruptcy, insolvency or reorganization with respect to us.

          Additional or different events of default, if any, applicable to the series of debt securities in respect of which this prospectus is being delivered will be specified in the applicable prospectus supplement.

          The trustee under such indenture shall, within 90 days after the occurrence of any default (the term “default” to include the events specified above without grace or notice) with respect to any series of debt securities actually known to it, give to the holders of such debt securities notice of such default; provided, however, that, except in the case of a default in the payment of principal of or interest on any of the debt securities of such series or in the payment of a sinking fund installment, the trustee for such series shall be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of the holders of such debt securities; and provided, further, that in the case of any default of the character specified in clause (2) above with respect to debt securities of such series, no such notice to holders of such debt securities will be given until at least 30 days after the occurrence thereof. We shall certify to the trustee quarterly as to whether any default exists.

          In the case that an event of default, other than an event of default resulting from bankruptcy, insolvency or reorganization, with respect to any series of debt securities shall occur and be continuing, the trustee for such series or the holders of at least 25% in aggregate principal amount of the debt securities of such series then outstanding, by notice in writing to us (and to the trustee for such series if given by the holders of the debt securities of such series), will be entitled to declare all unpaid principal of and accrued interest on such debt securities then outstanding to be due and payable immediately.

          In the case of an event of default resulting from certain events of bankruptcy, insolvency or reorganization, all unpaid principal of and accrued interest on all debt securities of such series then outstanding shall be due and payable immediately without any declaration or other act on the part of the trustee for such series or the holders of any debt securities of such series.

          Such acceleration may be annulled and past defaults (except, unless theretofore cured, a default in payment of principal of or interest on the debt securities of such series) may be waived by the holders of a majority in principal amount of the debt securities of such series then outstanding upon the conditions provided in the applicable indenture.

          No holder of the debt securities of any series issued thereunder may pursue any remedy under such indenture unless the trustee for such series shall have failed to act after, among other things, notice of an event of default and request by holders of at least 25% in principal amount of the debt securities of such series in respect of which the event of default has occurred and the offer to the trustee for such series of indemnity satisfactory to it; provided, however, that such provision does not affect the right to sue for enforcement of any overdue payment on such debt securities.

Conversion and Exchange Rights

          The terms and conditions, if any, upon which the debt securities of any series will be convertible into our ordinary shares or preference ordinary shares or upon which the senior debt securities of any series will be exchangeable for another series of our debt securities will be set forth in the prospectus supplement relating thereto. Such terms will include the conversion or exchange price (or manner of calculation thereof), the conversion or exchange period, provisions as to whether conversion or exchange will be at the option of the holders of such series of debt securities or at our option or automatic, the events requiring an adjustment of the conversion or exchange price and provisions affecting conversion or exchange in the event of the redemption of such series of debt securities. The debt securities, if convertible or exchangeable, will not be convertible into or exchangeable for securities of a third party.

The Trustee

          Subject to the terms of the applicable indenture, the trustee for each series of debt securities is The Bank of New York. Each indenture contains certain limitations on the right of the trustee, as our creditor, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee is permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest, it must eliminate such conflict or resign.

          The trustee may resign at any time with respect to each series of debt securities by giving written notice thereof to us. The trustee may be removed at any time with respect to each series of debt securities by the holders of a majority in principal amount of the outstanding securities of such series delivered to the trustee and to us. In addition, we may also remove the trustee with or without cause if we so notify the trustee thirty days in advance and if no default occurs or is continuing during the thirty-day period.

          Subject to the terms of the applicable indenture, the holders of a majority in principal amount of all outstanding debt securities of a series (or if more than one series is affected thereby, of all series so affected, voting as a single class) have the right to direct the time, method and place of conducting any proceeding for exercising any remedy or power available to the trustee for such series or all such series so affected.

          In case an event of default shall occur (and shall not be cured) under any indenture relating to a series of debt securities and is actually known to a responsible officer of the trustee for such series, such trustee shall exercise such of the rights and powers vested in it by such indenture and use the same degree of care and skill in such exercise as a prudent person would exercise or use under the circumstances in the conduct of his own affairs. Subject to such provisions, the trustee will not be under any obligation to exercise any of its rights or powers under the applicable indenture at the request of any of the holders of debt securities unless they shall have offered to the trustee security and indemnity satisfactory to it.

Governing Law

          The indentures and the debt securities are governed by the laws of the State of New York.

Global Securities; Book-Entry System

          We may issue the debt securities of any series in whole or in part in the form of one or more global securities to be deposited with, or on behalf of, a depositary (the “depositary”) identified in the prospectus supplement relating to such series. “Global securities” represent in the aggregate the total principal or face amount of the securities and, once on deposit with a depositary, allow trading of the securities through the depositary’s book-entry system (as further described below). Global securities, if any, issued in the United States are expected to be deposited with The Depository Trust Company (“DTC”), as depositary. Global securities will be issued in fully registered form and may be issued in either temporary or permanent form. Unless and until it is exchanged in whole or in part for the individual debt securities represented thereby, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any nominee of such depositary to a successor depositary or any nominee of such successor.

          The specific terms of the depositary arrangement with respect to any series of debt securities will be described in the prospectus supplement relating to such series. We expect that unless otherwise indicated in the applicable prospectus supplement, the following provisions will apply to depositary arrangements.

          Upon the issuance of a global security, the depositary for such global security or its nominee will credit on its book-entry registration and transfer system the respective principal amounts of the individual debt securities represented by such global security to the accounts of persons that have accounts with such depositary (“participants”). Such accounts will be designated by the underwriters, dealers or agents with respect to such debt securities or by us if such debt securities are offered directly by us. Ownership of beneficial interests in such global security will be limited to participants or persons that may hold interests through participants.

          We expect that, pursuant to procedures established by DTC, ownership of beneficial interests in any global security with respect to which DTC is the depositary will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to beneficial interests of participants) and records of participants (with respect to beneficial interests of persons who hold through participants). Neither we nor the trustee will have any responsibility or liability for any aspect of the records of DTC or for maintaining, supervising or reviewing any records of DTC or any of its participants relating to beneficial ownership interests in the debt securities. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to own, pledge or transfer beneficial interests in a global security.

          So long as the depositary for a global security or its nominee is the registered owner of such global security, such depositary or such nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by such global security for all purposes under the applicable indenture. Except as described below or in the applicable prospectus supplement, owners of beneficial interests in a global security will not be entitled to have any of the individual debt securities represented by such global security registered in their names, will not receive or be entitled to receive physical delivery of any such debt securities in definitive form and will not be considered the owners or holders thereof under the applicable indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the trustee thereunder. Accordingly, each person owning a beneficial interest in a global security with respect to which DTC is the depositary must rely on the procedures of DTC and, if such person is not a participant, on the procedures of the participant through which such person owns its interests, to exercise any rights of a holder under the applicable indenture. We understand that, under existing industry practice, if it requests any action of holders or if an owner of a beneficial interest in a global security desires to take any action which a holder is entitled to take under the applicable indenture, DTC would authorize the participants holding the relevant beneficial interest to take such action, and such participants would authorize beneficial owners through such participants to take such actions or would otherwise act upon the instructions of beneficial owners holding through them.

          Payments of principal of, and any interest on, individual debt securities represented by a global security registered in the name of a depositary or its nominee will be made to or at the direction of the depositary or its nominee, as the case may be, as the registered owner of the global security under the applicable indenture. Under the terms of the applicable indenture, we and the trustee may treat the persons in whose name debt securities, including a global security, are registered as the owners thereof for the purpose of receiving such payments. Consequently, neither we nor the trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of debt securities (including principal and interest). We believe, however, that it is currently the policy of DTC to immediately credit the accounts of relevant participants with such payments, in amounts proportionate to their respective holdings of beneficial interests in the relevant global security as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in such global security held through such participants will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in street name, and will be the responsibility of such participants. Redemption notices with respect to any debt securities represented by a global security will be sent to the depositary or its nominee. If less than all of the debt securities of any series are to be redeemed, we expect the depositary to determine the amount of the interest of each participant in such debt securities to be redeemed by lot. None of us, the trustee, any paying agent or the registrar for such debt securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global security for such debt securities or for maintaining any records with respect thereto.

          Neither we nor the trustee will be liable for any delay by the holders of a global security or the depositary in identifying the beneficial owners of debt securities and we and the trustee may conclusively rely on, and will be protected in relying on, instructions from the holder of a global security or the depositary for all purposes. The rules applicable to DTC and its participants are on file with the SEC.

          If a depositary for any debt securities is at any time unwilling, unable or ineligible to continue as depositary and a successor depositary is not appointed by us within 90 days, we will issue individual debt securities in exchange for the global security representing such debt securities.

          All moneys paid by us to a paying agent or a trustee for the payment of the principal of or interest on any debt security which remain unclaimed at the end of two years after such payment has become due and payable will be repaid to us, and the holder of such debt security thereafter may look only to us for payment thereof.

DESCRIPTION OF XL CAPITAL FINANCE (EUROPE) PLC SENIOR DEBT SECURITIES

General

          In this section, references to “XL Finance,” “we,” “our” or “us” refer solely to XL Capital Finance (Europe) plc.

          XL Capital Finance (Europe) plc may issue senior debt securities from time to time in one or more series, under one or more indentures, each dated as of a date on or prior to the issuance of the senior debt securities to which it relates. Senior debt securities may be issued pursuant to a senior indenture between us and a trustee qualified under the Trust Indenture Act. Such indenture is subject to such amendments or supplements as may be adopted from time to time. The senior indenture, as amended or supplemented from time to time, is sometimes referred to as an “indenture.” The indenture is subject to and governed by the Trust Indenture Act. The aggregate principal amount of senior debt securities which may be issued under the indenture is unlimited and the indenture provides that the specific terms of any series of senior debt securities will be set forth in, or determined pursuant to, an authorizing resolution, as defined in the applicable prospectus supplement, and/or a supplemental indenture, if any, relating to such series.

          The statements made below relating to the senior debt securities and the indenture are summaries of the material provisions thereof and are subject to, and are qualified by reference to, all of the provisions of the indenture and any applicable U.S. federal income tax considerations as well as any applicable supplements to the terms described below in the applicable prospectus supplement. The applicable prospectus supplement may also state that any of the terms set forth herein are inapplicable to such series of senior debt securities; provided, that the information set forth in such prospectus supplement does not constitute material changes to the information herein such that it alters the nature of the offering or the securities offered.

Terms

          The senior debt securities will be the direct, unsecured and unsubordinated obligations of XL Capital Finance (Europe) plc and will be fully and unconditionally guaranteed by XL Capital, the guarantor. The senior debt securities will rank equal in right of payment with all of XL Finance’s other unsecured and unsubordinated indebtedness.

          The specific terms of each series of senior debt securities will be set forth in the applicable prospectus supplement relating thereto, including the following, as applicable:

(1)	the title of such senior debt securities;

(2)	the aggregate principal amount of such senior debt securities and any limit on such aggregate principal amount;

(3)

the price (expressed as a percentage of the principal amount thereof) at which such senior debt securities will be issued and, if other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof;

(4)

the date(s), or the method for determining such date or dates, on which the principal of such senior debt securities will be payable and, if applicable, the terms on which such maturity may be extended;

(5)

the rate(s) (which may be fixed or floating), or the method by which such rate or rates shall be determined, at which such senior debt securities will bear interest, if any, including if applicable, that such debt securities will bear interest at an increased rate (up to a specified maximum) upon the occurrence of an event of default and/or under certain circumstances described in the applicable prospectus supplement (which may include, among other things, a reduction in the trading price of XL Capital’s ordinary shares below certain levels for a minimum period of time);

(6)

the date(s), or the method for determining such date or dates, from which any such interest will accrue, the dates on which any such interest will be payable, the record dates for such interest payment dates, or the method by which such dates shall be determined, the persons to whom such interest shall be payable, and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months;

(7)

the place(s) where the principal of and interest, if any, on such senior debt securities will be payable, where such senior debt securities may be surrendered for registration of transfer or exchange and where notices or demands to or upon XL Finance in respect of such senior debt securities and the indenture may be served;

(8)

the period(s), if any, within which, the price or prices at which and the other terms and conditions upon which such senior debt securities may, pursuant to any optional or mandatory redemption provisions, be redeemed, as a whole or in part, at XL Finance’s option;

(9)

XL Finance’s obligation, if any, to redeem, repay or purchase such senior debt securities pursuant to any sinking fund (as defined in the indenture) or analogous provision or at the option of a holder thereof, and the period or periods within which, the price or prices at which and the other terms and conditions upon which such senior debt securities will be redeemed, repaid or purchased, as a whole or in part, pursuant to such obligations;

(10)

if other than U.S. dollars, the currency or currencies in which the principal of and interest, if any, on such senior debt securities are denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto;

(11)

whether the amount of payments of principal of or interest, if any, on such senior debt securities may be determined with reference to an index, formula or other method (which index, formula or method may, but need not, be based on the yield on or trading price of other securities, including United States Treasury securities, or on a currency, currencies, currency unit or units, or composite currency or currencies) and the manner in which such amounts shall be determined;

(12)

whether the principal of or interest, if any, on the senior debt securities of the series is to be payable, at our election or the election of a holder thereof, in a currency or currencies, currency unit or units or composite currency or currencies other than that in which such senior debt securities are denominated or stated to be payable and the period or periods within which, and the terms and conditions upon which, such election may be made;

(13)	provisions, if any, granting special rights to the holders of senior debt securities of the series upon the occurrence of such events as may be specified;

(14)

any deletions from, modifications of or additions to the events of default or our covenants with respect to debt securities of the series, whether or not such events of default or covenants are consistent with the events of default or covenants described herein;

(15)

whether senior debt securities of the series are to be issuable initially in temporary global form and whether any senior debt securities of the series are to be issuable in permanent global form and, if so, whether beneficial owners of interests in any such security in permanent global form may exchange such interests for senior debt securities of such series and of like tenor of any authorized form and denomination and the circumstances under which any such exchanges may occur, if other than in the manner provided in the indenture, and, if senior debt securities of the series are to be issuable as a global security, the identity of the depositary for such series;

(16)	the applicability, if any, of the defeasance and covenant defeasance provisions of the indenture to the senior debt securities of the series; and

(17)	any other terms of the series of senior debt securities and any additions, deletions or modifications to the indenture.

          If the applicable prospectus supplement provides, the senior debt securities may be issued at a discount below their principal amount and provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof. In such cases, all material U.S. federal income tax considerations will be described in the applicable prospectus supplement.

          Except as may be set forth in the applicable prospectus supplement, the senior debt securities will not contain any provisions that would limit our ability to incur indebtedness or that would afford holders of senior debt securities protection against transactions involving us, including a highly leveraged transaction involving us or a change of control. The applicable prospectus supplement will contain information with respect to any deletions from, modifications of or additions to the events of default or covenants described below, including any addition of a covenant or other provision providing event risk or similar protection.

Denomination, Interest, Registration and Transfer

          XL Finance will issue the senior debt securities of each series only in registered form, without coupons, in denominations of $1,000, or in such other currencies or denominations as set forth in the indenture or specified in, or pursuant to, an authorizing resolution and/or supplemental indenture, if any, relating to such series of senior debt securities.

          The principal of and interest, if any, on any series of senior debt securities will be payable at the corporate trust office of the trustee, the address of which will be stated in the applicable prospectus supplement. However, at our option, interest payment may be made by check mailed to the address of the person entitled thereto as it appears in the applicable register for such senior debt securities.

          Subject to certain limitations imposed upon senior debt securities issued in book-entry form, the senior debt securities of any series:

•

will be exchangeable for any authorized denomination of other senior debt securities of the same series and of a like aggregate principal amount and tenor upon surrender of such senior debt securities at the trustee’s corporate trust office or at the office of any registrar designated by us for such purpose; and

•	may be surrendered for registration of transfer or exchange thereof at the corporate trust office of the trustee or at the office of any registrar designated by us for such purpose.

          No service charge will be made for any registration of transfer or exchange, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with certain transfers and exchanges. We may act as registrar and may change any registrar without notice.

Certain Covenants

          The applicable prospectus supplement will describe any material covenants in respect of a series of senior debt securities that are not described in this prospectus.

          Unless otherwise indicated in a prospectus supplement, senior debt securities will include the provisions described below.

Guarantee

          Payment of principal, premium, if any, and interest on the senior debt securities will be fully and unconditionally guaranteed on an unsecured and unsubordinated basis by XL Capital. The guarantee will be a direct obligation of XL Capital, ranking equally and ratably in right of payment with all other existing and future unsecured and unsubordinated obligations of XL Capital, other than obligations preferred by law.

          As of September 30, 2005, the aggregate amount of XL Capital’s outstanding indebtedness for money borrowed that would rank equal in right of payment to XL Capital’s guarantee of the XL Capital Finance (Europe) plc senior debt securities was approximately $1.8 billion. As of such date, no indebtedness of XL Capital for money borrowed would rank senior in right of payment to XL Capital’s guarantee of the XL Capital Finance (Europe) plc senior debt securities. As of September 30, 2005, the aggregate amount of outstanding indebtedness for money borrowed of XL Capital’s subsidiaries (other than XL Capital Finance (Europe) plc) that would effectively rank senior to XL Capital’s guarantee of the XL Capital Finance (Europe) plc senior debt securities was approximately $355.0 million.

Merger, Consolidation, Amalgamation or Sale of Assets

          XL Capital may not, and will not permit us to, (1) consolidate or amalgamate with or merge into any other person or convey, transfer, sell or lease our properties and assets substantially as an entirety to any person, (2) permit any person to consolidate or amalgamate with or merge into us or XL Capital, as the case may be, or (3) permit any person to convey, transfer, sell or lease that person’s properties and assets substantially as an entirety to us or XL Capital, unless:

•

in the case of (1) and (2) above, if we or XL Capital, as the case may be, are not the surviving person, such surviving person is a corporation organized and existing under the laws of the United States of America (including any State thereof or the District of Columbia), the United Kingdom, the Cayman Islands, Bermuda or any country which is, on the date of the applicable prospectus supplement and supplemental indenture, a member of the Organisation for Economic Co-operation and Development and the surviving person assumes the due and punctual payment pursuant to the senior debt securities, the indenture and the guarantee of the principal of, premium, if any, and interest on the senior debt securities and the performance of our other covenants and obligations under the applicable indenture, the guarantee and the senior debt securities; and

•

in all cases, immediately after giving effect to the transaction and treating any indebtedness which becomes an obligation of XL Finance, XL Capital or a designated subsidiary (as defined in the applicable prospectus supplement and supplemental indenture) as a result of such transaction as having been incurred by us, XL Capital or such designated subsidiary at the time of such transaction, no event of default, and no event that, after notice or lapse of time or both, would become an event of default, will have occurred and be continuing.

Ranking of Debt Securities

General

          The senior debt securities will be the direct, unsecured and unsubordinated obligations of XL Capital Finance (Europe) plc and will be fully and unconditionally guaranteed by XL Capital, the guarantor. The senior debt securities will rank equal in right of payment with all of XL Finance’s other unsecured and unsubordinated indebtedness.

          XL Capital currently conducts substantially all of its operations through its subsidiaries and its subsidiaries generate substantially all of its operating income and cash flow. As a result, distributions and advances from its subsidiaries are the principal source of funds necessary to meet its debt service obligations (including the guarantees of the senior debt securities). Contractual provisions or laws, as well as its subsidiaries’ financial condition and operating and regulatory requirements, may limit its ability to obtain cash from its subsidiaries that it requires to pay its debt service obligations. For a description of certain regulatory restrictions on the payment of dividends by its subsidiaries, see Note 24 of the Notes to Consolidated Financial Statements of XL Capital included in its Form 10-K for the year ended December 31, 2004, which is incorporated by reference in this Prospectus. In addition, because XL Capital is a holding company, holders of the senior debt securities will have a junior position to the claims of creditors of XL Capital’s subsidiaries on their assets and earnings.

          Except as otherwise set forth in the applicable senior indenture or specified in an authorizing resolution and/or supplemental indenture, if any, relating to a series of senior debt securities to be issued, there are no limitations in any senior indenture on the amount of additional indebtedness which may rank equal with the senior debt securities or on the amount of indebtedness, secured or otherwise, which may be incurred or preferred stock which may be issued by any of XL Finance’s subsidiaries.

Discharge and Defeasance

          Under the terms of the applicable senior indenture, XL Finance will be discharged from any and all obligations in respect of the senior debt securities of any series and XL Capital will be discharged from any and all obligations in respect of the guarantees of the senior debt securities (except in each case for certain obligations to register the transfer or exchange of senior debt securities, replace stolen, lost or mutilated senior debt securities, maintain paying agencies and hold moneys for payment in trust) if:

(1)

XL Finance delivers all outstanding debt securities of such series to the trustee for cancellation and pays all sums payable by it under such senior debt securities and the indenture with respect to such series; or

(2)

such senior debt securities either have become due and payable or will become due and payable within one year (or are scheduled for redemption within one year) and XL Finance or XL Capital deposits with the senior debt securities trustee, in trust

(a)

in the case of any senior debt securities of any series denominated in U.S. dollars, cash or U.S. government obligations sufficient to pay all principal of and interest and premium, if any, on such senior debt securities; and

(b)

in the case of any senior debt securities of any series denominated in any currency other than U.S. dollars, an amount of the applicable currency in which the senior debt securities are denominated sufficient to pay all principal of and interest and premium, if any, on such senior debt securities.

In addition, unless the prospectus supplement and supplemental indenture provide otherwise, we and XL Capital may elect either (1) to defease and be discharged from any and all obligations with respect to such senior debt securities and the guarantee by XL Capital (“defeasance”) or (2) to be released from our and its obligations with respect to such senior debt securities under certain covenants, and any omission to comply with such obligations will not constitute a default or an event of default with respect to such senior debt securities (“covenant defeasance”):

(1)

by delivering all outstanding senior debt securities of such series to the trustee for cancellation and paying all sums payable by us under such senior debt securities and the indenture with respect to such series;

(2)	by delivering to the trustee an officers’ certificate as to solvency and the absence of intent of preferring holders of such senior debt securities over our other creditors; and

(3)	after giving notice to the trustee of our intention to defease all of the senior debt securities of such series, by irrevocably depositing with the trustee or a paying agent

(a)

in the case of any senior debt securities of any series denominated in U.S. dollars, cash or U.S. government obligations sufficient to pay all principal of and interest on such senior debt securities; and

(b)

in the case of any senior debt securities of any series denominated in any currency other than U.S. dollars, an amount of the applicable currency in which the senior debt securities are denominated sufficient to pay all principal of and interest on such senior debt securities.

Such a trust may only be established if, among other things:

(1)

the applicable defeasance or covenant defeasance does not result in a breach or violation of, or constitute a default under, any material agreement or instrument to which we or XL Capital, as the case may be, is a party or by which we or XL Capital is bound;

(2)

no event of default or event which with notice or lapse of time or both would become an event of default with respect to the senior debt securities to be defeased will have occurred and be continuing on the date of establishment of such a trust after giving effect to such establishment and, with respect to defeasance only, no bankruptcy proceeding with respect to us or XL Capital will have occurred and be continuing at any time during the period ending on the 91st day after such date; and

(3)

we and XL Capital have delivered to the trustee an opinion of counsel (as specified in the applicable supplemental indenture) to the effect that the holders will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such opinion of counsel, in the case of defeasance, must refer to and be based upon a letter ruling of the Internal Revenue Service received by us and XL Capital, a Revenue Ruling published by the Internal Revenue Service or a change in applicable United States federal income tax law occurring after the date of the applicable supplemental indenture.

          In the event we or XL Capital effect covenant defeasance with respect to any senior debt securities and such senior debt securities are declared due and payable because of the occurrence of any event of default, other than an event of default with respect to any covenant as to which there has been covenant defeasance, the government obligations on deposit with the trustee will be sufficient to pay amounts due on such senior debt securities at the time of the stated maturity but may not be sufficient to pay amounts due on such senior debt securities at the time of the acceleration resulting from such event of default.

Modification and Waiver

          XL Finance and XL Capital, when authorized by a board resolution, and the trustee may modify, amend and/or supplement the applicable indenture and the terms of the applicable series of senior debt securities and the related guarantees by XL Capital with the consent of the holders of not less than a majority in principal amount of the outstanding senior debt securities of all series affected thereby (voting as a single class); provided, however, that such modification, amendment or supplement may not, without the consent of each holder of the senior debt securities affected thereby:

(1)	change the stated maturity of the principal of or any premium or any installment of interest with respect to the senior debt securities;

(2)

reduce the principal amount of, or the rate (or modify the calculation of such principal amount or rate) of interest on, or any additional amounts with respect to, or any premium payable upon the redemption of, any senior debt securities;

(3)	change the currency of payment of principal of or interest on the senior debt securities;

(4)	change the redemption provisions, if any, of any senior debt securities in any manner adverse to the holders of such series of senior debt securities;

(5)	impair the right to institute suit for the enforcement of any payment on or with respect to the senior debt securities;

(6)	reduce the above-stated percentage of holders of the senior debt securities of any series necessary to modify or amend the indenture relating to such series;

(7)

waive certain covenants of the senior debt securities except to increase any percentage vote required or to provide that other provisions of such indenture cannot be modified or waived without the consent of the holder of any senior debt securities affected thereby;

(8)	release XL Capital from any of its obligations under the applicable indenture or the related guarantees otherwise than in accordance with the terms of the applicable indenture;

(9)

modify or change any provision of the applicable indenture or the related definitions affecting the ranking of the applicable series of senior debt securities or the related guarantees in a manner which adversely affects the holders of such senior debt securities; or

(10)	modify the foregoing requirements or reduce the percentage of outstanding senior debt securities necessary to waive any covenant or past default.

          Holders of not less than a majority in principal amount of the outstanding senior debt securities of all series affected thereby (voting as a single class) may waive certain past defaults and may waive compliance by us and XL Capital with any provision of the indenture relating to such senior debt securities (subject to the immediately preceding sentence); provided, however, that without the consent of each holder of senior debt securities affected thereby, no waiver may be made of a default:

(1)	in the payment of the principal of or interest on any senior debt security; and

(2)	in respect of a covenant or provision of the indenture that cannot be modified or amended without the consent of each holder of the senior debt securities affected.

          We, XL Capital and the trustee may amend or supplement the indentures or waive any provision of such indentures and the senior debt securities without the consent of any holders of senior debt securities in some circumstance, including:

•	to cure any ambiguity, omission, defect or inconsistency;

•

to make any change that does not, in the good faith opinion of our or XL Capital’s board of directors and the trustee, adversely affect the interests of holders of such senior debt securities in any material respect;

•

to provide for the assumption of our or XL Capital’s obligations under the applicable indenture by a successor upon any merger, consolidation or asset transfer permitted under the applicable indenture;

•	to provide any security for or additional guarantees of such senior debt securities;

•	to add events of default with respect to such senior debt securities;

•	to add covenants of ours or XL Capital that would benefit the holders of such senior debt securities or to surrender any rights or powers we or XL Capital have under the applicable indenture;

•

to make any change necessary for the registration of the senior debt securities and the guarantee under the Securities Act or to comply with the Trust Indenture Act, or any amendment thereto, or to comply with any requirement of the SEC in connection with the qualification of the applicable indenture under the Trust Indenture Act; provided, however, that such modification or amendment does not, in the good faith opinion of our or XL Capital’s board of directors and the trustee, adversely affect the interests of the holders of such senior debt securities in any material respect;

•

to provide for uncertificated senior debt securities and guarantees in addition to or in place of certificated senior debt securities and guarantees or to provide for bearer senior debt securities and guarantees;

•

to add to or change any of the provisions of the applicable indenture to such extent as shall be necessary to permit or facilitate the issuance of the senior debt securities in bearer form, registrable or not registrable as to principal, and with or without interest coupons;

•

to change or eliminate any of the provisions of the applicable indenture, provided, however, that any such change or elimination shall become effective only when there is no senior debt security outstanding of any series created prior to the execution of such supplemental indenture which is entitled to the benefit of such provision;

•	to establish the form or terms of senior debt securities of any series or the related guarantees as permitted by the applicable indenture; or

•

to evidence and provide for the acceptance of appointment by a successor trustee with respect to the senior debt securities of one or more series and to add to or change any of the provisions of the applicable indenture as shall be necessary to provide for or facilitate the administration of the trusts under the applicable indenture by more than one trustee, pursuant to the requirements of the applicable indenture.

Events of Default and Notice Thereof

          The following events are “events of default” with respect to any series of senior debt securities issued hereunder:

(1)

failure to pay interest on any senior debt securities of such series within 60 days of when due or principal of any senior debt securities of such series when due (including any sinking fund installment);

(2)

failure by us or XL Capital to perform any other covenant or agreement contained in the senior debt securities of such series or the indenture or guarantees relating to such series (other than an agreement relating solely to another series of senior debt securities) for 60 days after notice;

(3)	certain events of bankruptcy, insolvency or reorganization with respect to us or XL Capital; and

(4)

the guarantees related to such series of senior debt securities cease to be in full force and effect or are declared to be null and void and unenforceable or are found to be invalid, in each case by a court of competent jurisdiction in a final non-appealable judgment, or XL Capital denies its liability under such guarantees (other than by reason of release of XL Capital in accordance with the terms of the applicable indenture).

          Additional or different events of default, if any, applicable to the series of senior debt securities in respect of which this prospectus is being delivered will be specified in the applicable prospectus supplement.

          The trustee under such indenture shall, within 90 days after the occurrence of any default (the term “default” to include the events specified above without grace or notice) with respect to any series of senior debt securities actually known to it, give to the holders of such senior debt securities notice of such default; provided, however, that, except in the case of a default in the payment of principal of or interest on any of the senior debt securities of such series or in the payment of a sinking fund installment, the trustee for such series shall be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of the holders of such senior debt securities; and provided, further, that in the case of any default of the character specified in clause (2) above with respect to senior debt securities of such series, no such notice to holders of such senior debt securities will be given until at least 30 days after the occurrence thereof. We shall certify to the trustee within 120 days after the end of each fiscal year as to whether any default exists.

          In the case that an event of default, other than an event of default resulting from bankruptcy, insolvency or reorganization, with respect to any series of senior debt securities shall occur and be continuing, the trustee for such series or the holders of at least 25% in aggregate principal amount of the senior debt securities of such series then outstanding, by notice in writing to us (and to the trustee for such series if given by the holders of the senior debt securities of such series), will be entitled to declare all unpaid principal of and accrued interest on such senior debt securities then outstanding to be due and payable immediately.

          In the case of an event of default resulting from certain events of bankruptcy, insolvency or reorganization, all unpaid principal of and accrued interest on all senior debt securities of such series then outstanding shall be due and payable immediately without any declaration or other act on the part of the trustee for such series or the holders of any senior debt securities of such series.

          Such acceleration may be annulled and past defaults (except, unless theretofore cured, a default in payment of principal of or interest on the senior debt securities of such series) may be waived by the holders of a majority in principal amount of the senior debt securities of such series then outstanding upon the conditions provided in the applicable indenture.

          No holder of the senior debt securities of any series issued thereunder may pursue any remedy under such indenture unless the trustee for such series shall have failed to act after, among other things, notice of an event of default and request by holders of at least 25% in principal amount of the senior debt securities of such series in respect of which the event of default has occurred and the offer to the trustee for such series of indemnity satisfactory to it; provided, however, that such provision does not affect the right to sue for enforcement of any overdue payment on such senior debt securities.

The Trustee

          The trustee for each series of senior debt securities is The Bank of New York. The indenture contains certain limitations on the right of the trustee, as our creditor, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee is permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest, it must eliminate such conflict or resign.

          The trustee may resign at any time with respect to each series of senior debt securities by giving written notice thereof to us. The trustee may be removed at any time with respect to each series of senior debt securities by the holders of a majority in principal amount of the outstanding securities of such series delivered to the trustee and to us. In addition, we may also remove the trustee with or without cause if we so notify the trustee thirty days in advance and if no default occurs or is continuing during the thirty-day period.

          Subject to the terms of the applicable indenture, the holders of a majority in principal amount of all outstanding senior debt securities of a series (or if more than one series is affected thereby, of all series so affected, voting as a single class) will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy or power available to the trustee for such series or all such series so affected.

          In case an event of default shall occur (and shall not be cured) under any indenture relating to a series of senior debt securities and is actually known to a responsible officer of the trustee for such series, such trustee shall exercise such of the rights and powers vested in it by such indenture and use the same degree of care and skill in such exercise as a prudent person would exercise or use under the circumstances in the conduct of his own affairs. Subject to such provisions, the trustee will not be under any obligation to exercise any of its rights or powers under the applicable indenture at the request of any of the holders of senior debt securities unless they shall have offered to the trustee security and indemnity satisfactory to it.

Governing Law

          The indentures and the debt securities are governed by the laws of the State of New York.

Global Securities; Book-Entry System

          We may issue the senior debt securities of any series and the related guarantees in whole or in part in the form of one or more global securities to be deposited with, or on behalf of, the depositary identified in the prospectus supplement relating to such series. “Global securities” represent in the aggregate the total principal or face amount of the securities and once on deposit with a depositary, allow trading of the securities through the depositary’s book-entry system (as further described below). Global securities, if any, issued in the United States are expected to be deposited with DTC, as depositary. Global securities will be issued in fully registered form and may be issued in either temporary or permanent form. Unless and until it is exchanged in whole or in part for the individual senior debt securities represented thereby, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any nominee of such depositary to a successor depositary or any nominee of such successor.

          The specific terms of the depositary arrangement with respect to any series of senior debt securities will be described in the prospectus supplement relating to such series. We expect that unless otherwise indicated in the applicable prospectus supplement, the following provisions will apply to depositary arrangements.

          Upon the issuance of a global security, the depositary for such global security or its nominee will credit on its book-entry registration and transfer system the respective principal amounts of the individual senior debt securities represented by such global security to the accounts of participants. Such accounts will be designated by the underwriters, dealers or agents with respect to such senior debt securities or by us if such senior debt securities are offered directly by us. Ownership of beneficial interests in such global security will be limited to participants or persons that may hold interests through participants.

          We expect that, pursuant to procedures established by DTC, ownership of beneficial interests in any global security with respect to which DTC is the depositary will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to beneficial interests of participants) and records of participants (with respect to beneficial interests of persons who hold through participants). None of us, XL Capital or the trustee will have any responsibility or liability for any aspect of the records of DTC or for maintaining, supervising or reviewing any records of DTC or any of its participants relating to beneficial ownership interests in the senior debt securities. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to own, pledge or transfer beneficial interests in a global security.

          So long as the depositary for a global security or its nominee is the registered owner of such global security, such depositary or such nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by such global security for all purposes under the applicable indenture. Except as described below or in the applicable prospectus supplement, owners of beneficial interests in a global security will not be entitled to have any of the individual senior debt securities represented by such global security registered in their names, will not receive or be entitled to receive physical delivery of any such senior debt securities in definitive form and will not be considered the owners or holders thereof under the applicable indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the trustee thereunder. Accordingly, each person owning a beneficial interest in a global security with respect to which DTC is the depositary must rely on the procedures of DTC and, if such person is not a participant, on the procedures of the participant through which such person owns its interests, to exercise any rights of a holder under the applicable indenture. We understand that, under existing industry practice, if it requests any action of holders or if an owner of a beneficial interest in a global security desires to take any action which a holder is entitled to take under the applicable indenture, DTC would authorize the participants holding the relevant beneficial interest to take such action, and such participants would authorize beneficial owners through such participants to take such actions or would otherwise act upon the instructions of beneficial owners holding through them.

          Payments of principal of, and any interest on, individual senior debt securities represented by a global security registered in the name of a depositary or its nominee will be made to or at the direction of the depositary or its nominee, as the case may be, as the registered owner of the global security under the applicable indenture. Under the terms of the applicable indenture, we and the trustee may treat the persons in whose name senior debt securities, including a global security, are registered as the owners thereof for the purpose of receiving such payments.Consequently, neither we nor the trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of senior debt securities (including principal and interest). We believe, however, that it is currently the policy of DTC to immediately credit the accounts of relevant participants with such payments, in amounts proportionate to their respective holdings of beneficial interests in the relevant global security as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in such global security held through such participants will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in street name, and will be the responsibility of such participants. Redemption notices with respect to any senior debt securities represented by a global security will be sent to the depositary or its nominee. If less than all of the senior debt securities of any series are to be redeemed, we expect the depositary to determine the amount of the interest of each participant in such senior debt securities to be redeemed by lot. None of us, XL Capital, the trustee, any paying agent or the registrar for such senior debt securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global security for such senior debt securities or for maintaining any records with respect thereto.

          None of us, XL Capital or the trustee will be liable for any delay by the holders of a global security or the depositary in identifying the beneficial owners of senior debt securities and we and the trustee may conclusively rely on, and will be protected in relying on, instructions from the holder of a global security or the depositary for all purposes. The rules applicable to DTC and its participants are on file with the SEC.

          If a depositary for any senior debt securities is at any time unwilling, unable or ineligible to continue as depositary and a successor depositary is not appointed by us within 90 days, we will issue individual senior debt securities in exchange for the global security representing such senior debt securities.

          All moneys paid by us or XL Capital to a paying agent or a trustee for the payment of the principal of or interest on any senior debt security which remain unclaimed at the end of two years after such payment has become due and payable will be repaid to us or XL Capital, as the case may be, and the holder of such senior debt security thereafter may look only to us for payment thereof.

DESCRIPTION OF THE TRUST PREFERRED SECURITIES

          Each trust may issue only one series of trust preferred securities, the terms of which will be described in the prospectus supplement relating thereto. The declaration of each trust authorizes the regular trustees of such trust to issue on behalf of such trust one series of trust preferred securities. Each declaration will be qualified as an indenture under the Trust Indenture Act. The trust preferred securities will have such terms, including distributions, redemption, voting, liquidation rights and such other preferred, deferred or other special rights or such restrictions as shall be set forth in each declaration or made part of each declaration by the Trust Indenture Act and the Delaware Statutory Trust Act. The following summary of the material terms and provisions of the trust preferred securities is subject to, and qualified by reference to, the applicable prospectus supplement, the applicable declaration (the forms of which are filed as exhibits to the registration statement), the Delaware Statutory Trust Act and the Trust Indenture Act. The prospectus supplement may not contain information that constitutes material changes to the information herein and that alters the nature of the offering or the securities offered.

General

          The declaration of each trust will authorize the regular trustees, on behalf of such trust, to issue the trust preferred securities, which will represent preferred undivided beneficial interests in the assets of such trust, and the trust common securities, which will represent common undivided beneficial interests in the assets of the trust. All of the trust common securities will be owned directly or indirectly by XL Capital.

          The trust common securities will rank equally, and payments will be made thereon on a pro rata basis, with the trust preferred securities, except that upon the occurrence and during the continuation of a declaration event of default, the rights of the holders of the trust common securities to receive payment of periodic distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights to payment of the holders of the trust preferred securities.

          The declaration of each trust will not permit the issuance by such trust of any securities other than the trust securities or the incurrence of any indebtedness by such trust.

          Pursuant to the declaration of such trust, the property trustee will own and hold the subordinated deferrable interest debentures for the benefit of such trust and the holders of the trust securities. The payment of distributions out of money held by each trust, and payments upon redemption of the trust preferred securities or liquidation of such trust, will be guaranteed by XL Capital as described under “Description of the Trust Preferred Securities Guarantees.”

          The trust preferred guarantee trustee will hold the trust preferred securities guarantees for the benefit of the holders of such trust preferred securities. Each trust preferred securities guarantee will not cover payment of distributions on such trust preferred securities when the applicable trust does not have sufficient available funds in the property account to make such distributions.

Terms

          The specific terms of the trust preferred securities of each trust will be set forth in the applicable prospectus supplement relating thereto, including the following, as applicable:

(1)	the distinctive designation of such trust preferred securities;

(2)	the number of trust preferred securities issued by such trust;

(3)

the annual distribution rate (or method of determining such rate) for trust preferred securities issued by such trust and the date or dates upon which such distributions will be payable on a quarterly basis to holders of outstanding trust preferred securities;

(4)

whether distributions on trust preferred securities issued by such trust shall be cumulative and, in the case of trust preferred securities having cumulative distribution rights, the date(s) or method of determining the date(s) from which distributions on trust preferred securities issued by such trust will be cumulative;

(5)

the amount(s) which will be paid out of the assets of such trust to purchase or redeem trust preferred securities issued by such trust and the price(s) at which, the period(s) within which, and the terms and conditions upon which trust preferred securities issued by such trust shall be purchased or redeemed, in whole or in part, pursuant to such obligation;

(6)

the voting rights, if any, of trust preferred securities issued by such trust in addition to those required by law, including any requirement for the approval by the holders of trust preferred securities, or of trust preferred securities issued by one or more trusts, or of both, as a condition to specified action or amendments to the declaration of such trust; and

(7)

any other relevant rights, preferences, privileges, limitations or restriction of trust preferred securities issued by such trust not inconsistent with the declaration of such trust or with applicable law.

          All trust preferred securities offered hereby will be guaranteed by XL Capital to the extent described under “Description of the Trust Preferred Securities Guarantees” below.

          Any applicable United States federal income tax considerations applicable to any offering of trust preferred securities will be described in the prospectus supplement relating thereto.

          In connection with the issuance of trust preferred securities, each trust will issue one series of trust common securities. The declaration of each trust authorizes the regular trustees of such trust to issue on behalf of such trust one series of trust common securities having terms including distributions, redemption, voting, liquidation rights or such restrictions as shall be set forth therein. The terms of the trust common securities issued by a trust will be substantially identical to the terms of the trust preferred securities issued by such trust and the trust common securities will rank equal, and payments will be made thereon pro rata, with the trust preferred securities except that, upon an event of default under the declaration, the rights of the holders of the trust common securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the trust preferred securities. All of the trust common securities of a trust will be directly or indirectly owned by XL Capital.

Distributions

          Unless the applicable prospectus supplement and applicable supplemental indenture provide otherwise, XL Capital will have the right under the indenture to defer payments of interest on the subordinated deferrable interest debentures by extending the interest payment period from time to time on the subordinated deferrable interest debentures, which, if exercised, would defer quarterly distributions on the trust preferred securities (though such distributions would continue to accrue interest since interest would continue to accrue on the subordinated deferrable interest debentures) during any such extended interest payment period.

          In the event that XL Capital exercises this right, then during the term of such deferral XL Capital shall not:

(1)	declare or pay any dividend on, make any distributions with respect to, or redeem, purchase or make a liquidation payment with respect to, any of its capital stock;

(2)

make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by XL Capital which rank equal with or junior to the subordinated deferrable interest debentures; and

(3)	make any guarantee payments (other than pursuant to the trust preferred securities guarantees) with respect to the foregoing.

          Notwithstanding the foregoing restrictions, XL Capital will be permitted, in any event, to make dividend, redemption, liquidation and guarantee payments on capital stock, and interest, principal, redemption and guarantee payments on debt securities issued by XL Capital ranking equal with or junior to subordinated deferrable interest debentures, where the payment is made by way of securities (including capital stock) that rank junior to the securities on which such payment is being made.

          Prior to the termination of any such extension period, XL Capital may further extend the interest payment period; provided, however, that such extension period, together with all such previous and further extensions thereof, may not exceed 20 consecutive quarters or extend beyond the maturity of the subordinated deferrable interest debentures.

          Upon the termination of any extension period and the payment of all amounts then due, XL Capital may select a new extension period as if no extension period had previously been declared, subject to the above requirements. See “—Voting Rights” below and “Description of the Subordinated Deferrable Interest Debentures.”

          If distributions are deferred, the deferred distributions and accrued interest thereon shall be paid to holders of record of the trust preferred securities, if funds are available therefor, as they appear on the books and records of such trust on the record date immediately following the termination of such extension period.

          Distributions on the trust preferred securities of each trust must be paid on the dates payable to the extent that such trust has funds available for the payment of such distributions in the property account. Each trust’s funds available for distribution to the holders of the trust preferred securities will be limited to payments received under the subordinated deferrable interest debentures. See “Description of the Subordinated Deferrable Interest Debentures.” The payment of distributions out of moneys held by each trust will be guaranteed by XL Capital as described under “Description of the Trust Preferred Securities Guarantees.”

          Distributions on the trust preferred securities will be payable to the holders thereof as they appear on the books and records of the applicable trust on the relevant record dates, which, as long as the trust preferred securities remain in book-entry only form, will be one business day (as defined herein) prior to the relevant payment dates, which payment dates correspond to the interest payment dates on the subordinated deferrable interest debentures. Such distributions will be paid through the property trustee, who will hold amounts received in respect of the subordinated deferrable interest debentures in the property account for the benefit of such trust and the holders of trust securities.

          Subject to any applicable laws and regulations and the provisions of the applicable declaration, each such payment will be made as described under “— Global Securities; Book-Entry System” below.

          In the event the trust preferred securities do not remain in book-entry only form, the regular trustees will have the right to select relevant record dates which shall be at least one business day, but less than 60 business days, prior to the relevant payment dates.

          In the event that any date on which distributions are to be made on the trust preferred securities is not a business day, then payment of the distributions payable on such date will be made on the next succeeding day which is a business day (and without any interest or other payment in respect of any such delay) except that if such business day is in the next succeeding calendar year, such payment will be made on the immediately preceding business day, in each case with the same force and effect as if made on such date. A “business day” shall mean any day other than a Saturday, Sunday or other day on which banking institutions in New York, New York are authorized or required by law to close.

Mandatory and Optional Redemption

          Unless provided otherwise in the applicable prospectus supplement, upon the repayment of the subordinated deferrable interest debentures, whether at maturity or upon acceleration, redemption or otherwise, the proceeds from such repayment will simultaneously be applied to redeem trust securities on a pro rata basis having an aggregate liquidation amount equal to the aggregate principal amount of the subordinated deferrable interest debentures so repaid or redeemed at the redemption price; provided, however, that except in the case of payments upon maturity, holders of trust securities shall be given not less than 30 nor more than 60 days’ notice of such redemption. See “— Redemption Procedures” and “Description of the Subordinated Deferrable Interest Debentures.” In the event that fewer than all of the outstanding trust preferred securities are to be redeemed, the trust preferred securities will be redeemed as described under “— Global Securities; Book-Entry System” below.

Special Event Redemption or Distribution

          Distribution Upon the Occurrence of a Special Event. If, at any time, a Tax Event or an Investment Company Event (each, as defined below, a “Special Event”) shall occur and be continuing, the applicable trust shall, except in the circumstances described below under “— Special Event Redemption or Distribution — Redemption Upon the Occurrence of a Tax Event,” be dissolved with the result that, after satisfaction of liabilities to creditors, subordinated deferrable interest debentures with an aggregate principal amount equal to the aggregate stated liquidation amount of, with an interest rate identical to the distribution rate of, and accrued and unpaid interest equal to accrued and unpaid distributions on, the trust securities would be distributed to the holders of the trust securities, in liquidation of such holders’ interests in such trust on a pro rata basis, within 90 days following the occurrence of such Special Event; provided, however, that in the case of the occurrence of a Tax Event, as a condition of such termination, dissolution and distribution, the regular trustees shall have received an opinion from a nationally recognized independent tax counsel experienced in such matters (a “No Recognition Opinion”), which opinion may rely on published Revenue Rulings of the Internal Revenue Service, to the effect that neither such trust nor the holders of the trust securities will recognize any gain or loss for United States federal income tax purposes as a result of such termination and dissolution of such trust and the distribution of the subordinated deferrable interest debentures; and provided, further, that, if there is available to such trust the opportunity to eliminate, within such 90-day period, the Special Event by taking some ministerial action, such as filing a form or making an election, or pursuing some other similar reasonable measure, which has no adverse effect on the trust, XL Capital or the holders of the trust securities, the trust will pursue such measure in lieu of dissolution.

          If subordinated deferrable interest debentures are distributed to the holders of the trust preferred securities, then XL Capital will use its best efforts to have the subordinated deferrable interest debentures listed on such securities exchange as the trust preferred securities are then listed, if any.

          After the date for any distribution of subordinated deferrable interest debentures upon termination of a trust, (1) the trust preferred securities and trust preferred securities guarantees will no longer be deemed to be outstanding, (2) the depositary or its nominee, as the record holder of such trust preferred securities, will receive a registered global certificate or certificates representing subordinated deferrable interest debentures to be delivered upon such distribution and (3) any certificates representing trust preferred securities not held by the depositary or its nominee will be deemed to represent subordinated deferrable interest debentures having an aggregate principal amount equal to the aggregate stated liquidation amount of, with an interest rate identical to the distribution rate of, and accrued and unpaid interest equal to accrued and unpaid distributions on, such trust preferred securities, until such certificates are presented to XL Capital or its agent for transfer or reissuance.

          There can be no assurance as to the market prices for the relevant trust preferred securities or the subordinated deferrable interest debentures that may be distributed in exchange for the trust preferred securities if a termination and liquidation of a particular trust were to occur. Accordingly, the trust preferred securities that an investor may purchase, whether pursuant to the offer hereby or in the secondary market, or the subordinated deferrable interest debentures that the investor may receive on termination and liquidation of a trust, may trade at a discount to the price that the investor paid to purchase the trust preferred securities.

          Redemption Upon the Occurrence of a Tax Event. If, in the case of the occurrence and continuation of a Tax Event, the applicable regular trustees shall have been informed by such tax counsel that a No Recognition Opinion cannot be delivered, then XL Capital shall have the right, upon not less than 30 nor more than 60 days’ notice, to redeem the subordinated deferrable interest debentures in whole or in part for cash within 90 days following the occurrence of such Tax Event at a price equal to the sum of:

(x)	100% of the principal amount of the subordinated deferrable interest debentures to be redeemed; and

(y)	accrued and unpaid interest thereon to the date fixed for redemption; and

following such redemption, trust securities with an aggregate liquidation amount equal to the aggregate principal amount of the subordinated deferrable interest debentures so redeemed shall be redeemed by the trust at the redemption price on a pro rata basis; provided, however, that, if there is available to XL Capital or the trust the opportunity to eliminate, within such 90-day period, the Tax Event by taking some ministerial action, such as filing a form or making an election, or pursuing some other similar reasonable measure which has no adverse effect on the trust, XL Capital or the holders of the trust securities, XL Capital or the trust will pursue such measure in lieu of redemption.

          Definitions. As used herein the following terms have the meanings specified below:

          “Investment Company Event” means that XL Capital has provided the regular trustees with an opinion from a nationally recognized independent counsel experienced in practice under the 1940 Act (as hereinafter defined) to the effect that, as a result of the occurrence of a change in law or regulation or a written change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority (a “Change in 1940 Act Law”), there is more than an insubstantial risk that the trust is or will be considered an “investment company” which is required to be registered under the Investment Company Act of 1940, as amended (the “1940 Act”), which Change in 1940 Act Law becomes effective on or after the date of this prospectus.

          “Tax Event” means that XL Capital has provided the regular trustees with an opinion from a nationally recognized independent tax counsel experienced in such matters (a “Dissolution Tax Opinion”) to the effect that, on or after the date of the applicable prospectus supplement, as a result of (1) any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein or (2) any amendment to, or change in, an interpretation or application of such laws or regulations by any legislative body, court, governmental agency or regulatory authority, in each case which amendment or change is enacted, promulgated, issued or announced or which interpretation is issued or announced or which action is taken on or after the date of the applicable prospectus, there is more than an insubstantial risk that (a) such trust is, or will be within 90 days of the date thereof, subject to United States federal income tax with respect to interest accrued or received on the subordinated deferrable interest debentures, or (b) such trust is, or will be within 90 days of the date thereof, subject to more than a de minimis amount of other taxes, duties or other governmental charges.

Redemption Procedures

          A trust may not redeem fewer than all of the outstanding trust preferred securities unless all accrued and unpaid distributions have been paid on all applicable trust securities for all quarterly distribution periods terminating on or prior to the date of redemption.

          If a trust gives a notice of redemption in respect of the trust preferred securities (which notice will be irrevocable), then, by 12:00 noon, New York City time, on the redemption date, provided that XL Capital has paid to the property trustee a sufficient amount of cash in connection with the related redemption or maturity of the subordinated deferrable interest debentures, such trust will irrevocably deposit with the depositary funds sufficient to pay the applicable redemption price and will give the depositary irrevocable instructions and authority to pay the redemption price to the holders of trust preferred securities. See “— Global Securities; Book-Entry System.”

          If notice of redemption shall have been given and funds deposited as required, then immediately prior to the close of business on the date of such deposit, distributions will cease to accrue and all rights of holders of the trust preferred securities so called for redemption will cease, except the right of the holders of such trust preferred securities to receive the redemption price, but without interest on such redemption price.

          In the event that any date fixed for redemption of such trust preferred securities is not a business day, then payment of the redemption price payable on such date will be made on the next succeeding day which is a business day (and without any interest or other payment in respect of any such delay), except that, if such business day falls in the next calendar year, such payment will be made on the immediately preceding business day.

          In the event that payment of the redemption price in respect of the trust preferred securities is improperly withheld or refused and not paid either by a trust or by XL Capital pursuant to the related trust preferred securities guarantees, distributions on the trust preferred securities will continue to accrue, from the original redemption date to the actual date of payment, in which case the actual payment date will be considered the date fixed for redemption for purposes of calculating the redemption price.

          In the event that fewer than all of the outstanding trust preferred securities are to be redeemed, the trust preferred securities will be redeemed as described under “— Global Securities; Book-Entry System” below.

          Subject to the foregoing and to applicable law (including, without limitation, United States federal securities laws), XL Capital or its affiliates may, at any time and from time to time, purchase outstanding trust preferred securities by tender, in the open market or by private agreement.

Liquidation Distribution Upon Termination

          In the event of any voluntary or involuntary termination, dissolution or winding-up of a trust, the holders of the trust preferred securities at that time will be entitled to receive out of the assets of such trust, after satisfaction of liabilities to creditors, distributions in an amount equal to the aggregate of the liquidation amount plus accrued and unpaid distributions thereon to the date of payment (the “liquidation distribution”), unless, in connection with such termination, dissolution or winding-up, subordinated deferrable interest debentures in an aggregate principal amount equal to the aggregate liquidation amount of, with an interest rate identical to the distribution rate of, and bearing accrued and unpaid interest equal to accrued and unpaid distributions on, the trust preferred securities have been distributed on a pro rata basis to the holders of trust preferred securities in exchange for such trust preferred securities.

          If, upon any such termination, dissolution or winding-up, the liquidation distribution can be paid only in part because such trust has insufficient assets available to pay in full the aggregate liquidation distribution, then the amounts payable directly by such trust on the trust preferred securities shall be paid on a pro rata basis. The holders of the trust common securities will be entitled to receive distributions upon any such dissolution pro rata with the holders of the trust preferred securities, except that if a declaration event of default has occurred and is continuing, the trust preferred securities shall have a preference over the trust common securities with regard to such distributions.

          Pursuant to the applicable declaration, a trust shall terminate:

(1)	on the expiration of the term of such trust;

(2)	upon the bankruptcy of XL Capital or the holder of the applicable trust common securities;

(3)

upon the filing of a certificate of dissolution or its equivalent with respect to XL Capital or the holder of the trust common securities or the revocation of the charter of XL Capital or the holder of such trust common securities and the expiration of 90 days after the date of revocation without a reinstatement thereof;

(4)	upon the distribution of the subordinated deferrable interest debentures following the occurrence of a Special Event;

(5)	upon the entry of a decree of a judicial dissolution of XL Capital or the holder of the trust common securities or such trust; or

(6)	upon the redemption of all of the trust securities.

Declaration Events of Default

          An event of default under an applicable indenture (an “indenture event of default”) (see “Description of the Subordinated Deferrable Interest Debentures — Events of Default”) constitutes an event of default under the applicable declaration with respect to the trust securities (a “declaration events of default”); provided, however, that pursuant to such declaration, the holder of the trust common securities will be deemed to have waived any declaration event of default with respect to such trust common securities or its consequences until all declaration events of default with respect to such trust preferred securities have been cured, waived or otherwise eliminated.

          Until such declaration events of default with respect to the trust preferred securities have been so cured, waived or otherwise eliminated, the applicable property trustee will be deemed to be acting solely on behalf of the holders of the trust preferred securities and only the holders of such trust preferred securities will have the right to direct the property trustee with respect to certain matters under such declaration, and therefore the indenture.

          If a declaration event of default with respect to the trust preferred securities is waived by holders of trust preferred securities, such waiver will also constitute the waiver of such declaration event of default with respect to the trust common securities for all purposes under the declaration, without any further act, vote or consent of the holders of the trust common securities.

          During the existence of a declaration event of default, the applicable property trustee, as the sole holder of the subordinated deferrable interest debentures, will have the right under the indenture to declare the principal of, and interest on, the subordinated deferrable interest debentures to be immediately due and payable.

          If a declaration event of default occurs that results from the failure of XL Capital to pay principal of or interest on the subordinated deferrable interest debentures when due, during the continuance of such an event of default a holder of trust preferred securities may institute a legal proceeding directly against XL Capital to obtain payment of such principal or interest on subordinated deferrable interest debentures having a principal amount equal to the aggregate liquidation amount of the trust preferred securities owned of record by such holder. The holders of trust preferred securities will not be able to exercise directly against XL Capital any other remedy available to the property trustee unless the property trustee first fails to do so.

Voting Rights

          Except as provided below and except as provided under the Delaware Statutory Trust Act, the Trust Indenture Act and under “Description of the Trust Preferred Securities Guarantees — Amendments and Assignment” below, and except as otherwise required by law and the declaration, and the applicable prospectus supplement, the holders of the trust preferred securities will have no voting rights. In the event that XL Capital elects to defer payments of interest on the subordinated deferrable interest debentures as described above under “— Distributions,” the holders of the trust preferred securities do not have the right to appoint a special representative or trustee or otherwise act to protect their interests.

          Subject to the requirement of the property trustee obtaining a tax opinion as set forth below, the holders of a majority in aggregate liquidation amount of the trust preferred securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the property trustee, or to direct the exercise of any trust or power conferred upon the property trustee under the applicable declaration, including the right to direct such property trustee, as the holder of the subordinated deferrable interest debentures, to:

(1)

direct the time, method and place of conducting any proceeding for any remedy available to the subordinated debt trustee (as hereinafter defined) under the indenture with respect to the subordinated deferrable interest debentures;

(2)	waive any past indenture event of default which is waivable under the indenture;

(3)	exercise any right to rescind or annul a declaration that the principal of all the subordinated deferrable interest debentures shall be due and payable; or

(4)

consent to any amendment, modification or termination of the indenture or the subordinated deferrable interest debentures, where such consent shall be required; provided, however, that where a consent under the indenture would require the consent of the holders of greater than a majority in principal amount of subordinated deferrable interest debentures affected thereby (a “supermajority”), only the holders of at least the proportion in liquidation amount of the trust preferred securities which the relevant supermajority represents of the aggregate principal amount of the subordinated deferrable interest debentures may direct such property trustee to give such consent.

          If the property trustee fails to enforce its rights under the applicable declaration (including, without limitation, its rights, powers and privileges as the holder of the subordinated deferrable interest debentures under the indenture), a holder of trust preferred securities may to the extent permitted by applicable law institute a legal proceeding directly against any person to enforce the property trustee’s rights under such declaration without first instituting any legal proceeding against the property trustee or any other person or entity.

          Following and during the continuance of a declaration event of default that results from the failure of XL Capital to pay principal of or interest on the subordinated deferrable interest debentures when due, a holder of trust preferred securities may also proceed directly against XL Capital, without first waiting to determine if the property trustee has enforced its rights under the declaration, to obtain payment of such principal or interest on subordinated deferrable interest debentures having a principal amount equal to the aggregate liquidation amount of the trust preferred securities owned of record by such holder.

          The property trustee shall notify all holders of the trust preferred securities of any notice of default received from the subordinated debt trustee with respect to the subordinated deferrable interest debentures. Such notice shall state that such indenture event of default also constitutes a declaration event of default.

          The property trustee shall not take any action described in clause (1), (2), (3) or (4) above unless the property trustee has obtained an opinion of independent tax counsel to the effect that, as a result of such action, the trust will not be classified as other than a grantor trust for United States federal income tax purposes and each holder of trust securities will be treated as owning an undivided beneficial interest in the subordinated deferrable interest debentures.

          In the event the consent of the property trustee, as the holder of the subordinated deferrable interest debentures, is required under the indenture with respect to any amendment, modification or termination of the indenture, the property trustee shall request the direction of the holders of the trust securities with respect to such amendment, modification or termination.

          The property trustee shall vote with respect to such amendment, modification or termination as directed by a majority in liquidation amount of the trust preferred securities and, if no declaration event of default has occurred and is continuing, a majority in liquidation amount of the trust common securities, voting together as a single class, provided that where a consent under the indenture would require the consent of a supermajority, such property trustee may only give such consent at the direction of the holders of at least the proportion in liquidation amount of the trust preferred securities and trust common securities, respectively, which the relevant supermajority represents of the aggregate principal amount of the subordinated deferrable interest debentures outstanding.

          A waiver of an indenture event of default will constitute a waiver of the corresponding declaration event of default.

          Any required approval or direction of holders of trust preferred securities may be given at a separate meeting of holders of trust preferred securities convened for such purpose, at a meeting of all of the holders of trust securities or pursuant to written consent. The applicable regular trustees will cause a notice of any meeting at which holders of trust preferred securities are entitled to vote, or of any matter upon which action by written consent of such holders is to be taken, to be mailed to each holder of record of trust preferred securities. Each such notice will include a statement setting forth:

(1)	the date of such meeting or the date by which such action is to be taken;

(2)	a description of any resolution proposed for adoption at such meeting on which such holders are entitled to vote or of such matter upon which written consent is sought; and

(3)	instructions for the delivery of proxies or consents.

          No vote or consent of the holders of trust preferred securities will be required for the trust to redeem and cancel trust preferred securities or distribute subordinated deferrable interest debentures in accordance with the declaration.

          Notwithstanding that holders of trust preferred securities are entitled to vote or consent under any of the circumstances described above, any of the trust preferred securities that are owned at such time by XL Capital or any entity directly or indirectly controlling or controlled by, or under direct or indirect common control with, XL Capital, shall not be entitled to vote or consent and shall, for purposes of such vote or consent, be treated as if they were not outstanding.

          Holders of the trust preferred securities will have no rights to appoint or remove the trustees, who may be appointed, removed or replaced solely by XL Capital, as the direct or indirect holder of all the trust common securities.

Modification of the Declaration

          Each declaration may be amended or modified if approved and executed by a majority of the regular trustees (or if there are two or fewer such regular trustees, by all of the regular trustees); provided, however, that if any proposed amendment provides for:

(1)	any action that would adversely affect the powers, preferences or special rights of the trust securities, whether by way of amendment to such declaration or otherwise; or

(2)	the dissolution, winding-up or termination of the applicable trust other than pursuant to the terms of such declaration;

then the holders of the trust securities as a single class will be entitled to vote on such amendment or proposal and such amendment or proposal shall not be effective except with the approval of a majority in liquidation amount of such trust securities affected thereby; provided, however, that a reduction of the principal amount or the distribution rate, or a change in the payment dates or maturity of the trust preferred securities, shall not be permitted without the consent of each holder of trust preferred securities.

          In the event any amendment or proposal referred to in clause (1) above would adversely affect only the trust preferred securities or the trust common securities, then only the affected class will be entitled to vote on such amendment or proposal and such amendment or proposal shall not be effective except with the approval of a majority in liquidation amount of such class of trust securities. In addition, if any such proposed amendment or modification affects the rights, powers, duties, obligations or immunities of the applicable property trustee or the applicable Delaware Trustee, such amendment or modification shall also require the written approval of the applicable property trustee or the applicable Delaware Trustee, as the case may be.

          Notwithstanding the foregoing, no amendment or modification may be made to any declaration if such amendment or modification would (1) cause the applicable trust to be classified for purposes of United States federal income taxation as other than a grantor trust, (2) reduce or otherwise adversely affect the powers of the applicable property trustee in contravention of the Trust Indenture Act or (3) cause such trust to be deemed to be an “investment company” which is required to be registered under the 1940 Act.

Expenses and Taxes

          In each declaration, XL Capital has agreed to pay all debts and other obligations (other than with respect to the trust securities) and all costs and expenses of the applicable trust (including costs and expenses relating to the organization of such trust, the fees and expenses of the trustees and the costs and expenses relating to the operation of such trust) and to pay any and all taxes and all costs and expenses with respect thereto (other than United States withholding taxes) to which such trust might become subject.

          The foregoing obligations of each trust under the applicable declaration are for the benefit of, and shall be enforceable by, the property trustee and any person to whom any such debts, obligations, costs, expenses and taxes are owed (a “Creditor”) whether or not such Creditor has received notice thereof.

          Such property trustee and any such Creditor may enforce such obligations of such trust directly against XL Capital, and XL Capital has irrevocably waived any right or remedy to require that the property trustee or any such Creditor take any action against such trust or any other person before proceeding against XL Capital. XL Capital has also agreed in such declaration to execute such additional agreements as may be necessary or desirable to give full effect to the foregoing agreement of XL Capital.

Mergers, Consolidations or Amalgamations

          A trust may not consolidate, amalgamate, merge with or into, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to, any corporation or other body, unless, with the consent of a majority of the regular trustees and without the consent of the holders of the trust securities, the Delaware Trustee or the property trustee:

(1)	such successor entity either:

(a) expressly assumes all of the obligations of the trust with respect to the trust securities; or

(b)

substitutes for the trust securities other securities having substantially the same terms as the trust securities (the “successor securities”) so long as the successor securities rank the same as the trust securities in priority with respect to distributions and payments upon termination, liquidation, redemption, maturity and otherwise;

(2)

XL Capital expressly acknowledges a trustee of such successor entity which possesses the same powers and duties as the property trustee as the holder of the subordinated deferrable interest debentures;

(3)

if the trust preferred securities are at such time listed on any national securities exchange or with another organization, the successor securities will be listed, upon notification of issuance, on any national securities exchange or other organization on which the trust preferred securities are then listed;

(4)

such merger, consolidation, amalgamation or replacement does not cause the trust preferred securities (including any successor securities) to be downgraded by any nationally recognized statistical rating organization;

(5)

such merger, consolidation, amalgamation or replacement does not adversely affect the rights, preferences and privileges of the holders of the trust preferred securities (including any successor securities) in any material respect (other than with respect to any dilution of the holders’ interest in the successor entity);

(6)	such successor entity has a purpose identical to that of the trust;

(7)	prior to such merger, consolidation, amalgamation or replacement, XL Capital has received an opinion from independent counsel to the trust experienced in such matters to the effect that:

(a)

such merger, consolidation, amalgamation or replacement does not adversely affect the rights, preferences and privileges of the holders of the trust preferred securities (including any successor securities) in any material respect (other than with respect to any dilution of the holders’ interest in the successor entity); and

	(b)	following such merger, consolidation, amalgamation or replacement, neither the trust nor such successor entity will be required to register as an investment company under the 1940 Act; and

(8)	XL Capital guarantees the obligations of such successor entity under the successor securities at least to the extent provided by the trust preferred securities guarantees.

Notwithstanding the foregoing, the trust shall not, except with the consent of holders of 100% in liquidation amount of the trust securities, consolidate, amalgamate, merge with or into, or be replaced by, any other entity or permit any other entity to consolidate, amalgamate, merge with or into or replace it if such consolidation, amalgamation, merger or replacement would cause the trust or the successor entity to be classified for United States federal income tax purposes as other than a grantor trust for United States federal income tax purposes and any holder of trust securities not to be treated as owning an undivided beneficial interest in the subordinated deferrable interest debentures.

Global Securities; Book-Entry System

          A trust may issue the trust preferred securities of any series in whole or in part in the form of one or more global securities to be deposited with, or on behalf of, the depositary identified in the prospectus supplement relating to such series. “Global securities” represent in the aggregate the total number of the securities and once on deposit with a depositary, allow trading of the securities through the depositary’s book-entry system (as further described below). Global securities, if any, issued in the United States are expected to be deposited with DTC, as depositary. Global securities will be issued in fully registered form and may be issued in either temporary or permanent form. Unless and until it is exchanged in whole or in part for the individual trust preferred securities represented thereby, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any nominee of such depositary to a successor depositary or any nominee of such successor.

          The specific terms of the depositary arrangement with respect to any series of trust preferred securities will be described in the prospectus supplement relating to such series. Each trust expects that unless otherwise indicated in the applicable prospectus supplement, the following provisions will apply to depositary arrangements.

          Upon the issuance of a global security, the depositary for such global security or its nominee will credit on its book-entry registration and transfer system the respective principal amounts of the individual trust preferred securities represented by such global security to the accounts of participants. Such accounts will be designated by the underwriters, dealers or agents with respect to such trust preferred securities or by the applicable trust if such trust preferred securities are offered directly by such trust. Ownership of beneficial interests in such global security will be limited to participants or persons that may hold interests through participants.

          Each trust expects that, pursuant to procedures established by DTC, ownership of beneficial interests in any global security with respect to which DTC is the depositary will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to beneficial interests of participants) and records of participants (with respect to beneficial interests of persons who hold through participants). Neither a trust, XL Capital nor any trustee will have any responsibility or liability for any aspect of the records of DTC or for maintaining, supervising or reviewing any records of DTC or any of its participants relating to beneficial ownership interests in the trust preferred securities. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to own, pledge or transfer beneficial interests in a global security.

          So long as the depositary for a global security or its nominee is the registered owner of such global security, such depositary or such nominee, as the case may be, will be considered the sole owner or holder of the trust preferred securities represented by such global security for all purposes under the applicable declaration. Except as described below or in the applicable prospectus supplement, owners of beneficial interests in a global security will not be entitled to have any of the individual trust preferred securities represented by such global security registered in their names, will not receive or be entitled to receive physical delivery of any such trust preferred securities in definitive form and will not be considered the owners or holders thereof under the applicable declaration for any purpose, including with respect to the giving of any directions, instructions or approvals to the trustee thereunder. Accordingly, each person owning a beneficial interest in a global security with respect to which DTC is the depositary must rely on the procedures of DTC and, if such person is not a participant, on the procedures of the participant through which such person owns its interests, to exercise any rights of a holder under the applicable declaration. We understand that, under existing industry practice, if it requests any action of holders or if an owner of a beneficial interest in a global security desires to take any action which a holder is entitled to take under the applicable declaration, DTC would authorize the participants holding the relevant beneficial interest to give such action, and such participants would authorize beneficial owners through such participants to take such actions or would otherwise act upon the instructions of beneficial owners holding through them.

          Distribution payments on individual trust preferred securities represented by a global security registered in the name of a depositary or its nominee will be made to or at the direction of the depositary or its nominee, as the case may be, as the registered owner of the global security under the applicable declaration. Under the terms of the applicable declaration, a trust, XL Capital or any relevant trustee may treat the persons in whose name trust preferred securities, including a global security, are registered as the owners thereof for the purpose of receiving such payments. Consequently, neither a trust, XL Capital nor any trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of trust preferred securities. Each trust believes, however, that it is currently the policy of DTC to immediately credit the accounts of relevant participants with such payments, in amounts proportionate to their respective holdings of beneficial interests in the relevant global security as shown on the records of DTC or its nominee. Each trust also expects that payments by participants to owners of beneficial interests in such global security held through such participants will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in street name, and will be the responsibility of such participants. Redemption notices with respect to any trust preferred securities represented by a global security will be sent to the depositary or its nominee. If less than all of the trust preferred securities of any series are to be redeemed, each trust expects the depositary to determine the amount of the interest of each participant in such trust preferred securities to be redeemed by lot. Neither a trust, XL Capital, any trustee, any paying agent nor the registrar for such trust preferred securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global security for such trust preferred securities or for maintaining any records with respect thereto.

          Neither a trust, XL Capital nor any trustee will be liable for any delay by the holders of a global security or the depositary in identifying the beneficial owners of trust preferred securities and such trust, XL Capital and any relevant trustee may conclusively rely on, and will be protected in relying on, instructions from the holder of a global security or the depositary for all purposes. The rules applicable to DTC and its participants are on file with the SEC.

          If a depositary for any trust preferred securities is at any time unwilling, unable or ineligible to continue as depositary and a successor depositary is not appointed by the applicable trust within 90 days, such trust will issue individual trust preferred securities in exchange for the global security representing such trust preferred securities.

          All moneys paid by a trust to a paying agent or a trustee for the payment of distributions on any trust preferred security which remain unclaimed at the end of two years after such payment has become due and payable will be repaid to such trust, and the holder of such trust preferred security thereafter may look only to such trust for payment thereof.

Information Concerning the Property Trustee

          The property trustee, prior to the occurrence of a default with respect to the trust securities and after the curing of all such defaults that may have occurred, undertakes to perform only such duties as are specifically set forth in the relevant declaration and, after default, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provisions, the property trustee is under no obligation to exercise any of the powers vested in it by such declaration at the request of any holder of the trust preferred securities, unless offered indemnity satisfactory to it by such holder against the costs, expenses and liabilities which might be incurred by it thereby; but the foregoing shall not relieve the property trustee, upon the occurrence of a declaration event of default, from exercising the rights and powers vested in it by the such declaration. The property trustee also serves as the subordinated deferrable interest debentures trustee under the indenture and as the trust preferred guarantee trustee under the trust preferred securities guarantees.

Registrar and Transfer Agent

          In the event that the trust preferred securities do not remain in book-entry only form, the property trustee will act as paying agent and may designate an additional or substitute paying agent at any time. Registration of transfers of trust preferred securities will be effected without charge by or on behalf of the relevant trust, but upon payment (with the giving of such indemnity as the regular trustees may require) in respect of any tax or other government charges which may be imposed in relation to it. The trust will not be required to register or cause to be registered the transfer of trust preferred securities after such trust preferred securities have been called for redemption.

Governing Law

          Each declaration and trust preferred security is governed by, and construed in accordance with, the internal laws of the State of Delaware.

Miscellaneous

          The regular trustees are authorized and directed to operate the trusts in such a way so that the trusts will not be deemed to be an “investment company” required to be registered under the 1940 Act or characterized for United States federal income tax purposes as other than a grantor trust. XL Capital is authorized and directed to conduct its affairs so that the subordinated deferrable interest debentures will be treated as indebtedness of XL Capital for United States federal income tax purposes. In this connection, the regular trustees and XL Capital are authorized to take any action, not inconsistent with applicable law, the declarations or the Memorandum of Association and Articles of Association of XL Capital, that each of the regular trustees and XL Capital determines in its discretion to be necessary or desirable for such purposes, as long as such action does not materially and adversely affect the interests of the holders of the trust preferred securities. Holders of the trust preferred securities will have no preemptive rights.

DESCRIPTION OF THE TRUST PREFERRED SECURITIES GUARANTEES

          Set forth below is a summary of information concerning the trust preferred securities guarantees executed and delivered by XL Capital for the benefit of the holders from time to time of the trust preferred securities. Each trust preferred securities guarantee will be qualified as an indenture under the Trust Indenture Act. The Bank of New York is the trust preferred guarantee trustee. The terms of each trust preferred securities guarantee will be those set forth therein and those made part thereof by the Trust Indenture Act. The following summary of the material provisions of the trust preferred securities guarantees is subject in all respects to the provisions of, and is qualified by reference to, the trust preferred securities guarantees and the Trust Indenture Act. Each trust preferred securities guarantee will be held by the trust preferred guarantee trustee for the benefit of the holders of the trust preferred securities of the applicable trust.

General

          Pursuant to each trust preferred securities guarantee, XL Capital will irrevocably and unconditionally agree to pay in full to the holders of the trust preferred securities issued by a trust the guarantee payments (as defined herein) (without duplication of amounts theretofore paid by such trust), to the extent not paid by such trust, regardless of any defense, right of set-off or counterclaim that such trust may have or assert.

          The following payments or distributions with respect to the trust preferred securities issued by a trust to the extent not paid or made by such trust (the “guarantee payments”) will be subject to the trust preferred securities guarantee thereon (without duplication):

(1)	any accrued and unpaid distributions that are required to be paid on such trust preferred securities, to the extent such trust has funds available therefor;

(2)

the redemption price, which includes all accrued and unpaid distributions to the date of the redemption, to the extent such trust has funds available therefor, with respect to any trust preferred securities called for redemption by such trust; and

(3)

upon a voluntary or involuntary termination, dissolution or winding-up of such trust (other than in connection with the distribution of subordinated deferrable interest debentures to the holders of trust preferred securities in exchange for trust preferred securities); the lesser of:

	(a)	the aggregate of the liquidation amount and all accrued and unpaid distributions on such trust preferred securities to the date of payment, to the extent such trust has funds available therefor; and

	(b)	the amount of assets of such trust remaining available for distribution to holders of trust preferred securities in liquidation of such trust.

          XL Capital’s obligation to make a guarantee payment may be satisfied by direct payment of the required amounts by XL Capital to the holders of trust preferred securities or by causing the applicable trust to pay such amounts to such holders.

          Each trust preferred securities guarantee will be a full and unconditional guarantee of the guarantee payments with respect to the trust preferred securities issued by the applicable trust from the time of issuance of the trust preferred securities, but will not apply to the payment of distributions and other payments on such trust preferred securities when the property trustee does not have sufficient funds in such property account to make such distributions or other payments. If XL Capital does not make interest payments on the subordinated deferrable interest debentures held by the property trustee, such trust will not make distributions on the trust preferred securities issued by such trust and will not have funds available therefor.

          XL Capital has also agreed separately to guarantee the obligations of each trust with respect to the trust common securities (the “trust common securities guarantees”) to the same extent as the trust preferred securities guarantees, except that upon the occurrence and during the continuation of an indenture event of default, holders of trust preferred securities shall have priority over holders of trust common securities with respect to distributions and payments on liquidation, redemption or otherwise.

Certain Covenants of XL Capital

          In each trust preferred securities guarantee, XL Capital will covenant that, so long as the trust preferred securities issued by the relevant trust remain outstanding, if there shall have occurred and is continuing any event that constitutes an event of default under such trust preferred securities guarantee or the declaration of such trust, then XL Capital shall not:

(1)	declare or pay any dividend on, or make any distribution with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock;

(2)

make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by XL Capital which rank equal with or junior to the subordinated deferrable interest debentures; and

(3)

make any guarantee payments (other than pursuant to the trust preferred securities guarantees) with respect to the foregoing. However, the foregoing restriction will not apply to any dividend, redemption, liquidation, interest, principal or guarantee payments by XL Capital where the payment is made by way of securities (including capital stock) that rank junior to the securities on which such dividend, redemption, interest, principal or guarantee payment is being made.

Amendments and Assignment

          Except with respect to any changes which do not materially adversely affect the rights of holders of trust preferred securities (in which case no consent will be required), each trust preferred securities guarantee may be amended only with the prior approval of the holders of not less than a majority in liquidation amount of the outstanding trust preferred securities issued by the relevant trust. The manner of obtaining any such approval of holders of such trust preferred securities will be set forth in the applicable prospectus supplement. All guarantees and agreements contained in a trust preferred securities guarantee shall bind the successors, assigns, receivers, trustees and representatives of XL Capital and shall inure to the benefit of the trust preferred guarantee trustee and the holders of the trust preferred securities then outstanding of the relevant trust.

Termination of the Trust Preferred Securities Guarantees

          Each trust preferred securities guarantee will terminate and be of no further force and effect as to the trust preferred securities issued by the applicable trust upon full payment of the redemption price of all trust preferred securities of such trust, or upon distribution of the subordinated deferrable interest debentures by such trust to the holders of the trust preferred securities of such trust, and will terminate completely upon full payment of the amounts payable upon liquidation of such trust. Each trust preferred securities guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of trust preferred securities must repay to such trust or XL Capital, or their successors, any sums paid to them under such trust preferred securities or the trust preferred securities guarantee.

Events of Default

          An event of default under a trust preferred securities guarantee will occur upon the failure of XL Capital to perform any of its payment or other obligations thereunder.

          The holders of a majority in liquidation amount of the trust preferred securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trust preferred guarantee trustee in respect of such trust preferred securities guarantee or to direct the exercise of any trust or power conferred upon the trust preferred guarantee trustee under such trust preferred securities guarantee. If the trust preferred guarantee trustee fails to enforce such trust preferred securities guarantee, any holder of trust preferred securities may institute a legal proceeding directly against XL Capital to enforce the trust preferred guarantee trustee’s rights under such trust preferred securities guarantee, without first instituting a legal proceeding against the relevant trust, the trust preferred guarantee trustee or any other person or entity. In addition, any record holder of trust preferred securities relating to such trust shall have the right, which is absolute and unconditional, to proceed directly against XL Capital to obtain guarantee payments, without first waiting to determine if the trust preferred guarantee trustee has enforced such trust preferred security guarantee or instituting a legal proceeding against the trust which issued such trust preferred securities, the trust preferred guarantee trustee or any other person or entity.

Status and Ranking of the Trust Preferred Securities Guarantees

          XL Capital’s obligations under the trust preferred securities guarantees to make the guarantee payments will constitute an unsecured obligation of XL Capital and will rank:

(1)

subordinate and junior in right of payment to all other liabilities of XL Capital, including the subordinated deferrable interest debentures, except for those liabilities of XL Capital expressly made equal with or subordinate to the guarantee payments by their terms;

(2)

equal with the most senior preferred stock issued from time to time by XL Capital and with any guarantee now or hereafter entered into by XL Capital in respect of any preferred stock of any subsidiary or affiliate of XL Capital; and

(3)	senior to XL Capital’s ordinary shares.

The terms of the trust preferred securities provide that each holder of trust preferred securities issued by such trust by acceptance thereof agrees to the subordination provisions and other terms of the trust preferred securities guarantee relating thereto.

          At September 30, 2005, the aggregate amount of XL Capital’s outstanding consolidated indebtedness for money borrowed that would rank senior in right of payment to the trust preferred securities guarantees was approximately $2.7 billion. At September 30, 2005, the aggregate amount of outstanding indebtedness for money borrowed of our subsidiaries (other than XL Capital Finance (Europe) plc) that would effectively rank senior to the trust preferred securities guarantees was approximately $355.0 million.

          Each trust preferred securities guarantee will constitute a guarantee of payment and not of collection (that is, the guaranteed party may institute a legal proceeding directly against the guarantor to enforce its rights under the guarantee without instituting a legal proceeding against any other person or entity). Each trust preferred securities guarantee will be deposited with the trust preferred guarantee trustee to be held for the benefit of the holders of the trust preferred securities of the relevant trust. Except as otherwise noted herein, such trust preferred guarantee trustee has the right to enforce the trust preferred securities guarantee on behalf of the holders of such trust preferred securities. Each trust preferred securities guarantee will not be discharged except by payment of the guarantee payments in full (without duplication of amounts theretofore paid by the such trust).

          XL Capital’s obligations under the trust preferred securities guarantee with respect to the trust preferred securities issued by each trust, taken together with its obligations under the declaration for each trust, the subordinated deferrable interest debentures purchased by such trust and the indenture, in the aggregate will provide a full and unconditional guarantee by XL Capital of payments due on the trust preferred securities issued by each trust.

Information Concerning the Trust Preferred Guarantee Trustee

          The trust preferred guarantee trustee, prior to the occurrence of a default with respect to a trust preferred securities guarantee and after the curing of all such defaults that may have occurred, undertakes to perform only such duties as are specifically set forth in such trust preferred securities guarantee and, after default, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provisions, the trust preferred guarantee trustee is under no obligation to exercise any of the powers vested in it by the trust preferred securities guarantee at the request of any holder of trust preferred securities, unless offered indemnity satisfactory to it against the costs, expenses and liabilities which might be incurred thereby; but the foregoing shall not relieve the trust preferred guarantee trustee, upon the occurrence of an event of default under the trust preferred securities guarantee, from exercising the rights and powers vested in it by the trust preferred securities guarantee. The trust preferred guarantee trustee also serves as property trustee under the declaration for each trust and as trustee of the indenture relating to the subordinated deferrable interest debentures.

Governing Law

          Each trust preferred securities guarantee is governed by, and construed in accordance with, the laws of the State of New York.

DESCRIPTION OF THE SUBORDINATED DEFERRABLE INTEREST DEBENTURES

          Subordinated deferrable interest debentures may be issued from time to time in one or more series under an indenture (the “indenture”) among XL Capital and The Bank of New York, as trustee (the “subordinated debt trustee”). The terms of the subordinated deferrable interest debentures will include those stated in the indenture and in any supplemental indenture thereto (as defined below) and those made part of the indenture by reference to the Trust Indenture Act. The following summary of the material provisions of the subordinated deferrable interest debentures indenture is subject in all respects to the provisions of, and is qualified by reference to, the indenture and the Trust Indenture Act. The prospectus supplement may not contain information that constitutes material changes to the information herein and that alters the nature of the offering or the securities offered. Whenever particular provisions or defined terms in the indenture are referred to herein, such provisions or defined terms are incorporated by reference herein.

General

          The subordinated deferrable interest debentures will be unsecured, subordinated obligations of XL Capital. The indenture does not limit the aggregate principal amount of subordinated deferrable interest debentures which may be issued thereunder and provides that the subordinated deferrable interest debentures may be issued from time to time in one or more series. The subordinated deferrable interest debentures are issuable pursuant to an indenture supplemental to the indenture or a resolution of XL Capital’s board of directors or a special committee thereof (each, a “supplemental indenture”).

          In the event subordinated deferrable interest debentures are issued to a trust or a trustee of such trust in connection with the issuance of trust securities by such trust, such subordinated deferrable interest debentures subsequently may be distributed pro rata to the holders of the trust securities in connection with the termination of such trust upon the occurrence of certain events described in the prospectus supplement relating to the trust securities. Only one series of subordinated deferrable interest debentures will be issued to a trust or a trustee of such trust in connection with the issuance of trust securities by such trust.

          Reference is made to the indenture, any supplemental indenture and any prospectus supplement for the following terms of the series of subordinated deferrable interest debentures being offered thereby:

(1)	the specific title of such subordinated deferrable interest debentures;

(2)	any limit on the aggregate principal amount of such subordinated deferrable interest debentures;

(3)	the date or dates on which the principal of such subordinated deferrable interest debentures is payable and the right, if any, to extend such date or dates;

(4)

the rate or rates at which such subordinated deferrable interest debentures will bear interest or the method of determination of such rate or rates, including, if applicable, that such subordinated deferrable interest debentures will bear interest at an increased rate (up to a specified maximum) upon the occurrence of an event of default;

(5)

the date or dates from which such interest shall accrue, the interest payment dates on which such interest will be payable or the manner of determination of such interest payment dates and the record dates for the determination of holders to whom interest is payable on any such interest payment dates;

(6)

the right, if any, to defer payments of interest on the subordinated deferrable interest debentures by extending the interest payment period from time to time and the duration of such extension period up to a maximum of 20 consecutive quarters, at the end of which XL Capital shall be obligated to pay all interest then accrued and unpaid, together with interest thereon, at the rate specified for the series of subordinated deferrable interest debentures to the extent permitted by applicable law;

(7)

the period or periods within which, the price or prices at which, and the terms and conditions upon which, such subordinated deferrable interest debentures may be redeemed, in whole or in part, at the option of XL Capital;

(8)

the right and/or obligation, if any, of XL Capital to redeem or purchase such subordinated deferrable interest debentures pursuant to any sinking fund or analogous provisions or at the option of the holder thereof and the period(s) during which, the price(s) at which, and the terms and conditions upon which, such subordinated deferrable interest debentures shall be redeemed or purchased, in whole or in part, pursuant to such right and/or obligation;

(9)	the terms of subordination;

(10)	if other than denominations of $25 or any integral multiple thereof, the denominations in which such subordinated deferrable interest debentures shall be issuable;

(11)	any and all other terms with respect to such series; and

(12)	whether such subordinated deferrable interest debentures are issuable as a global security, and in such case, the identity of the depositary.

          The subordinated deferrable interest debentures will not be convertible into or exchangeable for any other securities.

          The indenture does not contain any provisions that afford holders of subordinated deferrable interest debentures protection in the event of a highly leveraged transaction involving, or a change in control of, XL Capital.

          As of September 30, 2005, the aggregate amount of XL Capital’s outstanding consolidated indebtedness for money borrowed was approximately $2.7 billion, of which none was secured and all would rank senior in right of payment to the subordinated deferrable interest debentures. As of September 30, 2005, the aggregate amount of outstanding indebtedness for money borrowed of XL Capital’s subsidiaries (other than XL Capital Finance (Europe) plc) that would effectively rank senior to the subordinated deferrable interest debentures was approximately $355.0 million.

Subordination

          The subordinated deferrable interest debentures will be subordinated and junior in right of payment to certain other indebtedness of XL Capital to the extent set forth in the indenture, any supplemental indenture and any prospectus supplement.

Certain Covenants

          If subordinated deferrable interest debentures are issued to a trust or a trustee of such trust in connection with the issuance of trust securities by such trust and:

(1)	there shall have occurred and be continuing any event that would constitute an event of default under the indenture; or

(2)

XL Capital shall be in default with respect to its payment of any obligations under the related trust preferred securities guarantee or trust common securities guarantee, and such default shall be continuing;

then XL Capital shall not:

(a)	declare or pay any dividend on, make any distributions with respect to, or redeem, purchase or make a liquidation payment with respect to, any of its capital stock;

(b)

make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by XL Capital which rank equal with or junior to such subordinated deferrable interest debentures; and

(c)	make any guarantee payments (other than pursuant to the trust preferred security guarantees) with respect to the foregoing.

          If subordinated deferrable interest debentures are issued to a trust or a trustee of such trust in connection with the issuance of trust securities by such trust and XL Capital shall have given notice of its election to defer payments of interest on such subordinated deferrable interest debentures by extending the interest payment period as provided in the indenture or any supplemental indenture and such period, or any extension thereof, shall be continuing, then XL Capital shall not:

(a)	declare or pay any dividend on, make any distributions with respect to, or redeem, purchase or make a liquidation payment with respect to, any of its capital stock;

(b)

make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by XL Capital which rank equal with or junior to such subordinated deferrable interest debentures; and

(c)	make any guarantee payments (other than pursuant to the trust preferred security guarantees) with respect to the foregoing.

          Notwithstanding the foregoing restrictions, XL Capital will be permitted, in any event, to make dividend, redemption, liquidation and guarantee payments on capital stock, and interest, principal, redemption and guarantee payments on debt securities issued by XL Capital ranking equal with or junior to subordinated deferrable interest debentures, where the payment is made by way of securities (including capital stock) that rank junior to the securities on which such payment is being made.

          In the event subordinated deferrable interest debentures are issued to a trust or a trustee of such trust in connection with the issuance of trust securities of such trust, for so long as such trust securities remain outstanding, XL Capital will covenant:

(1)

to directly or indirectly maintain 100% ownership of the trust common securities of such trust; provided, however, that any permitted successor of XL Capital under the indenture may succeed to XL Capital’s ownership of such trust common securities;

(2)

not to cause, as sponsor of such trust, or to permit, as holder of the trust common securities of such trust, the termination, dissolution or winding-up of such trust, except in connection with a distribution of the subordinated deferrable interest debentures as provided in the declaration of such trust and in connection with certain mergers, consolidations or amalgamations as permitted by the declaration of such trust;

(3)	to use its reasonable efforts to cause such trust

(a)

to remain a statutory trust, except in connection with the distribution of subordinated deferrable interest debentures to the holders of trust securities in liquidation of such trust, the redemption of all of the trust securities of such trust, or certain mergers, consolidations or amalgamations, each as permitted by the declaration of such trust, and

	(b)	to otherwise continue not to be classified as an association taxable as a corporation or partnership for United States federal income tax purposes; and

(4)

to use reasonable efforts to cause each holder of trust securities of such trust to be treated as owning an undivided beneficial interest in the subordinated deferrable interest debentures issued to such trust.

Form, Exchange, Registration and Transfer

          Subordinated deferrable interest debentures of each series will be issued in registered form and in either certificated form or represented by one or more global securities. If not represented by one or more global securities, subordinated deferrable interest debentures may be presented for registration of transfer (with the form of transfer endorsed thereon duly executed) or exchange at the office of the debt registrar or at the office of any transfer agent designated by XL Capital for such purpose with respect to any series of subordinated deferrable interest debentures and referred to in an applicable prospectus supplement, without service charge and upon payment of any taxes and other governmental charges as described in the indenture or any supplemental indenture.

          Such transfer or exchange will be effected upon the debt registrar or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. XL Capital has appointed the subordinated debt trustee as debt registrar with respect to each series of subordinated deferrable interest debentures.

          If a prospectus supplement or supplemental indenture refers to any transfer agents (in addition to the debt registrar) initially designated by XL Capital with respect to any series of subordinated deferrable interest debentures, XL Capital may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that XL Capital will be required to maintain a transfer agent in each place of payment for such series. XL Capital may at any time designate additional transfer agents with respect to any series of subordinated deferrable interest debentures.

In the event of any redemption in part, XL Capital shall be required to:

(1)

issue, register the transfer of or exchange any subordinated deferrable interest debentures during a period beginning at the opening of business 15 days before any selection for redemption of subordinated deferrable interest debentures of like tenor and of the series of which such subordinated deferrable interest debentures are a part, and ending at the close of business on the earliest date on which the relevant notice of redemption is deemed to have been given to all holders of subordinated deferrable interest debentures of like tenor and of such series to be redeemed; and

(2)

register the transfer of or exchange any subordinated deferrable interest debentures so selected for redemption, in whole or in part, except the unredeemed portion of any subordinated deferrable interest debentures being redeemed in part.

Payment and Paying Agents

Unless otherwise indicated in an applicable prospectus supplement:

(1)

payment of principal of and premium, if any, on any subordinated deferrable interest debentures will be made only against surrender to the paying agent of such subordinated deferrable interest debentures;

(2)

principal of, any premium, if any, and interest, if any, on subordinated deferrable interest debentures will be payable, subject to any applicable laws and regulations, at the office of such paying agent or paying agents as XL Capital may designate from time to time, except that, at the option of XL Capital, payment of any interest may be made by check mailed to the address of the person entitled thereto as such address shall appear in the debt register with respect to such subordinated deferrable interest debentures; and

(3)

payment of interest on a subordinated deferrable interest debenture on any interest payment date will be made to the person in whose name such subordinated deferrable interest debenture (or predecessor security) is registered at the close of business on the regular record date for such interest payment.

          The subordinated debt trustee will act as paying agent with respect to each series of subordinated deferrable interest debentures. XL Capital may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that XL Capital will be required to maintain a paying agent in each place of payment for each series of subordinated deferrable interest debentures.

          All moneys paid by XL Capital to a paying agent for the payment of the principal of or premium or interest, if any, on any subordinated deferrable interest debentures of any series which remain unclaimed at the end of two years after such principal or premium or interest, if any, shall have become due and payable will be repaid to XL Capital and the holder of such subordinated deferrable interest debentures will thereafter look only to XL Capital for payment thereof.

Global Securities

          If any subordinated deferrable interest debentures of a series are represented by one or more global securities (each, a “global security”), the applicable prospectus supplement and supplemental indenture will describe the circumstances, if any, under which beneficial owners of interests in any such global security may exchange such interests for subordinated deferrable interest debentures of such series and of like tenor and principal amount in any authorized form and denomination. If issued, global securities will represent in the aggregate the total principal or face amount of the securities. Principal of and any premium, if any, and interest on a global security will be payable in the manner described in the applicable prospectus supplement.

          The specific terms of the depositary arrangement with respect to any portion of a series of subordinated deferrable interest debentures to be represented by a global security will be described in the applicable prospectus supplement and supplemental indenture.

Modification of the Indenture

          The indenture contains provisions permitting XL Capital and the subordinated debt trustee, with the consent of the holders of not less than a majority in principal amount of the subordinated deferrable interest debentures of each series which are affected by the modification, to modify the indenture or any supplemental indenture affecting that series or the rights of the holders of that series of subordinated deferrable interest debentures; provided, however, that no such modification may, without the consent of the holder of each outstanding subordinated deferrable interest debenture affected thereby:

(1)

extend the fixed maturity of any subordinated deferrable interest debentures of any series, or reduce the principal amount thereof, or reduce the rate or extend the time for payment of interest thereon, or reduce any premium payable upon the redemption thereof;

(2)	reduce the percentage of subordinated deferrable interest debentures the holders of which are required to consent to any such supplemental indenture;

(3)	change the amount or time of any payment required by any sinking fund provisions of any subordinated deferrable interest debentures;

(4)

make any change that materially adversely affects the rights of a holder of subordinated deferrable interest debentures to require XL Capital to purchase a subordinated deferrable interest debenture in accordance with the terms thereof and the applicable indenture;

(5)	waive a default in the payment of the principal of or interest, if any, on any subordinated deferrable interest debenture; or

(6)	make any subordinated deferrable interest debenture payable in money or securities other than as stated in such subordinated deferrable interest debenture.

          In addition, XL Capital and the subordinated debt trustee may execute, without the consent of any holder of subordinated deferrable interest debentures, any supplemental indenture for certain other usual purposes including:

•	to cure any ambiguity, omission, defect or inconsistency;

•

to make any change that does not, in the good faith opinion of XL Capital’s board of directors and the subordinated debt trustee, adversely affect the interests of holders of such subordinated deferrable interest debentures in any material respect;

•	to provide for the assumption of XL Capital’s obligations under the indenture by a successor upon any merger, consolidation or asset transfer permitted under the indenture;

•	to establish the form or terms of any series of subordinated deferrable interest debentures as permitted by the indenture;

•	to add events of default with respect to such subordinated deferrable interest debentures;

•	to add covenants that would benefit the holders of the subordinated deferrable interest debentures or to surrender any rights or powers XL Capital has under the indenture;

•

to make any change necessary for the registration of the subordinated deferrable interest debentures under the Securities Act or to comply with the Trust Indenture Act, or any amendment thereto, or to comply with any requirement of the SEC in connection with the qualification of the indenture under the Trust Indenture Act; provided, however, that such modification or amendment does not, in the good faith opinion of XL Capital’s board of directors and the subordinated debt trustee, adversely affect the interests of the holders of the subordinated deferrable interest debentures in any material respect;

•

to add to or change any of the provisions of the indenture to such extent as shall be necessary to permit or facilitate the issuance of the subordinated deferrable interest debentures in bearer form, registrable or not registrable as to principal, and with or without interest coupons;

•

to change or eliminate any of the provisions of the indenture, provided, however, that any such change or elimination shall become effective only when there are no subordinated deferrable interest debentures outstanding of any series created prior to the execution of such supplemental indenture which is entitled to the benefit of such provision;

•	to establish the form or terms of subordinated deferrable interest debentures of any series as permitted by the indenture; or

•

to evidence and provide for the acceptance of appointment by a successor trustee with respect to the subordinated deferrable interest debentures of one or more series and to add to or change any of the provisions of the indenture as shall be necessary to provide for or facilitate the administration of the trusts under the indenture by more than one subordinated debt trustee, pursuant to the requirements of the indenture.

Events of Default

          With respect to a particular series of subordinated deferrable interest debentures, the indenture provides (or the supplemental indenture for such series will provide) that any one or more of the following described events which has occurred and is continuing constitutes an “event of default” with respect to such series of subordinated deferrable interest debentures:

(1)

failure to pay interest on the subordinated deferrable interest debentures of such series within 60 days of when due or principal of any debt securities of such series when due (including any sinking fund payment); or

(2)

failure to perform any other agreement contained in the subordinated deferrable interest debentures of such series or the indenture relating to such series (other than an agreement relating solely to another series of subordinated deferrable interest debentures) for 90 days after notice has been given to XL Capital; or

(3)	certain events of bankruptcy, insolvency or reorganization of XL Capital; or

(4)

in the event subordinated deferrable interest debentures are issued to a trust or a trustee of such trust in connection with the issuance of trust securities by such trust, the voluntary or involuntary dissolution, winding-up or termination of such trust, except in connection with the distribution of subordinated deferrable interest debentures to the holders of trust securities in liquidation of such trust, the redemption of all of the trust securities of such trust, or certain mergers, consolidations or amalgamations, each as permitted by the declaration of such trust.

          The holders of a majority in aggregate outstanding amount of any series of subordinated deferrable interest debentures have the right to direct the time, method and place of conducting any proceeding for any remedy available to the subordinated debt trustee for the series. The subordinated debt trustee or the holders of not less than 25% in aggregate outstanding principal amount of any particular series of the subordinated deferrable interest debentures may declare the principal and interest, if any, accrued to the date of acceleration immediately due and payable upon an event of default with respect to such series, but the holders of a majority in aggregate outstanding principal amount of such series may annul such declaration and waive the default with respect to such series if the event of default has been cured, the rescission would not conflict with any judgment or decree and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration and any applicable premium has been deposited with the subordinated debt trustee. If an event of default results from the failure of XL Capital to pay when due principal of or interest on the subordinated deferrable interest debentures issued to a trust, during the continuance of such an event of default, a holder of trust preferred securities issued by such trust may immediately institute a legal proceeding directly against XL Capital to obtain payment of such principal or interest on subordinated deferrable interest debentures having a principal amount equal to the aggregate liquidation amount of the trust preferred securities owned of record by such holder.

          The holders of a majority in aggregate outstanding principal amount of any series of subordinated deferrable interest debentures affected thereby may, on behalf of the holders of all the subordinated deferrable interest debentures of such series, waive any past default, except:

(1)

a default in the payment of principal, premium, if any, or interest (unless such default has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration and any applicable premium has been deposited with the subordinated debt trustee); or

(2)	a default in the covenants described in the first or second paragraph under “— Certain Covenants” above.

Consolidation, Merger and Sale

          The indenture contains a covenant which restricts the ability of XL Capital to merge or consolidate with or into any other corporation, sell or convey all or substantially all of its assets to any person, firm or corporation or otherwise engage in restructuring transactions unless (1) either XL Capital is the successor or, if XL Capital is not the surviving person, the surviving person assumes by supplemental indenture all of the obligations of XL Capital under the subordinated deferrable interest debentures and the indenture; and (2) immediately after giving effect to such transaction, no event of default shall have occurred and be continuing.

Defeasance and Discharge

          Under the terms of the indenture, XL Capital will be discharged from any and all obligations in respect of the subordinate deferrable interest debentures of any series (except in each case for certain obligations to register the transfer or exchange of subordinated deferrable interest debentures, replace stolen, lost or mutilated subordinated deferrable interest debentures, maintain paying agencies and hold moneys for payment in trust) if either (1) all subordinated deferrable interest debentures of such series previously authenticated and delivered have been delivered to the trustee for cancellation (subject to certain provisions of the indenture), or (2) XL Capital deposits with the subordinated debt trustee, in trust, moneys or U.S. government obligations in an amount sufficient to pay all the principal of, and interest on, the subordinated deferrable interest debentures of such series on the dates such payments are due in accordance with the terms of such subordinated deferrable interest debentures.

Governing Law

          The indenture and the subordinated deferrable interest debentures are governed by, and construed in accordance with, the laws of the State of New York.

Information Concerning the Subordinated Debt Trustee

          The subordinated debt trustee, prior to default, undertakes to perform only such duties as are specifically set forth in the indenture or any supplemental indenture and, after default, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provision, the subordinated debt trustee is under no obligation to exercise any of the powers vested in it by the indenture or any supplemental indenture at the request of any holder of subordinated deferrable interest debentures, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might by incurred thereby. The subordinated debt trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the subordinated debt trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

          XL Capital and certain of its affiliates maintain a deposit account and banking relationship with the subordinated debt trustee. The subordinated debt trustee serves as trustee under other indentures pursuant to which unsecured debt securities of XL Capital are outstanding.

Miscellaneous

          XL Capital will have the right at all times to assign any of its rights or obligations under the indenture or any supplemental indenture to a direct or indirect wholly-owned subsidiary of XL Capital; provided, however, that in the event of any such assignment, XL Capital will remain liable for all of its obligations thereunder. Subject to the foregoing, the indenture and any supplemental indenture will be binding upon and inure to the benefit of the parties thereto and their respective successors and assigns. The indenture provides that it may not otherwise be assigned by the parties thereto.

PLAN OF DISTRIBUTION

          XL Capital, XL Capital Finance (Europe) plc and the trusts may sell the securities in any of three ways: (1) through underwriters or dealers; (2) directly to a limited number of institutional purchasers or to a single purchaser; or (3) through agents. Any such dealer or agent, in addition to any underwriter, may be deemed to be an underwriter within the meaning of the Securities Act.

          To the extent that we make sales to or through one or more underwriters or agents in at-the-market offerings, we will do so pursuant to the terms of a distribution agreement between us and the underwriters or agents. If we engage in at-the-market sales pursuant to a distribution agreement, we will issue and sell our ordinary shares to or through one or more underwriters or agents, which may act on an agency basis or on a principal basis. During the term of any such agreement, we may sell ordinary shares on a daily basis in exchange transactions or otherwise as we agree with the underwriters or agents. The distribution agreement will provide that any ordinary shares sold will be sold at prices related to the then prevailing market prices for our ordinary shares. Therefore, exact figures regarding proceeds that will be raised or commissions to be paid cannot be determined at this time and will be described in a prospectus supplement. Pursuant to the terms of the distribution agreement, we also may agree to sell, and the relevant underwriters or agents may agree to solicit offers to purchase, blocks of our ordinary shares or other securities. The terms of each such distribution agreement will be set forth in more detail in a prospectus supplement to this prospectus.

          Underwriters or agents in any distribution relating to an at-the-market offering of the securities will be named in the relevant prospectus supplement.

          In the event that an underwriter or agent acts as principal, or a broker-dealer acts as underwriter, it may engage in certain transactions that stabilize, maintain or otherwise affect the price of our securities. We will describe any such activities in the prospectus supplement relating to the transaction.

          Offers to purchase the securities offered by this prospectus may be solicited, and sales of those securities may be made, directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resales of the securities. The terms of any offer made in this manner will be included in the prospectus supplement relating to the offer.

          In connection with offerings made through underwriters or agents, we may enter into agreements with such underwriters or agents pursuant to which we receive our outstanding securities in consideration for the securities being offered to the public for cash. In connection with these arrangements, the underwriters or agents may also sell securities covered by this prospectus to hedge their positions in these outstanding securities, including in short sale transactions. If so, the underwriters or agents may use the securities received from us under these arrangements to close out any related open borrowings of securities.

          In addition, we may enter into derivative or other hedging transactions with financial institutions or other third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. These financial institutions or third parties may in turn engage in sales of the securities covered by this prospectus to hedge their position, deliver this prospectus in connection with some or all of those sales and use the securities covered by this prospectus to close out any short position created in connection with those sales. If the applicable prospectus supplement indicates, in connection with such a transaction the third parties may, pursuant to this prospectus and the applicable prospectus supplement, sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by or borrowed from us or others to settle such sales or to close out any related open borrowings of securities and may use securities received from us in settlement of those derivatives to close out any related borrowings of shares and to close out any related short positions. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment). We may also loan, pledge or grant a security interest in some or all of the securities covered by this prospectus and the applicable prospectus supplement to third parties to support a derivative or hedging position or other obligation, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement.

          We may loan or pledge securities to a financial institution or other third party that in turn may sell the securities using this prospectus. Such financial institution or third party may transfer its short position to investors in our securities or in connection with a simultaneous offering of other securities offered by this prospectus.

          Securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms, acting as principals for their own accounts or as agents for us and/or the applicable trust. Any such remarketing firm will be identified and the terms of its agreements, if any, with us and/or the applicable trust and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters, as such term is defined in the Securities Act, in connection with the offered securities remarketed by them.

          The terms of the offering of the securities with respect to which this prospectus is being delivered will be set forth in the applicable prospectus supplement and will include:

•	the name or names of any underwriters, dealers or agents;

•	the purchase price of such securities and the proceeds to XL Capital, XL Finance (Europe) plc and/or the applicable trusts from such sale;

•	any underwriting discounts and other items constituting underwriters’ compensation;

•	the public offering price; and

•	any discounts or concessions which may be allowed or reallowed or paid to dealers and any securities exchanges on which the securities may be listed.

          If underwriters are used in the sale of securities, such securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more underwriters acting alone. Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase the securities described in the applicable prospectus supplement will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all such securities if any are so purchased by them. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

          The securities may be sold directly by XL Capital, XL Capital Finance (Europe) plc and/or the applicable trusts or through agents designated by XL Capital, XL Capital Finance (Europe) plc and/or the applicable trusts from time to time. Any agents involved in the offer or sale of the securities in respect of which this prospectus is being delivered, and any commissions payable by XL Capital, XL Capital Finance (Europe) plc or the applicable trusts to such agents, will be set forth in the applicable prospectus supplement. Unless otherwise indicated in the applicable prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

          If dealers are utilized in the sale of any securities, XL Capital, XL Capital Finance (Europe) plc and/or the applicable trusts will sell the securities to the dealers, as principals. Any dealer may resell the securities to the public at varying prices to be determined by the dealer at the time of resale. The name of any dealer and the terms of the transaction will be set forth in the prospectus supplement with respect to the securities being offered.

          Securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms, which we refer to herein as the “remarketing firms,” acting as principals for their own accounts or as XL Capital’s, XL Capital Finance (Europe) plc’s or the applicable trust’s agents, as applicable. Any remarketing firm will be identified and the terms of its agreement, if any, with XL Capital, XL Capital Finance (Europe) plc or the applicable trust and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters, as that term is defined in the Securities Act in connection with the securities remarketed thereby.

          If so indicated in the applicable prospectus supplement, XL Capital, XL Capital Finance (Europe) plc or the applicable trust will authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase the securities to which this prospectus and the applicable prospectus supplement relates from XL Capital, XL Capital Finance (Europe) plc or the applicable trust at the public offering price set forth in the applicable prospectus supplement, plus, if applicable, accrued interest, pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the applicable prospectus supplement, and the applicable prospectus supplement will set forth the commission payable for solicitation of such contracts. Institutional investors with which these contracts may be made include, among others:

•	commercial and savings banks;

•	insurance companies;

•	pension funds;

•	investment companies; and

•	educational and charitable institutions.

          Underwriters will not be obligated to make a market in any securities. No assurance can be given regarding the activity of trading in, or liquidity of, any securities.

          Agents, dealers, underwriters and remarketing firms may be entitled, under agreements entered into with XL Capital, XL Capital Finance (Europe) plc or the applicable trusts to indemnification by XL Capital, XL Capital Finance (Europe) plc or the applicable trust against certain civil liabilities, including liabilities under the Securities Act or to contribution to payments they may be required to make in respect thereof. Agents, dealers, underwriters and remarketing firms may be customers of, engage in transactions with, or perform services for, XL Capital, XL Capital Finance (Europe) plc and/or the applicable trusts in the ordinary course of business.

          Each series of securities will be a new issue and, other than the ordinary shares, which are listed on the New York Stock Exchange, will have no established trading market. We may elect to list any series of securities on an exchange, and in the case of the ordinary shares, on any additional exchange, but, unless otherwise specified in the applicable prospectus supplement, we shall not be obligated to do so. No assurance can be given as to the liquidity of the trading market for any of the securities.

          Agents, underwriters, dealers and remarketing firms may be customers of, engage in transactions with, or perform services for, us and our subsidiaries (including XL Capital Finance (Europe) plc and the trusts) in the ordinary course of business.

LEGAL MATTERS

          Certain legal matters with respect to the securities will be passed upon for us by Cahill Gordon & Reindel LLP, New York, New York. Certain legal matters with respect to the securities under the laws of the Cayman Islands will be passed upon for us by Appleby Spurling Hunter, Grand Cayman, Cayman Islands. Certain English legal matters will be passed upon for XL Capital Finance (Europe) plc and XL Capital by Slaughter and May, London, England. Certain matters of Delaware law relating to the validity of the trust preferred securities will be passed upon on behalf of the trusts by Richards, Layton & Finger, P.A., Wilmington, Delaware, special Delaware counsel to the trusts.

EXPERTS

          The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K of XL Capital Ltd for the year ended December 31, 2004 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

ENFORCEMENT OF CIVIL LIABILITIES
UNDER UNITED STATES FEDERAL SECURITIES LAWS

          XL Capital is a Cayman Islands company. XL Capital Finance (Europe) plc is a public limited company under the laws of England and Wales. In addition, some of their respective officers and directors, as well as some of the experts named in this prospectus, reside outside the United States, and all or much of their assets are or may be located in jurisdictions outside of the United States. Therefore, investors may have difficulty effecting service of process within the United States upon those persons or recovering against XL Capital, XL Capital Finance (Europe) plc or them on judgments of United States courts, including judgments based upon the civil liability provisions of the United States federal securities laws. However, investors may serve XL Capital or XL Capital Finance (Europe) plc with process in the United States with respect to actions against it arising out of or in connection with violations of

United States federal securities laws relating to offers and sales of the securities covered by this prospectus by serving CT Corporation System, 111 Eighth Avenue, New York, New York 10011, its United States agent appointed for that purpose.

          XL Capital has been advised by Appleby Spurling Hunter, its Cayman Islands counsel, that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the courts of the United States of America (or any political subdivision thereof), a final and conclusive judgment in personam of such courts having competent jurisdiction for a debt or definite sum of money would be recognized and enforced by the courts of the Cayman Islands by originating action on such judgment; provided that the debt or sum of money is not a sum payable in respect of taxes or other charges of a like nature or in respect of a fine or other similar penalty; provided, further, that the judgment was obtained without fraud or without breaching the principles of natural justice in the Cayman Islands or in contravention of Cayman Islands public policy. A Cayman Islands court may stay proceedings if concurrent proceedings are being brought elsewhere. There is doubt as to the enforceability in the Cayman Islands, in original actions or in actions for enforcement of judgments of United States Courts, of liabilities predicated upon United States federal securities laws. There is no treaty in effect between the United States and the Cayman Islands providing for such enforcement and there are grounds upon which the Cayman Islands courts may choose not to enforce judgments of United States Courts. Certain remedies available under the United States federal securities laws would not be allowed in Cayman Islands courts as contrary to public policy of the Cayman Islands.

          XL Capital has been advised by Slaughter and May, its English and Welsh counsel, that any final and conclusive judgment for a definite sum of money (provided that such sum is not in respect of taxes, a fine or other penalty) obtained in the courts of the United States of America (or any political subdivision thereof) in any suit, action or proceeding arising out of or in connection with this offering will be recognized in England; provided that:

(A)	the judgment was not obtained by fraud;

(B)	the enforcement of the judgment would not be contrary to English public policy;

(C)	the judgment is not of a public nature;

(D)	the judgment was not obtained in proceedings which were brought in breach of Section 32 of the Civil Jurisdiction and Judgments Act 1982;

(E)	the judgment was not obtained in proceedings contrary to natural justice;

(F)	the judgment is not inconsistent with an English judgment in respect of the same matter;

(G)	the judgment is not for multiple damages (as defined by the Protection of Trading Interests Act 1980);

(H)	enforcement proceedings are instituted within six years after the date of the judgment; and

(I)	the foreign court had jurisdiction according to the English rules on private international law.

A foreign judgment may be “final and conclusive” though it is subject to appeal.

          An English court may stay proceedings if concurrent proceedings are being brought elsewhere. There is doubt as to enforceability in England, in original actions or in actions for enforcement of judgments of United States Courts, of liabilities predicated upon United States federal securities laws. There is no treaty in effect between the United States and England providing for such enforcement and there are grounds upon which the English courts may choose not to enforce judgments of United States courts.

125,000,000 Class A Ordinary Shares
20,000,000 Units

XL Capital Ltd

Class A Ordinary Shares
10.75% Equity Security Units

PROSPECTUS SUPPLEMENT
July 29, 2008

Goldman, Sachs & Co.
UBS Investment Bank

ABN AMRO
Citi
JPMorgan

Banc of America Securities LLC
Barclays Capital
Calyon Securities (USA) Inc.
ING Wholesale
KeyBanc Capital Markets
Lazard Capital Markets
Mizuho Securities USA Inc.
Morgan Stanley

BNY Mellon Capital Markets, LLC
Comerica Securities
Fortis Securities LLC
Scotia Capital
UniCredit Capital Markets
The Williams Capital Group, L.P.